  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996.

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        BANYAN MORTGAGE INVESTMENT FUND
             (Exact name of registrant as specified in its charter)

           DELAWARE                            6552                           36-3465359
(State or other jurisdiction of    (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)         Classification Code)               Identification No.)

                             150 SOUTH WACKER DRIVE
                                   SUITE 2900
                            CHICAGO, ILLINOIS 60606
                                 (312) 553-9800
              (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive office)

                               LEONARD G. LEVINE
                        BANYAN MORTGAGE INVESTMENT FUND
                             150 SOUTH WACKER DRIVE
                                   SUITE 2900
                            CHICAGO, ILLINOIS 60606
                                 (312) 553-9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                With a Copy to:

            MICHAEL J. CHOATE, ESQ.                           KAREN A. ANDERSEN, ESQ.
        SHEFSKY FROELICH & DEVINE LTD.                         DAVIS WRIGHT TREMAINE
           444 NORTH MICHIGAN AVENUE                              1501 4TH AVENUE
                  SUITE 2500                                        SUITE 2600
            CHICAGO, ILLINOIS 60611                          SEATTLE, WASHINGTON 98101
                (312) 527-4000                                    (206) 622-3150

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and after appropriate stockholder action.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

                                                                                    PROPOSED
                    TITLE OF EACH CLASS OF                       AMOUNT TO BE   MAXIMUM AGGREGATE        AMOUNT OF
                  SECURITIES TO BE REGISTERED                     REGISTERED    OFFERING PRICE(1)   REGISTRATION FEE(2)
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share........................   4,386,986        $10,784,000           $3,718.62
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2) and represents the book value of RGI U.S. Holdings, Inc. as of June 30, 1996.
(2) A filing fee in the amount of $7,128.85 was paid in connection with the filing of the preliminary proxy statement on July 16, 1996.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        BANYAN MORTGAGE INVESTMENT FUND

                             CROSS-REFERENCE SHEET

     Pursuant to Rule 404(a) of Regulation C and Item 501(b) of Regulation S-K showing the location in the Proxy Statement/Prospectus of the information required by Part I of Form S-4.

                                                             LOCATION OR HEADING IN
                  ITEM OF FORM S-4                         PROXY STATEMENT/PROSPECTUS
      ----------------------------------------   -----------------------------------------------
 A.   INFORMATION ABOUT THE TRANSACTION
 1.   Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus..............................   Facing Page of Registration Statement; Outside
                                                 Front Cover Page of Proxy Statement/Prospectus
 2.   Inside Front and Outside Back Cover
      Pages of Prospectus.....................   Available Information; Table of Contents
 3.   Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information...........   Outside Front Cover Page of Proxy
                                                 Statement/Prospectus; Summary; Risk Factors;
                                                 Banyan; RGI/US
 4.   Terms of the Transaction................   Summary; Matters to be Considered by
                                                 Stockholders--Proposal Number One; Description
                                                 of Securities
 5.   Pro Forma Financial Information.........   Summary; Unaudited Pro Forma Condensed
                                                 Consolidated Financial Data
 6.   Material Contracts with the Company
      Being Acquired..........................   Summary; Matters to be Considered by
                                                 Stockholders--Proposal Number One
 7.   Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters......................   *
 8.   Interests of Named Experts and
      Counsel.................................   Summary; Matters to be Considered by
                                                 Stockholders--Proposal Number One; Legal
                                                 Matters
 9.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................   *
 B.   INFORMATION ABOUT THE REGISTRANT
10.   Information with Respect to
      S-3 Registrants.........................   *
11.   Incorporation of Certain Information by
      Reference...............................   *
12.   Information with Respect to S-2 or S-3
      Registrants.............................   *
13.   Incorporation of Certain Information by
      Reference...............................   *
14.   Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants.......   Available Information; Banyan
 C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.   Information with Respect to
      S-3 Companies...........................   *
16.   Information with Respect to S-2 or S-3
      Companies...............................   *
17.   Information with Respect to Companies
      Other Than S-2 or S-3 Companies.........   Available Information; RGI/US
 D.   VOTING AND MANAGEMENT INFORMATION

                                                             LOCATION OR HEADING IN
                  ITEM OF FORM S-4                         PROXY STATEMENT/PROSPECTUS
      ----------------------------------------   -----------------------------------------------
18.   Information if Proxies, Consents or
      Authorizations are to be Solicited......   Outside Front Cover Page of Proxy
                                                 Statement/Prospectus; Available Information;
                                                 Summary; Matters to be Considered by
                                                 Stockholders; Stockholder Proposals
19.   Information if Proxies, Consents or
      Authorizations Are Not to be Solicited,
      or in an Exchange Offer.................   *

- -------------------------
* Item is omitted because answer is negative or Item is inapplicable.

                               [BMIF LETTERHEAD]

                    SUBJECT TO COMPLETION SEPTEMBER   , 1996

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Banyan Mortgage Investment Fund ("Banyan") to be held at the Metropolitan Club, 233 South Wacker Drive, 67th Floor, Chicago, Illinois 60606, on November 26, 1996, at 3:00 p.m., local time (the "Annual Meeting").

     At the Annual Meeting, the holders of shares of Banyan's common stock (the "Stockholders") will be asked to consider and vote upon, among other things, the merger of RGI U.S. Holdings, Inc. ("RGI/US") with and into Banyan (the "Merger") and a proposal to effect a one for twenty-five reverse split of the Company's common stock. In the Merger, all of the outstanding shares of common stock of RGI/US will be converted into 4,386,986 shares of Banyan's common stock, assuming approval of the reverse stock split. Banyan will be the surviving corporation after the Merger. The sole stockholder of RGI/US, RGI Holdings, Inc. ("RGI Holdings") will own approximately 75% of Banyan's outstanding common stock and all other Banyan stockholders will own approximately 25% of Banyan's outstanding common stock after the Merger.

     Details of the proposed Merger and certain additional information regarding Banyan and RGI/US are contained in the attached Proxy Statement/Prospectus, which you are encouraged to read carefully. On May 21, 1996, RGI Holdings (a) purchased 7,466,666 shares (298,666 shares after giving effect to the reverse stock split) of authorized but unissued shares of Banyan's common stock (the "Private Placement"), (b) purchased loans previously made to Banyan by a group of lenders for which Morgens, Waterfall, Vintiadis & Company, Inc. served as agent (the "Morgens Loan") and by Societe Generale, Southwest Agency (the "SoGen Loan"), both of which were in default at the time of purchase by RGI Holdings (the "Loan Purchase"), and (c) modified the terms of the Morgens Loan and the SoGen Loan (the "Loan Modifications"). The board of directors of Banyan believes that the Private Placement, Loan Purchase, Loan Modifications and the proposed Merger will benefit the Stockholders in many ways, including providing Banyan with: (i) a capital infusion to continue implementing its business plan; (ii) forbearance with respect to certain existing defaults under the Morgens Loan and the SoGen Loan and an opportunity to restructure or refinance these loans, and
(iii) an opportunity to diversify its portfolio by entering into new markets and businesses.

     The board of directors of Banyan has received a written opinion, dated May 20, 1996, from Josephthal Lyon & Ross ("Josephthal"), Banyan's advisor, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated therein, the consideration to be paid by Banyan pursuant to the Merger is fair to Banyan and its stockholders from a financial point of view. The opinion of Josephthal, which will be updated on the closing date of the Merger, is attached to the accompanying Proxy Statement/Prospectus as Annex C and should be read carefully by Stockholders for a description of the matters considered, the assumptions made and limitations on the review undertaken by Josephthal in arriving at its opinion. For a description of the opinion, the financial analyses performed in connection with the opinion and the fee arrangements in respect of Josephthal's services, see information under "Matters to be Considered by Stockholders--Proposal Number One--Opinion of Advisor."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTEREST OF BANYAN AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE MERGER AND THE OTHER PROPOSALS PRESENTED TO THE STOCKHOLDERS.

Letter to Shareholders
            , 1996
Page 2

     In addition to voting on the Merger, you are being asked to vote on proposals to effect a one for twenty-five reverse stock split of the Company's common stock, to adopt an Amended and Restated Certificate of Incorporation and to elect three directors, provided that certain of the nominees, if elected, will take office only if the Merger is consummated. In the event the nominees are not elected, the Merger may not be consummated. Approval of the Merger, the reverse stock split and the Amended and Restated Certificate each require the affirmative vote of Stockholders owning a majority of Banyan's outstanding shares of common stock. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated. This solicitation is authorized by and is made on behalf of Banyan's board of directors.

                                          Sincerely,

                                          BANYAN MORTGAGE INVESTMENT FUND

                                          Robert G. Higgins
                                          Vice-President, Secretary
                                          and General Counsel

cc:  Walter E. Auch, Sr. (w/encl.)
     Robert M. Ungerleider (w/encl.)
     Kenneth L. Uptain (w/encl.)

                        BANYAN MORTGAGE INVESTMENT FUND
                             150 SOUTH WACKER DRIVE
                                   SUITE 2900
                            CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Banyan Mortgage Investment Fund:

     The Annual Meeting of Stockholders of Banyan Mortgage Investment Fund, a Delaware corporation ("Banyan"), will be held at the Metropolitan Club, 233 South Wacker Drive, 67th Floor, Chicago, Illinois, 60606, central daylight time, on November 26, 1996, at 3:00 p.m., (the "Annual Meeting") for the following purposes:

     1. To consider and vote upon a proposal to merge RGI U.S. Holdings, Inc. ("RGI/US") with and into Banyan (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of April 12, 1996, by and among RGI/US, RGI Holdings, Inc. and Banyan as amended and restated as of May 20, 1996 and further amended as of September 17, 1996 (the "Merger Agreement");

     2. To consider and vote upon a proposal to amend Banyan's certificate of incorporation to reclassify, combine and convert each twenty-five issued and outstanding shares of Banyan's common stock into one issued and outstanding share;

     3. To consider and vote upon a proposal to adopt the Amended and Restated Certificate of Incorporation (the "Restated Certificate") that, among other things, changes Banyan's name to "Legend Properties, Inc.";

     4. To elect three directors to hold office until the next Annual Meeting of Stockholders or otherwise as provided in the Restated Certificate; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The proposed Merger and other important matters are explained in the attached Proxy Statement/ Prospectus and the accompanying Annual Report to stockholders, which you are urged to read carefully.

     Only stockholders of record at the close of business on October 9, 1996 are entitled to receive notice of and to vote at, the Annual Meeting or any adjournment thereof. A complete list of eligible stockholders will be available for inspection at Banyan's offices for at least ten days prior to the Annual Meeting.

A PROXY STATEMENT/PROSPECTUS AND FORM OF PROXY ARE ENCLOSED. IT IS IMPORTANT THAT YOU PROMPTLY FILL IN, SIGN, DATE AND MAIL THE PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          Robert G. Higgins
                                          Vice-President, Secretary and General
                                          Counsel

            , 1996

     Banyan's 1995 Annual Report on Form 10-K is enclosed with this notice.

                    SUBJECT TO COMPLETION SEPTEMBER 20, 1996

                        BANYAN MORTGAGE INVESTMENT FUND
                                PROXY STATEMENT
                                      AND
                                   PROSPECTUS
                           -------------------------

     This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share, of Banyan Mortgage Investment Fund, a Delaware corporation ("Banyan"), in connection with the solicitation of proxies by the board of directors of Banyan for use at an Annual Meeting of Stockholders of Banyan to be held at the Metropolitan Club, 233 South Wacker Drive, 67th Floor, Chicago, Illinois 60606, on November 26, 1996, at 3:00 p.m., central daylight time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement/Prospectus also constitutes the Prospectus of Banyan with respect to the issuance of 4,386,986 shares of Banyan's common stock to be issued to RGI Holdings, Inc. ("RGI Holdings"), the sole stockholder of RGI U.S. Holdings, Inc. ("RGI/US", and together with RGI Holdings, "RGI"), in connection with the merger of RGI/US with and into Banyan (the "Merger"). Banyan's common stock is currently listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange under the symbol "VMG." The Company anticipates that trading in the Company's shares will cease on the NYSE immediately prior to the effectiveness of the Merger at which time the shares will be included for quotation on the Nasdaq SmallCap Market. See "Risk Factors--Exchange Listing," and Matters to be Considered by Stockholders --
Proposal Number Two. On [               ,] 1996, the closing price for Banyan's
common stock as reported by the NYSE Composite Tape was [$          per share.]

     This Proxy Statement/Prospectus relates to the proposed merger of RGI/US with and into Banyan, pursuant to the Agreement and Plan of Merger, dated as of April 12, 1996 as amended and restated as of May 20, 1996 and further amended as of September 17, 1996, by and among Banyan, RGI/US and RGI Holdings (the "Merger Agreement"). Banyan will be the surviving entity in the Merger and upon completion of the Merger, the separate corporate existence of RGI/US will cease. After the Merger, the Company's name will be Legend Properties, Inc. At the time the Merger becomes effective, all of the issued and outstanding shares of RGI/US common stock, no par value per share, will be converted into 4,386,986 newly-issued shares of Banyan's common stock. Completion of the Merger is subject to the satisfaction or waiver of various conditions, including: (i) approval of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Banyan (which may not be waived); (ii) approval of a proposal to amend Banyan's certificate of incorporation to reclassify, combine and convert each twenty-five issued and outstanding shares of Banyan's common stock into one issued and outstanding share, by the affirmative vote of a majority of the outstanding shares of Banyan; (iii) adoption of the Restated Certificate by the affirmative vote of a majority of the outstanding shares of Banyan; and (iv) election of Walter E. Auch, Sr., Olav Revhaug and Fred E. Welker, III (collectively, the "Nominees") as directors of Banyan (collectively, the "Proposals"). The three Nominees receiving the highest numbers of the votes of the shares present in person or represented by proxy at the Annual Meeting will be elected as directors. With respect to the vote on the Merger Agreement, RGI Holdings has agreed to vote its shares of Banyan common stock in proportion to the vote of all other Stockholders. If the Merger Agreement is approved and the Restated Certificate is adopted, the Company will change its name to Legend Properties, Inc.
                           -------------------------

     FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" WHICH BEGIN ON PAGE 13.

     All information contained in this Proxy Statement/Prospectus with respect to Banyan has been provided by Banyan. All information contained in this Proxy Statement/Prospectus with respect to RGI/US has been provided by RGI/US or RGI Holdings.

     This Proxy Statement/Prospectus and the accompanying forms of proxy are
first being mailed to Banyan's stockholders on or about                , 1996. A
stockholder who has given a proxy may revoke it at any time prior to its exercise.
                           -------------------------

       The date of this Proxy Statement/Prospectus is             , 1996.

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Banyan is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information statements can be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and may be available at the following Regional Offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of this material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. In addition, reports, proxy statements and other information concerning Banyan can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which Banyan's common stock is listed.

                               TABLE OF CONTENTS

SUMMARY....................................   1
  The Companies............................   1
  Proposed Merger..........................   1
  Annual Meeting...........................   2
  Recommendations of the Board of
    Directors..............................   2
  Alternatives to the Merger...............   3
  Opinion of Advisor.......................   3
  Risk Factors.............................   4
  Interest of Certain Persons..............   5
  Effective Time of the Merger.............   5
  Conditions to the Merger.................   5
  The Reverse Split........................   6
  Appraisal Rights.........................   6
  Federal Income Tax Consequences..........   6
  Termination..............................   6
  Termination Fees and Expenses............   6
  Accounting Treatment.....................   7
  No Solicitation of Other Transactions....   7
  Management of the Company................   7
  Distribution and Dividend Policy.........   7
  Restated Certificate.....................   7
  Special Note on Forward-Looking
    Statements.............................   8
  Historical and Unaudited Pro Forma
    Condensed Consolidated Selected
    Financial Data.........................   9
RISK FACTORS...............................  13
  Significant Dilution; Conflicting
    Interests of RGI Holdings..............  13
  Substantial Debt Obligations and Terms of
    Debt...................................  13
  Need for Additional Capital..............  13
  Exchange Listing.........................  14
  Uncertain Impact of Stock Split on Market
    Price of Shares........................  14
  Reliance of Josephthal on Management's
    Financial Forecast and Valuation
    Report.................................  14
  Potential Conflicts......................  15
  Termination Payments if Merger Fails to
    Occur..................................  15
  Possibility of Future Net Losses.........  15
  Real Estate Investment Risks.............  15
  Construction and Development
    Activities.............................  16
  Lack of Geographic Diversification.......  16
  Obligations With Respect to Certain
    Properties.............................  16
  Concentration of Tenants at the Lynwood
    Center.................................  17
  Government Regulations...................  17
  Uncertainty of Combining Home Ownership
    with Assisted Living...................  18
  Liability and Insurance..................  18
  Litigation...............................  18
  Loss of Tax Benefits.....................  18
  Book Value Not Reflective of Current
    Realizable Value.......................  19
  Bankruptcy Risks.........................  19
  Issuance of Preferred Stock or Common
    Stock..................................  19
  Shares Available for Future Sale.........  19
  Dividend Policy..........................  19
  No Appraisal Rights for Stockholders.....  19
MATTERS TO BE CONSIDERED BY STOCKHOLDERS...  20
  Purpose of the Meeting...................  20
  Proposal Number One: To consider and vote
    upon a proposal to merge RGI/US with
    and into Banyan........................  21
  Background of and Reasons for the
    Merger.................................  21
  Reasons for the Merger; Recommendation of
    the Board of Directors of Banyan.......  25
  Opinion of Advisor.......................  26
  Description of the Merger Agreement......  28
  General..................................  28
  Effective Time of the Merger.............  28
  Conditions to the Merger.................  28
  Certain Covenants........................  29
  Termination..............................  29
  Termination Amount and Expenses..........  29
  Certain Tax Consequences of
    the Merger.............................  29
  Regulatory Approvals.....................  30
  Accounting Treatment.....................  31
  Nasdaq Listing...........................  31
  Appraisal Rights.........................  31
  Vote Required............................  31
  Proposal Number Two: To consider and vote
    upon a proposal to amend Banyan's
    certificate of incorporation to
    reclassify, combine and convert each
    twenty-five issued and outstanding
    shares of Banyan's common stock into
    one issued and outstanding share.......  31
  Proposal Number Three: To consider and
    vote upon a proposal to adopt the
    Restated Certificate...................  32
  Proposal Number Four: To elect the three
    Nominees as Directors..................  33
  Director Compensation....................  34
  Executive Compensation...................  34
  Executive and Directors' Stock Option
    Plan...................................  35
  Certain Relationships and Related
    Transactions...........................  38
BANYAN.....................................  40
  Business Operations......................  40
  Property Operations......................  40
  Environmental............................  42
  Legal Proceedings........................  42
  Market For Banyan's Shares and Related
    Shareholder Matters....................  44
  Other Information........................  45
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.............................  46
  Changes In and Disagreements with
    Accountants on Accounting and Financial
    Disclosure.............................  49
RGI/US.....................................  51
  Business Operations......................  51
  Property Operations......................  51
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operation..............................  55
MANAGEMENT OF THE COMPANY..................  61
DESCRIPTION OF SECURITIES..................  61

MATERIAL AGREEMENTS.......................  63
  Morgens Loan Modification...............  63
  SoGen Loan Modification.................  63
  Registration Rights Agreement...........  63
  Construction Contract...................  63
OTHER MATTERS.............................  64
LEGAL MATTERS.............................  64
EXPERTS...................................  64
STOCKHOLDER PROPOSALS.....................  64
GLOSSARY..................................  65
INDEX TO FINANCIAL
  STATEMENTS.............................. F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER... A-1
ANNEX B -- AMENDED AND RESTATED
  CERTIFICATE OF INCORPORATION............ B-1
ANNEX C -- OPINION OF JOSEPHTHAL LYON &
  ROSS.................................... C-1
ANNEX D -- CERTIFICATE OF AMENDMENT OF
  CERTIFICATE OF INCORPORATION............ D-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto relating to the proposed Merger of RGI/US with and into Banyan, pursuant to which the separate corporate existence of RGI/US will cease. This summary does not purport to contain all material information relating to the Merger and the Merger Agreement and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement/Prospectus. Stockholders of Banyan should read carefully this Proxy Statement/Prospectus and the Annexes attached hereto in their entirety. Unless the context indicates otherwise, all references to Banyan and RGI/US include their respective subsidiaries and affiliated entities. References to the "Company" include Banyan both before and after the Merger, as the context requires. Unless otherwise indicated, the information contained in this Proxy Statement/Prospectus and the Annexes hereto do not give effect to the proposed reverse stock split. Defined terms are listed in the Glossary at the end of this Proxy Statement/Prospectus.

                                 THE COMPANIES

BANYAN MORTGAGE INVESTMENT FUND

     Banyan is a Delaware corporation whose primary assets include interests in three undeveloped or partially developed parcels of land aggregating approximately 5,300 acres. Specifically, Banyan has an interest in various general partnerships and through these partnerships controls the ownership of a 2,254-acre parcel located in Charles County, Maryland ("Chapman's Landing") and a 2,554-acre parcel located in Prince William County, Virginia ("Southbridge/Wayside"). Banyan also owns a controlling interest in a limited partnership which owns a 565-acre parcel located six miles east of Monterey, California ("Laguna Seca Ranch"). Banyan's executive offices are located at 150
S. Wacker Drive, Suite 2900, Chicago, Illinois 60606 and its telephone number is
(312) 553-9800.

RGI/US

     RGI/US is a Washington corporation and a wholly-owned subsidiary of RGI Holdings, which is an indirect majority-owned subsidiary of Resource Group International Inc. ("RGI Inc."). RGI Inc. is an indirect subsidiary of RGI (Antilles) N.V., a Netherlands Antilles limited liability company ("RGI Antilles"). Kjell I. Rokke, a Norwegian citizen, owns 67.32% of the outstanding common stock in RGI Antilles.

     RGI/US owns, operates and develops real estate through two wholly-owned subsidiaries, Grand Harbor Associates, Inc. ("Grand Harbor Associates") and American Property Investments, Inc. ("American Property Investments"). Grand Harbor Associates owns a 90% interest in corporations that own: (i) Grand Harbor, a 772-acre residential golf community development project located in Vero Beach, Florida; (ii) Oak Harbor, a 116-acre planned 352-unit adult retirement community also located in Vero Beach, Florida; and (iii) the Royal Palm Convalescent Center, a skilled nursing center licensed for 72 beds and located in Vero Beach, Florida in close proximity to Oak Harbor. American Property Investments owns a 164,724 square foot shopping center located in Lynnwood, Washington (the "Lynnwood Center"). RGI/US has listed the Lynnwood Center for sale. If the Lynnwood Center is sold prior to the Effective Date of the Merger, the Company will receive the net proceeds from the sale on the Effective Date. RGI/US' executive offices are located at U.S. Bank Centre, 1420 5th Avenue, 42nd Floor, Seattle, Washington 98101-2333, and its telephone number is (206) 464-0200.

                                PROPOSED MERGER

     The board of directors of each of Banyan and RGI/US have approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex A. Upon fulfillment (or waiver) of the conditions set forth in the Merger Agreement, at the Effective Time: (i) RGI/US will be merged with and into Banyan with Banyan being the surviving entity; and (ii) all of the issued and outstanding shares of RGI/US common stock, no par value per share ("RGI/US Common Stock") will be converted into 4,386,986 newly-issued shares of

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

Banyan's common stock. Each share of Banyan's common stock issued and outstanding immediately prior to the Effective Time will remain outstanding.

     On May 21, 1996, RGI Holdings purchased 7,466,666 shares (298,666 shares after giving effect to the reverse stock split) of authorized but unissued shares of Banyan's common stock for $.46875 per share ($11.71 per share after giving effect to the reverse stock split), or an aggregate purchase price of $3.5 million (the "Private Placement"). In addition, RGI Holdings purchased loans previously made to Banyan by a group of lenders for which Morgens, Waterfall, Vintiadis & Co., Inc. ("Morgens") served as agent (the "Morgens Loan") and by Societe Generale, Southwest Agency (the "SoGen Loan"). Contemporaneously with the purchase of the loans, Banyan and RGI Holdings entered into agreements modifying the terms of these loans. As of July 31, 1996, the outstanding principal amounts of the Morgens Loan and the SoGen Loan were $24.3 million and $6.4 million, respectively. See "Matters to be Considered by Shareholders--Proposal One--Description of the Merger Agreement--General" and "Material Agreements--Morgens Loan Modification" and "--SoGen Loan Modification." If the Merger is approved, RGI Holdings will own approximately 75% of Banyan's outstanding common stock. If the Merger is not approved, RGI Holdings will own approximately 16% of Banyan's outstanding common stock and will continue to hold approximately 88% of Banyan's indebtedness.

                                 ANNUAL MEETING

     Only holders of Banyan's common stock at the close of business on October 9, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting, holders of Banyan's common stock on the Record Date (the "Stockholders") will consider and vote upon: (i) the Merger Agreement; (ii) the Reverse Split (as defined below); (iii) the Restated Certificate; and (iv) the election of the Nominees. Stockholders are not being asked to vote upon the Private Placement or the purchase of the Morgens Loan and the SoGen Loan by RGI Holdings, the provisions of which are contained in Article I of the Merger Agreement. Therefore, disapproval of the Merger Agreement will have no effect on these transactions except as contemplated by the agreement between the Company and RGI Holdings regarding modification of the Morgens Loan. See "Matters to be Considered by Stockholders" and "Material Agreements--Morgens Loan Modification."

     As of the Record Date, directors, Nominees and executive officers of Banyan, all of whom have indicated that they will vote all of their shares of Banyan's common stock for each of the proposals, were owners of approximately 257,067 shares of Banyan's common stock (10,283 shares after giving effect to the reverse stock split), representing less than 1% of the outstanding shares of Banyan's common stock. As of the Record Date, RGI Holdings owned approximately 16% of Banyan's common stock, and RGI Inc., an indirect parent of RGI Holdings, owned an additional 160,000 shares of Banyan's common stock (6,400 shares after giving effect to the reverse stock split), representing approximately 0.3% of the outstanding shares.

     Shares represented by properly executed proxies in the accompanying form received by Banyan's board of directors prior to the Annual Meeting will be voted at the Annual Meeting. Shares not represented by properly executed proxies will not be voted. If a Stockholder specifies a choice with respect to any matter to be acted upon, the Shares represented by that proxy will be voted as specified. If the Stockholder does not specify a choice in an otherwise properly executed proxy, with respect to any proposal referred to therein, the Shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of Banyan's board of directors described herein. A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to Banyan before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later-dated proxy; or (iii) attending the Annual Meeting and voting the Shares in person. See "Matters to be Considered by Stockholders--Quorum and Voting Rights; Proxies."

                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     Banyan's board of directors believes that the Merger is fair to, and in the best interests of, Banyan and its Stockholders and has unanimously approved, and recommends that the Stockholders vote for, the Merger and the actions contemplated by the Merger Agreement including approval of a proposal to amend Banyan's

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

certificate of incorporation to reclassify, combine and convert each twenty-five issued and outstanding shares of Banyan's common stock into one issued and outstanding share (the "Reverse Split"), adoption of the Restated Certificate and election of the Nominees. The primary factors that the board considered in reaching its recommendation were its belief that: (i) Banyan is in need of a capital infusion to continue implementing its business plan; (ii) stockholder value is enhanced by continuing development of Banyan's properties; (iii) the purchase of the Morgens Loan and the SoGen Loan and the subsequent loan modifications provide Banyan with enhanced financial flexibility; and (iv) the Merger presents Banyan with an opportunity to diversify its portfolio and enter into new markets and new businesses. In making its recommendation, the board also considered the opinion of Josephthal Lyon & Ross Incorporated ("Josephthal"), Banyan's advisor, that the consideration to be paid by Banyan pursuant to the Merger is fair from a financial point of view, to Banyan and its stockholders. See "Matters to be Considered by Stockholders--Proposal Number One--Reasons for the Merger; Recommendation of the Board of Directors of Banyan" and "--Opinion of Advisor."

                           ALTERNATIVES TO THE MERGER

     If the Merger is not approved, it is unlikely that Banyan would have adequate resources to continue implementing its business plan since the loan modifications will expire on December 31, 1996, and Banyan likely would not be able to service its existing indebtedness. Banyan would then need to seek alternative sources of capital, merge with another party, liquidate its assets, restructure its financial affairs under the Federal Bankruptcy Code or seek some other type of restructuring. A restructuring or other reorganization under the Bankruptcy Code or otherwise may result in the Stockholders losing their entire interest. RGI Holdings currently is Banyan's largest single secured creditor and, in the event of a restructuring or other reorganization, the claims of RGI Holdings as a secured creditor would likely have priority over the claims or interests of unsecured creditors and Stockholders.

                               OPINION OF ADVISOR

     On April 12, 1996, Josephthal initially delivered a written opinion to Banyan's board of directors to the effect that, as of that date, based upon the facts and circumstances as they existed at that time and subject to certain limitations, the consideration to be paid by Banyan pursuant to the Merger is fair, from a financial point of view, to Banyan and its stockholders. In rendering this opinion, Josephthal: (i) reviewed the Merger Agreement (as of April 12, 1996) and certain related documents; (ii) reviewed certain publicly available financial information concerning Banyan and certain internal financial analyses and other information furnished to it by Banyan and RGI/US; (iii) held discussions with members of the senior management of Banyan and RGI/US regarding the business and prospects of Banyan and RGI/US; (iv) compared certain financial and stock market information for Banyan with similar information for certain other companies whose securities are publicly-traded; (v) reviewed the financial terms of certain recent business combinations; (vi) relied upon an appraisal of the capital stock of RGI/US; and (vii) performed such other studies and analyses and considered such other factors as it deemed relevant, in whole or in part. Thereafter, RGI, Banyan and Josephthal focused on the tax issues raised by the Net Asset Valuation Report. Subsequently, RGI/US and Banyan agreed to enter into a tax indemnification agreement. The parties were, however, unable to agree upon the specific terms and conditions of the tax indemnification agreement addressing these tax issues. After RGI Holdings agreed to reduce the number of shares which it would receive upon merging RGI/US with and into Banyan from approximately 151 million to approximately 109 million (4,386,986 after giving effect to the Reverse Split) Josephthal agreed to issue its opinion on May 20, 1996, based on the facts and circumstances as they existed at that time and subject to certain limitations. A copy of the full text of the written opinion of Josephthal dated May 20, 1996, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Annex C to this Proxy Statement/Prospectus, and should be read in its entirety. See "Matters to be Considered by Stockholders--Proposal Number One--Opinion of Advisor."

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

                                  RISK FACTORS

     In evaluating the Merger and the other proposals set forth herein, Stockholders should consider the following risk factors which are more fully described under the heading "RISK FACTORS" below.

     - The Stockholders, except RGI Holdings, will experience significant dilution as a result of the Merger and RGI Holdings will be able to take certain actions which may disenfranchise Banyan's other Stockholders.

     - The Company will have substantial debt obligations, and its ability to service its debt and other obligations depends in part on factors outside its control.

     - The Company will require substantial additional capital in order to complete its business plans, and this additional capital may not be available on acceptable terms, if at all. In addition, to the extent the Company sells additional common stock, Stockholders may be further diluted.

     - The Company will not satisfy the listing standards imposed by the New York Stock Exchange for an original listing following completion of the Merger and will not satisfy the criteria for inclusion on the Nasdaq SmallCap Market if the Reverse Split is not approved.

     - There can be no assurance that the market price of the Company's common stock after the Reverse Split will be 25 times the market price that would have existed without the Reverse Split, or that the price following the Reverse Split will either equal, exceed, or remain in excess of, the market price that would have existed without the Reverse Split.

     - Josephthal's opinion is based in part upon projected financial results prepared by Banyan's management which have not been reviewed or passed upon by third parties and on an appraisal of the Capital Stock of RGI/US with respect to which Josephthal did not perform any independent analysis.

     - Certain contractual relationships pose a conflict of interest that may cause the Company to incur costs higher than the Company might otherwise incur in the absence of these relationships.

     - If the Merger fails to occur, Banyan may be required to pay RGI a termination fee, repurchase the shares of Banyan common stock purchased in the Private Placement and reimburse RGI for its expenses.

     - There can be no assurance that the Company will ever generate sufficient cash flow to pay dividends to the Stockholders, and the Company may continue to incur net losses.

     - Real property investments and projects under development and construction are subject to numerous risks that are not always susceptible to prediction or control.

     - The Company's properties will be concentrated in two geographic areas, and therefore the Company will be susceptible to economic weakness or recession in either of these two areas.

     - The Company's obligations to other minority partners or investors in its properties may prevent the Company from implementing certain policies or taking certain actions that it might otherwise be able to implement or take.

     - A default or bankruptcy filing by one or more of the major tenants at the Lynnwood Center could reduce the Company's revenues and the sale value of the Lynnwood Center.

     - The Company will be subject to a variety of land use and zoning, environmental, and healthcare laws and regulations as well as the Americans with Disabilities Act. Noncompliance with any of these laws and regulations could subject the Company to substantial fines, penalties or remedial measures.

     - The concept of combining home ownership with assisted living services has not been widely tested, may not be successful, and also subjects the Company to competition from other assisted living providers.

     - Successful claims against the Company could exceed its liability insurance coverage.

     - If the Company does not prevail in litigation involving Laguna Seca Ranch, the Company could incur substantial damages.

     - The Merger will limit the Company's ability to utilize its existing tax-loss-and-credit carryforwards.

     - The future value of the Company's assets is subject to numerous contingencies, including the completion of construction and development, and the current realizable value may differ significantly from the carrying value of these assets.

     - If Banyan were to default on its indebtedness, Banyan may be required to file for protection under the Federal Bankruptcy Code, and the Stockholders may lose their entire interest.

     - The issuance of a substantial number of shares of preferred stock or common stock by the Company after the Merger could adversely affect the market price of the Company's common stock and its ability to raise capital in the future.

                          INTEREST OF CERTAIN PERSONS

     Leonard G. Levine, President of Banyan, will be entitled to receive payments aggregating approximately $1.2 million as a result of the "change of control" provisions contained in an employment agreement entered into with Banyan in 1990 (and subsequently amended December 31, 1992 and February 8,
1995). Although Mr. Levine would receive payments were Banyan to liquidate its assets, the amount payable to Mr. Levine will likely be greater if the Merger is completed than if Banyan had liquidated its assets and distributed the proceeds to the Stockholders. See "Matters to be Considered by Stockholders--Proposal Number One--Background of and Reasons for the Merger."

                          EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time that a certificate of merger is filed in the Office of the Secretary of State of Delaware and a plan of merger is filed in the Office of the Secretary of Washington (the date of such filings being hereinafter referred to as the "Effective Date" and the time of the latest to occur of such filing being hereinafter referred to as the "Effective Time"). Since the Merger, in the opinion of the NYSE, constitutes the acquisition of Banyan by RGI/US the NYSE has advised the Company that it would be required to file an original listing application in order to continue the listing of the Company's shares of common stock. The Company does not, however, believe that it will be able to satisfy certain of the quantitative criteria established by the NYSE or the Chicago Stock Exchange (the "CSE") for an original listing on either exchange. As a result, the Company filed an application with, and has been conditionally approved for listing on, The Nasdaq SmallCap Market. The approval is conditioned upon the Company's ability to meet the minimum bid price requirement after the Merger and the Reverse Split. See "Matters to be Considered by Stockholders--Proposal Number Two." If the Merger is not approved, the Company would be subject to the NYSE's standard for a continued listing. From time to time, the Company's market capitalization has fallen below the level required for a continued listing on the NYSE. There can be no assurance that the Company would be able to comply with the NYSE's continued listing standards or that the NYSE would not take steps to delist the Company's shares if the Company is unable to satisfy the continued listing criteria. Further, if the Reverse Split is not approved, the Company's shares will not qualify for inclusion on The Nasdaq SmallCap Market. If the Proposals are approved and the Company's financial condition improves, the Company will attempt to qualify its shares for inclusion on The Nasdaq National Market.

                            CONDITIONS TO THE MERGER

     The respective obligations of Banyan and RGI/US to effect the Merger are subject to the satisfaction or waiver of certain conditions precedent including, among others: (i) approval of the Merger Agreement by the requisite vote of the Stockholders (which may not be waived); (ii) the receipt of a written opinion by each of Banyan and RGI/US from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");
(iii) receipt of all necessary governmental authorizations, permits, approvals and consents of securities or "blue sky" commissions; (iv) receipt by Banyan of an updated opinion from

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

Josephthal that the consideration to be paid by Banyan pursuant to the Merger is fair from a financial point of view to Banyan and its stockholders; and (v) expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act (the "HSR Act"). See "Matters to be Considered by Stockholders--Proposal Number One--Conditions to the Merger."

                               THE REVERSE SPLIT

     If the Merger Agreement is approved, immediately prior to the Effective Time, Banyan will effect the Reverse Split. No fractional shares of common stock will be issued in connection with the Reverse Split, but in lieu thereof, the Company will pay a cash adjustment in respect of any such fractional interest in an amount equal to the fractional interest multiplied by the average trading price of a share of common stock for the five days preceding the Annual Meeting. If the Reverse Split is approved, but the Merger Agreement is not approved, Banyan will effect the Reverse Split five business days after final adjournment of the Annual Meeting. The Restated Certificate will be adopted only if the Merger Agreement is approved. If the Merger Agreement is not approved, then the Reverse Split will be effected by amending Banyan's existing Certificate of Incorporation. See Annex D for a text of the proposed amendment which the Company would adopt in that instance.

                                APPRAISAL RIGHTS

     Under the Delaware General Corporation Law ("Delaware Law"), Stockholders are not entitled to appraisal rights in connection with the Merger. See "Matters to be Considered by Stockholders--Proposal Number One--Appraisal Rights."

                        FEDERAL INCOME TAX CONSEQUENCES

     Shefsky Froelich & Devine Ltd., counsel for Banyan, has delivered an opinion to Banyan that, on the basis of facts, representations and assumptions set forth in the opinion: (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code so that no gain or loss will be recognized by Banyan as a result of the Merger; and (ii) Stockholders will not recognize any taxable income or gain as a result of the Merger or the Reverse Split except to the extent of amounts received in lieu of fractional shares, a portion of which will produce taxable gain or loss. See "Matters to be Considered by Stockholders--Proposal Number One--Certain Tax Consequences of the Merger" and "Matters to be Considered by Stockholders--Proposal Number One--Conditions to the Merger."

                                  TERMINATION

     The Merger Agreement may be terminated and abandoned by the parties at any time prior to the Effective Time, whether before or after approval of the Merger by the Stockholders, in a number of circumstances, including, among others: (i) by the mutual consent of the boards of directors of RGI/US, RGI Holdings and Banyan; (ii) by Banyan, if the Fairness Opinion is not updated by Josephthal by the Effective Time or has been withdrawn prior to the Annual Meeting; (iii) by either RGI/US, RGI Holdings or Banyan if the Stockholders do not approve the Merger and the related matters at the Annual Meeting; (iv) by Banyan, if Banyan's board of directors approves an acquisition proposal from a third party; and (v) if the Effective Date has not occurred by December 31, 1996. See "Matters to be Considered by Stockholders--Proposal Number One--Termination."

                         TERMINATION FEES AND EXPENSES

     Each party to the Merger Agreement is generally required to bear its own fees and expenses, including fees and expenses of counsel and other advisors. If the Merger is not consummated and there has not been an "RGI/US Decline in Value" (as defined herein), Banyan could be required to pay termination fees to RGI/US and RGI Holdings. In particular, if the Merger is not consummated because: (i) the Banyan board has withdrawn its recommendation; (ii) Banyan has breached its representations, warranties, covenants or agreements contained in the Merger Agreement; or (iii) the Banyan board has approved an Acquisition

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

Proposal (as defined herein) then, in each case, Banyan will be required to pay RGI a termination fee of $1.0 million and repurchase all of the Shares purchased by RGI Holdings in the Private Placement at a price equal to $1.00 per share. Similarly, if the Merger Agreement is terminated because the Stockholders of Banyan do not approve the Merger, then Banyan will be required to reimburse RGI/US and RGI Holdings for their expenses (including without limitation, fees for attorneys, accountants and appraisers).

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Merger will be treated as a recapitalization of RGI/US, with RGI/US as the acquiror of Banyan. From and after the Effective Date, the historical financial statements of the Company will be those of RGI/US. See "Historical and Unaudited Pro Forma Condensed Consolidated Financial Data."

                     NO SOLICITATION OF OTHER TRANSACTIONS

     Under the Merger Agreement, Banyan has agreed not to initiate, solicit or encourage any inquiries from any person or group with respect to any: (i) merger or business combination involving Banyan or any of its subsidiaries; or (ii) acquisition of 10% or more of the assets or any equity interest in Banyan or any of its subsidiaries (each, an "Acquisition Proposal"), other than the transactions contemplated by the Merger Agreement. Notwithstanding the above, Banyan or Banyan's board of directors may take any of these actions to the extent that the board, after consultation with and based upon the advice of counsel, determines in good faith that action is required to comply with the board's fiduciary duties under Delaware law.

                           MANAGEMENT OF THE COMPANY

     Assuming the election of the Nominees, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Company will be Messrs. Walter E. Auch, Sr., Robert M. Ungerleider, Kenneth L. Uptain, Olav Revhaug and Fred E. Welker,
III. Upon completion of the Merger, the current officers of Banyan will resign and it is anticipated that Kenneth L. Uptain will be appointed President and Chief Executive Officer and Raymond J. Whitty will be appointed Chief Financial Officer of the Company. For information concerning these persons, see "Management of the Company."

                        DISTRIBUTION AND DIVIDEND POLICY

     Banyan did not declare any distributions during the fiscal years ended December 31, 1995 and 1994 and does not contemplate paying cash dividends until the Company generates a sustainable stream of cash flow in excess of its capital needs.

                              RESTATED CERTIFICATE

     The following discussion, which summarizes the proposed changes to the Certificate of Incorporation, does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation (the "Restated Certificate"). See "Matters to be Considered by Stockholders--Proposal Number Three" and "Description of Securities."

     Life of the Company. The Restated Certificate changes the duration of the Company's existence from definite (terminating on December 31, 2008) to perpetual.

     Capitalization. Under the Restated Certificate, the Company will be authorized to issue up to 100.0 million shares of common stock. Immediately prior to the Effective Time, Banyan will effect the Reverse Split. No fractional shares of common stock will be issued in connection with the Reverse Split, but in lieu thereof, the Company shall pay a cash adjustment in respect of any such fractional interest in an amount equal to the fractional interest multiplied by the average trading price of a share of common stock for the five days preceding the Annual Meeting.

     Authorized Preferred Stock. Under the Restated Certificate, the board will be authorized to issue up to five million shares of preferred stock, $0.01 par value per share, in one or more series, with such rights and preferences as determined by the board.

     Change of Corporate Name. The Restated Certificate changes Banyan's name to "Legend Properties, Inc."

     Board of Directors. Under the Certificate of Incorporation, Banyan is required to have not less than three (3) nor more than nine (9) directors, who serve three (3) year terms that are staggered so that one-third of the directors are eligible for election each year. Under the provisions of the Restated Certificate, the number of directors is fixed from time to time as provided in the bylaws of the Company ("Bylaws"), which can be amended by either the board or the Company's stockholders. Moreover, the Restated Certificate does not mandate a staggered board. The Company believes that annual elections for all directors will increase director accountability and improve communications between directors and stockholders. Moreover, staggered boards are generally believed to have the effect of delaying or preventing a change in control of the corporation. Since RGI Holdings will own 75% of the Company's outstanding common stock, the board does not believe that a staggered board is necessary. The Certificate of Incorporation mandates that any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares entitled to vote in the election of directors. The Restated Certificate is silent with respect to removal of directors, however, under Delaware Law, in the absence of a staggered board, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares.

     If the Merger Agreement is not approved, and the Restated Certificate is approved, the board may abandon the Restated Certificate in accordance with Delaware law.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this Summary and under the captions "Risk Factors," "Matters to be Considered by Stockholders," "Banyan," "RGI/US" and "Investment Policies" and elsewhere in this Proxy Statement/ Prospectus, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements based upon, among other things, the risk factors set forth elsewhere in this Proxy Statement/Prospectus under "Risk Factors."

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

                       HISTORICAL AND UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED SELECTED FINANCIAL DATA

Legend Properties, Inc. Pro Forma Condensed Consolidated Selected Financial Data
                as of and for the Six Months Ended June 30, 1996
                    and for the Year Ended December 31, 1995

                                                                  JUNE 30, 1996   DECEMBER 31, 1995
                                                                  -------------   -----------------
Cash, Cash Equivalents and Restricted Cash......................   $ 30,053,996               --
Real Estate.....................................................   $118,952,318               --
Properties Owned................................................              8               --
Total Assets....................................................   $172,145,094               --
Mortgage Loans and Notes Payable................................   $120,335,100               --
Accounts Payable and Accrued Expenses...........................   $ 18,140,094               --
Total Revenue...................................................   $ 19,521,860      $26,846,248
Total Costs.....................................................   $ 13,187,129      $19,473,734
Selling, General & Administrative Expenses......................   $  5,056,461      $ 9,958,197
Net Other Expense...............................................   $  5,005,896      $ 9,903,366
Net Loss........................................................   $ (2,643,982)     $(12,018,750)
Net Loss Per Share of Common Stock(1)...........................   $      (0.42)     $     (1.91)

- ------------------
(1) For the Company's pro forma periods ended June 30, 1996 and December 31, 1995, the number of shares of stock used for calculating the net loss per share was 6,279,288.

                         BANYAN SELECTED FINANCIAL DATA

                                                                                                           SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                                     JUNE 30,
                           ------------------------------------------------------------------------   ---------------------------
                               1991           1992           1993           1994           1995           1995           1996
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Cash and Cash
  Equivalents............. $  4,167,997   $  2,605,685   $  3,750,553   $  8,040,629   $    316,012   $  2,405,531   $  6,647,172
                           =============  =============  =============  =============  =============  =============  =============
Investment in Real
  Estate(1)............... $177,203,644   $127,100,840   $127,562,429   $110,493,745   $103,428,617   $113,885,869   $ 96,146,824
                           =============  =============  =============  =============  =============  =============  =============
Properties Owned..........           15             10              8              5              5              5              5
                           =============  =============  =============  =============  =============  =============  =============
Total Assets.............. $201,583,955   $135,816,276   $136,227,364   $124,667,926   $109,133,514   $122,254,069   $108,054,320
                           =============  =============  =============  =============  =============  =============  =============
Mortgage Loans Payable.... $ 79,392,447   $ 35,472,262   $ 33,307,035   $ 31,932,645   $ 33,625,737   $ 31,780,184   $ 34,371,494
                           =============  =============  =============  =============  =============  =============  =============
Total Income.............. $ 12,303,971   $  5,184,375   $  4,975,764   $  3,600,930   $  1,399,918   $    942,545   $    297,506
                           =============  =============  =============  =============  =============  =============  =============
(Recovery of) Provision
  for Losses on Mortgage
  Loans, Notes, and
  Interest Receivable and
  Class Action Settlement
  Costs and Expenses...... $    723,513   $    178,000   $ (7,916,073)  $ (1,095,800)  $   (906,629)  $   (495,591)  $   (418,972)
                           =============  =============  =============  =============  =============  =============  =============
Provision for Losses on
  Investment Properties... $ 11,567,252   $  1,900,000   $  4,650,000   $  9,000,000   $ 12,900,000   $         --   $         --
                           =============  =============  =============  =============  =============  =============  =============
Income (Loss) Before
  Extraordinary Item...... $(21,030,711)  $ (5,603,869)  $  1,139,858   $(12,096,171)  $(18,544,207)  $ (2,655,269)  $ (5,318,705)
                           =============  =============  =============  =============  =============  =============  =============
Net Income (Loss)......... $(21,030,711)  $ (5,603,869)  $  1,139,858   $ (9,282,279)  $(18,544,207)  $ (2,655,269)  $ (5,318,705)
                           =============  =============  =============  =============  =============  =============  =============
Income (Loss) Per Share of
  Common Stock Before
  Extraordinary Item......       $(0.53)        $(0.14)         $0.03         $(0.30)        $(0.47)        $(0.07)        $(0.13)
                           =============  =============  =============  =============  =============  =============  =============
Net Income (Loss) Per
  Share of Common
  Stock(2)................       $(0.53)        $(0.14)         $0.03         $(0.23)        $(0.47)        $(0.07)        $(0.13)
                           =============  =============  =============  =============  =============  =============  =============

- -------------------------
(1) Represents the carrying amount of Banyan's Investment in Real Estate less accumulated depreciation and valuation adjustments for losses on investment properties.

(2) For the year ended December 31, 1995, a weighted average number of shares (39,770,637) was used for calculating Net Income (Loss) Per Share due to the issuance of 79,909 shares of common stock during the third quarter of 1995. For the year ended December 31, 1994, a weighted average number of shares (39,724,995) was used for calculating Net Income (Loss) Per Share due to the issuance of a total of 53,101 shares of common stock during the second quarter of 1994. The shares outstanding for 1993 are 39,689,294. For the year ended December 31, 1992 a weighted average number of shares (39,690,132) was used for calculating Net Income (Loss) Per Share of Common Stock due to the acquisition of 20,100 Shares of Common Stock by Banyan on January 16, 1992 which are being treated as treasury stock for financial statement presentation. The shares outstanding for 1991 are 39,709,394. For the six months ended June 30, 1995 and 1996, a weighted average number of shares of 39,742,395 and 41,507,108, respectively, were used for calculating Net Income (Loss) Per Share due to the issuance of shares of common stock during 1995 as described above and the issuance of shares of common stock to RGI Holdings pursuant to the Private Placement in May 1996.

                          QUARTERLY RESULTS OF OPERATIONS

    The following is a summary of the quarterly results of Banyan's operations for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994.

                                                                     THREE MONTHS ENDED
                                   ---------------------------------------------------------------------------------------
                                   JUNE 30, 1995   SEPTEMBER 30, 1995   DECEMBER 31, 1995   MARCH 31, 1996   JUNE 30, 1996
                                   -------------   ------------------   -----------------   --------------   -------------
Total Income.....................   $   325,174       $    231,503        $     225,870      $    215,912     $    81,594
Recovery of Losses on Mortgage
  Loans, Notes, Interest
  Receivable and Class Action
  Settlement Costs and
  Expenses.......................            --                 --              411,038           418,972              --
Provision for Losses on
  Investment in Real Estate(1)...            --                 --           12,900,000                --              --
Operating Expenses...............     1,995,161          1,834,234            1,897,147         3,711,283       3,368,321
Income (Loss) From Operations of
  Real Estate Venture............       (47,087)           (67,645)             (55,155)          979,831           1,499
Gain (Loss) on Disposition of
  Real Estate....................         6,541             (3,168)                  --                --          63,091
                                   -------------   ------------------   -----------------   --------------   -------------
Net Loss(2)......................   $(1,710,533)      $ (1,673,544)       $ (14,215,394)     $ (2,096,568)    $(3,222,137)
                                   ============    =================    =================   ==============   ============
Net Loss Per Share of Common
  Stock(2).......................        $(0.04)            $(0.04)              $(0.36)           $(0.05)         $(0.07)
                                   ============    =================    =================   ==============   ============

                                  MARCH 31, 1994   JUNE 30, 1994   SEPTEMBER 30, 1994   DECEMBER 31, 1994   MARCH 31, 1995
                                  --------------   -------------   ------------------   -----------------   --------------
Total Income....................    $1,213,720      $   972,571        $  688,699         $     725,940       $  617,371
Recovery of Losses on Mortgage
  Loans, Notes, Interest
  Receivable and Class Action
  Settlement Costs and
  Expenses......................       796,985               --                --               298,815          495,591
Provision for Losses on
  Investment in Real
  Estate(1).....................            --               --                --             9,000,000               --
Operating Expenses..............     2,151,917        2,361,020         1,541,806             1,810,863        2,015,086
Income (Loss) From Operations of
  Real Estate Venture...........       (50,202)        (163,596)          717,948               (62,059)         (43,629)
Arbitration Award...............            --        3,768,743          (518,743)                   --
Gain (Loss) on Disposition of
  Real Estate...................       (35,423)       2,864,083           226,264              (174,310)           1,017
                                  --------------   -------------   ------------------   -----------------   --------------
Income (Loss) Before
  Extraordinary Item............      (226,837)      (2,456,705)          609,848           (10,022,477)
Forgiveness of Debt.............            --               --                --             2,813,892
                                  --------------   -------------   ------------------   -----------------   --------------
Net Income (Loss)(3)............    $ (226,837)     $(2,456,705)       $  609,848         $  (7,208,585)      $ (944,736)
                                  ==============   ============    =================    =================   ==============
Income (Loss) Per Share of
  Common Stock Before
  Extraordinary Item............        $(0.01)          $(0.06)            $0.02                $(0.25)
                                  ==============   ============    =================    =================
Net Income (Loss) Per Share of
  Common Stock(3)...............        $(0.01)          $(0.06)            $0.02                $(0.18)          $(0.02)
                                  ==============   ============    =================    =================   ==============

- -------------------------
(1) During the quarters ended December 31, 1995 and 1994, Banyan recorded an additional provision for losses on investment properties of $12,900,000 and $9,000,000, respectively.

(2) For the first and second quarters of 1995, Net Income (Loss) per share is computed using 39,742,395 shares then outstanding. On August 25, 1995, Banyan issued 79,909 shares of common stock to Leonard G. Levine, its President, according to his employment agreement. Accordingly, Net Income
    (Loss) per share is computed using 39,774,532 shares representing the weighted average number of shares outstanding during the third quarter. For the fourth quarter of 1995, 39,822,304 shares were used to compute Net Income (Loss) per share. For the first quarter of 1996, Net Income (Loss) per share is computed using 39,822,304 shares then outstanding. For the second quarter of 1996, Net Income (Loss) per share is computed using 43,191,912 shares then outstanding as a result of Banyan's issuance of 18,557 shares of common stock to Leonard G. Levine, its President, according to his employment agreement and the issuance of 7,466,666 shares of common stock to RGI Holdings on May 21, 1996 pursuant to the Private Placement.

(3) For the first quarter of 1994, Net Income (Loss) per share is computed using the 39,689,294 shares then outstanding. On April 29, 1994, Banyan issued 50,437 shares of its common stock to Leonard G. Levine, its President, according to the terms of his employment agreement and 2,664 shares of its common stock on May 31, 1994 in connection with the exercise of certain vested options granted to certain officers of Banyan and employees of BMC pursuant to the Executive and Directors Stock Option Grant Plan approved by Banyan's shareholders in June of 1993. Accordingly, Net Income (Loss) per share is computed using 39,725,119 shares representing the weighted average number of shares outstanding during the second quarter. There were 39,742,395 shares outstanding during the third and fourth quarters of 1994.

                         RGI/US SELECTED FINANCIAL DATA

                                                                                                       SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                  JUNE 30,
                            -------------------------------------------------------------------   --------------------------
                               1991          1992          1993          1994          1995          1995           1996
                            -----------   -----------   -----------   -----------   -----------   -----------   ------------
Cash and Cash
  Equivalents.............. $    98,187   $   396,908   $    63,098   $   430,819   $   578,906   $   448,837   $  1,366,548
                            ============  ============  ============  ============  ============  ============  ============
Investment in Real
  Estate(1)................ $17,899,164   $15,704,445   $13,450,635   $14,153,666   $21,984,169   $16,312,999   $ 68,487,445
                            ============  ============  ============  ============  ============  ============  ============
Properties Owned...........           2             2             3             3             3             3              3
                            ============  ============  ============  ============  ============  ============  ============
Notes and Interest
  Receivables from Related
  Parties.................. $ 3,229,201   $ 3,386,589   $ 6,729,696   $17,883,808   $16,239,419   $28,165,773   $  1,875,345
                            ============  ============  ============  ============  ============  ============  ============
Total Assets............... $23,325,030   $22,318,056   $24,930,057   $36,061,717   $40,555,418   $46,599,079   $110,517,987
                            ============  ============  ============  ============  ============  ============  ============
Mortgage Loans Payable..... $16,328,274   $14,484,520   $12,619,520   $21,435,774   $23,288,065   $32,128,745   $ 71,080,753
                            ============  ============  ============  ============  ============  ============  ============
Notes and Interest Payables
  to Related Parties....... $ 6,148,767   $10,725,504   $15,892,081   $17,521,229   $25,728,682   $18,244,408   $ 14,882,853
                            ============  ============  ============  ============  ============  ============  ============
Total Revenue.............. $ 1,628,348   $ 1,982,850   $ 2,427,854   $ 2,410,407   $ 2,088,247   $ 1,170,997   $ 19,289,766
                            ============  ============  ============  ============  ============  ============  ============
(Loss) Before Extraordinary
  Item..................... $(2,004,857)  $(3,446,864)  $(2,491,127)  $(1,504,261)  $(4,069,032)  $  (962,423)  $   (183,740)
                            ============  ============  ============  ============  ============  ============  ============
Net Income (Loss).......... $(2,004,857)  $(3,446,864)  $(2,491,127)  $   971,097   $(4,069,032)  $  (962,423)  $   (183,740)
                            ============  ============  ============  ============  ============  ============  ============
Income (Loss) Per Share of
  Common Stock Before
  Extraordinary Item(2).... $        --   $        --   $    (2,491)  $    (1,504)  $    (4,069)  $      (962)  $       (184)
                            ============  ============  ============  ============  ============  ============  ============
Net Income (Loss) Per Share
  of Common Stock(2)....... $        --   $        --   $    (2,491)  $       971   $    (4,069)  $      (962)  $       (184)
                            ============  ============  ============  ============  ============  ============  ============

- -------------------------
(1) Investment in Real Estate includes investments in Grand Harbor and Oak Harbor through December 31, 1995. Six Months Ended June 30, 1996, includes total real estate assets of Grand Harbor and Oak Harbor.

(2) RGI/US was incorporated in December 1993. Financial data prior to December 1993 is for certain predecessor companies. At December 31, 1993, 1994 and 1995 and at June 30, 1995 and 1996 there were 1,000 shares of RGI/US common stock outstanding.

                                  RISK FACTORS

     In addition to the other information contained in this Proxy
Statement/Prospectus, the following risk factors should be considered carefully:

SIGNIFICANT DILUTION; CONFLICTING INTERESTS OF RGI HOLDINGS

     The Stockholders, except RGI Holdings, will experience significant dilution of their ownership interest in the Company as a result of the Merger. Following the Merger, RGI Holdings, the sole shareholder of RGI/US, will own approximately 75% of the Company's outstanding shares of common stock (compared to approximately 16% prior to the Merger) while stockholders other than RGI Holdings will own approximately 25% of the Company's outstanding shares of common stock. Thus, RGI Holdings will have significant influence over the Company's management and operation and may take actions which have a material adverse effect on the other Stockholders. The terms of both the Restated Certificate and the Bylaws would permit RGI Holdings to take certain actions which may disenfranchise the Company's other stockholders, such as unilaterally amending the Bylaws. Also, since the Restated Certificate does not grant the stockholders cumulative voting rights, RGI Holdings will be able to elect all of the Company's directors. In addition, RGI Holdings holds approximately 88% of the Company's outstanding indebtedness and may take actions to protect its interest as a creditor, which actions may be inconsistent with the interests of the Company or its other stockholders.

SUBSTANTIAL DEBT OBLIGATIONS AND TERMS OF DEBT

     As of June 30, 1996, Banyan's debt obligations aggregated approximately $34.4 million, and RGI/US' debt obligations aggregated approximately $86.0 million. After giving effect to the Merger, the Company's pro forma debt obligations as of June 30, 1996 aggregated approximately $120.4 million, of which approximately $6.7 million matures by December 31, 1996, an additional $34.6 million matures by December 31, 1997, an additional $38.9 million matures by December 31, 1998 and an additional $40.2 million matures thereafter. In connection with the Private Placement, RGI Holdings purchased the Morgens Loan, and has agreed, at the Effective Time, to adjust the interest rate on the debt under the Morgens Loan from 17.5% to the prime rate plus 200 basis points. However, if the Effective Date does not occur before December 31, 1996, then the interest rate will remain unchanged. See "Material Agreements--Morgens Loan Modification." Banyan has a policy against incurring indebtedness, whether secured or unsecured, in excess of 300% of its net assets. As of June 30, 1996, the ratio of debt to net assets for Banyan was 49%. Following the Merger, the Company will not have a policy against incurring indebtedness in excess of any predetermined ratio. Therefore, it is possible that following the Merger, the Company could incur indebtedness beyond what Banyan's policy would have permitted before the Merger. A substantial increase in the Company's leverage ratio would increase both its debt service costs and the risk of default on its indebtedness. See "Investment Policies."

     The Company's ability to service its debts and other obligations when they become due will depend on various factors affecting its properties, such as operating expenses and construction schedules, which, in turn, may be adversely affected by general and local economic conditions. Certain expenditures, such as loan payments and real estate taxes, are not necessarily decreased by events adversely affecting revenues generated by the properties. The cost of developing properties may, therefore, exceed the income derived from the sale of lots or homes. Therefore, the Company may have to obtain funds from other sources to operate and maintain a property in order to protect its investment. A failure to make required payments on the Company's indebtedness when due could result in a loss of the property securing these obligations and would have a material adverse effect on the Company's results of operations and financial condition.

NEED FOR ADDITIONAL CAPITAL

     The monies provided to the Company by the Private Placement, the Morgens Loan Modification and the anticipated sale of assets (primarily Laguna Seca Ranch and the Lynnwood Center) will not be sufficient to allow the Company to complete its business plans for its remaining properties. There can be no assurance that additional capital will be available to the Company or that, if available, the terms and conditions will be acceptable to the Company or will not be dilutive to the Company's stockholders, including RGI Holdings. A failure to secure additional capital when needed would have a material adverse effect on the Company's results of operation and financial condition. See "Banyan--Property Operations" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXCHANGE LISTING

     Since the Merger, in the opinion of the NYSE, constitutes the acquisition of Banyan by RGI/US, the NYSE has advised the Company that it would be required to file an original listing application in order to continue the listing of the Company's shares on the NYSE. The Company does not, however, believe that it would be able to satisfy certain of the quantitative standards imposed by the NYSE or the CSE for an original listing. The Company has filed an application, and, subject to satisfying certain conditions, has been approved to include its shares of common stock for quotation on The Nasdaq SmallCap Market if the Merger Agreement is approved. Differences in the method of operation between The Nasdaq SmallCap Market ("Nasdaq") and the NYSE may, however, have a material adverse effect on individuals attempting to purchase or sell shares of the Company's common stock. For example, the spread between the bid and the ask price may be wider on the Nasdaq than on the NYSE or the CSE. Further, the Nasdaq does not maintain a specialist system and the market on the Nasdaq for the Company's shares may not be as liquid as the market for the Company's shares on the NYSE or possibly the CSE. If the Merger Agreement is not approved, the Company would be subject to the NYSE's standards for a continued listing. From time to time, the Company's market capitalization has fallen below the level required for a continued listing on the NYSE. There can be no assurance that the Company would be able to comply with the NYSE's continued listing standards or that the NYSE would not take steps to delist the Company's shares if the Company was unable to satisfy the continued listing criteria. If the Reverse Split is not approved, the Company will not qualify for inclusion of its shares of common stock on the Nasdaq. In this case, if the Company did not satisfy the continued listing standards of the NYSE and if the CSE took action to delist the Company's shares, there likely would not be an organized market for trading in the Company's shares. Further, even if the Reverse Split is approved, there can be no assurance that the Company's shares of common stock will continue to trade at a minimum bid price of $3.00 per share. If the Company's shares do not trade at a minimum bid price of $3.00 per share, or if the Company is unable to satisfy other criteria for continued listing on the Nasdaq, then the Nasdaq may take action to remove the Company's shares from inclusion on the Nasdaq.

UNCERTAIN IMPACT OF REVERSE SPLIT ON MARKET PRICE OF SHARES

     There can be no assurance that the market price of the common stock after the Reverse Split will be twenty-five times the market price that would have existed without the Reverse Split, or that the price following the Reverse Split will either equal or exceed or remain in excess of the market price that would have existed without the Reverse Split.

RELIANCE OF JOSEPHTHAL ON MANAGEMENT'S FINANCIAL FORECAST AND VALUATION REPORT

     The opinion of Josephthal that the consideration to be paid by Banyan pursuant to the Merger is fair to Banyan and its Stockholders from a financial point of view is based, in part, upon projected financial results prepared by Banyan's management. These results have not been reviewed or passed upon by an independent third party. Josephthal's opinion is also based, in part, upon a valuation report of the capital stock of RGI/US (the "Capital Stock Valuation Report") prepared by Coopers & Lybrand L.L.P. ("C&L"). Josephthal did not perform any independent analysis of the Capital Stock Valuation Report. See "Matters to be Considered by Stockholders--Proposal Number One--Opinion of Advisor." Further, the financial projections contained in the information provided to Josephthal by Banyan's management is subject to contingencies, the occurrence of which is beyond management's control. The Company's ability to actually realize the results projected in the information provided to Josephthal depends upon numerous factors including, among other things, efficiently integrating the management of properties owned by each of Banyan and RGI/US, securing additional capital to complete the pending developments on time and on budget and the Company's ability to modify business plans in a timely manner to address changing needs and operating environments. All material events and circumstances cannot be anticipated or accurately predicted, and some unanticipated events and circumstances are likely to occur. Accordingly, there may be material differences between the projected results of operations and the actual results of operations.

POTENTIAL CONFLICTS

     Banyan Executive. Leonard G. Levine, President of Banyan, is entitled to receive payments aggregating approximately $1.2 million as a result of the "change of control" provisions contained in an employment agreement entered into with Banyan in 1990 (as subsequently amended December 31, 1992 and February 8, 1995, the "Employment Agreement"). Although Mr. Levine also would receive payments were Banyan to liquidate its assets, the amount payable to Mr. Levine will likely be greater if the Merger is completed than if Banyan liquidates its assets and distributes the proceeds to the Stockholders. See "Matters to be Considered by Stockholders--Proposal Number Four--Executive Compensation."

     Construction Contract. Proctor Construction Company ("Proctor") has provided all development and construction services at Grand Harbor and Oak Harbor since RGI/US acquired the projects in 1991. Donald C. Proctor is the majority shareholder of Proctor, and an affiliate of Mr. Proctor owns 10% of corporations that own Grand Harbor and Oak Harbor. This exclusive contract is in effect until December 31, 1999, and is based on the cost of the work plus a 7% overhead fee and a 5% profit fee, half of which is payable to Grand Harbor Associates. There can be no assurance that RGI/US has purchased these services at prevailing market rates. The Company anticipates continuing this relationship following the Merger and may therefore incur costs for construction and development services at these properties in excess of those which would prevail in an arm's-length relationship. See "Material Agreements--Construction Contract."

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

     Under the Merger Agreement, RGI/US is entitled to a fee of $1.0 million (the "Termination Fee") and Banyan must repurchase the shares of Banyan's common stock purchased by RGI Holdings in the Private Placement at a price equal to $1.00 per share (the "Share Repurchase") if the Banyan board withdraws its recommendation of the Merger and Banyan accepts an Acquisition Proposal (as defined in the Merger Agreement) from another person or entity. Further, if the Proposals are not approved, Banyan is required to reimburse RGI/US for the expenses which it incurred in pursuing the Merger. These obligations may adversely affect third parties who may otherwise be interested in making Acquisition Proposals to Banyan which may be on terms more favorable to Banyan and its stockholders than those made by RGI.

POSSIBILITY OF FUTURE NET LOSSES

     Banyan has recorded net losses in two of the last three years ended December 31, 1995, and no assurance can be given that the Company will not incur net losses in the future. After giving effect to the Merger, on a pro forma basis, for the year ended December 31, 1995, the Company would have sustained a net loss of $12 million and, for the six months ended June 30, 1996, the Company would have sustained a net loss of $2.6 million.

REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to certain risks that are not always susceptible to prediction or control. The cash flow generated by, and capital appreciation realized from, real property investments may be adversely affected by the national and regional economic climate (which, in turn, may be adversely impacted by plant closings, industry slow-downs, income tax rates, interest rates, demographic changes and other factors), local real estate conditions (such as oversupply of, or reduced demand for rental space or housing in the area), the attractiveness of the properties, zoning and other regulatory restrictions, competition from other land developers or developments, increased operating costs (including maintenance costs, insurance premiums and real estate taxes), perceptions by tenants or potential buyers of the safety, convenience and attractiveness of the property and the willingness of the owner of the property to provide capable management and adequate maintenance. Neither Banyan's properties nor RGI/US' development properties currently generate sufficient cash flow to meet operating expenses, including debt service, and development-oriented expenditures. In light of the foregoing factors, there can be no assurance that the Company's properties will be salable at a price or prices sufficient to recover costs. In the event the Company is forced to sell a property, the Company may find that it may sustain a loss due to the inherent lack of liquidity in such an investment.

     The cash flow generated by, or capital appreciation from, real property investments may also be adversely affected by changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities and changes in interest rates. Real estate investments, particularly development properties, are also relatively illiquid and, therefore, the Company's ability to vary its portfolio promptly in response to changes in economic or other conditions will likely be limited.

CONSTRUCTION AND DEVELOPMENT ACTIVITIES

     The Company anticipates continuing substantial residential construction at Oak Harbor and Grand Harbor following the Merger. The Company will own 90% interests in these properties and be substantially responsible for funding the costs associated with these activities. The Company may also engage in residential construction at both the Chapman's Landing and Southbridge/Wayside properties. In general, a project under development and construction is subject to numerous risks including delays in construction, certain of which (for example, acts of God, labor strikes or shortages of supplies) may not be controllable, and quality of construction, which depends upon a number of factors including the professional capabilities of the contractor(s), site constraints, adherence to plans and specifications, adequacy of supervision, and financial ability of the developer to bear any unanticipated additional costs of construction. Similarly, development and construction activities generally require various governmental and other approvals and permits, the issuance or granting of which cannot be assured. There can be no assurance the Company will be able to secure all entitlements and permits necessary to complete the development and construction of each of its properties. Further, these activities require the expenditure of funds on, and the devotion of management's time to, projects which may not be completed or which, if completed, may not be completed on time or on budget. Likewise, financing may not be available on favorable terms for construction and development projects, and delays in completing construction and development could result in increases in debt service costs.

     RGI/US currently provides, and following the Merger the Company will continue to provide, certain warranties with respect to the quality of the construction of the homes built at Grand Harbor and Oak Harbor. In addition, Florida law requires homebuilders to provide for certain additional warranties that cannot be disclaimed. Regardless of whether there are actual deficiencies in the quality of materials used or the construction of the homes built at Grand Harbor and Oak Harbor, the Company could face contractual or other legal claims from homeowners at Grand Harbor or Oak Harbor for alleged breaches of these warranties. RGI/US is currently in the process of entering into settlement agreements with 55 homeowners at Grand Harbor regarding alleged defects in homes constructed by a third party before RGI/US purchased Grand Harbor. The cost of settling, or the failure to settle, future claims could have a material adverse effect on the Company's results of operations and financial condition.

LACK OF GEOGRAPHIC DIVERSIFICATION

     Each of the Chapman's Landing and Southbridge/Wayside properties is located in close proximity to Washington, D.C. Similarly, Grand Harbor and Oak Harbor are both located in Vero Beach, Florida. Economic weakness or recession in either of these two areas, or the occurrence of other adverse circumstances, could have a material adverse effect on the Company's results of operation and financial condition.

OBLIGATIONS WITH RESPECT TO CERTAIN PROPERTIES

     Banyan has an ownership interest in each of the general partners of the partnerships that own Chapman's Landing, Southbridge/Wayside and Laguna Seca Ranch. The partnership agreements for each of the entities owning these properties generally grant Banyan management control over these properties (including decisions relating to sale, refinancing and the selection of property managers). Nevertheless, Banyan may have certain obligations to other partners in those partnerships which it will need to consider when making decisions that affect the particular property. Thus, the Company may not be able to implement certain policies or take certain actions that it might otherwise be able to implement or take in the absence of these obligations.

CONCENTRATION OF TENANTS AT THE LYNNWOOD CENTER

     As of June 30, 1996, three tenants at the Lynnwood Center accounted for approximately 74% of the annual rental revenue for this property. If one or more of these tenants were to default on its lease or file for bankruptcy or reorganization, the Company's revenues could be reduced thereby reducing substantially the amount realized by the Company from a sale of the Lynnwood Center.

GOVERNMENT REGULATION

     Land Use and Zoning. Although neither Banyan nor RGI is aware of contemplated changes in land use and zoning regulations affecting their respective properties, federal, state and local regulations may be promulgated which could have the effect of restricting or curtailing certain uses of land or existing structures or requiring renovation or alteration of these structures. Any restrictions on the anticipated development of the properties of Banyan or RGI/US could affect the market for and price of the lots or homes and prevent or delay sales. Furthermore, obtaining any additional permits or other consents of local governments for development of properties may require public hearings and meetings with public officials and community groups. There can be no assurance that some or all of the entitlements relating to Banyan's properties or those of RGI/US will not be revoked or modified in the future. From time to time, governmental entities have imposed limitations on the development of certain areas because of perceived overbuilding or for other reasons. In addition, it may be difficult or impossible to modify existing zoning to respond to changing market conditions in order to increase the realizable value of the property. Any revocation or modification, or refusal to modify existing entitlements, could have a material adverse effect on the Company's results of operations and financial condition.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner, operator, manager or developer of real estate may be liable for the cost of removing or remediating certain hazardous or toxic substances (including asbestos-containing materials) on, under or in real estate owned, operated, managed or developed. These enactments often impose liability without regard to whether the owner, operator, manager or developer knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of any required remediation and the liability therefor as to any property is generally not limited under these enactments and could exceed the value of the property or the aggregate assets of the owner, operator, manager or developer. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect an owner's ability to sell or rent the property, or to borrow money using the property as collateral. In addition, liability may be imposed for releasing asbestos-containing materials into the air. In connection with owning and operating its properties, the Company may be potentially liable for these costs. The Company does not maintain insurance for any of these potential environmental liabilities and does not anticipate securing any such insurance following completion of the Merger.

     Americans With Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that buildings be made accessible to people with disabilities. Noncompliance with the ADA requirements could result in the imposition of fines by the federal government or an award of damages to private litigants.

     Healthcare Regulations. RGI/US' healthcare operations in the State of Florida, including the Royal Palm Convalescent Center, are, and after the Merger will continue to be, subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities. Changes in the laws or new interpretations of existing laws can have a significant effect on methods and costs of doing business. Currently, no federal rules explicitly define or regulate assisted living. In addition, the Royal Palm Convalescent Center does not accept Medicare or Medicaid reimbursement. However, federal, state or local laws or regulatory procedures which might adversely affect assisted living businesses could be expanded or imposed and changes to licensing and certification standards could have a material adverse effect on the Company's results of operations and financial condition.

UNCERTAINTY OF COMBINING HOME OWNERSHIP WITH ASSISTED LIVING

     The concept of combining home ownership with assisted living services as RGI is attempting at Oak Harbor has not been widely tested, and may not be successful. The failure of the assisted living portion of the Oak Harbor project to attract residents could have a material adverse effect on the Company's results of operations or financial condition. The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. Oak Harbor will compete with numerous other companies providing similar long-term care alternatives, such as home health agencies, home life care providers, community-based service programs, nursing homes, retirement communities and convalescent centers which may be significantly larger and better capitalized. This potential increased competition could limit Oak Harbor's ability to attract residents or expand its assisted living business and could have a material adverse effect on the Company's results of operations and financial condition.

LIABILITY AND INSURANCE

     The Company anticipates maintaining sufficient liability insurance to cover any legal claims made against it by third parties. There can be no assurance, however, that the Company will be able to obtain liability insurance or that, if coverage is available, the coverage will be available on acceptable terms. In addition, claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance, such as claims for punitive damages, may arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also reduce the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to operating the Company's business.

LITIGATION

     The Company is subject to legal claims made against it by third parties, and additional claims may be filed against it in the future. Banyan is a party to litigation in California and Illinois in which a third party seeks compensation arising from, among other things, the transfer to an affiliate of the Company of title to Laguna Seca Ranch. If the Company does not prevail in this litigation, it is possible that the Company could incur substantial damages, which could have a material adverse effect upon the Company's financial condition and results of operations. See "Banyan--Legal Proceedings."

LOSS OF TAX BENEFITS

     Section 382 of the Code limits the use of losses and tax attributes by a company that has undergone an "ownership change." Generally, an "ownership change" will occur if one or more stockholders, each of whom owns 5% or more of Banyan's stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by those stockholders over the preceding three year period. For this purpose, all holders who hold less than 5% of Banyan's stock are generally treated as one 5% stockholder. In addition, certain attribution rules are applied in determining the level of the stock ownership of a particular stockholder. The Merger will constitute an "ownership change" with respect to Banyan thereby limiting the amount of taxable income after the ownership change which may be offset by existing tax loss and tax credit carryforwards. If the ownership change occurs at any time other than the end of Banyan's taxable year (December 31), Banyan will be required to allocate its income or loss between the pre-change and post-change period. This allocation must generally be accomplished by prorating taxable income and loss between the pre-change and post-change period based on the relative number of days in each period. Any loss allocated to the period following the ownership change will be subject to the annual Section 382 limitation. If the annual limitation in a year after the ownership change occurs exceeds its taxable income, the amount of loss not used will be added to the annual limitation in the following year. Since the value of

Banyan's assets may be less than the aggregate tax basis of Banyan's assets, Banyan may be subject to the built-in loss limitations set forth in Section 382(h) of the Code. Built-in losses recognized in the period beginning with the ownership change date and ending with the last day of the fifth taxable year after the ownership change will be subject to the annual carry-over limitations.

BOOK VALUE NOT REFLECTIVE OF CURRENT REALIZABLE VALUE

     The Company currently evaluates the carrying value of its real property assets and other assets on an ongoing basis relying on a number of factors, including operating results, business plans, budgets and economic projections. In addition, the Company considers nonfinancial data such as continuity of personnel, changes in the operating environment, competitive information, market trends and client and business relationships. A change in any or all of these factors could result in an impairment in value of the Company's assets. The future value of these assets is subject to numerous contingencies, including the completion of construction and development. The current realizable value may differ significantly from the carrying value of these assets.

BANKRUPTCY RISKS

     If the Company were to default on its indebtedness, it may be required to restructure its financial affairs under the Federal Bankruptcy Code or seek some other type of restructuring. A restructuring or other reorganization under the Bankruptcy Code or otherwise may result in the Stockholders losing their entire interest.

ISSUANCE OF PREFERRED STOCK OR COMMON STOCK

     If the Restated Certificate is adopted, the Company's board of directors will have the authority to cause the issuance of preferred stock in one or more series or classes with such designations, preferences and rights and such qualifications, limitations or restrictions as determined by the board. The issuance of preferred stock or common stock could have a dilutive or other material adverse effect on the holders of the Company's shares of common stock.

SHARES AVAILABLE FOR FUTURE SALE

     Following the Merger, RGI Holdings will own approximately 75% of the Company's outstanding shares of common stock. These shares are subject to resale restrictions but a portion may, in certain circumstances, be registered for sale. Sales of a substantial number of these shares of common stock in the public market after the Merger or the perception that sales could occur could adversely affect the market price of the common stock and the Company's ability to raise capital in the future in the equity markets. See "Material Agreements--Registration Rights Agreement."

DIVIDEND POLICY

     Banyan has not paid cash dividends since the first quarter of 1990 and the Company does not contemplate paying cash dividends until sustainable development activity has begun on all of the projects and the Company generates cash flow in excess of its capital needs. There can be no assurance that the Company will ever generate sufficient cash flow to pay dividends to its stockholders. In addition, certain of the Company's loan agreements prohibit the payment of dividends. If the Company issues preferred stock with a dividend, the stockholders' right to receive dividends, if any, will be subordinated to that of the holders of preferred stock. See "Banyan--Market for Banyan's Shares and Related Shareholder Matters" and "Description of Securities --Dividend Rights and Restrictions."

NO APPRAISAL RIGHTS FOR STOCKHOLDERS

     Under Delaware Law, the Stockholders will not have appraisal rights in connection with the Merger.

                    MATTERS TO BE CONSIDERED BY STOCKHOLDERS

PURPOSE OF THE MEETING

     At the Annual Meeting, which will be held at the Metropolitan Club, 233 South Wacker Drive, 67th Floor, Chicago, Illinois 60606, on November 26, 1996, at 3:00 p.m., local time, Stockholders will be asked to consider and vote upon the following proposals:

    PROPOSAL NUMBER ONE:        To consider and vote upon a proposal to merge RGI/US with and into Banyan.
    PROPOSAL NUMBER TWO:        To consider and vote upon a proposal to amend Banyan's
                                certificate of incorporation to reclassify, combine and
                                convert each twenty-five issued and outstanding shares of
                                Banyan's common stock into one issued and outstanding share.
    PROPOSAL NUMBER THREE:      To consider and vote upon a proposal to adopt the Restated
                                Certificate.
    PROPOSAL NUMBER FOUR:       To elect the three Nominees as directors.

QUORUM AND VOTING RIGHTS; PROXIES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed for the meeting and will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of Banyan's common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists. Except with respect to Proposal Number Four, abstentions and broker non-votes will have the effect of votes against the proposals.

     Stockholders are entitled to one vote per share. Only holders of Banyan's common stock at the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, directors and executive officers of Banyan, all of whom have indicated that they will vote all of their shares of Banyan's common stock for each of the proposals, were owners of approximately 257,067 shares of Banyan's common stock, representing less than 1% of the outstanding shares of Banyan's common stock. As of the Record Date, RGI Holdings owned approximately 16% of the Company's common stock, and RGI Inc. held 160,000 shares of Banyan's common stock, representing approximately 0.4% of the outstanding shares.

     All of the proposals described above other than the election of directors (in which the three individuals receiving the highest number of votes will be elected as directors) must be approved by the affirmative vote of the majority of the outstanding shares. With respect to Proposal Number One, RGI Holdings has agreed to vote its 7,466,666 shares of Banyan's common stock in proportion to the vote of all other Stockholders; provided that shares owned by RGI Holdings will be counted in establishing the presence of a quorum.

     All shares of Banyan's common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. Shares not represented by properly executed proxies will not be voted. If no instructions are indicated in an otherwise properly executed proxy, the Shares of Banyan's common stock will be voted in favor of the Proposals and the Nominees. A stockholder who has given a proxy may revoke it at any time prior to its exercise by: (i) giving written notice thereof to the board of directors of Banyan before the proxy is voted at the Annual Meeting; (ii) signing and returning a later-dated proxy; or (iii) attending the Annual Meeting and voting the shares in person. Mere attendance at the Annual Meeting will not by itself have the effect of revoking the proxy.

     Banyan will bear the cost of soliciting proxies. Brokerage firms, fiduciaries, nominees and others holding shares of Banyan's common stock for beneficial owners will be reimbursed for the out-of-pocket expenses in forwarding proxy materials to these beneficial owners. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of Banyan or Banyan Management Corp. ("BMC"), who will not be specifically compensated for these services, by means of personal calls upon, or telephonic, telegraphic or telecopy communications with, stockholders or their representatives. In addition, Corporate Investor Communications, Inc. has been engaged by Banyan to act as proxy solicitors and will receive a fee of $6,000 plus expenses.

PROPOSAL NUMBER ONE: TO CONSIDER AND VOTE UPON A PROPOSAL TO MERGE RGI/US WITH AND INTO BANYAN.

     BACKGROUND OF AND REASONS FOR THE MERGER

     Banyan believes that the level of its capital and ability to raise additional capital when needed is integral to its ability to maximize shareholder value. For several years, Banyan's capital was provided from cash generated from certain of Banyan's operations, interest on short-term investments, cash proceeds from the sale of certain properties and distributions received in respect of Banyan's interests in liquidating trusts established for the benefit of creditors, including Banyan, by VMS Realty Partners and its affiliates.

     Banyan also supplemented its capital needs through various borrowings. In June 1992, Banyan entered into an agreement with Heller Financial, Inc. pursuant to which Heller agreed to loan Banyan approximately $10.5 million. The proceeds of this loan were primarily utilized to fund the costs associated with development activities on the Wayside Village property, and entitlement efforts at the Chapman's Landing, Southbridge and Laguna Seca Ranch properties as well as for general corporate purposes. Borrowings under this loan were subsequently repaid from the proceeds received by Banyan on sale of certain of its properties. In October 1994, Banyan completed a refinancing by entering into the Morgens Loan. The proceeds from the Morgens Loan, aggregating approximately $20.5 million, were used or designated for use to repay existing indebtedness ($12.4 million) and to pay loan closing costs, general operating expenses and zoning and development costs associated with Banyan's development properties ($8.1 million). Banyan also restructured its obligations under the SoGen Loan and entered into a revolving loan facility with SoGen in the principal amount of $2.0 million to fund specific costs associated with completing lots for sale to home builders at the Wayside Village parcel. Funding under this revolving credit facility was subject to Banyan satisfying prefunding conditions set forth in the loan documents. Due to a dispute between Banyan and SoGen which lasted approximately nine months, Banyan was unable to draw any funds under this facility. See "Banyan--Management's Discussion and Analysis of Financial Conditions and Results of Operations." In addition, delays in the entitlement process that Banyan was unable to control, prevented Banyan from continuing to implement its business plan for Chapman's Landing in a timely manner, which increased the holding costs incurred by Banyan. Further, since Banyan was unable to make draws on the SoGen facility, Banyan was unable to complete development of lots at the Wayside Village parcel. Due to the dispute with SoGen, Banyan did not make interest payments due on the SoGen Loan which resulted in SoGen declaring the loan in default. In October 1995, SoGen also cancelled the revolving credit facility and demanded immediate repayment of all sums due under the SoGen Loan, amounting to approximately $6.4 million.

     These delays and lost lot sales also substantially contributed to a deficiency in Banyan's capital resulting in Banyan's inability to service its obligations under the Morgens Loan. In an effort to conserve its cash resources, Banyan did not make interest payments on the Morgens Loan which were due on January 1, 1996 and April 1, 1996 aggregating approximately $2.0 million. Morgens notified Banyan that failure to make these interest payments constituted an "event of default" under the loan agreement evidencing the Morgens Loan, but did not exercise any of its rights and remedies under those documents against Banyan in an effort to provide Banyan with an opportunity to restructure its debt obligations.

     Due to the deficiencies in its capital, the board directed management to increase its efforts to secure additional funding. During the course of these efforts, Banyan's management engaged in discussions with numerous parties, none of which resulted in any offers or indications of interest until Banyan was approached by representatives of RGI in late January 1996. In early February, representatives of both Banyan and RGI met to discuss the initial terms of a business combination between the parties, and shortly thereafter representatives from Banyan toured certain of the properties owned by RGI/US (the "RGI/US Properties"). These discussions culminated in the parties entering into a confidentiality agreement and subsequently a letter of intent under which RGI Holdings agreed to provide Banyan with a cash infusion (both equity and debt) and to merge RGI/US with and into Banyan.

     On February 27, 1996, Banyan convened a special meeting of its board to discuss the RGI proposal. Mr. Levine, Banyan's President, provided the members of the board with an overview of the RGI organization and its properties. The board, management and Banyan's counsel then discussed the terms contained in the letter of intent and information about the business plans for each RGI/US Property, particularly the Oak Harbor property. Mr. Levine advised the Board that rather than make both an equity and debt investment, RGI was willing to make an equity investment and to purchase the Morgens Loan and SoGen Loan. He noted that RGI was willing to modify the terms of each loan if it was successful in purchasing these loans. Mr. Levine noted that it was unlikely that either Morgens or SoGen would modify these loans in a similar manner. In addition, Mr. Levine apprised the board of another proposal regarding a possible investment in Banyan which had been recently received by Banyan's management. Mr. Levine contrasted this proposal with the RGI proposal and discussed the assumptions underlying management's analysis of each proposal. The board subsequently directed Mr. Levine to continue negotiating with RGI as well as with the other entity which had made overtures regarding a possible investment and directed Mr. Levine to seek the services of an investment banker to evaluate and advise the board on the overall fairness of any transaction entered into by Banyan.

     Following this meeting, Banyan's management continued discussions with representatives of RGI and the other party regarding a possible investment. Management ultimately concluded that the other party's proposal was unworkable and would not provide the capital needed by Banyan to continue implementing its business plans. Concurrently, officers of Banyan, certain employees of BMC and Banyan's counsel commenced due diligence investigations of RGI/US, RGI Holdings, and the RGI/US Properties. Similarly, negotiations commenced with RGI/US and RGI Holdings regarding the terms of a definitive agreement and plan of merger.

     These discussions continued for several weeks with each side exchanging multiple proposals. On March 27, 1996, the board once again convened a special meeting to review the status of discussions with RGI. At this meeting, the board was informed of, and discussed extensively, the strategic rationale for, and the potential risks and benefits of, the proposed merger with RGI/US, as well as the material terms of the draft merger agreement. The board and management also discussed the other party's proposal and management's conclusion that the proposal was unworkable and unlikely to provide Banyan with capital needed to continue implementing its business plan. The board also interviewed two investment banking firms as candidates to serve as adviser to the board in connection with the Merger and discussed and reviewed a financial analysis prepared by Banyan's chief financial officer. As part of this analysis, management discussed the ongoing negotiation between Banyan and RGI regarding the purchase of each of the Morgens Loan and the SoGen Loan. Mr. Levine advised the board that RGI was directly negotiating with Morgens regarding the purchase of the Morgens Loan and added that RGI had agreed to return to the Company the warrants which were issued to the holders of the Morgens Loan so they could be cancelled. The board and management then discussed the efforts made by management to evaluate certain of the RGI/US Properties, and, in particular, the assisted care concept being marketed at the Oak Harbor property. The board and management discussed the assumptions underlying management's financial analysis including, but not limited to, the discount rates utilized in present valuing the cashflow projections under the merger scenario and the liquidation scenario. These projections indicated greater value to the stockholders from the proposed merger and related transactions than from a liquidation of Banyan's assets. In addition, the board and management discussed issues concerning the management of Banyan on a post-merger basis. Mr. Levine indicated that no resolution had been reached in discussions with RGI regarding the composition of a post-merger management team, but he indicated that existing management would likely continue following the closing of the Private Placement for some period of time, although he noted that RGI would likely designate an individual to fill the vacancy currently existing on Banyan's board. Mr. Levine indicated that that designee would likely be Mr. Kenneth Uptain, who had been principally involved in negotiating the Merger on behalf of RGI. Finally, the board and management, with the assistance of counsel, reviewed a memorandum prepared by Banyan's general counsel summarizing the salient terms of the draft merger agreement including, but not limited to, the conditions under which Banyan could terminate the merger agreement, as well as the instances in which Banyan would be obligated to pay break-up and termination fees to RGI. The board concluded that the payment of the break-up and termination fees provided for in the draft merger agreement were reasonable in relation to the objectives being sought by Banyan, in particular noting that these fees were necessary to entice RGI to engage in these discussions.

     Following the March 27th meeting, Mr. Levine, with the assistance of counsel and the other members of Banyan's management, continued to negotiate the substantive terms of the merger agreement with representatives of RGI. Each party continued its due diligence investigation during this time period, and on April 1, 1996, Banyan received a draft copy of a valuation of the net assets of RGI/US prepared for RGI (the "Net Asset Valuation Report"). A special meeting of the board of directors was convened on April 4, 1996 to discuss formally engaging one of the two parties who had made presentations at the March 27th meeting to serve as an adviser to render a fairness opinion to the board. Mr. Levine also provided the board with an update on the status of discussions with RGI and reviewed the Net Asset Valuation Report. The board decided to engage Josephthal to serve as an adviser for purposes of rendering a fairness opinion on the transaction. The board made its decision based upon, among other things, the board's prior relationship with Josephthal, which had performed advisory work previously for Banyan, and on the fact that Josephthal's fees were in a range which the board believed was reasonable in relation to the nature of the transaction and Banyan's financial position. The board was also advised that the preliminary net asset valuation of RGI/US had yielded a value of approximately $71 million, which would have resulted in the issuance of approximately 151 million shares to RGI Holdings in the Merger. Mr. Levine apprised the board of the issues that management would raise with RGI and C&L regarding the preparation of its Capital Stock Valuation Report. See "--Opinion of Advisor." He also advised the board that representatives of both Banyan and Josephthal would review the assumptions utilized in the preparation of the Net Asset Valuation Report and that management would also review the results. The board and management also discussed the substantive changes which had occurred in the negotiations since the last board meeting. Mr. Levine advised the board of RGI's negotiations to purchase the Morgens Loan and the SoGen Loan. Mr. Levine noted that as part of the consideration surrounding modification of these loans and to take account of downward pressure on the Company's stock price, he had discussed lowering the price at which RGI Holdings would purchase shares from Banyan from $.50 per share to $.46875 per share. The Board agreed with Mr. Levine's recommendation but noted that a Merger Agreement should not be signed, even if all the substantive terms were agreed upon, until Banyan was provided with evidence of a written agreement between RGI and the holders of the Morgens Loan. Management and the board also further discussed the "liquidation" analysis prepared by management and which reflected management's best estimate of Banyan's value assuming that each of Banyan's properties were sold in an orderly basis in their current condition. Mr. Levine reported that this liquidation analysis yielded an "equity" value of approximately $26 million for Banyan which Mr. Levine noted was less per share than the projected value of the Merger even taking into consideration the substantial dilution that existing stockholders would realize in the Merger. The board and management also again discussed the financial projections which had been prepared by management and presented to the board at the meeting held on March 27th. The board asked for additional time to study the materials and asked for supplementary information regarding various provisions in the draft merger agreement and agreed to meet the following week.

     A special meeting of the board was subsequently convened on April 8, 1996. The board was apprised of the status of negotiations with RGI and management answered questions concerning the materials provided to the board at the previous meeting. The board was advised that representatives of both Banyan's management and Josephthal had met with representatives of C&L to review the methodologies and assumptions utilized in preparing the Net Asset Valuation Report. The board and management also discussed a memorandum prepared at the board's request detailing the Company's obligation to Mr. Levine if he were terminated without cause following completion of the proposed merger and comparing it to the Company's obligation to Mr. Levine if the assets were liquidated. Mr. Levine advised the board that he would be entitled to approximately $1.2 million as compared to approximately $880,000 (based on a hypothetical scenario) that he would be entitled to receive if Banyan liquidated its properties and distributed the proceeds to the stockholders. The board and management also continued to study the business plan presented to Banyan by RGI and made available to the board for its review. The board and management engaged in extensive discussion regarding the projections and assumptions utilized by RGI in preparing its business plan and the board questioned Banyan's management on the reasonableness of the assumptions utilized in the projections. Management advised the board that it had prepared its own internal projections based on the RGI business plan and was slightly more conservative in its assumptions. Mr. Levine noted that this internal plan served as the basis for management's negotiations and discussions with RGI and that based on this "modified" plan, management believed that the proposed Merger, Private Placement and loan modifications provided significant benefits to Banyan and its stockholders. The board directed Mr. Levine to continue negotiations with RGI and to specifically engage in additional discussions with RGI regarding the future management of the entity on a post-merger basis.

     Management, with the assistance of counsel, continued to negotiate the substantive terms of the Merger Agreement with representatives of RGI culminating in a draft agreement which management concluded was on terms and conditions favorable to Banyan and its stockholders. A special meeting of the board of directors was convened on April 11, 1996 to discuss this draft agreement, as well as to question representatives from Josephthal on the results of its analysis. Representatives of Josephthal summarized their work, advising the board that they had visited certain of Banyan's properties near Washington, D.C., as well as reviewed drafts of Banyan's annual report on Form 10-K, the draft merger agreement presented to the board at this meeting, as well as the liquidation analysis prepared by Banyan's management. Josephthal then advised the board that, pending completion of the Net Asset Valuation Report, it was prepared to issue an opinion to the board that the consideration to be paid by Banyan as reflected in the draft merger agreement presented to the board for its review and consideration was fair to Banyan and its stockholders from a financial point of view. Josephthal provided the board with a review of the methodology which it utilized in coming to this conclusion and answered questions from the board relating to that analysis. See "--Opinion of Advisor" for further discussion of the methodology utilized by Josephthal.

     The board, management and representatives of Josephthal discussed the particular difficulty associated with establishing orderly liquidation values, especially in light of the substantial acreage owned by Banyan. Following this discussion, the board advised management that they had completed their review of the materials furnished to them in the prior few weeks and authorized Mr. Levine to execute and deliver the Merger Agreement substantially in the form discussed at this meeting subject to any changes which management believed were necessary to effectuate the intent of the agreement.

     Subsequent to this board meeting, management of Banyan and representatives of Josephthal engaged in extensive discussions with RGI regarding the Net Asset Valuation Report. In particular, representatives of each of RGI, Banyan and Josephthal focused on the fact that the "net assets" of RGI/US and not the capital stock of RGI/US had been valued. Mr. Levine was informed on April 12, 1996 by representatives of RGI that a valuation of the capital stock of RGI/US, as opposed to a valuation of the net assets, would reduce the value of RGI/US by approximately $20 million due to potential tax liabilities. Representatives of each of the parties proceeded to negotiate a solution to the issue. Banyan's management concluded that some, if not all, of the taxes could be reduced by use of Banyan's net operating losses. Further, Banyan concluded that if RGI agreed to reimburse the Company in the event that tax liability was incurred on the sale of the RGI/US Properties, then the potential tax liability would not alter the economics of the transaction. Mr. Levine confirmed that Josephthal would not alter its fairness opinion if Banyan were able to negotiate an acceptable tax indemnification agreement. Banyan then suggested, and RGI agreed to, the concept of a tax indemnification agreement pursuant to which RGI Holdings and its parent entity would agree to indemnify the Company for any tax liability which the Company might incur in connection with future sales of RGI/US Properties or tax liabilities which the Company might incur on the sale of properties owned by Banyan on the date of the merger which tax liability would not have been incurred but for the use of Banyan's net operating loss carryforwards to shield prior gain recognized by the Company on the sale of RGI/US Properties. RGI and Banyan agreed to negotiate the specific terms and conditions of the tax indemnification agreement before closing the Private Placement. Consequently, Banyan executed and delivered the Merger Agreement with RGI/US and agreed to convert all of the outstanding shares of common stock of RGI/US into approximately 151 million shares of Banyan's common stock on the effective date of the merger. Drafts of the tax indemnification agreement were subsequently distributed for discussion and review among the parties following the execution and delivery of the Merger Agreement.

     Negotiations continued between RGI and Banyan over the terms and conditions of the tax indemnification agreement as well as the agreements modifying the Morgens Loan and the SoGen Loan. In addition,

C&L issued the Capital Stock Valuation Report which valued the capital stock of RGI/US. The Capital Stock Valuation Report specifically took into account the potential corporate level federal and state income tax liabilities associated with the RGI/US Properties. The Capital Stock Valuation Report concluded that the value of the RGI/US capital stock was approximately $51.4 million. The Private Placement was originally scheduled to close on May 15, 1996. On May 14, 1996, a special meeting of the board of directors of Banyan was convened at which time the board was informed that the Private Placement would likely not close on May 15. Mr. Levine advised the board that discussions were ongoing between Banyan and RGI/US over the terms and conditions of the tax indemnification agreement but that as of the date of that meeting, no agreement had been reached. In addition, Mr. Levine advised the board that agreements modifying the Morgens Loan and the SoGen Loan between Banyan and RGI Holdings had also not been concluded. The board and management engaged in a discussion of the impact of the RGI transaction on the tax position of Banyan and provided management with additional thoughts and comments on the proposed tax indemnification agreement. The board and management also discussed the impact of the proposed loan modification agreements on Banyan and how these modification agreements would be impacted by approval or nonapproval of the Merger. For additional discussion regarding the loan modification agreements, see "Material Agreements--Morgens Loan Modification; SoGen Loan Modification" below. Mr. Levine also advised the board that RGI had indicated that following the Merger, Mr. Uptain would become President of the Company and management functions would be shifted from Chicago to Seattle. Mr. Levine advised the board that for at least one year, the Company would likely utilize the administrative services provided by BMC, and that discussions were under way concerning the shifting of several BMC employees to Banyan's payroll.

     Discussion subsequently continued, but the parties were unable to agree upon the specific terms and conditions of the tax indemnification agreement. The issue was resolved when RGI Holdings agreed to reduce the number of shares which it would receive upon merging RGI/US with and into Banyan from approximately 151 million to approximately 109 million to take into account the capital stock valuation. On May 16, 1996, another special meeting of the board of directors was convened wherein Mr. Levine advised the board on RGI's agreement on the valuation issues, as well as the status of the loan modification agreements. The board and management also discussed overtures made to Banyan by one of Banyan's shareholders indicating a desire to make an investment in Banyan on terms similar to the Private Placement but without any proposal to purchase the Morgens Loan and the SoGen Loan. The board evaluated this offer and concluded that it was inadequate. The board then directed management to proceed with the RGI transaction. After completing documentation of the loan modification agreements and receiving the final Capital Stock Valuation Report, the parties completed the Private Placement on May 21, 1996.

     On August 27, 1996 the Company's board of directors discussed the desirability of proposing the Reverse Split. Mr. Levine advised the board that the Reverse Split was a necessary element in the Company's efforts to qualify its shares of common stock for inclusion on the Nasdaq. Mr. Levine explained that Nasdaq requires entities included on the Nasdaq to have a minimum bid price of $3.00 per share. As of September 13, 1996, the board authorized Mr. Levine to propose the Reverse Split for a vote of the Stockholders and the Company and RGI subsequently amended the Merger Agreement to, among other things, give effect to the Reverse Split by reducing the number of shares issuable to RGI Holdings upon completion of the Merger from approximately 109 million to approximately 4.3 million shares.

     REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANYAN

     Banyan's board of directors believes that the Merger is fair to, and in the best interests of, Banyan and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE ACTIONS CONTEMPLATED THEREBY INCLUDING THE REVERSE SPLIT, ADOPTION OF THE RESTATED CERTIFICATE AND THE ELECTION OF THE NOMINEES AND UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS APPROVE EACH PROPOSAL AND ELECT THE NOMINEES. In reaching this determination, the board of directors consulted with Banyan's management, as well as its financial advisor, legal counsel and accountants, and considered a number of factors including but not limited to:

          (i) Banyan's need for additional capital to continue implementing its business plans;

          (ii) RGI Holdings' willingness, as part of the overall transaction, to purchase the Morgens Loan and the SoGen Loan and to provide the Company with enhanced flexibility by amending certain provisions contained in the loan agreements evidencing these loans;

          (iii) the likelihood that the sale of Banyan's real properties in their "as is" state would result in less value to Banyan's stockholders than if the business plans for each asset were to continue to be implemented;

          (iv) the board's receipt of an opinion from Josephthal that the consideration to be paid by Banyan pursuant to the Merger is fair from a financial point of view to Banyan and its stockholders; and

          (v) the belief that the merger with RGI/US presents Banyan with an opportunity to diversify its portfolio and enter into new markets and new businesses.

     The board balanced these factors against a number of factors which it considered as negative aspects of the Merger, including without limitation the following:

          (i) the transactions contemplated by the Merger Agreement including the Private Placement dilute substantially the interests of the Stockholders, except RGI Holdings;

          (ii) the Merger will result in a change of control of the Company;

          (iii) Banyan may have to pay substantial amounts of money to RGI/US or RGI Holdings if the board withdraws its recommendation of the Merger and pursues an alternative transaction even if the alternative transaction is in the Stockholders' best interests;

          (iv) Banyan has no previous experience in the assisted living business being conducted at the Oak Harbor property which exposes the Company to an entirely different set of risks than previously faced by Banyan; and

          (v) Banyan's ability to utilize its net operating losses and tax loss carryforwards will be substantially limited by the Merger.

     After balancing these factors, the board concluded that the Merger and the transactions contemplated by the Merger Agreement, including the Private Placement and the modifications to the Morgens Loan and SoGen Loan, were in the best interests of Banyan and its stockholders.

     OPINION OF ADVISOR

     In connection with the Merger, the Company engaged Josephthal Lyon & Ross to render an opinion to the board as to the fairness, from a financial point of view, of the consideration to be paid by Banyan. No limitations were imposed on Josephthal by the Company's board or management with respect to the investigations made or procedure followed by Josephthal in preparing and rendering its opinion, and the Company's board and management cooperated fully with Josephthal in connection therewith. Josephthal rendered its initial opinion to the board on April 12, 1996 that, based upon the facts and circumstances as they existed at that time and subject to certain limitations, the consideration to be paid by Banyan in the Merger is fair to Banyan and its stockholders from a financial point of view. Thereafter, RGI, Banyan and Josephthal focused on the tax issues raised by the Net Asset Valuation Report. Subsequently, RGI/US and Banyan agreed to enter into a tax indemnification agreement. The parties were, however, unable to agree upon the specific terms and conditions of the tax indemnification agreement. After RGI Holdings agreed to reduce the number of shares which it would receive upon merging RGI/US with and into Banyan from approximately 151 million to approximately 109 million to take into account the capital stock valuation, Josephthal agreed to issue its opinion on May 20, 1996, based upon the facts and circumstances as they existed at that time and subject to certain limitations. A copy of Josephthal's May 20, 1996 opinion is attached as Annex C to this

Proxy Statement/Prospectus. The following summarizes the analysis that Josephthal used in arriving at its opinion.

     Transaction Analysis. Assuming a value per share of Banyan's common stock issued in the Merger of $.46875, Josephthal noted that the aggregate consideration to be received by the sole shareholder of RGI/US pursuant to the Merger would be approximately $51.4 million.

     Liquidation Analysis. In analyzing Banyan's existing properties, and in light of Banyan's default under the Morgens Loan and the SoGen Loan, Josephthal performed a discounted cash flow analysis of the present value of the projected liquidation cash flows to be received in an orderly liquidation of Banyan's properties based on projections provided by Banyan's management. These projections were based upon certain values for properties that were under contract to be sold or had been sold as of April 29, 1996 as well as offers and estimated auction prices for other properties provided by third parties. For purposes of its analysis, Josephthal utilized discount rates ranging from 15.0% to 25.0% and assumed a liquidation period through the end of fiscal year December 31, 1998. This analysis resulted in reference ranges of per share value of $.43 to $.50.

     Reliance on Appraisal of RGI/US Capital Stock. In analyzing the value of RGI/US' capital stock, Josephthal relied exclusively on the Capital Stock Valuation Report prepared by C&L. This report utilized an income approach incorporating discounted cash flow models to value the respective RGI/US Properties. The Capital Stock Valuation Report concluded that the value of the capital stock of RGI/US was approximately $51.4 million. Josephthal took note of the fact that C&L did not perform any analyses with respect to any of the assets of Banyan, and did not comment upon the fairness of the proposed Merger. Josephthal was also advised by C&L that the Capital Stock Valuation Report did not constitute an audit, examination, review or compilation of historical or prospective financial information conducted in accordance with Generally Accepted Auditing Standards or with standards established by the American Institute of Certified Public Accountants and that accordingly, C&L was unable to, and did not, express any opinion or any other form of assurance with respect to the financial information contained in the Capital Stock Valuation Report.

     Comparable Companies Analysis. Josephthal reviewed and compared the financial and market performance of the following group of nine publicly traded real estate development companies with that of Banyan: Banyan Mortgage Investors L.P.; Banyan Strategic Realty Trust; Banyan Strategic Land Fund II; Killearn Properties, Inc; Cadiz Land Company, Inc.; Catellus Development Corp.; Resurgence Properties, Inc.; Bresler & Reiner, Inc.; and Blue Ridge Real Estate Co. Josephthal selected these companies on the basis of various factors, including each company's primary focus as a real estate company engaged in property development. Josephthal examined certain publicly available financial, operating and stock market performance data, including enterprise value (defined as the equity market value adjusted by adding net debt and deducting marketable securities and estimated cash proceeds from the exercise of certain stock options) as a multiple of latest 12 months ("LTM") revenues and operating earnings and equity market value as a multiple of net earnings, book value and next fiscal year estimated earnings. Josephthal applied certain of these multiples to Banyan's LTM revenues and book value for the twelve months prior to December 31, 1995. The median implied equity values for Banyan were $.16 per share based on revenues and $1.40 per share based upon book value.

     Comparable Transactions Analysis. Using publicly available information, Josephthal analyzed the implied purchase prices and transaction multiples in the following selected merger and acquisition transactions since March 1994 involving real estate companies: Public Storage Properties/Storage Equities, Inc.; New Mexico & Arizona Land Co./Sun NE LLC; Koll Management Services/Unknown; and HIP Properties/JER Partners II LLC. The analysis considered the multiple of enterprise value to revenues and operating income and the multiple of equity values to earnings and book value. In addition, Josephthal reviewed and analyzed the premiums paid by the acquirors over the closing prices of the targets on the last trading day prior to each transaction announcement date. Since none of the foregoing transactions involved companies with similar business and financial characteristics or real estate assets as Banyan, Josephthal did not derive an equity valuation reference range for Banyan based on this analysis and considered such analysis to be less significant than the other analyses performed by Josephthal.

     Stock Trading History Analysis. Based on publicly available information, Josephthal reviewed the history of the closing prices and volume for Banyan's common stock and compared the closing prices of Banyan's common stock with the effective per share price of $.47 implied by the $51.4 million valuation of RGI/US and the terms of the Merger Agreement. Josephthal observed that between April 16, 1995 and April 15, 1996 (the date of the Merger announcement), Banyan's common stock traded in a range of $.75 to $.41 per share.

     Banyan's board of directors retained Josephthal based upon its experience and expertise as a nationally recognized investment banking and advisory firm. Josephthal's relationship with Banyan dates from April 1994, when Josephthal was engaged to provide financial advisory services to Banyan and its affiliates, for which Josephthal received customary fees.

     In consideration for Josephthal's services in connection with the Merger, Banyan has paid Josephthal a fee of $100,000 and has agreed to pay Josephthal an additional $25,000 upon Josephthal's delivery of confirmation of its opinion dated May 20, 1996. In addition, Banyan has agreed to reimburse Josephthal for its out-of-pocket expenses.

     DESCRIPTION OF THE MERGER AGREEMENT

     This Proxy Statement/Prospectus summarizes the material terms of the Merger Agreement. This discussion is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and which is incorporated herein by reference.

     General. Banyan entered into the Merger Agreement with RGI/US and RGI Holdings dated as of April 12, 1996, and amended and restated as of May 20, 1996 and as further amended September 17, 1996. As contemplated by the Merger Agreement, on May 21, 1996, RGI Holdings purchased 7,466,666 shares (298,666 after giving effect to the Reverse Split) of authorized but unissued shares of Banyan's common stock for $.46875 per share, or an aggregate purchase price of $3.5 million. In addition, RGI Holdings purchased the Morgens Loan and the SoGen Loan and entered into agreements modifying the terms and conditions governing each loan. At May 31, 1996, the aggregate principal amounts outstanding under the Morgens Loan and the SoGen Loan were $24.2 million and $6.4 million, respectively. Under the terms of the modification of the Morgens Loans, RGI Holdings agreed to terminate all of the warrants previously issued in connection with the Morgens Loan. See "Material Agreements--Morgens Loan Modification" and "--SoGen Loan Modification."

     Banyan used a portion of the proceeds from the Private Placement to pay:
(i) approximately $1.2 million in interest on the Morgens Loan and a $500,000 loan restructuring fee to RGI Holdings; and (ii) $319,782 in interest, and $302,708 in late fees and legal fees, on the SoGen Loan.

     Subject to the terms and conditions of the Merger Agreement, RGI/US will be merged with and into Banyan in accordance with Delaware Law and the Washington Business Corporation Act ("Washington Law"), the separate existence of RGI/US will cease, and Banyan will be the surviving company, although Banyan's name will be changed to Legend Properties, Inc. In connection therewith, all of the issued and outstanding shares of RGI/US Common Stock will be converted into 4,386,986 newly-issued shares of Banyan's common stock. As a result, RGI Holdings will own approximately 75% of Banyan's common stock.

     Effective Time of the Merger. The Merger, if approved and adopted by the requisite stockholder votes and if all other conditions set forth in the Merger Agreement are satisfied or waived, will become effective upon the filing of a certificate of merger in the Office of the Secretary of State of Delaware in accordance with Delaware Law and a plan of merger in the Office of the Secretary of State of Washington in accordance with Washington Law.

     Conditions to the Merger. The obligations of each party to effect the Merger are conditioned upon, among other things, the satisfaction or waiver of each of the following conditions: (i) the truth and accuracy of all of the representations and warranties made by each party; (ii) completion by each party of their respective covenants contained in the Merger Agreement; (iii) receipt of legal opinions by each party from their respective legal counsel as to certain legal matters; (iv) receipt of all written consents, assignments, waivers or authorizations required to effect the Merger; and (v) receipt of "comfort letters" by each party from their respective independent public accountants. In addition, Banyan will not be obligated to proceed with the Merger unless the board receives confirmation of the Fairness Opinion from Josephthal at the Merger Closing.

     The respective obligations of each party to effect the Merger are further conditioned on, among other things: (i) approval of the Reverse Split; (ii) adoption of the Restated Certificate; (iii) election of the Nominees to the board; and (iv) expiration or termination of the waiting period (and any extension thereof) under the HSR Act, if applicable.

     Certain Covenants. During the time period between the closing of the Private Placement and the Effective Time or termination of the Merger Agreement (whichever occurs first) the parties have agreed to conduct their respective businesses in the ordinary course. In addition, Banyan has agreed not to solicit, initiate or encourage the making of any Acquisition Proposal, or engage in negotiations with any person or entity that has made an Acquisition Proposal, or negotiate any Acquisition Proposal, or except as required by law, disclose any nonpublic information relating to Banyan or any of Banyan's Subsidiaries or, afford access to its properties, books or records. Nevertheless, Banyan or Banyan's board of directors may take any of these actions to the extent that the board, after consultation with and based upon the advice of counsel, determines in good faith that action is required to comply with the board's fiduciary duties under Delaware Law.

     Termination. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement, by the stockholders of Banyan, in a number of circumstances including: (i) the mutual consent of the parties; (ii) by Banyan, if the Fairness Opinion has not been confirmed or has been withdrawn; (iii) by any of the parties if the Stockholders do not approve the Merger and the related proposals; (iv) by Banyan if the board approves an Acquisition Proposal; (v) by RGI/US or RGI Holdings, if the board withdraws its recommendation of the Merger or approves an Acquisition Proposal; (vi) by Banyan if a material adverse change has occurred in that there has been a ten percent (10%) or greater decline in the fair market value of the capital stock of RGI/US on the date of the Merger as compared to that reported in the Capital Stock Valuation Report unless RGI/US elects to recompute the number of shares of Banyan's common stock to be received by RGI Holdings in the Merger to reflect the decline in value; and (vii) by any party if the Effective Date has not occurred by December 31, 1996.

     Termination Amount and Expenses. Except as set forth below, each party is required to bear its own fees and expenses, including fees and expenses of counsel and other advisors. Banyan may, however be required to pay certain fees to RGI/US and RGI Holdings if the board withdraws its recommendation of the Merger, or approves an Acquisition Proposal; or if Banyan breaches its representations, warranties, covenants or agreements contained in the Merger Agreement. In each case, Banyan is required to pay to RGI/US a termination fee of $1.0 million and to repurchase the shares purchased by RGI Holdings in the Private Placement at a price equal to $1.00 per share. Similarly, if the Merger Agreement is terminated because the Stockholders do not approve the Merger, then Banyan is required to reimburse RGI/US and RGI Holdings for their respective expenses (including without limitation, fees of attorneys, accountants, and appraisers) incurred in pursuing the Merger and related transactions.

     Certain Tax Consequences of the Merger. The following discussion summarizes certain Federal income tax consequences of the Merger. The discussion does not address all aspects of Federal income taxation that may be relevant to particular shareholders and may not be applicable to shareholders who are not citizens or residents of the United States, or who will acquire their Banyan common stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that all shareholders of RGI/US and Banyan hold their stock in the applicable companies as capital assets within the meaning of Section 1221 of the Code. EACH STOCKHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF BANYAN'S COMMON STOCK SUBJECT TO SPECIAL TREATMENT

UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE SHARES WERE
ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. BANYAN'S STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER.

     In the opinion of Shefsky Froelich & Devine Ltd., counsel to Banyan: (i) the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and Banyan and RGI/US will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and (ii) the Reverse Split will constitute a "recapitalization" qualifying as a reorganization under Section 368(a)(1)(E) of the Code. In rendering such opinions, counsel has relied upon written representations and covenants of Banyan, RGI/US and RGI Holdings. No ruling has been sought from the Internal Revenue Service as to the Federal income tax consequences of the Merger or the Reverse Split, and the opinion of counsel set forth below is not binding on the Internal Revenue Service or any court.

     The following Federal income tax consequences will arise for the Stockholders and Banyan from the Merger and the Reverse Split:

          1. The Merger will not be a taxable event for the Banyan Stockholders because they will continue to hold the same Banyan common stock they owned before the Merger. Therefore, the Banyan Stockholders will not recognize gain or loss for federal income tax purposes from the Merger, and will continue to have the same tax basis and holding period for their shares of Banyan common stock after the Merger.

          2. Banyan will not recognize gain or loss as a result of the Merger.

          3. Banyan will recognize neither gain nor loss from the transactions occurring pursuant to the Reverse Split, including the exchange of the shares of Banyan common stock and the payment of cash in lieu of fractional shares.

          4. The receipt of shares of Banyan common stock pursuant to the Reverse Split will produce neither gain nor loss, but the Stockholders who receive cash in lieu of fractional shares will be considered to have had such fractional shares redeemed by Banyan and hence will recognize gain or loss based on the rules in Section 302 of the Code. Under these rules, redemption payments will be considered either: (i) a dividend producing ordinary income to the extent of current or accumulated earnings and profits; or (ii) payments in exchange for stock producing capital gain or loss, and the determination focuses on whether the payments are considered essentially equivalent to a dividend. Banyan does not consider the payments in lieu of fractional shares to be essentially equivalent to a dividend, and will report the payments as being in exchange for the fractional share. Any gain or loss recognized as a result of the receipt of such payments will be capital gain or loss equal to the difference between the cash received and the portion of the Stockholder's basis in stock allocable to such fractional share interest. If the payments in lieu of fractional shares are treated as a dividend, the tax consequences will be as follows:
     (i) ordinary income to the extent of current earnings and profit as computed under Section 316 of the Code, of which Banyan currently has none;
     (ii) a tax free distribution to the extent of the Stockholder's basis in the fractional shares, which will depend on each Stockholder's tax situation; and (iii) capital gain for the remaining amount received.

     The opinion referred to above has been filed as an exhibit to this Proxy Statement/Prospectus.

     Regulatory Approvals. The HSR Act and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The respective obligations of Banyan and RGI/US to consummate the Merger are conditioned upon all waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act having expired or been terminated. See "Matters to be Considered by Stockholders--Proposal Number One--Conditions to the Merger."

     Notwithstanding the termination of any waiting period under the HSR Act, at any time before or after the consummation of the Merger, either the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as either deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin consummation of the Merger.

     RGI/US and Banyan are not currently aware that any other material governmental permits, approvals, consents or similar actions are required for consummation of the Merger, except for compliance with applicable federal and state securities laws and applicable laws or regulations of applicable foreign jurisdictions.

     Accounting Treatment. For accounting purposes, the Merger will be treated as a recapitalization of RGI/US, with RGI/US as the acquiror of Banyan. From and after the Effective Date, the historical financial statements of the Company will be those of RGI/US.

     Nasdaq Listing. It is a condition to the parties' obligations to complete the Merger that all of the shares of the Company's common stock be approved for inclusion, subject to certain conditions, on the Nasdaq. See "Matters to be Considered by Stockholders--Proposal Number One--Conditions to the Merger."

     Appraisal Rights. Under Delaware Law, stockholders of Banyan are not entitled to appraisal rights in connection with the Merger.

     THE BOARD OF DIRECTORS OF BANYAN HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "MATTERS TO BE CONSIDERED BY STOCKHOLDERS--PROPOSAL NUMBER ONE-- BACKGROUND OF AND REASONS FOR THE MERGER" AND "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANYAN."

     Vote Required. The proposal to approve the Merger Agreement must be approved by the affirmative vote of a majority of the outstanding shares of Banyan. With respect to the vote on this issue, RGI Holdings has agreed to vote its 7,466,666 shares of common stock in proportion to the vote of all other Stockholders. Stockholders are not being asked to vote upon the Private Placement or the purchase of the Morgens Loan and the SoGen Loan by RGI Holdings the provisions of which are contained in Article I of the Merger Agreement. Therefore, disapproval of the Merger Agreement will have no effect on these transactions except as contemplated by the agreement between the Company and RGI Holdings regarding modification of the Morgens Loan. See "Material Agreements--Morgens Loan Modification."

PROPOSAL NUMBER TWO: TO CONSIDER AND VOTE UPON A PROPOSAL TO AMEND BANYAN'S CERTIFICATE OF INCORPORATION TO RECLASSIFY, COMBINE AND CONVERT EACH TWENTY-FIVE ISSUED AND OUTSTANDING SHARES OF BANYAN'S COMMON STOCK INTO ONE ISSUED AND OUTSTANDING SHARE.

     The Company's shares of common stock are currently listed for trading on the NYSE and the CSE. Since the Merger, in the opinion of the NYSE constitutes the acquisition of Banyan by RGI/US the NYSE advised the Company that it would be required to file an original listing application in order to continue the listing of the Company's shares on the NYSE. The Company does not, however, believe that it can satisfy certain of the quantitative listing criteria established by the NYSE or the CSE for an original listing. As a result, the Company applied to have its shares of common stock included for quotation on The Nasdaq SmallCap Market and has been conditionally approved for listing. This approval is subject to the Company's ability to meet the $3.00 minimum bid price requirement after the proposed Merger and the Reverse Split. As a result, the Company is proposing the Reverse Split pursuant to which each twenty five shares of the Company's issued and outstanding common stock will be reclassified, combined and converted into one issued and outstanding share of common stock. The Company believes that the Reverse Split should result in the Company's
shares trading at a bid price of at least $3.00 per share. On                ,
1996, the closing price of the Company's shares as reported on the NYSE was
$     per share. Each Stockholder's percentage interest in the Company and proportional voting power will remain unchanged as a result of the Reverse Split except for minor differences resulting from the treatment of fractional shares. Similarly, the rights and privileges of the holders of the common stock will be unaffected. The Company's board of directors has established a record date of October 9, 1996 for the Reverse Split (the "Split Record Date"). All holders of record on the Split Record Date will become the holders of one share of the Company's Common Stock for each twenty-five shares that are owned by the holder on the Split Record Date. No fractional shares will be issued in connection with the Reverse Split. In lieu of fractional shares, the Company will pay a cash adjustment in respect of each fractional interest equal to the fractional interest multiplied by the average trading price of a share of common stock for the five days preceding the Annual Meeting. Each existing certificate representing shares of the Company's common stock will, until surrendered or exchanged as described below, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of the Company's common stock as a appropriately adjusted for the Reverse Split, and if transferred or sold, will automatically be reissued in the transferee's name in the new post-split number of shares. If the Merger Agreement is approved, the conversion of the shares of common stock will occur immediately prior to the Effective Time and the Restated Certificate will reflect the effect of the Reverse Split. If the Merger Agreement is not approved, but the Reverse Split is approved, then Article Fourth of the Company's existing Certificate of Incorporation will be amended to reflect the effect of the Reverse Split. The text of this proposed amendment is attached as Annex D to this Proxy Statement/Prospectus. If approved, the Reverse Split will occur without any further action on the part of Stockholders and without regard to the date or dates certificates representing shares of the Company's common stock are, at the option of the Stockholders, physically surrendered for transfer or exchange. If the Company's shares begin trading on the Nasdaq and the Company's financial performance improves to a level which allows the Company to qualify for inclusion of its shares on The Nasdaq National Market (the "Nasdaq NMS") then the Company will seek to satisfy the listing criteria for the Nasdaq NMS. There can be no assurance, however, that the Company will be able to meet the Nasdaq NMS listing criteria at any time in the future.

     THE BOARD OF DIRECTORS OF BANYAN HAS UNANIMOUSLY APPROVED THE REVERSE SPLIT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE REVERSE SPLIT.

     Vote required. The approval of the Reverse Split requires the affirmative vote of a majority of the outstanding shares of Banyan.

PROPOSAL NUMBER THREE: TO CONSIDER AND VOTE UPON A PROPOSAL TO ADOPT THE RESTATED CERTIFICATE.

     As a condition to the completion of the Merger, Banyan is seeking a vote of the Stockholders to adopt the Restated Certificate. The discussion set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware Law and also to the Certificate of Incorporation and the full text of the Restated Certificate set forth as Annex B to this Proxy Statement/Prospectus.

     Capitalization. The Company will be authorized to issue 100.0 million shares of common stock all of which are to be one class and having a par value of $0.01 per share. At the Effective Time each twenty-five issued and outstanding shares of the Company's common stock will thereby and thereupon be combined into one share of the Company's common stock. No fractional shares of common stock will be issued in connection with the Reverse Split, but in lieu thereof, the Company will pay a cash adjustment in respect of any such fractional interest in an amount equal to the fractional interest multiplied by the average trading price of a share of common stock for the five days preceding the Annual Meeting.

     Authorized Preferred Stock. The Restated Certificate authorizes the board to issue up to five million shares of preferred stock, $0.01 par value per share, in one or more series, with such rights and preferences as determined by the board of directors. Pursuant to this provision, the board may, without stockholder approval, authorize the issuance of preferred stock which ranks senior to the common stock with respect to the payment of dividends and the distribution of assets upon liquidation and may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. While the Company has no present intention of issuing shares of preferred stock, the authorization of preferred stock will give the Company flexibility to issue the shares to raise additional capital. See "Risk Factors--Need for Additional Capital" and "Description of Securities."

     Change of Corporate Name and Stated Duration. The Restated Certificate changes Banyan's name to "Legend Properties, Inc." to reflect the new identity of the Company after the Merger. BMC owns the rights to the name "Banyan Mortgage Investment Fund", and after the anticipated termination of the BMC Administrative Services Agreement, the Company will not be entitled to further use of the name. Under the Certificate of Incorporation, Banyan's corporate existence is due to terminate on December 31, 2008 unless extended. Under the Restated Certificate this limitation on duration has been deleted, so that like most corporations, the Company will have an unlimited life.

     Board of Directors. Under the Certificate of Incorporation, Banyan is required to have not less than three (3) nor more than nine (9) directors, each of whom serves three (3) year terms that are staggered so that one-third of the directors are eligible for election each year. Under the Restated Certificate, the number of directors is fixed from time to time as provided in the Company's Bylaws, which can be amended by either the board or the Company's stockholders. Moreover, the Restated Certificate will eliminate a staggered board. The Company believes that annual elections for all directors will increase director accountability and improve communications between directors and stockholders. Moreover, staggered boards are generally believed to have the effect of delaying or preventing a change in control of the corporation. Since RGI Holdings will own 75% of the Company's outstanding common stock, the board does not believe that a staggered board is necessary. The Certificate of Incorporation mandates that any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares entitled to vote in the election of directors. The Restated Certificate is silent with respect to removal of directors; provided, however, in the absence of a staggered board, under Delaware Law directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares.

     THE BOARD OF DIRECTORS OF BANYAN HAS UNANIMOUSLY APPROVED THE RESTATED CERTIFICATE AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE RESTATED CERTIFICATE. SEE "MATTERS TO BE CONSIDERED BY STOCKHOLDERS--PROPOSAL NUMBER ONE--BACKGROUND OF AND REASONS FOR THE MERGER" AND "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANYAN."

     Vote Required. The approval and adoption of the Restated Certificate is subject to approval of Proposal Number One and requires the affirmative vote of a majority of the outstanding shares of Banyan. If Proposal Number One is not approved, and the Restated Certificate is approved, the board may abandon the Restated Certificate in accordance with Delaware law.

PROPOSAL NUMBER FOUR: TO ELECT THE THREE NOMINEES AS DIRECTORS.

     As a condition to the completion of the Merger, the Banyan board has nominated the Nominees to serve as directors of the Company until the next annual meeting of stockholders or as otherwise provided in the Company's governing organizational documents or Delaware law. Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies received by Banyan. If any nominee should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the board. Banyan has no reason to believe that any of the nominees named will be unable to serve if elected. The Nominees are as follows: Walter E. Auch, Sr. (who is currently a member of the board of directors), Olav Revhaug and Fred E. Welker,
III. Biographies of the Nominees appear below:

     WALTER E. AUCH, SR. was the chairman and chief executive officer of the Chicago Board Options Exchange from 1979 to 1986. Prior to that time, he was executive vice president, director and a member of the executive committee of PaineWebber. Mr. Auch is a director of Pimco L.P., Geotek Communications, Smith Barney Concert Series Funds, Smith Barney Trak Fund, Nicholas Applegate Funds and Fort Dearborn Fund, and a trustee of Hillsdale College and the Arizona Heart Institute. Mr. Auch has been a director of the Fund since 1988. Mr. Auch is a trustee of Banyan Strategic Realty Trust and a director of Banyan Strategic Land Fund II and BMC.

     OLAV REVHAUG has been the Chief Financial Officer and Secretary of RGI Inc. since August 1994. He is also a director of RGI Antilles, Brooks Sports, Inc., RGI Distribution, Inc. and RGI Industries, Inc., and the secretary of Alaska Net Company and RGI Inc., and the secretary/treasurer of Rena Box Packaging, Inc., all of which are affiliated with RGI Antilles. From December 1986 to April 1994, Mr. Revhaug was Chief Financial Officer of Gresvig ASA, a sporting goods company based in Norway and affiliated with RGI Antilles. Mr. Revhaug owns 76,923 shares, or approximately 0.1%, of the outstanding stock of RGI Antilles.

     FRED E. WELKER, III has been the President of Realty Financial Advisors, Inc., a real estate investment banking firm, since January 1993. From 1982 to 1992, Mr. Welker was the Executive Vice President for the Southeast Regional Office of Sonnenblick--Goldman Company, a real estate investment banking firm. From 1981 to 1982, Mr. Welker was Vice President--Joint Ventures for American Savings & Loan Association, and from 1976 -1981 he was a commercial loan officer with First Federal of Broward (now Glendale Federal).

     Other members of the board of directors, not standing for election are:

     ROBERT M. UNGERLEIDER is presently practicing law with and is of counsel to the firm of Lane Felcher Kurlander & Fox in New York, New York. He has founded, developed and sold a number of start-up ventures including Verifone Finance, an equipment leasing business, SmartPage, a paging service company and Financial Risk Underwriting Agency, Inc., an insurance agency specializing in financial guarantee transactions. Prior to these endeavors, Mr. Ungerleider practiced real estate and corporate law for ten years. Mr. Ungerleider received his B.A. Degree from Colgate University and his Law Degree from Columbia University Law School. Mr. Ungerleider has been a director of Banyan since 1988. Mr. Ungerleider is a director of BMC and Banyan Strategic Land Fund II.

     KENNETH L. UPTAIN has been the President and Director of RGI/U.S., RGI Holdings and RGI Real Estate since August 1994. He is also a director of RGI Antilles and RGI Inc. Since 1988, he has been the President and a Director of The Resource Group, Inc., a real estate development company affiliated with RGI Inc. Mr. Uptain was elected to the Banyan board in May 1996 in connection with the Private Placement and pursuant to the Merger Agreement. Mr. Uptain owns 777,815 shares or approximately 1.2% of RGI Antilles.

     DIRECTOR COMPENSATION

     The Directors of Banyan have been, and the independent directors (those who are neither officers of the Company nor affiliated with RGI or any related entity) of the Company will continue to be paid an annual fee of $15,000, payable quarterly, plus $875 for each board meeting, including meetings of the audit committee, attended in person and $250 an hour for each board meeting, including meetings of the audit committee, attended via telephonic conference call. In addition, each Director of Banyan has been and each director of the Company will continue to be, reimbursed for out-of-pocket expenses incurred in attending meetings of the board.

     EXECUTIVE COMPENSATION

     Compensation paid to executive officers of the Company for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                              -------------------
                                                                                AWARDS    PAYOUTS
                                                                              ----------  -------
                                      ANNUAL COMPENSATION                     SECURITIES
                               ---------------------------------  RESTRICTED  UNDERLYING
                                                    OTHER ANNUAL    STOCK      OPTIONS/    LTIP     ALL OTHER
                        YEAR    SALARY    BONUS(2)  COMPENSATION   AWARD(2)    SARS(#)    PAYOUTS  COMPENSATION
                        ----   --------   --------  ------------  ----------  ----------  -------  ------------
Leonard G. Levine...... 1995   $105,606   $171,805       n/a       $ 42,951       n/a       n/a         n/a
  President(1)          1994    102,800    231,166       n/a         58,002       n/a       n/a         n/a
                        1993    100,000         --       n/a            n/a       n/a       n/a         n/a

- -------------------------
(1) No other executive officer earned more than $100,000 in salary and bonus.

(2) Pursuant to Mr. Levine's employment agreement the incentive amounts which were earned in the current year are paid or awarded to him by the Company in the following year.

     Mr. Levine serves as Chief Executive Officer of Banyan pursuant to the Employment Agreement, which expires December 31, 1998 and under which Mr. Levine is paid a salary equal to $105,606 per year, adjusted on January 1 of each year based on increases in the "consumer price index". Mr. Levine is also eligible to receive compensation under an incentive program included in his Employment Agreement. Since January 1, 1993, Mr. Levine has been eligible to earn incentive compensation based and calculated on the following four components: (i) 1.0% of the amount of the Company's collateralized claims existing as of December 31, 1992, which are converted into cash; (ii) 3.0% of the amount of the Company's unsecured claims which are converted into cash; (iii) 0.1% of all distributions of capital; and (iv) .14% of all distributions of income to stockholders of the Company.

     All incentive amounts earned by Mr. Levine are paid 80.0% in cash and 20.0% in shares of the Company's common stock (the "Award Shares") on or before March 15 of the year following the period for which the incentive is earned. The table above sets forth the incentive compensation earned by Mr. Levine during the last three fiscal years. Mr. Levine received 79,909 Award Shares (issue price equal to $0.537 per share) and 50,437 Award Shares (issue price equal to $1.15 per share) in respect of incentive compensation earned by Mr. Levine for the fiscal years ended December 31, 1994 and December 31, 1993 respectively. In addition, Mr. Levine received 18,577 Award Shares (issue price equal to $0.43125 per share) for the fiscal years ended December 31, 1995. The Award Shares issued to Mr. Levine are held in trust by the Company, pending satisfaction of the vesting requirements contained in the Employment Agreement. Mr. Levine will vest on the earlier of: (i) December 31, 1997; (ii) the termination of Mr. Levine's employment by the Company without just cause; or (iii) the permanent disability or death of Mr. Levine. Mr. Levine is, however, entitled to receive any dividends paid in respect of Award Shares prior to satisfying the vesting requirements. If Mr. Levine is not employed by the Company on December 31, 1997, these Award Shares will be forfeited unless the reason he is not employed is due to his death or permanent disability, or if he was terminated without just cause. The incentive compensation earned by Mr. Levine during the fiscal year ended December 31, 1994 is comprised of: (i) $203,941 in respect of collateralized claims converted into cash; and (ii) $10,815 in respect of unsecured claims converted into cash. The incentive compensation earned by Mr. Levine during the fiscal year ended December 31, 1993 is comprised of: (i) $51,972 in respect of collateralized claims converted into cash; and (ii) $237,196 in respect of unsecured claims converted into cash.

     The Employment Agreement can be terminated at any time upon 90 days written notice by either Mr. Levine or the Company. If the Company terminates the agreement for cause or Mr. Levine voluntarily terminates the agreement, all incentive compensation not previously paid to Mr. Levine is forfeited and he is not entitled to any severance payment. If Mr. Levine dies or becomes permanently disabled, he is entitled to all incentive compensation earned through the date of his disability or death. Mr. Levine also receives the same disability and life insurance benefits as all other BMC employees. If his employment is terminated without cause following a change of control (as defined in the agreement) the Company is obligated to pay Mr. Levine's salary during the remainder of the employment period plus incentive compensation equal to that which he would have earned if all of the Company's assets had been converted into cash and all proceeds were distributed on the date of termination. RGI Holdings has advised Mr. Levine that it will likely cause the Company to terminate Mr. Levine following completion of the Merger. Under the Employment Agreement, the Merger will constitute a "change of control" under the Employment Agreement. As a result, Mr. Levine will be entitled to receive payments aggregating approximately $1.2 million. If Mr. Levine is terminated without cause but no change of control has occurred, he will receive a severance payment equal to one year's salary plus all incentive compensation earned through the date of his termination (including incentive compensation based upon assets converted into cash within one year following his termination in accordance with an expression of interest received by the Company prior to Mr. Levine's termination), plus an amount equal to the full cost of Mr. Levine's COBRA benefits for one year.

     EXECUTIVE AND DIRECTORS' STOCK OPTION PLAN

     On June 25, 1993, the stockholders approved and adopted the 1993 Executive and Directors' Stock Option Plan (the "Plan"). The Plan grants the board authority to issue up to 1.0 million shares of the Company's common stock under the Plan. Under the Plan, each director holding office on the tenth business day after adjournment of the annual meeting automatically receives an option to acquire 25,000 shares (1,000 shares after giving effect to the Reverse Split). The options granted to the directors vest 50.0% upon the first anniversary of the date of the grant and 50.0% upon the second anniversary of the date of the grant and expire ten years from the date of the grant. The exercise price for the options granted to the directors in 1995, 1994 and 1993 is $0.625, $0.6875 and $0.625 per share, respectively.

     The board administers the Executive Option Grant Program portion of the Plan and has the authority to determine, among other things, the individuals to be granted executive options, the exercise price at which shares may be acquired, the number of shares subject to each option and the exercise period of each option. The board is also authorized to construe and interpret the Executive Option Grant Program and to prescribe additional terms and conditions of exercise in option agreements and provide the form of option agreement to be utilized with the Executive Option Grant Program. No Director is eligible to receive options under the Executive Option Grant Program.

     Options granted under the Plan are not transferable except by will or by the laws of descent and distribution, and are exercisable during an optionee's lifetime only by the optionee or the appointed guardian or legal representative of the optionee. Upon the: (i) death or permanent and total disability of an optionee; or (ii) retirement in accord with the Company's or BMC's retirement practices, then any unexercised options to acquire shares will be exercisable at any time within one year in the case of (i) and ninety days in the case of (ii) (but in no case beyond the expiration date specified in the Option Agreement). In addition, if the Administrative Services Agreement between the Company and BMC is terminated, each holder of options who is also an employee of BMC at the time of the termination who is not thereafter immediately hired by the Company may exercise any unexercised option for a period of one year from the date of the termination of the Administrative Services Agreement. If, while unexercised options remain outstanding under the Plan, the Company ceases to be a publicly-traded company, or if the Company merges with another entity or a similar event occurs, all options outstanding under the Plan immediately shall become exercisable.

     The Plan requires the optionee to pay, at the time of exercise, for all shares acquired on exercise in cash, shares or, in the case of the Executive Option Grant Program, other forms of consideration acceptable to the board. If the Company declares a stock dividend, splits its stock, combines or exchanges its shares, or engages in any other transactions which result in a change in capital structure such as a merger, consolidation, dissolution, liquidation or similar transaction, the board may adjust or substitute, as the case may be, the number of shares available for options under the Plan, the number of shares covered by outstanding options, the exercise price per share of outstanding options, any target price levels for vesting of the options and any other characteristics of the options as the board deems necessary to equitably reflect the effects of those changes on the option holders.

     Pursuant to the Plan, the board granted options to purchase the indicated number of shares of the Company's common stock on the dates indicated: 121,000 on May 16, 1996; 121,000 on February 8, 1995; and 120,000 on January 12, 1994 to
the Company's officers and certain BMC personnel under the plan, at exercise prices of $0.4375 per share, $0.50 per share, and $1.125 per share, respectively.

     Pursuant to the terms of the grants, options for all shares granted under the Executive Option Grant Program are exercisable and vest in installments as follows: (1) 33.3% of the number of shares commencing on the first anniversary of the date of grant; (ii) an additional 33.3% of the shares commencing on the second anniversary of the date of the grant; and (iii) an additional 33.4% of shares commencing on the third anniversary of the date of grant. The board is granted discretion to determine the term of each option granted under the Executive Option Grant Program, but in no event may the term exceed ten years and one day from the date of grant. The Merger will constitute a "change in control" under the Plan, accelerating the vesting requirements and making each option granted under the Plan immediately exercisable.

     All options granted under the Plan will be automatically deemed adjusted to give effect to the Reverse Split if it is approved. Stock options granted to or exercised by named executive officers for the year ended December 31, 1995, are as follows:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZED
                                    ----------------------------------------------------          VALUE
                                                  % OF TOTAL                                AT ASSUMED ANNUAL
                                    NUMBER OF      OPTIONS                                    RATES OF STOCK
                                    SECURITIES    GRANTED TO                                PRICE APPRECIATION
                                    UNDERLYING    EMPLOYEES     EXERCISE                     FOR OPTION TERM
                                     OPTIONS      IN FISCAL     OR BASE      EXPIRATION     ------------------
              NAME                  GRANTED(1)       YEAR        PRICE          DATE          5%         10%
- ---------------------------------   ----------    ----------    --------    ------------    -------    -------
Leonard G. Levine................     80,000          66%        $ 0.50     Feb. 9, 2005    $25,156    $63,750

- -------------------------
(1) The remainder of the 1995 stock options were granted to employees of the Company and BMC.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION/SAR
                                     VALUES

                                                                             NUMBER OF
                                                                            SECURITIES          VALUE OF
                                                                            UNDERLYING         UNEXERCISED
                                                                            UNEXERCISED       IN-THE-MONEY
                                             SHARES                           OPTIONS            OPTIONS
                                            ACQUIRED                      AT DECEMBER 31,    AT DECEMBER 31,
                                               ON                          EXERCISABLE/       EXERCISABLE/
                  NAME                      EXERCISE    VALUE REALIZED     UNEXERCISABLE      UNEXERCISABLE
- -----------------------------------------   --------    --------------    ---------------    ---------------
Leonard G. Levine........................      --            $ --          80,000/160,000        $--/$--

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the ownership interest in the shares of Banyan's common stock, par value $0.01 per share, owned directly or indirectly as of August 26, 1996 by: (i) entities known by Banyan (based on filings made with the Commission on Schedule 13D) to be the beneficial owner of more than five percent

(5%) of the outstanding shares of Banyan's common stock; and (ii) the directors, principal officers and Nominees of Banyan:

                         NAME AND ADDRESS                        AMOUNT AND NATURE
                           (IF REQUIRED)                      OF BENEFICIAL OWNERSHIP    PERCENT
                        OF BENEFICIAL OWNER                          OF SHARES           OF CLASS
        ---------------------------------------------------   -----------------------    --------
        RGI Holdings, Inc.(1)..............................          7,466,666             15.8%
        U.S. Bank Centre
        1420 Fifth Avenue, 42nd Floor
        Seattle, Washington 98101
        Gabriel Capital, L.P...............................          2,952,400              6.2%
        c/o Lawrence G. Goodman, Esq.
        Shereff, Friedman, Hoffman & Goodman, LLP
        919 Third Avenue
        New York, New York 10022
        Walter E. Auch, Sr.................................             16,000                 *
        Robert M. Ungerleider..............................             39,000                 *
        Leonard G. Levine..................................            166,903                 *
        Neil D. Hansen.....................................             12,664                 *
        Robert G. Higgins..................................             22,500                 *
        Olav Revhaug.......................................                -0-                 *
        Fred E. Welker, III................................                -0-                 *
        Kenneth L. Uptain..................................                -0-                 *
        Shares owned by all Directors, Officers and
        Nominees of the Company, as a group (8 persons)....            257,067

- -------------------------
 *  Less than 1.0%

(1) RGI Inc., of which RGI Holdings is an indirect subsidiary, also owns 160,000 shares of Banyan's common stock. RGI Holdings disclaims beneficial ownership of these 160,000 shares. The shares beneficially owned by RGI Holdings are pledged to Fokus Bank ASA as security for a loan agreement between RGI Holdings and Fokus Bank ASA.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Administrative costs, primarily salaries (except for Mr. Levine's salary) and certain general and administrative expenses, are incurred on Banyan's behalf by BMC, which is reimbursed by Banyan at cost for the expenses. BMC is owned by Banyan, Banyan Short Term Income Trust, Banyan Strategic Realty Trust, and Banyan Strategic Land Fund II (the "Banyan Funds"). Mr. Levine is a director and is the president of BMC but he receives no additional compensation for services rendered in this capacity. Messrs. Teglia, Hansen and Higgins are officers of both Banyan and BMC although they are compensated for their services to both entities by BMC which is then reimbursed by Banyan for the portion of these costs which relate to services performed by these individuals on behalf of Banyan. Messrs. Auch and Ungerleider serve as directors of BMC but receive no additional compensation for their service as directors of BMC. Costs allocated to Banyan and the other Banyan Funds to which BMC provides administrative services are based upon the actual number of hours spent by BMC personnel on matters related to that particular entity. Banyan's allocated share of costs for the years ended December 31, 1995, 1994 and 1993 aggregated $1,092,081, $1,141,675 and $971,321, respectively. As one of its administrative services, BMC serves as the paying agent for general and administrative costs of Banyan. As part of providing this payment service, BMC maintains a bank account on behalf of Banyan. As of June 30, 1996, Banyan had a net payable due to BMC of $184,857. If BMC's Administrative Services Agreement with the Company is terminated, the Company will be required to pay BMC a termination fee of $350,000, plus an adjustment to reflect changes in the consumer price index since

January 1, 1994. Following the Merger, the Company may continue to obtain certain services from BMC at rates to be agreed to by BMC and the Company.

     In January 1993, Kenneth L. Uptain, the President of RGI/US and RGI Holdings and a member of the board of directors of Banyan since May 1996, loaned Grand Harbor Associates $543,750. The note, which bore an interest rate of 7.0%, was converted into equity of RGI Inc. in 1994 and into equity of RGI Antilles in 1995. In each of fiscal 1994 and 1995, Grand Harbor Associates paid $100,000 in consulting fees to KL Associates, Inc., a corporation of which Mr. Uptain is the sole shareholder.

     THE BOARD OF DIRECTORS OF BANYAN UNANIMOUSLY RECOMMENDS ELECTION OF THE NOMINEES.

     Vote Required. The three individuals receiving the highest vote totals will be elected as directors. If the Merger is not approved by the Stockholders, and Messrs. Revhaug and Welker have been elected to the board of directors, each will resign effective immediately. Mr. Auch will, however, continue to serve on the board. The Company does not anticipate immediately filling any vacancies that would be created by the resignation of Messrs. Revhaug and Welker.

                                     BANYAN

BUSINESS OPERATIONS

     A substantial portion of Banyan's assets, measured by their respective carrying values, is comprised of interests in three undeveloped or partially developed parcels of land, aggregating approximately 5,600 acres; two of which are located in close proximity to Washington D.C. (Southbridge/Wayside and Charles County) and one of which is located in Monterey County, California (Laguna Seca Ranch). These properties are in various stages of entitlement or development and were acquired by Banyan through foreclosure proceedings or deeds in lieu thereof from borrowers which had defaulted on loans that Banyan made to these borrowers. These properties are owned in partnerships which Banyan controls and of which it effectively owns the entire economic interest since the interests of the limited partners in each of these partnerships (the general partners of which also are owned by Banyan) are subordinated to a priority return on investment to Banyan and Banyan believes that the proceeds that may be generated from these properties will likely be less than the amounts due to Banyan.

     Banyan believes that the market for the sale of large tracts of undeveloped land is currently limited and consequently has attempted to enhance the value of these parcels by selectively developing these parcels and by modifying their zoning and entitlements. With the exception of the Laguna Seca Ranch, Banyan believes that there is a substantial difference between the potential value which might be realized if the parcels are further developed and zoned, and the immediate salable value of these parcels. In the case of Laguna Seca Ranch, however, Banyan believes that the difference between the property's "as is" value and its value after further development is not substantial due to the property's uniquely attractive location and smaller size.

PROPERTY OPERATIONS

     The following sets forth a description of Banyan's primary real estate assets. The business plans described herein are subject to numerous risks and uncertainties which are more fully discussed under the section headed "Risk Factors." If the Company is unable to secure capital to meet its future needs, the Company's business plan for each property will likely be materially revised, which may have a material adverse effect on the Company's financial conditions and results of operations.

     Southbridge/Wayside. Southbridge/Wayside is a 2,554-acre land assemblage located along the Potomac River in the eastern portion of Prince William County, Virginia. The project is located approximately 24 miles south of Washington, DC and is accessible both by interstate highway and by commuter rail service. For financing reasons, the assemblage is actually owned in two separate partnerships. The assemblage commonly known as Wayside Village (Phase I of Southbridge) is comprised of approximately 506 acres and, prior to being acquired by the Company, received zoning entitlement for the development of a maximum of 2,224 residential units and 280,000 square feet of commercial space. Banyan's business plan for this parcel, however, contemplates the development of lots for 1,706 units comprised of single family, townhome and multi-family lots. Banyan believes this plan best maximizes the value of this parcel based on existing and anticipated market conditions, even though it is zoned for greater density. If market conditions change, Banyan can increase, to a certain extent, the proportion of multi-family lots to be developed under existing zoning. If Banyan elects to develop additional multi-family lots beyond that currently entitled, such a change would likely require approval of local zoning authorities. The other portion of the assemblage known as the Southbridge parcel is comprised of approximately 2,048 acres, which is comprehensively zoned for 4,400 residential units and 4.2 million square feet of commercial space. The property overlooks approximately two miles of the Potomac River. Development of the Southbridge parcel will likely take 15-20 years. Banyan anticipates beginning development of the Southbridge parcel as soon as the inventory of lots at the Wayside Village parcel is substantially depleted or a major commercial tenant is located for the site.

     Since acquiring its interest in the Southbridge/Wayside project, Banyan has invested approximately $30.6 million to fund infrastructure, development, entitlement and other costs associated with the project with substantially all of the investment being made in the Wayside Village parcel. As of August 28, 1996 there were 1,124 unfinished residential lots and land sufficient to accommodate 280,000 square feet of commercial space available for development and sale under the current development plan for the Wayside portion of the project.

To date, Banyan has sold 582 residential lots to builders, who have constructed and sold 70 single family houses and 410 townhomes. Banyan currently has a contract to sell an additional 29 single family lots (three each quarter) to PC Homes. Banyan previously had a contract to sell 242 lots. In April 1996, Richmond American Homes ("Richmond") exercised its right to terminate a contract to purchase 242 lots which it had previously executed, since Banyan was unable to deliver finished lots to Richmond. Banyan anticipates that approximately $12.3 million will be required to complete the development of the Wayside portion of the project which it anticipates completing in stages to minimize the amount of external capital which will be required to complete this portion of the project. Banyan expects to utilize a portion of the proceeds received from sale of the property commonly known as 120 South Spalding to fund a portion of these costs. The remaining capital needs are projected at approximately $35 million, which Banyan hopes to fund by establishing a revolving construction line with a commercial bank and making draws, when needed, against that line. The Company will not initiate substantial development activities at Southbridge/Wayside until construction financing has been obtained. See "Risk Factors--Substantial Debt Obligations and Terms of Debt."

     Chapman's Landing. Chapman's Landing is a 2,254-acre parcel of land zoned for a master-planned community located along the Potomac River in the western portion of Charles County, Maryland, approximately 20 miles from Washington, D.C. The project is included in the overall comprehensive development for Charles County, Maryland and for 4,600 residential units, including approximately 2,300 single-family lots and approximately 2,300 townhome and multi-family lots, and 2.26 million square feet of commercial space. The Company anticipates developing Chapman's Landing in five phases over a period of 15 to 20 years. Since acquiring its interest in Chapman's Landing in 1991, Banyan has invested approximately $12.3 million to fund marketing, entitlement, and carrying costs of the project. Banyan intends to begin work on infrastructure site improvements, and the development of the initial phase, consisting of 576 residential lots for sale to commercial home builders in the fourth quarter of 1996 or first quarter of 1997. As of August 28, 1996, Banyan had executed a total of two sales contracts with home developers for an aggregate of approximately 166 residential finished lots. These contracts are subject to normal and customary terms and conditions including due diligence, feasibility studies and other performance contingencies. Banyan is also negotiating to sell additional finished lots or development sites with several other national and regional builders and developers.

     Banyan anticipates that it will need approximately $29 million to continue the initial phase of developing 576 lots at Chapman's Landing. Banyan will attempt to fund these amounts by drawing against a revolving construction facility which the Company intends to establish with a commercial bank, and from proceeds of lot sales at the Chapman's Landing project. The Company will not initiate substantial development activities at Chapman's Landing until construction financing has been obtained.

     Laguna Seca Ranch. Laguna Seca Ranch is a 565-acre parcel of land with entitlement for approximately 253 residential units, including 160 single family lots, 93 multi-family lots, and an 18-hole golf course. In 1991, Banyan acquired a controlling interest in a limited partnership which owns this parcel, which is located approximately four miles east of the City of Monterey. Banyan currently intends to sell the Laguna Seca Ranch property and to apply the proceeds to repay a portion of the Morgens Loan which is now held by RGI Holdings. In contrast to both the Southbridge/Wayside and Chapman's Landing projects, Banyan believes that the Laguna Seca Ranch project is readily salable due to its size and location.

     Other Properties. Banyan is a limited partner, with a 1.4% interest in, a partnership which is a limited partner of a partnership which owns 274 acres of undeveloped land known as Rancho Malibu, located north of Malibu, California. Banyan does not have any management authority in this partnership.

     The table below sets forth a list of Banyan's property interests as of August 28, 1996:

      NAME, TYPE AND                          DATE
   LOCATION OF PROPERTY         SIZE        ACQUIRED                    DESCRIPTION
- --------------------------   -----------    --------    --------------------------------------------
Chapman's Landing            2,254 acres      3/5/91    a 51% interest in a general partnership
Land Parcel                                             which provides for prioritized return of
Charles County, MD                                      investment
Southbridge                  2,048 acres     5/16/91    a 51% interest in a general partnership
Land Parcel                                             which provides for prioritized return of
Prince William County, VA                               investment
Wayside Village              506 acres       5/16/91    a 51% interest in a general partnership
Residential Development                                 which provides for a prioritized return of
Prince William County, VA                               investment
Laguna Seca Ranch            565 acres        9/4/91    a 50% interest in a limited partnership
Land Parcel                                             which provides for a prioritized return of
Monterey County, CA                                     investment
Rancho Malibu                270 acres        7/1/92    a 1.4% limited partnership interest in a
Land Parcel                                             limited partnership
Los Angeles County, CA

ENVIRONMENTAL

     Under various federal, state and local laws, ordinances and regulations, an owner, operator, manager or developer of real estate may be liable for the cost of removing or remediating certain hazardous or toxic substances (including asbestos-containing materials) on, under or in real estate owned, operated, managed or developed. These enactments often impose liability without regard to whether the owner, operator, manager or developer knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of any required remediation and the liability therefor as to any property is generally not limited under these enactments and could exceed the value of the property and/or the aggregate assets of the owner, operator, manager or developer. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect an owner's ability to sell or rent the property, or to borrow money using the property as collateral. In addition, liability may be imposed for releasing asbestos-containing materials into the air. In connection with owning and operating its properties, the Company may be potentially liable for these costs. Banyan does not maintain insurance for any of these potential environmental liabilities and does not anticipate securing any such insurance following completion of the Merger. Neither Banyan nor RGI is aware of any environmental condition on or affecting any of their respective properties that could be material, nor has Banyan or RGI/US been notified by any governmental agency of any noncompliance liability or other environmental condition on or affecting any of their respective properties.

LEGAL PROCEEDINGS

     On September 1, 1995, an action was filed in the Circuit Court of Cook County, Illinois entitled: Monterey County Partners et al v. BMIF Monterey County Limited Partnership et al, case number 95 CH 8456 (the "Illinois Litigation"). The plaintiffs in the Illinois Litigation are as follows: (i) Monterey County Partners, a partnership which itself is a partner of Banyan's subsidiary, BMIF Monterey County Corp., in a partnership known as BMIF Monterey County Limited Partnership (the "Ownership Partnership"), which is the entity that owns the Laguna Seca project; (ii) Investors Liquidating Trust, a Delaware Trust which has been alleged to own 100% of the common stock of VMS Laguna Seca, Inc., the 1% general partner of VMS Laguna Seca Limited Partnership, which is an alleged 80% partner in Monterey County Partners and the 99% limited partnership interest in VMS Laguna Seca Limited Partnership and (iii) VMTGZ Mortgage Investors, L.P. II, the principal beneficiary of Investors Liquidating Trust.

     Named in the case as defendants, in addition to the Ownership Partnership and BMIF Monterey County Corp. were: (i) Leonard G. Levine, President of Banyan and (ii) BMC, the company which provides administrative services to Banyan pursuant to an Administrative Services Agreement. Mr. Levine and BMC were subsequently dismissed from this litigation, but have been named in a Third Amended Complaint.

     The original complaint seeks: (i) the removal of BMIF Monterey County Corp. as the general partner of the Ownership Partnership (BMIF Monterey County Limited Partnership) and the replacement with Kimball Small Residential Properties, Inc., a partner in Monterey County Partners, as the new general partner; (ii) declaratory relief that BMIF Monterey County Corp. is not entitled to any "priority return" or "preferred return" on its capital account in the Ownership Partnership; (iii) avoidance of an alleged fraudulent transfer whereby the Ownership Partnership became the owner of the project after the default in 1991 on Banyan's former mortgage loan to Monterey County Partners upon which Banyan had initiated foreclosure proceedings which culminated in the execution of the Ownership Partnership agreement; and the creation of a capital account in an amount not less than approximately $4,800,000 in favor of Monterey County Partners; (iv) an accounting and (v) a constructive trust to be created for the benefit of one of the plaintiffs. Count I of the complaint, seeking the removal of BMIF Monterey County Corp. as general partner and the replacement with Kimball Small Residential Properties, Inc. has been stricken. An amended Count I eliminates the request that Kimball Small Residential Properties, Inc. be named as the replacement general partner.

     Banyan filed an Answer, Counterclaim and Third Party Complaint on March 29, 1996. The Counterclaim seeks a dissolution of the Ownership Partnership and a wind-up of its affairs and monetary damages against Monterey County Partners and its partners. The Third Party Complaint seeks monetary damages against Kimball Small Management and Kimball Small Residential Properties, Inc., which were associated with Monterey County Partners. All parties have served and answered discovery requests and produced documents. Depositions of certain parties and others have been noticed and are presently being taken.

     The parties appeared before the Illinois Court on April 3, 1996, upon the defendants' motion, to request the Court to impose a discovery and trial schedule. The Illinois Court ordered that if the parties conclude discovery by September 13, 1996, a trial date would be set in September 1996 or shortly thereafter.

     On May 14, 1996, the Plaintiff filed a pleading entitled First Amended Complaint To Remove And Replace General Partner, For Declaratory Judgment, An Accounting, To Set Aside Fraudulent Transfers, To Quiet Title And For Other Equitable Relief And For Damages which purports to name, as additional defendants, Banyan, RGI Realty, Inc., Morgens, Mr. Levine and BMC. The Plaintiff then filed a Third Amended Complaint which purports to add Mr. Levine and BMC as parties and also adds Banyan and RGI Holdings as parties. On August 9, 1996, Banyan and certain other defendants answered certain counts of the Third Amended Complaint and responded to other counts by moving to strike and dismiss and for judgment.

     Banyan believes the Illinois Litigation is totally without merit and intends to vigorously defend the Illinois Litigation and to prosecute the Counterclaim and the Third Party Complaint. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees of its opponent. Banyan intends to seek reimbursement of all attorneys' fees expended or incurred in the Illinois Litigation.

     On October 10, 1995, an action was filed in the Superior Court of Monterey County, California entitled: Monterey County Partners, et al. v. BMIF Monterey County Limited Partnership, et al., case number 105280 (the "California Litigation").

     The plaintiff entity, which is a partner with Banyan's subsidiary, BMIF Monterey County Corp., in the limited partnership known as BMIF Monterey County Limited Partnership, which owns the Laguna Seca Ranch property (the "Ownership Partnership") has filed suit in its own name and derivatively on behalf of the Ownership Partnership against the Ownership Partnership and each of the participant entities in the Morgens Loan, which loan is partially guaranteed by the Ownership Partnership, which partial guaranty is collateralized by a deed of trust recorded against the Laguna Seca property.

     The California Litigation alleges fraudulent transfer and conspiracy and seeks the following as remedies: (i) to set aside the Deed of Trust and the obligations of the Ownership Partnership under the guaranty of the

Morgens Loan, (ii) to quiet title to the Laguna Seca project, declaring null and void the interest of the various defendant lenders which arises under the Deed of Trust and (iii) an award of attorneys' fees and costs.

     A motion to stay the California case, made by all defendants, was heard and denied without prejudice on January 5, 1996. Subsequently, on March 8, 1996, the court held a hearing on several motions to dismiss filed by all defendants. The California Court encouraged the parties to attempt to agree upon a schedule for conducting discovery and a trial in the Illinois Litigation while the California Litigation would remain in suspense. The parties appeared before the Illinois Court on April 3, 1996, upon the defendants' motion, to request the Court to impose a discovery and trial schedule. The Illinois Court ordered that if the parties conclude discovery by September 13, 1996, a trial date would be set as soon as possible, perhaps as soon as September 1996. On April 19, 1996, the parties reported to the California Court the schedule that had been promulgated in the Illinois Litigation. The California Court then ordered that provided discovery is completed by August 31, 1996, and a trial commences in Illinois during September of 1996 and is completed by December 1996, no further action will be taken in California. Otherwise, all issues may be tried in the California Court.

     None of the defendants has yet answered the California complaint. Banyan believes that the California Litigation is totally without merit and intends to vigorously defend it. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees of its opponent. Banyan intends to seek reimbursement of all attorneys' fees expended or incurred in the California Litigation.

     Banyan is not aware of any other material pending legal proceedings as of August 26, 1996.

MARKET FOR BANYAN'S SHARES AND RELATED SHAREHOLDER MATTERS

     Although Banyan's shares of common stock are listed on both the New York Stock Exchange and the Chicago Stock Exchange, they trade principally on the New York Stock Exchange under the symbol, "VMG." As described herein, upon completion of the Merger, the Company's shares of common stock will be included for quotation on the Nasdaq SmallCap Market and will no longer be listed on the NYSE. See "Matters to be Considered by Stockholders--Proposal Number Two" and "Risk Factors--Exchange Listing." The following table sets forth the range of high and low closing share prices as reported by the New York Stock Exchange for the periods indicated below:

                                                                         HIGH      LOW
                                                                        ------    ------
        FISCAL YEAR 1994
          First Quarter..............................................   $1.250    $0.938
          Second Quarter.............................................    0.938     0.625
          Third Quarter..............................................    0.938     0.688
          Fourth Quarter.............................................    0.875     0.500
        FISCAL YEAR 1995
          First Quarter..............................................    0.687     0.375
          Second Quarter.............................................    0.750     0.625
          Third Quarter..............................................    0.687     0.437
          Fourth Quarter.............................................    0.500     0.375
        FISCAL YEAR 1996
          First Quarter..............................................    0.500     0.468
          Second Quarter.............................................    0.500     0.375
          Third Quarter through September   , 1996...................       --        --

     Banyan has not declared any dividends on the common stock since the first quarter of 1990 and the Company does not contemplate paying cash dividends unless the Company generates a sustainable stream of cash flow in excess of its capital needs. In addition, certain of Banyan's loan agreements prohibit the payment of dividends. If the Company issues preferred stock with a dividend, the Stockholders' right to receive dividends, if any, will be subordinated to that of the holders of preferred stock. See "--Management's Discussion and

Analysis of Financial Condition and Results of Operations" and "Description of Securities--Dividend Rights and Restrictions."

     As of September 12, 1996, there were 10,188 record holders of Banyan's shares of common stock.

OTHER INFORMATION

     Banyan's real property investments are subject to competition regarding the size and location of similar types of properties in the vicinities in which they are located. The business of Banyan is not seasonal and Banyan does no foreign nor export business. Banyan has no real property investments located outside of the United States. Banyan does not segregate revenue or assets by geographic region, and such a presentation is not applicable and would not be significant to an understanding of Banyan's business taken as a whole.

     Banyan has one employee and four executive officers. Banyan reviews and monitors compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment. For the year ended December 31, 1995, Banyan did not incur any material capital expenditures for environmental control facilities nor does it anticipate making any expenditures for environmental control facilities for the year ended December 31, 1996.

     Banyan elected to be treated as a real estate investment trust ("REIT") under Internal Revenue Code Sections 856-860 during the fiscal years ended December 31, 1993 and 1994. On January 30, 1995, Banyan notified the Internal Revenue Service of its intent to revoke the tax election to be treated as a REIT under section 856(c)(1) of the Internal Revenue Code of 1986, as amended, in order to enable it to develop its tracts of undeveloped land and to avoid the adverse tax effect of being deemed a dealer of real property. Pursuant to the revocation of tax election 856(c)1, Banyan will be taxed as a "C" corporation for the year ended December 31, 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR BANYAN

OVERVIEW

     Since early 1990, Banyan's liquidity and capital has been provided primarily from foreclosed asset dispositions and proceeds from financings collateralized by Banyan's assets and to a lesser extent from property operations and distributions in respect of Banyan's interest in two liquidating trusts. Historically, these sources have not produced enough capital to permit Banyan to continue implementing its business plans for each of its properties and to fund ongoing operating expenses. As described below, delays in the entitlement and zoning process, most of which were out of Banyan's control, caused Banyan to incur additional costs and expenses beyond those originally contemplated. These delays further reduced Banyan's capital since it was unable to sell certain parcels which Banyan had contemplated selling to supplement its capital needs. In addition, Banyan's business plan for the Wayside Village parcel was negatively impacted by its inability to draw funds under the revolving line of credit previously agreed to with SoGen. Banyan was not able to draw on the line of credit until SoGen approved the form of sales contract and negotiated a subordination agreement with a lot purchaser acceptable to SoGen--a process which took approximately nine months. At the same time, however, a dispute arose over SoGen's obligation to reimburse, under the line of credit, costs incurred by Banyan at the Wayside Village parcel. This dispute was never resolved and resulted in cancellation of the sales contract. Consequently, Banyan's board directed the Company to increase its efforts to secure additional capital. See "Proposal Number One--Background of and Reasons for the Merger." These efforts culminated in the proposed merger with RGI described herein.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents consist of cash and short-term investments. Banyan's cash and cash equivalents balance at June 30, 1996 and December 31, 1995 was approximately $6.6 million and $316,012, respectively. This increase in cash and cash equivalents is attributable to an increase in cash flow from investing activities of approximately $9.3 million and cash flow from financing activities of approximately $2.1 million. Also contributing to the increase in cash and cash equivalents was cash flow of $418,972 from Banyan's receipt of cash distributions in respect of its interests in two liquidating trusts and income from property operating activities. Partially offsetting the increase in cash and cash equivalents was the payment of expenses and capitalized items related to the development properties and the payment of Banyan's operating expenses.

     CASH FLOWS FROM OPERATING ACTIVITIES: Net cash utilized in operating activities increased by approximately $4.2 million for the six months ended June 30, 1996 to approximately ($5.1 million) from approximately ($890,000) for the same period in 1995. This increase was due primarily to an increase in net loss to approximately ($5.3 million) from ($2.6 million), for the six months ended June 30, 1996 and 1995, respectively. The increase in net loss for the six months ended June 30, 1996 is primarily the result of an increase in development property expenses of $306,000 and an increase in interest expense and deferred loan costs of approximately $2.2 million, with respect to Banyan's Wayside Village, Chapman's Landing and Laguna Seca Ranch properties. The increases in these expenses are due to Banyan's change in accounting treatment of development and interest costs for its development properties. For the six months ended June 30, 1996 Banyan has elected to treat as an expense all interest related to the Morgens Loan and SoGen Loans and other development and holding costs due to delays in the infrastructure development at its Wayside Village and Chapman's Landing projects. These development and holding costs had been capitalized and recorded as developments in progress for the six months ended June 30, 1995. Also contributing to this increase in cash outflow for the six months ended June 30, 1996 was a decrease in property operating activities as a result of Banyan's sale of its 120 S. Spalding property in April 1996.

     CASH FLOWS FROM INVESTING ACTIVITIES: During the six months ended June 30, 1996, Banyan generated cash flow from investing activities of approximately $9.3 million compared to a net outflow of cash for the same period in 1995 of approximately ($3.8 million). The increase in cash flow from investing activities for the six months ended June 30, 1996 is primarily due to Banyan's receipt of cash proceeds of approximately $7.2 million from the sale of the 120
S. Spalding property, the receipt of cash proceeds of approximately

$261,000 from the sale of four lots at the Wayside Village development and Banyan's receipt of its 50% share of cash proceeds from the VST/VMIF Oakridge Partnership in the amount of approximately $1.8 million from the sale of 205 acres of the Oakridge property. The remaining five acres of the Oakridge property were sold on August 23, 1996. Banyan's outflow of cash from investing activities for the six months ended June 30, 1995 is primarily the result of cash expenditures on developments in progress, purchase of land and property improvements, and for repairs and improvement escrows in the amounts of approximately ($4.1 million), ($180,000) and ($256,000), respectively pursuant to the development activities regarding the Wayside Village, Chapman's Landing and Laguna Seca Ranch properties. Partially offsetting these cash expenditures for the six months ended June 30, 1995 was the receipt of approximately $707,000 in cash proceeds from the sale of lots at the Wayside Village development.

     CASH FLOWS FROM FINANCING ACTIVITIES: For the six months ended June 30, 1996 Banyan generated cash flow from financing activities of approximately $2.1 million compared to cash used in financing activities of approximately ($977,000) for the same period in 1995. The increase in cash flow from financing activities for the six months ended June 30, 1996 when compared to the same period in 1995 is due primarily to Banyan's receipt of approximately $3.5 million from RGI as discussed above. Partially offsetting the receipt of these cash proceeds in 1996 were cash expenditures by Banyan for deferred financing costs of approximately ($1.1 million) associated with the restructuring of the Morgens Loan and SoGen Loan. In addition, for the six months ended June 30, 1996, Banyan utilized approximately ($280,000) in cash proceeds derived primarily from the sale of the four lots at Wayside Village for principal repayments on the SoGen Loan. The net cash outflow of approximately ($977,225) for the six months ended June 30, 1995 was due to principal payments made by Banyan on its mortgage loans collateralized by the Wayside Village and Southbridge properties in the amounts of ($477,225) and ($500,000), respectively.

RESULTS OF OPERATIONS: YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEARS ENDED DECEMBER 31, 1994 AND 1993

     Total income for the years ended December 31, 1995, 1994 and 1993 was approximately $1.4 million, $3.6 million and $5.0 million, respectively. The decrease in total income for the year ended December 31, 1995 compared to the same period in 1994 was due primarily to a decrease in operating property revenue of approximately $2.2 million. This decrease is primarily attributable to a decline in rental income at the 120 S. Spalding property brought about by a 65% decrease in occupancy which occurred when City National Bank vacated the premises in March 1995. Total income for the year ended December 31, 1994 decreased by approximately $1.4 million when compared to the same period in 1993 due also to a decrease in operating property revenue of approximately $1.5 million. This decrease was due in part to the fact that the Cascades Apartments property was sold in May 1994 which caused rental income on a year-to-year basis to decrease approximately $1.2 million. In addition, the 9025 Wilshire Blvd. building (which was sold in September 1994) was unoccupied for most of 1994 due to structural damage caused by the Los Angeles area earthquake which further contributed to a decrease in operating property revenue.

     Expenses from property operations for the years ended December 31, 1995, 1994 and 1993 were approximately $15.6 million, $11.9 million and $8.5 million, respectively. The increase in expenses from property operations for the year ended December 31, 1995, when compared to the same period in 1994, was primarily attributable to an increase of approximately $3.9 million in the provision for losses on investment properties and an increase of approximately $708,000 in development property expenditures. The increase in the loss provision was caused in part by Banyan's decision to reduce the carrying value of certain properties to reflect diminutions in value brought about by extended holding periods (Wayside Village and Laguna Seca Ranch) and a decision to sell rather than redevelop the 120 S. Spalding property. In particular, during 1995 Banyan reduced the carrying value of the Wayside Village parcel ($6.0 million), Laguna Seca Ranch ($3.3 million) and 120 S. Spalding ($3.6 million).

     The increase of approximately $3.4 million, in expenses from property operations for the year ended December 31, 1994 when compared to the same period in 1993 was primarily attributable to an increase of $4.3 million in the provision for losses on investment properties from $4.7 million in 1993 to $9.0 million in 1994. The increase in valuation allowances was caused by the same factors which led to the valuation allowances in 1995. For the year ended December 31, 1994, Banyan reduced the carrying value of 120 S. Spalding ($6.0 million) and Wayside Village ($3.0 million).

     Total other expenses (recoveries) for the year ended December 31, 1995 and 1994 were approximately $4.1 million and $3.8 million, respectively. The increase was due primarily to an increase in interest expense and amortization of deferred loan and other costs as well as a decrease in the recovery of losses on mortgage loans, notes, interest receivable and class action settlement costs and expenses. The increase in interest expense and amortization of deferred loan and other costs of approximately $700,000 is due primarily to the accrual of interest on the Morgens Loan offset by decreases in stockholder expenses, directors' fees, expenses and insurance, other professional fees, and general and administrative expenses.

     The Company's results in 1994 were also negatively impacted by the non-recurring charge of approximately $3.2 million to reflect the cost of an arbitration award made to Banyan Mortgage Investors L.P. II ("BMLPII"), acting for itself and on behalf of THSP Associates L.P. II ("THSP") (formerly Banyan Mortgage Investors L.P. III). This award resulted from an arbitration between the parties regarding the amount of compensation, if any, owed by Banyan to BMLPII in consideration for BMLPII's agreement to relinquish, and take no action with respect to its interests in certain Beverly Hills, California properties commonly known as the Buckeye properties of which Banyan took control in 1990.

     In contrast, 1994 results were positively impacted by gains which Banyan recognized from the disposition of real estate in the amount of approximately $2.8 million and from an additional gain of approximately $2.8 million relating to the forgiveness of indebtedness previously encumbering Wayside Village.

RESULTS OF OPERATIONS: SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995.

     Total income for the six months ended June 30, 1996 and 1995 was $297,506 and $942,545, respectively. Total income for the quarters ended June 30, 1996 and 1995 was $81,594 and $325,174, respectively. This decrease was due primarily to a decrease in operating property income. Operating property income for the six months ended June 30, 1996 and 1995 was $232,094 and $800,033, respectively. For the quarters ended June 30, 1996 and 1995, operating property income was $26,535 and $268,773, respectively. This decrease is attributable to the combination of a 65% decrease in occupancy at the 120 S. Spalding property which occurred in late March 1995 and the subsequent sale of the 120 S. Spalding property on April 22, 1996. Also contributing to this decline was a decrease in interest income from cash and cash equivalents due to the decrease in cash available for investment.

     Expenses from property activities for the six months ended June 30, 1996 and 1995 were approximately $1.6 million and $1.4 million, respectively. For the quarters ended June 30, 1996 and 1995, the expenses from property activities were $828,073 and $685,493, respectively. This increase was attributable to the increase in development property expenses, real estate taxes and bad debt expense. Development property expenses increased for the six months ended June 30, 1996 when compared to the same period in 1995. This increase was due to the decision to treat as an expense, interest and certain other development costs including real estate taxes incurred in 1996. These expenses had been capitalized during the same period in 1995. Bad debt expense increased by $67,000 during the six months ended June 30, 1996 when compared to the six months ended June 30, 1995 due to write-offs taken regarding the settlement of certain receivables at the 120 S. Spalding property during the first quarter of 1996 as well as the recognition of recoveries of certain receivables during the first quarter of 1995. Partially offsetting these increases in other expenses were the decreases in depreciation, repairs and maintenance expenses and operating property expenses. No depreciation was taken on the 120 S. Spalding building during the six months ended June 30, 1996 as the valuation allowance taken in the fourth quarter of 1995 had reduced the depreciable basis of the building to zero. Repair and maintenance expense and operating property expenses decreased for the six months ended June 30, 1996 when compared to 1995 due to the combination of a 65% decrease in occupancy in late March 1995 and subsequent sale on April 22, 1996 of the 120 S. Spalding building.

     Total other expenses for the six months ended June 30, 1996 and 1995 were $5,011,080 and $2,073,260, respectively. For the quarters ended June 30, 1996 and 1995, total other expenses were $2,540,248 and $1,309,668, respectively. This increase is primarily attributable to an increase of approximately $2.2 million and $934,818 in interest expense and amortization of deferred loan costs for the six months ended June 30, 1996 when compared to the six months ended June 30, 1995 and for the quarter ended June 30, 1996 when compared to the same period in 1995, respectively, due to Banyan's election to treat as an expense all interest related to the Chapman's Landing, Laguna Seca Ranch and Wayside Village properties during the six months and quarter ended June 30, 1996 periods which had been capitalized during the same periods in 1995.

     Also contributing to the increase in other expenses for the six months and the quarter ended June 30, 1996 when compared to the same periods in 1995, was the increase of $522,524 and $243,496, respectively, in other professional fees and general and administrative expenses. General and administrative expenses increased due primarily to an increase in the expenses of BMC which were allocated to Banyan based on the amount of hours spent by BMC personnel on Banyan-related matters. A significant amount of hours were required by BMC personnel, during the six months and quarter ended June 30, 1996, relating to efforts to sell a portion of the Oakridge property and all of 120 S. Spalding as well as negotiating and finalizing the terms of the Merger Agreement.

     During the six months ended June 30, 1996 and 1995, Banyan received cash distributions of $418,972 and $566,783, respectively, in respect of its interests in two liquidating trusts established for the benefit of the unsecured creditors (including Banyan) of VMS Realty Partners and its affiliates ("VMS"). For the six months ended June 30, 1996 and 1995 Banyan has treated $418,972 and $495,591, respectively, of these amounts, as a recovery of losses on loans, notes and interest receivables. A total of $127,471 of these distributions has been treated, as of December 31, 1995 and June 30, 1996, as a liability to the Class Action Settlement Fund representing Banyan's share of amounts due as required per the terms of the previously settled VMS securities litigation. These amounts were subsequently paid on July 28, 1996. There were no distributions received during the quarters ended June 30, 1996 and 1995 and Banyan does not anticipate receiving significant distributions pursuant to these interests in the future.

     Partially offsetting these increases are the decreases in stockholder expenses and directors' fees, expenses and insurance. Stockholder expenses for the six months and quarter ended June 30, 1996 decreased when compared to the same periods in 1995 due to the decision to delay the annual meeting, proxy costs, mailing and the printing costs associated with Banyan's annual reports and meeting until the merger, as discussed above, can be voted on by Banyan's Stockholders. Directors' fees, expenses and insurance for the six months and quarter ended June 30, 1996 decreased when compared to the same periods in 1995 due to improved premium rates received for directors' and officers' insurance.

     Banyan received distributions equal to $981,330 representing its share of the Oakridge Venture's income for the six months ended June 30, 1996 as compared to a net loss of ($90,716) for the same period in 1995. The increase in the income for 1996 when compared to 1995 is primarily attributable to the $1,050,936 gain on the sale of 205 acres in February and March of 1996. Partially offsetting this gain was a $69,606 loss on operations for the six months ended June 30, 1996. Banyan's share of the Oakridge Venture's net income for the quarter ended June 30, 1995 was $1,499 compared to a ($47,087) operating loss for the same period in 1995. The increase in income for the quarter is primarily attributable to the sale of a portion of the property in 1995 and 1996, which reduced the operating costs of the venture.

     During the six months and quarter ended June 30, 1996 Banyan recognized a gain on disposition of real estate of $63,091. This consists of a gain on disposition of $67,460 for the 120 S. Spalding property and a loss of ($4,369) related to the sale of four lots at the Wayside Village property. For the six months and quarter ended June 30, 1995, Banyan recognized a gain on the disposition of real estate in the amount of $7,558 and $6,541, respectively, related to lot sales at the Wayside Village property.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On December 18, 1995, Banyan was informed by C&L that it was resigning as Banyan's independent accountant effective immediately. At no time during the two years prior to their resignation did C&L's report on Banyan's financial statements contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. C&L's decision was based solely on its own considerations and was not made based on any action taken or not taken by Banyan's board of directors. At no time during C&L's engagement as Banyan's principal accountant were there any disagreements between Banyan and C&L on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     Effective December 21, 1995, Banyan has engaged the independent accounting firm of Ernst and Young LLP ("E&Y") to serve as Banyan's principal independent accountant, to audit Banyan's financial statements. At no time during Banyan's two most recent fiscal years, or any subsequent interim period, did Banyan (or someone on its behalf) consult E&Y regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on Banyan's financial statements; or
(ii) any matter that was either the subject of a disagreement between Banyan and its principal accountant or a reportable event.

     The Capital Stock Valuation Report and the Net Asset Valuation Report were prepared by C&L in connection with its engagement by RGI. This engagement was unrelated to C&L's prior appointment as independent accountants to Banyan.

                                     RGI/US

BUSINESS OPERATIONS

     RGI/US was incorporated in the state of Washington in December 1993 and is a wholly-owned subsidiary of RGI Holdings. RGI Holdings is a majority-owned subsidiary of RGI Inc., which is an indirect subsidiary of RGI Antilles. Kjell
I. Rokke, a Norwegian citizen, owns 67.32% of the outstanding shares of RGI Antilles. RGI/US owns, operates and develops real estate through two wholly-owned subsidiaries, Grand Harbor Associates and American Property Investments.

     Grand Harbor Associates owns a 90% interest in certain corporations that own: (i) Grand Harbor, a 772-acre residential golf community development project located in Vero Beach, Florida; (ii) Oak Harbor, a 116-acre planned 352-unit retirement community also located in Vero Beach, Florida; and (iii) the Royal Palm Convalescent Center, a skilled nursing center licensed for 72 beds and located in Vero Beach, Florida. American Property Investments owns a 164,724 square foot shopping center located in Lynnwood, Washington.

PROPERTY OPERATIONS

     The following sets forth a description of RGI/US's primary real estate assets. The business plans described herein are subject to numerous risks and uncertainties which are more fully discussed under the section headed "Risk Factors." If the Company is unable to secure capital to meet its future needs, the Company's business plan for each property will likely be materially revised, which may have a material adverse effect on the Company's financial condition and results of operations.

     Grand Harbor. Grand Harbor is an 772-acre residential golf community located along the Indian River in Vero Beach, Florida, with two 18-hole championship golf courses and waterfront access with a marina containing 144 slips ranging from 30 to 100 feet in length. The slips are available to be leased on a daily, monthly or annual basis. The residences at Grand Harbor are clustered in individual communities affording views of the surrounding golf courses and scenic waterways. Development of Grand Harbor began in 1987 with a U.S. savings and loan providing approximately $115 million in acquisition and infrastructure financing. The Resolution Trust Corporation acquired Grand Harbor in 1990 and most development and construction activities at Grand Harbor were terminated. After the acquisition of Grand Harbor by affiliates of RGI, the marina and clubhouse were completed and housing development continued.

     Grand Harbor offers two 18-hole championship golf courses that both opened in 1989: a Harbor Course designed by Pete Dye and a River Course designed by Joe Lee. The 28,000 square foot Grand Harbor clubhouse, serving both courses, opened in 1994 and also serves as a social center for Grand Harbor residents. Grand Harbor maintains 24-hour security service, together with a variety of amenities, including eight clay tennis courts and a separately located ocean-front beach club. In 1992, Grand Harbor received an ENVY, a residential environmental award from the Florida Association of Realtors.

     Grand Harbor and Oak Harbor collectively received zoning entitlements for the development of a maximum of 2,688 residential units. RGI/US' business plan, however, contemplates the development of 1,103 residential units at Grand Harbor and 352 residential units at Oak Harbor. RGI/US believes this plan best maximizes the value of these parcels based on existing and anticipated market conditions, even though these parcels are zoned for greater density. If market conditions change, the Company can increase, to a certain extent, the proportion of multi-family lots to be developed under existing zoning. If the Company elects to develop additional multi-family lots beyond that currently entitled, such a change would likely require approval of local zoning authorities.

     Grand Harbor currently offers single-family detached homes, townhomes, duplexes and low-rise condominiums with sales prices ranging from approximately $200,000 to approximately $900,000 with sizes ranging from 1,600 square feet to over 4,000 square feet. In addition, there are golf course and waterfront undeveloped lots available at sales prices ranging from $165,000 to over $500,000. When RGI/US acquired Grand Harbor in 1991, approximately 265 residences had been sold. Since the acquisition, through July 31, 1996, 307 additional residences have been sold. These include all product types offered at Grand Harbor (lots, condominiums, duplexes, villas and single family homes). Based on the current development plans, approximately 537 additional residences are planned for Grand Harbor. Grand Harbor has received governmental approvals for approximately 484,000 square feet of commercial space and 241,000 square feet of office space. Currently, Grand Harbor has not developed any commercial or office space.

     RGI/US currently derives revenue from the construction and sale of single-family homes, condominiums and individual lots; rental income from residential units and marina docks; and the operation of harbor and club facilities. In conjunction with offering residential units for sale, Grand Harbor offers four (4) types of equity memberships in the Grand Harbor Golf and Beach Club: (i) full memberships for $32,500; (ii) golf and tennis memberships for $20,000; (iii) tennis memberships for $7,500; and (iv) social memberships for $5,000. Upon the completion of sale of the equity memberships, Grand Harbor will turn over management and control of the Grand Harbor Golf and Beach Club to its members.

     Oak Harbor. Oak Harbor is a 116-acre planned luxury country club retirement community with planned on-site health facilities to be located adjacent to Grand Harbor. Upon the opening of the Oak Harbor clubhouse, which is scheduled for early 1997, Oak Harbor members will receive daily meals, transportation, housekeeping, social activities and access to optional health care. Community amenities will included a 36,000 square foot clubhouse with a community hall, arts & crafts room, hobby shop, game room, library and a fitness center; a 24-room on-site assisted care health facility; a nine-hole golf course designed by Joe Lee; and a total of 352 planned residences consisting of different types of condominiums, cottages and villas. Oak Harbor provides the opportunity to own a home within a community offering on-site health care and club activities. A discussion of Oak Harbor's zoning entitlements is included under "--Grand Harbor" above.

     Currently, facilities and residences are under construction at Oak Harbor, but have not been completed. The clubhouse, golf course, all roads and related infrastructure and the first fifteen villa and cottage homes are scheduled to be completed in late 1996, although full-service club activities are not scheduled to commence until early 1997. A 24-unit condominium complex is scheduled to be completed in early 1997. RGI/US anticipates that the on-site assisted care health facility will be completed in mid-1997.

     Oak Harbor will offer condominiums and single-family homes ranging in price from $205,000 to $635,000 and ranging in size from 1,178 to 2,850 square feet. All residences will have emergency call systems and trained health professionals will be available 24 hours a day. Three levels of health care including skilled, assisted-living and home healthcare will be available to Oak Harbor residents at a cost in addition to the monthly dues described below.

     The Oak Harbor Club requires a $25,000 initial club deposit from all of its members. Upon the re-sale of an Oak Harbor residence, the $25,000 initial club deposit is refundable subject to the new member paying his or her deposit. In addition, there is an initiation fee equal to ten percent (10%) of the purchase price of the residence. This fee may be deferred until the residence is resold, but will then equal the greater of 10% of the initial purchase price or 10% or the subsequent sale price of the residence. The Oak Harbor Club is a non-equity club and Oak Harbor will not turn over management and control to its members. Monthly dues, ranging from $1,650 for a single person to $2,150 for a couple, will include, among other things, one meal per day, transportation around Vero Beach, weekly housekeeping and linen service, and 24-hour emergency call service.

     As of July 31, 1996, RGI/US had entered into sales contracts for 36 Oak Harbor residences. RGI/US anticipates delivery of these homes in late 1996 and early 1997. These sales are subject to a non-refundable deposit of 20% of the sales price, but are typically subject to cancellation by the purchaser under specified circumstances such as the purchaser becoming incapable of independent living. Although Oak Harbor is a retirement community, all residents must be capable of independent living to join the Oak Harbor Club.

     The Royal Palm Convalescent Center. In 1994 RGI/US acquired the Royal Palm Convalescent Center ("Royal Palm"), which was established in 1965. Royal Palm is a skilled nursing facility licensed for 72 beds and is regulated by the State of Florida Agency for Health Care Administration. As of July 31, 1996, Royal Palm operated 51 beds, all of which were occupied. Royal Palm accepts only patients who pay privately and does not accept Medicaid or Medicare reimbursement. Monthly rates range from approximately $3,500 for a semi-private room to approximately $5,600 for a private suite. These prices include lodging, meals and basic nursing services. Pharmaceutical charges, most medical supplies, physical therapy and other items ordered by attending physicians are additional. Royal Palm will provide Oak Harbor residents with preferred admission once the Oak Harbor Club opens.

     The Lynnwood Center. The Lynnwood Center is a neighborhood retail shopping center located on an approximately 14.35-acre site in Lynnwood, Washington, approximately 20 miles north of Seattle, Washington. The Lynnwood Center is listed for sale; if it is sold prior to the Effective Date of the Merger, the Company will receive the net proceeds from the sale on the Effective Date. The Lynnwood Center currently has 16 tenants, including anchor tenants Pay Less Drugs, Safeway and The Sports Authority. Overall average occupancy of the Lynnwood Center at December 31, 1995 and 1994 was 88.42% and 80.87%, respectively, and was 93.4% as of June 30, 1996.

     The Lynnwood Center represented 16.8% of RGI/US's total assets based on book value and 6.0% of RGI/US's total revenues as of June 30, 1996. Annual rentals range from $5.42 to $20.07 per square foot. The 1995 property tax rate was 1.24%, resulting in a tax of approximately $142,800 (including special assessments), substantially all of which is reimbursed by tenants under their leases.

     The following tables and the notes thereto describe the Lynnwood Center.

                                                          PERCENT OF GLA                           ANNUALIZED BASE
                                            GLA            LEASED AS OF      ANNUALIZED BASE      RENTAL PER SQUARE
           YEAR ACQUIRED              (SQUARE FEET)(1)       6/30/96        RENTAL REVENUES(2)         FEET(3)
- -----------------------------------   ----------------    --------------    ------------------    -----------------
   1987............................        164,724             93.4%            $2,024,761             $ 12.29

- -------------------------
(1) Excludes 30,080 square feet of land leased at an annual rent of $53,499 to a service station not attached to the retail mall. The tenant does not pay any common area cost allocation and is directly responsible for insurance and property taxes.

(2) Amounts shown reflect annualized base rental revenue as of June 30, 1996. Annualized base rental revenue (total and per square foot) includes $53,499 of annual rent from the service station described in Note 1 above and excludes: (a) percentage rents; (b) additional charges paid for by tenants including common area maintenance, real estate taxes and other expense reimbursements; and (c) future contractual rent escalations.

(3) Calculated as total annualized base rental revenue divided by gross leasable area ("GLA") as of June 30, 1996.

     The following table sets forth the occupancy rate (as a percentage of GLA) and the average effective annual rental revenue per square foot for each of the fiscal years ended December 31, 1991, 1992, 1993, 1994, and 1995.

                        FISCAL YEAR                   OCCUPANCY RATE AS A     AVERAGE ANNUAL RENTAL
                        DECEMBER 31                     PERCENT OF GLA       REVENUE PER SQUARE FOOT
        -------------------------------------------   -------------------    -----------------------
          1995(1)..................................          88.42%                  $ 12.06
          1994   ..................................          80.87                     10.49
          1993   ..................................          96.43                     12.28
          1992   ..................................          98.02                     12.11
          1991   ..................................          78.14                      9.29

- -------------------------
(1) Due to demolition and construction, GLA in 1995 averaged 129,647 square feet as compared to GLA in 1994 of 156,923 square feet.

     The Lynnwood Center Tenants. The following table sets forth information regarding space leased to tenants which, in each case, individually occupy more than 10% of the gross leasable area at the Lynnwood Center as of June 30, 1996.

                                                                     PERCENT OF
                                                                      AGGREGATE
                                 GLA      PERCENT     ANNUALIZED     ANNUALIZED
                               (SQUARE    OF TOTAL    BASE RENTAL    BASE RENTAL                         RENEWAL
           TENANT               FEET)       GLA       REVENUE(1)       REVENUE       EXPIRATION DATE     OPTIONS
- ----------------------------   -------    --------    -----------    -----------    -----------------    --------
Safeway, Inc................    56,892      34.5%      $  673,841        33.3%          July 31, 2020    25 years
Sports Authority............    42,538      25.8          588,726        29.1       December 31, 2010    35 years
Payless Stores..............    21,774      13.2          239,949        11.9            May 31, 2010    35 years

- -------------------------
(1) Amounts shown reflect annualized base rental revenue as of June 30, 1996. Annualized rental revenue (total and per square foot) excludes: (a) percentage rents; (b) additional charges paid for by tenants including common area maintenance, real estate taxes and other expense requirements; and (c) future contractual rent escalations.

     The Lynnwood Center Tenant Lease Expirations. The following table sets forth retail and office lease expirations for the next ten years at the Lynnwood Center assuming that no renewal options are exercised.

                                                                                                  PERCENT OF 1995
                                                                               ANNUALIZED BASE      RETAIL BASE
                                                               APPROXIMATE     RENTAL REVENUE          RENT
               RETAIL LEASE                  NO. OF LEASES     LEASED GLA      UNDER EXPIRING     REPRESENTED BY
             EXPIRATION YEAR                   EXPIRING       (SQUARE FEET)        LEASES         EXPIRING LEASES
- ------------------------------------------   -------------    -------------    ---------------    ---------------
December 31,
1996(1)...................................          2              2,640          $  42,240              2.1%
1997......................................          1              1,403             25,956              1.3
1998......................................          3              3,620(2)         109,227              5.5
1999......................................         --                 --                 --               --
2000......................................          3              4,355             71,658              3.6
2001......................................          2              9,838            170,350              8.6
2002......................................         --                 --                 --               --
2003......................................         --                 --                 --               --
2004......................................         --                 --                 --               --
2005......................................         --                 --                 --               --
2006......................................         --                 --                 --               --
                                                  ---            -------          ---------             ----
                                                   11             21,856          $ 419,431             21.1%
                                                  ===            =======          =========             ====

- -------------------------
(1) The 1996 retail lease expiration year is from July 1996 through December
    1996.

(2) Excludes land leased to a service station operator.

DEPRECIATED PROPERTIES

                                            DECEMBER 31, 1995                               LIFE FOR PURPOSES
PROPERTY                                    FEDERAL TAX BASIS     RATE        METHOD         OF DEPRECIATION
- -----------------------------------------   -----------------    ------    -------------    -----------------
Buildings and improvements...............      $ 9,025,000        3.17%    straight-line            31.5
Furniture, fixtures and equipment........           25,000       14.29%    straight-line               7
Land improvements........................        1,600,000        3.17%    straight-line            31.5
Land.....................................       10,075,000         --           --               --

     As of August 1, 1996 RGI/US owned interests in the following properties:

                                                                         DATE
NAME, TYPE AND LOCATION AND PROPERTY                  SIZE             ACQUIRED        DESCRIPTION
- --------------------------------------------   ------------------    -------------    -------------
Grand Harbor
  Vero Beach, FL............................   772 acres                 June 1991     90% interest
Oak Harbor
  Vero Beach, FL............................   116 acres                 June 1991     90% interest
Royal Palm Convalescent Center
  Vero Beach, Florida.......................   20,000 square feet        June 1994     90% interest
The Lynnwood Center
  Lynnwood, WA..............................   14 acres              November 1987    100% interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     RGI/US was formed in December 1993 as a wholly-owned subsidiary of RGI Holdings to organize the U.S. real estate holdings of RGI Inc. The consolidated financial statements of RGI/US include the accounts of the following wholly-owned subsidiaries: American Property Investments; Grand Harbor Associates; and Grand Harbor Corporation, Inc. Two former wholly-owned subsidiaries have been excluded from the RGI/US consolidated financial statements as they were transferred out of RGI/US in April 1996 and will not be merged into Banyan.

     For financial reporting purposes, the Merger will be treated as a recapitalization of RGI/US, with RGI/US as the acquiror of Banyan. From and after the Effective Date, the historical financial statements of the Company will be those of RGI/US.

     Prior to January 1996, RGI/US' wholly-owned subsidiary, Grand Harbor Associates, owned a 45% interest in the partnerships and corporations that own Grand Harbor and Oak Harbor. RGI/US recorded these investments using the equity method of accounting since it held more than a 20% interest in such entities, but did not control them. In January 1996, Grand Harbor Associates purchased an additional 45% interest in the partnerships and corporations that own Grand Harbor and Oak Harbor, as well as interests in a finance company and a title and escrow company. This business combination was accounted for under the purchase method of accounting. RGI/US' unaudited pro forma consolidated balance sheet gives effect to the acquisition as if it had occurred on December 31, 1995 and the unaudited consolidated statement of operations for 1995 gives effect to the transaction as if it occurred on January 1, 1995.

     Through December 31, 1995, RGI/US' revenues primarily consisted of rental revenue generated from the Lynnwood Center. The current business plan of RGI/US is to focus on continuing the development of infrastructure, amenities and residential units at Grand Harbor and Oak Harbor pursuant to approved zoning and development plans. In connection with RGI/US' plan to focus on residential development, RGI/US has listed the Lynnwood Center for sale. To the extent that the Lynnwood Center is sold prior to the Effective Date, RGI/US has agreed with Banyan that it will not distribute the net proceeds of the sale to its sole stockholder prior to the Effective Time and will distribute such proceeds to the Company at the Effective Time.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996, December 31, 1995 and December 31, 1994, RGI/US' cash and cash equivalents balance was $1.4 million, $579,000 and $431,000, respectively. To date, operating cash flows have been generated primarily from the operation of the Lynnwood Center. Both Grand Harbor and Oak Harbor required liquidity support in 1995 that was funded through related party loans. Interest on these related party loans was deferred to the maturity date of the loans. This deferred interest, as noted below, was contributed to equity of RGI/US in January 1996.

     Significant remodeling activities took place at the Lynnwood Center in 1995 resulting in capital improvements of approximately $2.7 million. Cash flow support from RGI/US for Grand Harbor and Oak Harbor operations amounted to approximately $3.6 million. In addition, in June 1995, RGI/US refinanced the Lynnwood Center resulting in a repayment of existing debt amounting to $10.7 million funded by a new mortgage loan of $12.6 million. This mortgage loan bears interest at the prime rate plus .75% per annum and matures in June 1997. Completion of the remodeling of the Lynnwood Center resulted in the mortgage loan increasing to $14.5 million in the first quarter of 1996. In 1995, RGI Inc. also provided additional loans of $150,000 as part of the overall refinancing of the Lynnwood Center and $3.0 million to fund development costs at Grand Harbor and Oak Harbor. These loans, as well as previous related party loans and accrued interest amounting to $18.5 million, were contributed to equity of RGI/US in January 1996.

     Historically, RGI/US has used internally generated funds, third party borrowings and funds from RGI-affiliated entities for construction and development purposes. The business plan of the Company contemplates the continued development of the Southbridge/Wayside project and Grand Harbor and Oak Harbor and the initiation of development activities at the Chapman's Landing project. The Company will likely sell Laguna Seca Ranch and the Lynnwood Center in order to provide the Company liquidity for its planned development activities.

     As of June 30, 1996, Banyan's debt obligations aggregated approximately $34.4 million, and RGI/US' debt obligations aggregated approximately $86.0 million. After giving effect to the Merger, the Company's pro forma debt obligations as of June 30, 1996 aggregated approximately $120.4 million, of which approximately $6.7 million matures by December 31, 1996, an additional $34.6 million matures by December 31, 1997, an additional $38.9 million matures by December 31, 1998 and an additional $40.2 million matures thereafter. In connection with the Private Placement, RGI Holdings purchased the Morgens Loan, and has agreed, at the Effective Time, to adjust the interest rate on the debt under the Morgens Loan from 17.5% to the prime rate plus 200 basis points. However, if the Merger Closing does not occur before December 31, 1996, then the interest rate will remain unchanged. See "Material Agreements -- Morgens Loan Modification." Following the Merger, the Company will not have a policy against incurring indebtedness in excess of any predetermined ratio. A substantial increase in the Company's leverage ratio would increase both its debt service costs and the risk of default on its indebtedness. See "Risk Factors -- Substantial Debt Obligations and Terms of Debt" and "Investment Policies."

     The Company's ability to service its debts and other obligations when they become due will depend on various factors affecting its properties, such as operating expenses and construction schedules, which, in turn, may be adversely affected by general and local economic conditions. Certain expenditures, such as loan payments and real estate taxes, are not necessarily decreased by events adversely affecting revenues generated by the properties. The cost of developing properties may exceed the income derived from the sale of lots or homes. Therefore, the Company may have to obtain funds from other sources to operate and maintain a property in order to protect its investment. A failure to make required payments on the Company's indebtedness when due could result in a loss of the property collateralizing these obligations and would have a material adverse effect on the Company's results of operations and financial condition.

     The Company's business plan for Southbridge/Wayside, Grand Harbor and Oak Harbor contemplates development expenses through 1997 of approximately $67.0 million. RGI/US has obtained $49.0 million of construction financing for Grand Harbor and Oak Harbor. The Company must arrange construction financing in an amount estimated not to exceed maximum combined borrowings of $27.0 million in order to undertake projected development costs of Southbridge/Wayside and Chapman's Landing including $18.0 million anticipated through 1997.

     The funds provided to the Company by the Private Placement, the modification of the Morgens Loan and the anticipated sale of assets (primarily Laguna Seca Ranch and the Lynnwood Center) will not be sufficient to allow the Company to complete its business plans for each property. There can be no assurance that additional capital will be available to the Company or that, if available, the terms and conditions will be acceptable to the Company or will not be dilutive to the Company's stockholders, including RGl Holdings.

A failure to secure additional capital when needed would have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors -- Need For Additional Capital."

RESULTS OF OPERATIONS

     Years Ended December 31, 1995, 1994 and 1993

     Total revenues for 1995, 1994 and 1993 were $2.1 million, $2.4 million and $2.4 million, respectively. Total revenues for 1995 decreased by approximately $322,000 or 13% from 1994 primarily due to a decrease of approximately $175,000 in rental revenue and a $100,000 one-time consulting fee that was earned in 1994. The decrease in rental revenue resulted from a 17% decrease in space available for rent due to a renovation and retenanting plan implemented at the Lynnwood Center during 1995. The renovation and retenanting plan was initiated to accommodate a new major tenant and allowed for replacement of a number of smaller tenants that were experiencing financial difficulty. Pursuant to the renovation plan, four buildings comprising approximately 36,000 square feet of gross leasable area were demolished and replaced with one new building containing approximately 42,500 square feet of gross leasable area. Construction of the new building was completed in November 1995. In addition, contributing to the decline in total revenues for 1995 when compared to 1994 was a decrease of approximately $47,000 in other revenue relating to consulting fees.

     Total revenues for 1994 decreased by approximately $17,500 or 1% from 1993. This decrease was due to a decline of approximately $292,000 in rental revenue at the Lynnwood Center as a result of cancellation of three tenant leases comprising approximately 25,000 square feet. Partially offsetting this decline was an increase in other revenue of approximately $275,000 attributable to consulting fees.

     Total operating expenses for 1995, 1994 and 1993 were $1.1 million, $1.2 million and $1.2 million, respectively. The decrease in operating expenses of approximately $92,000 for 1995 when compared to 1994 was due primarily to a decrease in rental operations expenses of approximately $78,000 for 1995 when compared to 1994 associated with the reduction in gross leasable area as a result of the renovation and retenanting plan initiated in 1995. In addition, general and administrative expenses decreased by approximately $14,000 for 1995 when compared to 1994 as a result of a one-time marketing expenses in 1994 of $166,000 that was partially offset by a management fee paid to a related party relating to Grand Harbor activities.

     Total operating expenses for 1994 increased by approximately $56,000 when compared to 1993. The increase in operating expenses for 1994 when compared to 1993 is primarily due to an increase in general, administrative and other operating expenses aggregating approximately $186,000 due primarily to the one-time marketing expenses incurred in 1994. Other operating expenses increased by $100,000 for 1994 when compared to 1993 due to the payment of a consulting fee of $100,000 to a corporation of which Kenneth L. Uptain is the sole shareholder. See "Certain Transactions." Partially offsetting these increases was a decrease in rental operations expenses aggregating approximately $230,000 for 1994 when compared to 1993. Rental operations expense decreased for 1994 when compared to 1993 due primarily to decreases of approximately $207,000 and $22,000 in bad debt expense and depreciation and amortization expense, respectively.

     For 1995, 1994 and 1993, operating income was approximately $1.0 million, $1.2 million, and $1.3 million, respectively. The decrease in operating income of approximately $200,000 for 1995 when compared to 1994 and $100,000 for 1994 when compared to 1993 was primarily the result of the lease terminations and the implementation of the renovation and retenanting plan at the Lynnwood Center. Due to the renovation and retenanting plan, average gross leasable area at the Lynnwood Center amounted to approximately 130,000 square feet in 1995 and 157,000 square feet in each of 1994 and 1993. Average occupancy decreased approximately fifteen percentage points between 1993 and 1994 and increased approximately seven percentage points between 1994 and 1995. The new space was not completely leased until late 1995 and therefore did not substantially contribute to rental revenue for 1995. At December 31, 1995, the Lynnwood Center was 91% occupied.

     "Equity in Losses of Investees" relates to Grand Harbor Associates' 45% ownership interest in certain limited partnerships and corporations that own Grand Harbor and Oak Harbor. For 1995, 1994 and 1993, RGI/US recognized losses in the amounts of $3.1 million, $1.9 million and $1.9 million, respectively. Prior to 1994, there were no operations for Oak Harbor. A breakdown of Grand Harbor's and Oak Harbor's results of operations for 1995, 1994 and 1993 is as follows:

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Revenues
  Grand Harbor....................................    $20,958,541     $30,773,765     $13,867,282
  Oak Harbor......................................      2,605,434       1,158,590              --
                                                      -----------     -----------     -----------
     Total Revenue................................     23,563,975      31,932,355      13,867,282
                                                      -----------     -----------     -----------
Cost of Sales
  Grand Harbor....................................     16,017,986      23,351,087      10,231,237
  Oak Harbor......................................      1,260,640         604,812              --
                                                      -----------     -----------     -----------
     Total Cost of Sales..........................     17,278,626      23,955,899      10,231,237
                                                      -----------     -----------     -----------
Operating and Other Expenses
  Grand Harbor....................................     10,352,589      10,188,794       7,788,439
  Oak Harbor......................................      2,730,995       2,055,659              --
                                                      -----------     -----------     -----------
     Total Operating and Other Expenses...........     13,083,584      12,244,453       7,788,439
                                                      -----------     -----------     -----------
Net Loss Before Extraordinary Gain
  Grand Harbor....................................     (5,412,034)     (2,766,116)     (4,152,394)
  Oak Harbor......................................     (1,386,201)     (1,501,881)             --
                                                      -----------     -----------     -----------
     Total Net Loss Before Extraordinary Gain.....    $(6,798,235)    $(4,267,997)    $(4,152,394)
                                                      ===========     ===========     ===========
Share of Net Loss Before Extraordinary Gain
  Grand Harbor (45%)..............................     (2,435,415)     (1,244,752)     (1,868,577)
  Oak Harbor (45%)................................       (623,790)       (675,846)             --
                                                      -----------     -----------     -----------
     Total Share of Net Loss Before Extraordinary
       Gain.......................................    $(3,059,205)    $(1,920,598)    $(1,868,577)
                                                      ===========     ===========     ===========

     In each of 1995, 1994 and 1993, 43, 90 and 57 residential units were sold at Grand Harbor for an average sales price of $298,000, $248,000 and $210,000, respectively. Total revenues for Grand Harbor for 1995 declined when compared to 1994 due to a decrease in the number of residential units and club memberships sold which was partially offset by an increase in the average sales price per unit. Total revenues for 1994 increased when compared to 1993 due to an increase in the number of residential units and club memberships sold as well as an increase in the average sales price per unit. Total revenues for Grand Harbor for 1995 and 1994 were also impacted by membership fees and other income related to operation of the Grand Harbor Club of $4.6 million and $3.9 million, respectively. Prior to January 1, 1994, all revenues and expenditures relating to Grand Harbor Club operations were netted and capitalized to real estate inventory as additional amenity costs. Net club operation losses of approximately $2.3 million were capitalized from July 1991 (inception) to December 31, 1993. The Grand Harbor Club was fully operational as of January 1, 1994, and results of operations of the Grand Harbor Club from January 1, 1994, are included in current operations. Membership dues and other income for 1995 increased $756,000 when compared to 1994 due to increased membership and an overall dues increase.

     The decrease in the cost of sales for Grand Harbor in the amount of $7.3 million for 1995 when compared to 1994 was due to the reduction in units sold. Other operating expenses for Grand Harbor remained relatively unchanged between 1995 and 1994 but increased approximately $2.4 million in 1994 over 1993 as a direct result of the increase in sales activity.

     Oak Harbor acquired Royal Palm as of June 30, 1994. 1995 financial results for Oak Harbor reflect a full year of operation of Royal Palm whereas 1994 only includes six months.

     There were no residential unit sales at Oak Harbor in 1995 or 1994. Total cost of sales increased at Oak Harbor for 1995 when compared to 1994 due to a full year of operation of Royal Palm. Other operating expenses in 1995 for Oak Harbor increased by approximately $675,000. The increase was primarily due to development, sales/marketing and interest expenditures incurred for only a partial year in 1994 compared to a full year in 1995. This increase was partially offset because of a write-off in 1994 of $578,000 in expenses relating to application to the State of Florida for a Certificate of Need necessary for a life care facility. This Certificate of Need was no longer necessary after the acquisition of Royal Palm.

     Interest income for 1995, 1994 and 1993 was $2.0 million, $1.3 million and $329,000 respectively. The increase in interest income for 1995 of approximately $764,000 when compared to 1994 and of approximately $1.0 million from 1993 to 1994 was due to an increase in interest income relating to RGI/US' loan to Grand Harbor in the original principal amount of $12.0 million (the "1994 Grand Harbor Loan") which was outstanding during all of 1995 and eleven months in 1994. Also, RGI/US recognized $691,000 in additional interest income in 1995 as a result of its loan to RGI Inc. in the original principal amount of $9.5 million which became outstanding during the first quarter of 1995 and was repaid in December 1995.

     Interest expense for 1995, 1994 and 1993 was $4.1 million, $2.6 million and $2.2 million, respectively. Interest expense increased by approximately $1.5 million for 1995 when compared to 1994 primarily due to a loan received by RGI/US in the original principal amount of $9.5 million in February 1995. The loan proceeds were in turn utilized to provide a loan to RGI Inc. in an equal amount. Interest expense associated with this loan amounted to $691,000. In addition, in 1995 RGI/US incurred additional interest expense of approximately $480,000 as a result of varying terms of related party loans during 1994. In addition, RGI/US borrowed $12.0 million in 1994 to fund the 1994 Grand Harbor Loan. This loan was paid down to $10.9 million by the end of 1994 and the balance was outstanding for all of 1995. Interest expense associated with this loan in 1995 increased by $200,000 due to the overall increase in interest rates as well as the principal being outstanding for a full twelve months versus eleven months in 1994. Interest expense for 1994 increased by approximately $375,000 when compared to 1993. The increase in interest expenses for 1994 was primarily due to RGI/US' incurrence in the first quarter of 1994 of the indebtedness necessary to fund the 1994 Grand Harbor Loan. RGI/US incurred interest expense of $753,000 for 1994 as a result of this borrowing which was equal to the interest income received on the 1994 Grand Harbor Loan. RGI/US' $753,000 increase in interest expense for 1994 was partially offset by a decrease in interest expense of approximately $378,000 as a result of the refinancing of the Lynnwood Center's mortgage loan and the restructuring of various related party loans in 1994.

     During 1994 RGI/US charged a $1.3 million brokerage fee to Grand Harbor for certain loans. RGI/US has deferred a portion of the amount and is amortizing the balance into income using the straight-line method over the term of the loan. In 1995 and 1994 RGI/US recognized $157,000 and $515,000 respectively, as income.

     For 1994, RGI/US recognized an extraordinary gain in the amount of $2.5 million on its 45% share of Grand Harbor's extinguishment of debt.

     The above changes resulted in net income (loss) of ($4.1 million), $971,000 and ($2.5 million) for 1995, 1994 and 1993, respectively.

Six Months Ended June 30, 1996 compared to Six Months Ended June 30, 1995

     Results of operations for the six months ended June 30, 1996 include 100% of the revenues and expenses of Grand Harbor and Oak Harbor reduced by 10% minority interests whereas the results of operations for the six months ended June 30, 1995 include RGI/US' 45% share of losses from Grand Harbor and Oak Harbor under the equity method of accounting as "Equity in Losses of Investees". As a result of this change, RGI/US believes that its financial statements as of and for the six months ended June 30, 1996 are not comparable with its financial statements as of and for the six months ended June 30, 1995. To allow for comparability of period to period variances, the results of operations for the six months ended June 30, 1996 are compared to pro forma results of operations for the six months ended June 30, 1995 ("Pro Forma Six Months ended June 30, 1995"). The Pro Forma Six Months ended June 30, 1995 information has been prepared as if the 45% acquisition of interests had been made on January 1, 1995.

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30
                                                                           (UNAUDITED)
                                                                     ------------------------
                                                                       ACTUAL       PRO FORMA
                                                                        1996          1995
                                                                     ----------     ---------
Revenues:
  Real estate sales..............................................    $13,178,354    10,975,960
  Club operations................................................     3,174,461     2,620,210
  Patient service................................................     1,288,125     1,148,239
  Rent...........................................................     1,244,675     1,000,143
  Other..........................................................       404,151       343,661
                                                                     ----------     ---------
       Total revenues............................................    19,289,766     16,088,213
                                                                     ----------     ---------
Cost of sales:
  Real estate....................................................     9,249,477     6,933,590
  Club operations................................................     2,527,596     2,367,269
  Patient service................................................       664,742       602,512
  Rent...........................................................       393,808       444,021
  Other..........................................................        44,896        43,250
                                                                     ----------     ---------
       Total cost of sales.......................................    12,880,519     10,390,642
                                                                     ----------     ---------
       Gross margin..............................................     6,409,247     5,697,571
Selling, general and administrative expenses.....................     4,496,658     4,035,316
                                                                     ----------     ---------
       Operating income..........................................     1,912,589     1,662,255
                                                                     ----------     ---------
Other income (expense):
  Brokerage fee..................................................        78,542        78,542
  Interest income................................................       382,985       372,557
  Interest expense...............................................    (2,558,579)    (3,535,102)
  Other, net.....................................................       (38,500)       (9,895)
                                                                     ----------     ---------
       Net other expense.........................................    (2,135,552)    (3,093,898)
                                                                     ==========     =========
       Loss before minority interests............................      (222,963)    (1,431,643)
Minority interests...............................................        39,223       138,201
                                                                     ==========     =========
       Net loss..................................................    $ (183,740)    (1,293,442)
                                                                     ==========     =========

     Total revenues for the six months ended June 30, 1996 and for the Pro Forma Six Months ended June 30, 1995 were $19.3 million and $16.1 million, respectively. Real estate sales increased by $2.2 million to $13.2 million for the six months ended June 30, 1996 from $11.0 million for the Pro Forma Six Months ended June 30, 1995. Thirty-six Grand Harbor residential units were sold in the first six months of 1996 at an average sale price of $326,000 as compared to 28 units sold in the first six months of 1995 at an average sale price of $335,000. The increase attributable to higher unit sales was partially offset by fewer club memberships being sold in the first six months of 1996 as compared to the comparable period in 1995. Club operations revenues increased $554,000 for the six months ended June 30, 1996 to $3.2 million from $2.6 million for the Pro Forma Six Months ended June 30, 1995. The club operations revenue increases for the six months ended June 30, 1996 as compared to the Pro Forma Six Months ended 1995 were due primarily to the increase in overall membership and related activities. Rent revenues increased $245,000 in the six months ended June 30,

1996 as compared to the Pro Forma Six Months ended June 30, 1995 from $1.0 million to $1.2 million. The increase was the result of the new major tenant in the Lynnwood Center in November of 1995. The average occupancy rate for the Lynnwood Center for the six months ended June 30, 1996 and 1995 was 91% and 80% respectively. In June 1996, RGI/US listed the Lynnwood Center for sale.

     Cost of sales increased $2.5 million to $12.9 million for the six months ended June 30, 1996 from $10.4 million for the Pro Forma Six Months ended June 30, 1995. Increases were primarily due to higher real estate sales and increased membership in the club.

     Real estate sales gross margin as a percentage of real estate sales amounted to 30% for the six months ended June 30, 1996 compared to 37% for the Pro Forma Six Months ended June 30, 1995. Gross margin percentages vary materially based on the type of unit sold. Unit sales for 1995 included six undeveloped lots that generated a significantly higher margin than completed residence sales.

     Selling, general and administrative expenses for the six months ended June 30, 1996 increased $461,000 to $4.5 million from $4.0 million in the Pro Forma Six Months ended June 30, 1995. The increase for the six month period was primarily due to the fact that the Oak Harbor sales organization was not fully operational in 1995.

     Interest expense decreased by approximately $972,000 for the six months ended June 30, 1996 to $2.6 million from $3.5 million in the Pro Forma Six Months ended June 30, 1995. These decreases were primarily as a result of the conversion of related party payables to equity of RGI/US amounting to $21.7 million in January 1996.

INFLATION

     RGI/US may be adversely affected during periods of high inflation, primarily because of the impact of higher interest rates that may significantly affect RGI/US' interest and construction costs. In addition, higher interest rates could likely negatively impact the ability of purchasers to obtain mortgage financing. In the last three years, inflation has not had a material effect on RGI/US.

                           MANAGEMENT OF THE COMPANY

     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Company will be Messrs. Walter E. Auch, Sr., Robert M. Ungerleider, Kenneth L. Uptain, Olav Revhaug and Fred E. Welker, III. Upon completion of the Merger, current officers of Banyan will resign and it is anticipated that Kenneth L. Uptain will be appointed as President and Chief Executive Officer and Raymond J. Whitty will be appointed Chief Financial Officer of the Company. The Company anticipates utilizing the services of BMC following the Merger. Raymond J. Whitty has served as a financial consultant to RGI since May 1996. From October 1995 until May 1996 he was an independent financial consultant. From August 1988 until September 1995, Mr. Whitty was the Chief Financial Officer of the Westin Hotel Company. For information regarding Mr. Uptain, see "Matters to be Considered by Stockholders -- Proposal Number Four."

                           DESCRIPTION OF SECURITIES

     Banyan has 100.0 million authorized shares of common stock, par value of $0.01 per share, of which 47,307,527 shares were outstanding, 997,336 were reserved for issuance upon exercise of outstanding stock options (which may be exercised prior to the Effective Time) and 20,100 shares were held as treasury stock at August 28, 1996. The Restated Certificate would authorize the issuance of up to 5.0 million shares of preferred stock, $0.01 par value per share, 39,894 of which have been reserved for issuance upon exercise of outstanding stock options. Assuming approval of the Reserve Split, on a pro forma basis as of August 28, 1996, the Company would have had 1,892,302 shares outstanding. See "Matters to be Considered by Stockholders -- Proposal Number Two."

     Dividend Rights and Restrictions. The holders of Banyan's common stock are entitled to receive dividends when and as declared by Banyan's board of directors. Banyan did not declare distributions during the years ended December 31, 1995 and 1994 or in the first or second quarters of 1996 and does not contemplate paying cash dividends until substantial development activity has begun on all of the projects and a sustainable stream of cash flow in excess of capital needs is available. In addition, certain of Banyan's loan agreements prohibit the payment of dividends. If the Company issues preferred stock with a dividend, the Stockholders' right to receive dividends, if any, will be subordinated to that of the holders of preferred stock.

     Election of the Company's Board of Directors. Under the Bylaws, the number of directors is fixed at five (5), three (3) of which will be independent, and all of the directors will serve a one year term, provided that Mr. Uptain's term does not expire until 1997 and Mr. Ungerleider's term does not expire until 1998.

     Removal of Directors. In accordance with the requirements of the Delaware Law for corporations without classified boards, the Bylaws provide that directors may be removed with or without cause, upon a vote by holders of a majority of the shares of the Company's common stock entitled to vote at an election of directors, which effectively entitles RGI Holdings to remove directors.

     Stockholder Amendments to Bylaws. The Bylaws permit stockholders to make additional bylaws and to alter or repeal any other bylaws by a majority of the shares eligible to vote.

     Certain Provisions of the Delaware Corporation Law. Banyan is governed by the provisions of Section 203 of the Delaware Corporation Law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     The Restated Certificate authorizes the Company to provide indemnification of (and advancement of expenses to) directors, officers, agents and other persons in excess of the indemnification and advancement otherwise permitted by Delaware Law, subject only to limits with respect to actions for breach of duty to the Company, the Stockholders, and others.

     The existing certificate of incorporation and the Restated Certificate also provide that a director of the Company shall not be personally liable to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (governing unlawful dividends or stock redemptions), or (iv) for any transaction from which the director derived any improper personal benefit.

     Indemnification of Directors and Others. The Bylaws are silent with respect to indemnification of officers and directors but provide that expenses incurred by an individual in his capacity as a director of the Company or in certain other capacities in defending a civil or criminal action will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director to repay the sum advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to the terms of the Delaware Law. The board believes that this provision offers greater protection to directors and will encourage them to continue to serve the Company because it gives greater assurance that litigation expenses will be promptly advanced in cases where a director is sued in his capacity as a director of the Company.

     Certain Bylaw Provision. The Bylaws provide that special meetings of Banyan's stockholders shall be called at the request of holders of at least one-third of all Banyan's outstanding common stock.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of Banyan, the holders of Banyan's common stock are entitled to share ratably in all of the assets of Banyan available for distribution to its stockholders.

     Miscellaneous. The transfer agent and registrar for the Company's common stock is First Chicago Trust Company of New York.

                              MATERIAL AGREEMENTS

     The following agreements have been entered into by Banyan in connection with the Merger or by RGI/US in connection with Oak Harbor and Grand Harbor:

MORGENS LOAN MODIFICATION

     Banyan and RGI Holdings entered into an agreement modifying the terms of the Morgens Loan on May 21, 1996 to: (i) capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) change the due date of an interest payment from April 1, 1996 to May 21, 1996; (iii) delete the prepayment prohibitions; (iv) add a new provision requiring the Company to make principal payments equal to 50% of all net sale proceeds from the sale of development properties and 100% of all net sale proceeds of non-development properties; and (v) adjust, at the Effective Time, the pre-default interest rate from 17.5% to the prime rate plus 200 basis points. If the Merger does not close by December 31, 1996 (or the time period is not extended), then the interest rate will remain at 17.5%. The modification agreement allows the Company to retain the proceeds from the sale of the 120 South Spalding property and the previous and proposed sales of parcels from the Oakridge property, totaling $9.25 million, instead of making mandatory principal payments as would have been required prior to modification. In addition, RGI Holdings has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to: (i) any defaults occurring prior to May 21, 1996; and (ii) any non-monetary defaults occurring through the date of the Merger.

SOGEN LOAN MODIFICATION

     Banyan and RGI Holdings entered into an agreement modifying the terms of the SoGen Loan on May 20, 1996 to: (i) capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) delete the covenant requiring Banyan to make mandatory prepayments on the loan (unless the Merger does not close by December 31, 1996 and the time period is not extended); and (iii) change the due date of interest payments so that interest due monthly from January 1, 1996 through April 30, 1996 was due May 20, 1996. In addition, under the terms of the modification agreement, the funds held in escrow from the sale of properties at Wayside Village were released to RGI Holdings and applied against the outstanding principal balance of the loan. RGI Holdings also has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to: (i) any default occurring prior to May 20, 1996; and (ii) any nonmonetary defaults occurring through the date of the Merger.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a registration rights agreement entered into as of May 21, 1996, upon Banyan's receipt of written request by RGI Holdings and in certain circumstances, Banyan has agreed to register the securities held by RGI Holdings, provided the aggregate proceeds of the securities exceed $1.0 million In addition, if Banyan is registering securities on its own behalf or for another stockholder, RGI Holdings may include its securities in Banyan's registration statement. Banyan may defer the registration of the securities held by RGI Holdings or limit the number of shares of its common stock to be registered by RGI Holdings if Banyan determines that it would be detrimental to Banyan not to do so.

CONSTRUCTION CONTRACT

     Proctor has provided all development and construction services at Grand Harbor and Oak Harbor since RGI/US acquired the projects in 1991. Donald C. Proctor is the majority shareholder of Proctor, and an affiliate of Donald Proctor owns 10% of corporations that own Grand Harbor and Oak Harbor. Proctor has the exclusive right to provide all development and construction services at both projects until December 31, 1999. This exclusive contract is in effect until December 31, 1999, and is based on the cost of the work plus a 7% overhead fee and a 5% profit fee, half of which is payable to Grand Harbor Associates.

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Annual Meeting. If any other matter is presented, however, it is the intention of the persons named in Banyan's proxy to vote the proxy in accordance with their best judgment.

                                 LEGAL MATTERS

     The validity of the shares of Banyan's common stock to be issued pursuant to the Merger will be passed upon for Banyan by Shefsky Froelich & Devine Ltd. In addition, Shefsky Froelich & Devine Ltd. has delivered an opinion to Banyan that: (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and (ii) the Reverse Split will not be treated as a stock distribution or a transaction that has the effect of such a distribution. Accordingly, no gain or loss will be recognized by Banyan as a result of the Merger and Stockholders will not recognize any taxable income as a result of the Merger or the Reverse Split except to the extent of amounts received in lieu of fractional shares, a portion of which will produce taxable gain or loss.

                                    EXPERTS

     The consolidated balance sheet of Banyan as of December 31, 1994 and the related consolidated statements of income and expenses, stockholders' equity and cash flows for each of the years ended December 31, 1994 and 1993 have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Banyan at December 31, 1995 and for the year then ended have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of RGI/US and certain subsidiaries, and the combined financial statements of Grand Harbor Associates and Affiliates as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the combined financial statements of the Oak Harbor Affiliated Companies as of December 31, 1995 and 1994, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the RGI/US consolidated financial statements contains an explanatory paragraph that states that the consolidated financial statements were prepared to present the financial position, results of operations and cash flows of the entities to be merged pursuant to the Merger Agreement with Banyan and are not intended to be a complete presentation of RGI/US.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for consideration at Banyan's 1996 Annual Meeting of Stockholders must have submitted the proposal to the Company, 150 S. Wacker Drive, Suite 2900, Chicago, Illinois 60606,
Attention: Secretary. A stockholder's proposal must be received not later than
               , 1997 for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 1996 Annual Meeting (which will be held in calendar year 1997).

                                    GLOSSARY

Acquisition Proposal..............................................................            6
American Property Investments.....................................................            1
Annual Meeting....................................................................            2
Banyan............................................................................            1
BMC...............................................................................           19
Bylaws............................................................................            7
C&L...............................................................................           13
Capital Stock Valuation Report....................................................           13
Chapman's Landing.................................................................            1
Code..............................................................................            5
Commission........................................................................           ii
Company...........................................................................            1
Delaware Law......................................................................            5
E&Y...............................................................................           46
Effective Date....................................................................            5
Effective Time....................................................................            5
Employment Agreement..............................................................           13
Exchange Act......................................................................           ii
GAAP..............................................................................           17
Grand Harbor Associates...........................................................            1
HSR Act...........................................................................            5
Josephthal........................................................................            2
Lynnwood Center...................................................................            1
Merger Agreement..................................................................  front cover
Merger............................................................................  front cover
Morgens Loan......................................................................            2
Morgens...........................................................................            2
Nominees..........................................................................  front cover
NYSE..............................................................................  front cover
Private Placement.................................................................            2
Proctor...........................................................................           13
Record Date.......................................................................            2
Restated Certificate..............................................................            6
RGI...............................................................................            1
RGI Antilles......................................................................            1
RGI/US Properties.................................................................           20
RGI/US Common Stock...............................................................            1
RGI/US............................................................................            1
Richmond..........................................................................           38
Royal Palm........................................................................           48
SoGen Loan........................................................................            2
Southbridge/Wayside...............................................................            1
Stockholders......................................................................            2
Stock Split.......................................................................            2
Termination Fee...................................................................           13
Washington Law....................................................................           27

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
LEGEND PROPERTIES, INC.
Pro Forma Condensed Consolidated Financial Information...............................    F-4
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996...................    F-5
Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended
  June 30, 1996......................................................................    F-6
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December
  31, 1995...........................................................................    F-7
Notes to Pro Forma Condensed Consolidated Financial Information......................    F-8
RGI U.S. HOLDINGS, INC.
Independent Auditors' Report.........................................................   F-11
Consolidated Balance Sheets as of December 31, 1995 and 1994.........................   F-12
Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993...............................................................................   F-13
Consolidated Statements of Stockholder's Deficit for the Years Ended December 31,
  1995, 1994 and 1993................................................................   F-14
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993...............................................................................   F-15
Notes to Consolidated Financial Statements...........................................   F-16
Consolidated Balance Sheet as of June 30, 1996 (unaudited)...........................   F-30
Consolidated Statements of Operations for the Six Months Ended June 30, 1996 and 1995
  (unaudited)........................................................................   F-31
Consolidated Statement of Stockholder's Equity (Deficit) for the Six Months Ended
  June 30, 1996 (unaudited)..........................................................   F-32
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995
  (unaudited)........................................................................   F-33
Notes to Unaudited Consolidated Financial Statements.................................   F-35
GRAND HARBOR ASSOCIATES AND AFFILIATES
Independent Auditors' Report.........................................................   F-39
Combined Balance Sheets as of December 31, 1995 and 1994.............................   F-40
Combined Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993...............................................................................   F-41
Combined Statements of Changes in Owners Equity (Deficit) for Each of the Years in
  the Three-Year Period Ended December 31, 1995......................................   F-42
Combined Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993...............................................................................   F-43
Notes to Combined Financial Statements...............................................   F-44
THE OAK HARBOR AFFILIATED COMPANIES
Independent Auditors' Report.........................................................   F-53
Combined Balance Sheets as of December 31, 1995 and 1994.............................   F-54
Combined Statements of Operations for the Years Ended December 31, 1995 and 1994.....   F-55
Combined Statements of Changes in Owners' Equity (Deficit) for the Years Ended
  December 31, 1995 and 1994.........................................................   F-56
Combined Statements of Cash Flows for the Years Ended December 31, 1995 and 1994.....   F-57
Notes to Combined Financial Statements...............................................   F-58

                                                                                        PAGE
                                                                                        ----
FUNDReports of Independent Auditors..................................................   F-65
Consolidated Balance Sheets at December 31, 1995 and 1994............................   F-67
Consolidated Statements of Income and Expenses for the Years Ended December 31, 1995,
  1994 and 1993......................................................................   F-68
Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
  1995, 1994 and 1993................................................................   F-69
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993...............................................................................   F-70
Notes to Consolidated Financial Statements...........................................   F-71
Consolidated Balance Sheet at June 30, 1996 (unaudited)..............................   F-85
Consolidated Statements of Income and Expenses for the Six Months Ended June 30, 1996
  and 1995 (unaudited)...............................................................   F-86
Consolidated Statement of Stockholders' Equity for the Six Months Ended June 30, 1996
  (unaudited)........................................................................   F-87
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995
  (unaudited)........................................................................   F-88
Notes to Consolidated Financial Statements...........................................   F-89

All schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

                            LEGEND PROPERTIES, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                            LEGEND PROPERTIES, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 and unaudited Pro Forma Condensed Consolidated Statements of Operation for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been prepared to reflect the Merger and the adjustments described in the accompanying notes. The pro forma condensed consolidated financial information is based on the historical financial statements listed in the Index on page F-1 and should be read in conjunction with those financial statements and the notes thereto. The Pro Forma Condensed Consolidated Balance Sheet was prepared as if the Merger occurred on June 30, 1996. The Pro Forma Condensed Consolidated Statements of Operations were prepared as if the Merger occurred as of the beginning of each period presented. The Pro Forma Condensed Consolidated financial information is not necessarily indicative of the financial position or results of operations which actually would have occurred if the Merger had been consummated on the dates described, nor does it purport to represent the Company's future financial position or results of operations.

                            LEGEND PROPERTIES, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                             BANYAN                              LEGEND
                                          RGI U.S.          MORTGAGE         PRO FORMA      PROPERTIES, INC.
                                        HOLDINGS INC.    INVESTMENT FUND    ADJUSTMENTS        PRO FORMA
                                        -------------    ---------------    ------------    ----------------
Assets:
Real Estate............................ $  68,487,445     $  96,146,824     $(45,681,951)     $  118,952,318
Property and Equipment.................     9,016,241          --                --                9,016,241
Cash and Cash Equivalents..............     1,366,548         6,647,172                            8,013,720
Restricted Cash........................    22,040,276          --                --               22,040,276
Receivables............................     1,875,345          --                                  1,875,345
Deferred Financing Costs and Other
  Assets...............................     7,732,132         5,260,324         (745,262)         12,247,194
                                        -------------    ---------------    ------------    ----------------
                                        $ 110,517,987     $ 108,054,320     $(46,427,213)     $  172,145,094
                                          ===========      ============      ===========         ===========
Liabilities:
Mortgage Loans and Notes Payable....... $  85,963,606     $  34,371,494     $    --           $  120,335,100
Accounts Payable and Accrued
  Expenses.............................    13,059,884         3,325,315        1,754,895          18,140,094
                                        -------------    ---------------    ------------    ----------------
                                           99,023,490        37,696,809        1,754,895         138,475,194
Minority Interests.....................       710,781          --                --                  710,781
Stockholders' Equity...................    10,783,716        70,357,511      (48,182,108)         32,959,119
                                        -------------    ---------------    ------------    ----------------
                                        $ 110,517,987     $ 108,054,320     $(46,427,213)     $  172,145,094
                                          ===========      ============      ===========         ===========

      See accompanying Notes to Pro Forma Condensed Consolidated Financial
                                  Information.

                            LEGEND PROPERTIES, INC.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                              BANYAN                              LEGEND
                                           RGI U.S.          MORTGAGE         PRO FORMA      PROPERTIES, INC.
                                         HOLDINGS INC.    INVESTMENT FUND    ADJUSTMENTS        PRO FORMA
                                         -------------    ---------------    -----------     ----------------
Revenues:
  Real Estate Sales...................    $ 13,178,354      $        --       $       --        $13,178,354
  Club Operations.....................       3,174,461               --               --         3,174,461
  Patient Services....................       1,288,125               --               --         1,288,125
  Rent................................       1,244,675          232,094               --         1,476,769
  Other...............................         404,151               --               --           404,151
                                         -------------    ---------------    -----------     ----------------
Total Revenues........................      19,289,766          232,094               --        19,521,860
Costs:
  Real Estate Sales...................       9,249,477               --               --         9,249,477
  Club Operations.....................       2,527,596               --               --         2,527,596
  Patient Services....................         664,742               --               --           664,742
  Rent................................         393,808          306,610               --           700,418
  Other...............................          44,896               --               --            44,896
                                         -------------    ---------------    -----------     ----------------
Total Costs...........................      12,880,519          306,610               --        13,187,129
                                         -------------    ---------------    -----------     ----------------
Gross Margin..........................       6,409,247          (74,516)              --         6,334,731
Selling, General and Administrative
  Expenses............................       4,496,658        1,342,942         (783,139)(D)     5,056,461
                                         -------------    ---------------    -----------     ----------------
Operating Income (Loss)...............       1,912,589       (1,417,458)         783,139         1,278,270
Other Income (Expense):
  Interest Expense, net...............      (2,558,579)      (3,516,011)         164,103(B)     (3,999,266)
                                                                               1,911,221(C)
  Interest Income.....................         382,985           65,412               --           448,397
  Other, net..........................          40,042       (1,495,069)              --        (1,455,027)
                                         -------------    ---------------    -----------     ----------------
Net Other Expense.....................      (2,135,552)      (4,945,668)       2,075,324        (5,005,896)
                                         -------------    ---------------    -----------     ----------------
Loss Before Equity in Income of
  Investee and Minority Interests.....        (222,963)      (6,363,126)       2,858,463        (3,727,626)
Equity in Income of Investee..........              --          981,330               --           981,330
Gain on Sale of Real Estate...........              --           63,091               --            63,091
Minority Interests....................          39,223               --               --            39,223
                                         -------------    ---------------    -----------     ----------------
Net Loss..............................    $   (183,740)     $(5,318,705)      $2,858,463        $(2,643,982)
                                            ==========     ============        =========       ===========
Net Loss Per Share....................                                                          $    (0.42)
                                                                                               ===========
Shares of Common Stock Outstanding....                                                           6,279,288

      See accompanying Notes to Pro Forma Condensed Consolidated Financial
                                  Information.

                            LEGEND PROPERTIES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                      BANYAN
                                                                      PRO FORMA      MORTGAGE                         LEGEND
                                RGI U.S.        PRO FORMA             RGI U.S.      INVESTMENT     PRO FORMA     PROPERTIES, INC.
                              HOLDINGS INC.   ADJUSTMENTS(E)        HOLDINGS INC.      FUND       ADJUSTMENTS       PRO FORMA
                              -------------   --------------        -------------   -----------   -----------    ----------------
Revenues:
 Real Estate Sales...........  $        --      $16,334,806(i)       $16,334,806    $        --   $        --      $ 16,334,806
 Club Operations.............           --       4,601,160(i)(iii)     4,601,160             --            --         4,601,160
 Patient Services............           --       2,380,767(i)          2,380,767             --            --         2,380,767
 Rent........................    1,872,392              --             1,872,392      1,230,028            --         3,102,420
 Other.......................      215,855         211,240(i)(iii)       427,095             --            --           427,095
                              -------------   --------------        -------------   -----------   -----------    ----------------
Total Revenues...............    2,088,247      23,527,973            25,616,220      1,230,028            --        26,846,248
Costs:
 Real Estate Sales...........           --      10,937,011(i)         10,937,011             --            --        10,937,011
 Club Operations.............           --       5,004,028(i)          5,004,028             --            --         5,004,028
 Patient Services............           --       1,260,640(i)          1,260,640             --            --         1,260,640
 Rent........................      817,433              --               817,433      1,277,675            --         2,095,108
 Other.......................      100,000          76,947(i)            176,947             --            --           176,947
                              -------------   --------------        -------------   -----------   -----------    ----------------
Total Costs..................      917,433      17,278,626            18,196,059      1,277,675            --        19,473,734
                              -------------   --------------        -------------   -----------   -----------    ----------------
Gross Margin.................    1,170,814       6,249,347             7,420,161        (47,647)           --         7,372,514
Provision for Losses on Real
 Estate......................           --              --                    --     12,900,000   (12,900,000)(A)
Selling, General and
 Administrative Expenses.....      209,193       8,319,602 ( )(iii)(iv    8,528,795   1,429,402            --         9,958,197
                              -------------   --------------        -------------   -----------   -----------    ----------------
Operating Income (Loss)......      961,621      (2,070,255)           (1,108,634)   (14,377,049)   12,900,000        (2,585,683)
Other Income (Expense):
 Interest Expense, net.......   (4,139,315)     (3,987,491)(i)(iii)   (8,126,806)    (2,533,841)      339,628(B)    (10,321,019)
 Interest Income.............    2,032,182        (610,068)(i)(iii)    1,422,114        169,890            --         1,592,004
 Other, net..................      135,685         279,655(i)(iii)       415,340     (1,589,691)           --        (1,174,351)
                              -------------   --------------        -------------   -----------   -----------    ----------------
Net Other Expense............   (1,971,448)     (4,317,904)           (6,289,352)    (3,953,642)      339,628        (9,903,366)
                              -------------   --------------        -------------   -----------   -----------    ----------------
Losses Before Equity in
 Losses of Investees and
 Minority Interests..........   (1,099,827)     (6,388,159)           (7,397,986)   (18,330,691)   13,239,628       (12,489,049)
Equity in Losses of
 Investees...................   (3,059,205)      3,059,205(i)                 --       (213,516)           --          (213,516)
Minority Interests...........           --         683,815(ii)           683,815             --            --           683,815
                              -------------   --------------        -------------   -----------   -----------    ----------------
Net Loss.....................  $(4,069,032)     $(2,645,139)         $(6,714,171)   $(18,544,207) $13,239,628      $(12,018,750)
                              ==============  =================     ==============  ============= =============  ===============
Net Loss Per Share...........                                                                                      $      (1.91)
                                                                                                                 ===============
Shares of Common Stock
 Outstanding.................                                                                                         6,279,288
                                                                                                                 ===============

      See accompanying Notes to Pro Forma Condensed Consolidated Financial
                                  Information.

                            LEGEND PROPERTIES, INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

1.   BASIS OF PRESENTATION

     As more fully described below, the pro forma financial information reflects the effects of the issuance by Banyan Mortgage Investment Fund ("Banyan") in the Merger of 109,674,667 shares of its common stock, valued at its fair market value of $.46875 per share as of the date of the initial execution of the Merger Agreement, in exchange for all of the outstanding common stock of RGI U.S. Holdings, Inc. ("RGI/US"). For accounting purposes, the acquisition will be treated as a recapitalization of RGI/US with RGI/US as the acquiror (reverse acquisition).

2.   PRO FORMA ADJUSTMENTS -- BALANCE SHEET

     For accounting purposes, the purchase price of Banyan by RGI/US is calculated as follows:

              Banyan common shares outstanding at June 30, 1996...............    47,307,527
              Fair market value per share.....................................       $.46875
                                                                                  ----------
              Purchase price..................................................    $22,175,403
                                                                                  ==========

        The adjustment to the historical stockholders' equity of Banyan to reflect the above purchase price is calculated as follows:

              Banyan stockholders' equity at June 30, 1996....................    $70,357,511
              Less purchase price.............................................    (22,175,403)
                                                                                  ----------
              Adjustment to stockholders' equity..............................    $48,182,108
                                                                                  ==========

        The pro forma adjustment in the accompanying Pro Forma Condensed Consolidated Balance Sheet reflects (1) the above adjustment to equity,
        (2) the accrual of certain termination costs ($1,186,000) and estimated acquisition costs ($568,895), and (3) the write-off of deferred financing costs ($745,262) related to the acquired long-term debt of Banyan.

3.   PRO FORMA ADJUSTMENTS -- STATEMENTS OF OPERATIONS

     A. Reversal of Banyan's provision for losses on investment in real estate obviated by the write-down of Banyan's investment in real estate resulting from the purchase price allocation.

     B.   Reversal of amortization of deferred financing costs.

     C. Reversal of debt default interest costs and late charges ($557,909) and the capitalization of previously expensed interest ($1,353,312).

     D.   Capitalization of previously expensed pre-development costs.

     E. On January 2, 1996 RGI/US increased its ownership interest in Grand Harbor, a 777-acre residential golf community, and Oak Harbor, a planned 116-acre country club retirement community with on-site health facilities, from 45% to 90%. The additional 45% interests were acquired for cash consideration of $52,237 and a promissory note of $996,220. The accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to these transactions as if they occurred on January 1, 1995.

        Pro forma adjustments were made to reflect the following:

        (i)   To record the additional investment in the companies.

                            LEGEND PROPERTIES, INC.

                                  (UNAUDITED)

        (ii) To record the minority interests in the properties and to allocate the purchase price of the additional 45% equity interests.

        (iii) To eliminate intercompany transactions between consolidated entities.

        (iv) To reduce amortization of intangibles and increase depreciation of property and equipment resulting from the purchase price allocation.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                       Consolidated Financial Statements
                         (Pursuant to Proposed Merger)

                        December 31, 1995, 1994 and 1993

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
RGI U.S. Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of RGI U.S. Holdings, Inc., a wholly-owned subsidiary of RGI Holdings, Inc., and certain subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management and have been prepared pursuant to the basis of presentation and the Agreement and Plan of Merger referred to in notes 1(b) and 10(b), respectively. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements were prepared to present the financial position, results of operations and cash flows of the entities to be merged pursuant to the aforementioned Agreement and Plan of Merger and are not intended to be a complete presentation of RGI U.S. Holdings, Inc.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RGI U.S. Holdings, Inc. and certain subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Seattle, Washington
June 7, 1996

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (PURSUANT TO PROPOSED MERGER)

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                         1995          1994
                                                                     ------------   -----------
                                            ASSETS
Rental property and improvements, net..............................  $ 18,588,184   $16,270,435
Cash and cash equivalents..........................................       578,906       430,819
Accounts and notes receivable......................................        71,344        95,324
Receivables from related parties...................................    16,239,419    17,883,808
Deferred rentals...................................................       428,000       342,000
Investments........................................................     3,395,985            --
Deferred loan and lease costs, net of accumulated amortization of
  $286,839 in 1995 and $227,133 in 1994............................     1,198,506     1,038,779
Prepaid expenses and other assets..................................        55,074           552
                                                                     ------------   -----------
                                                                     $ 40,555,418   $36,061,717
                                                                      ===========    ==========
                             LIABILITIES AND STOCKHOLDER'S DEFICIT
Notes payable to bank..............................................  $ 23,288,065   $21,435,774
Note payable to tenant.............................................            --       650,000
Payables to related parties........................................    25,728,682    17,521,229
Accounts payable...................................................        62,269        26,363
Accrued liabilities................................................        27,009       121,399
Contract payable...................................................     1,500,000            --
Investments........................................................            --     2,116,769
Deferred income....................................................       628,334       785,417
Other liabilities..................................................        16,618        31,293
Stockholder's deficit:
  Common stock, no par value. Authorized, issued and outstanding
     1,000 shares..................................................         7,750         7,750
  Accumulated deficit..............................................   (10,703,309)   (6,634,277)
                                                                     ------------   -----------
          Total stockholder's deficit..............................   (10,695,559)   (6,626,527)
                                                                     ------------   -----------
Commitments, contingencies and subsequent events
                                                                     $ 40,555,418   $36,061,717
                                                                      ===========    ==========

          See accompanying notes to consolidated financial statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (PURSUANT TO PROPOSED MERGER)

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Revenues:
  Rent..................................................  $ 1,872,392   $ 2,047,485   $ 2,339,576
  Other.................................................      215,855       362,922        88,278
                                                          -----------   -----------   -----------
          Total revenues................................    2,088,247     2,410,407     2,427,854
                                                          -----------   -----------   -----------
Operating expenses:
  Rental operations.....................................      817,433       895,053     1,125,401
  General and administrative............................      209,193       223,537        37,140
  Other.................................................      100,000       100,000            --
                                                          -----------   -----------   -----------
          Total operating expenses......................    1,126,626     1,218,590     1,162,541
                                                          -----------   -----------   -----------
          Operating income..............................      961,621     1,191,817     1,265,313
                                                          -----------   -----------   -----------
Other income (expense):
  Equity in losses of investees.........................   (3,059,205)   (1,920,598)   (1,868,577)
  Brokerage fee from investee...........................      157,083       514,583            --
  Interest income, primarily related party..............    2,032,182     1,267,775       329,332
  Interest expense......................................   (4,139,315)   (2,573,208)   (2,198,561)
  Other.................................................      (21,398)       15,370       (18,634)
                                                          -----------   -----------   -----------
          Net other expense.............................   (5,030,653)   (2,696,078)   (3,756,440)
                                                          -----------   -----------   -----------
          Loss before share of investee's extraordinary
            gain........................................   (4,069,032)   (1,504,261)   (2,491,127)
Share of investee's extraordinary gain on extinguishment
  of debt...............................................           --     2,475,358            --
                                                          -----------   -----------   -----------
          Net income (loss).............................  $(4,069,032)  $   971,097   $(2,491,127)
                                                           ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                         (PURSUANT TO PROPOSED MERGER)

                                                       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                      ----------------------------------------------
                                                       NO PAR VALUE
                                                       COMMON STOCK                        TOTAL
                                                      ---------------   ACCUMULATED    STOCKHOLDER'S
                                                      SHARES   AMOUNT     DEFICIT         DEFICIT
                                                      ------   ------   ------------   -------------
Balances at December 31, 1992.......................     --    $4,500   $ (5,107,003)  $  (5,102,503)
Stockholder contribution............................     --     1,250             --           1,250
Issuance of no par value common stock pursuant to
  formation of RGI U.S. Holdings, Inc...............  1,000     1,000             --           1,000
          Net loss..................................     --        --     (2,491,127)     (2,491,127)
                                                      ------   ------   ------------   -------------
Balances at December 31, 1993.......................  1,000     6,750     (7,598,130)     (7,591,380)
Stockholder distribution............................     --        --         (7,244)         (7,244)
Formation of Grand Harbor Corporation...............     --     1,000             --           1,000
          Net income................................     --        --        971,097         971,097
                                                      ------   ------   ------------   -------------
Balances at December 31, 1994.......................  1,000     7,750     (6,634,277)     (6,626,527)
          Net loss..................................     --        --     (4,069,032)     (4,069,032)
                                                      ------   ------   ------------   -------------
Balances at December 31, 1995.......................  1,000    $7,750   $(10,703,309)  $ (10,695,559)
                                                      =====    ======    ===========     ===========

          See accompanying notes to consolidated financial statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (PURSUANT TO PROPOSED MERGER)

                                                                          YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------
                                                                      1995           1994          1993
                                                                  ------------   ------------   -----------
Cash flows from operating activities:
  Net income (loss).............................................  $ (4,069,032)  $    971,097   $(2,491,127)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...............................       446,548        485,585       508,074
    Increase (decrease) in deferred income......................      (157,083)       785,417            --
    Related party interest expense not paid.....................     1,333,505        209,703       532,297
    Related party interest income not collected.................      (232,801)      (357,100)     (281,905)
    Equity in results of operations of investees:
      Operating losses..........................................     3,059,205      1,920,598     1,868,577
      Extraordinary gain on extinguishment of debt..............            --     (2,475,358)           --
    Change in certain assets and liabilities:
      Decrease (increase) in accounts and notes receivable......        23,980         (3,864)       25,396
      Decrease (increase) in prepaid expenses and other
         assets.................................................       (54,522)          (552)        9,140
      Increase in deferred rentals..............................       (86,000)       (86,400)      (86,400)
      Increase (decrease) in accounts payable...................        35,906          9,539       (22,724)
      Increase (decrease) in accrued liabilities................       (94,390)        48,026       (10,818)
      Decrease in other liabilities.............................       (14,675)          (591)      (23,150)
                                                                  ------------   ------------   -----------
         Net cash provided by operating activities..............       190,641      1,506,100        27,360
                                                                  ------------   ------------   -----------
Cash flows from investing activities:
  Purchase of property and equipment............................    (1,204,591)            --       (34,832)
  Investments in affiliates.....................................       (23,895)      (567,226)      (11,595)
  Loans to related parties......................................   (13,090,099)   (12,923,620)   (3,085,273)
  Collection of loans to related parties........................    10,431,892      2,150,679            --
  Other.........................................................            --        (28,667)           --
                                                                  ------------   ------------   -----------
         Net cash used in investing activities..................    (3,886,693)   (11,368,834)   (3,131,700)
                                                                  ------------   ------------   -----------
Cash flows from financing activities:
  Proceeds from notes payable to bank...........................    22,100,792     12,000,000            --
  Repayment of notes payable to bank............................   (20,248,501)    (3,183,746)   (1,865,000)
  Repayment of note payable to tenant...........................      (650,000)            --            --
  Proceeds from loans from related parties......................     3,150,000      2,939,405     9,762,174
  Repayment of loans from related parties.......................      (288,719)    (1,519,960)   (5,127,894)
  Payment of loan fees..........................................      (219,433)            --            --
  Other.........................................................            --         (5,244)        1,250
                                                                  ------------   ------------   -----------
         Net cash provided by financing activities..............     3,844,139     10,230,455     2,770,530
                                                                  ------------   ------------   -----------
         Net increase (decrease) in cash and cash equivalents...       148,087        367,721      (333,810)
Cash and cash equivalents at beginning of year..................       430,819         63,098       396,908
                                                                  ------------   ------------   -----------
Cash and cash equivalents at end of year........................  $    578,906   $    430,819   $    63,098
                                                                  =============  =============  ============
Supplemental disclosure of cash flow information -- cash paid
  during the year for interest..................................  $  3,273,344   $  3,367,498   $ 2,083,288
                                                                  =============  =============  ============
Supplemental schedule of noncash transactions:
  Contribution of notes and interest receivable to investees....  $  8,548,064   $         --   $        --
  Increase in notes receivable and payable to parent............  $  4,000,000   $         --   $        --
  Purchase of property and equipment funded through contract
payable.........................................................  $  1,500,000   $         --   $        --
                                                                  =============  =============  ============

          See accompanying notes to consolidated financial statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (PURSUANT TO PROPOSED MERGER)
                        DECEMBER 31, 1995, 1994 AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     RGI U.S. Holdings, Inc. (formerly ASC Mundt, Inc.), a wholly-owned subsidiary of RGI Holdings, Inc., was formed in December 1993 to organize the ownership of the real estate holdings of RGI Real Estate, Inc. (RGI Real Estate) in the United States. RGI Real Estate is the parent company of RGI Holdings, Inc. The following entities are wholly-owned subsidiaries of RGI U.S. Holdings, Inc. at December 31, 1995:

     - American Property Investments, Inc. was formed effective June 30, 1995 and represented the combination and reorganization of a partnership and its two corporate partners. The partnership, American Property Investment Company, was previously formed for the purpose of acquiring, renovating and operating the Lynnwood Shopping Center in Lynnwood, Washington in 1987. Prior to June 30, 1995, the partnership was 90% owned by Lynnwood Center Enterprises, Inc. and 10% by Uptain Enterprises, Inc., subchapter S corporations. Effective June 30, 1995, Lynnwood Center Enterprises, Inc., Uptain Enterprises, Inc. and the partnership were combined and reorganized as a C corporation named American Property Investments, Inc. These entities are hereinafter referred to collectively as API. Effective July 1, 1995, two stockholders of RGI U.S. Holdings, Inc.'s ultimate parent contributed API to RGI U.S. Holdings, Inc.

     - Grand Harbor Associates, Inc. (GHAI) was formed as a holding company in 1991 and owns a 45% interest in Grand Harbor Associates and affiliates
      (GHAA) and a 45% interest in the Oak Harbor affiliated companies (OHA).

       GHAA includes a general partnership, thirteen limited partnerships and sixteen corporations and was formed in 1991 to acquire and develop approximately 900 acres of real estate in Indian River County, Florida. Grand Harbor (the development) is planned for approximately 850 mid to high-end residential products. The development has numerous amenities and facilities, including golf and beach clubs, two 18-hole championship golf courses, tennis courts and a marina.

       OHA includes six limited partnerships and seven corporations and was formed in 1993 to develop a senior citizen country club community with an on-site assisted living center and health clinic.

     - Grand Harbor Corporation, Inc. (GHC) was formed as a holding company during 1994 for certain bank debt, the proceeds of which were loaned to GHAA.

     - The Resource Group, Inc. and K.W. Properties, Inc. are two subsidiaries which have been excluded from these financial statements as described in note 1(b).

  (b) Basis of Presentation

     The consolidated financial statements include the accounts of RGI U.S. Holdings, Inc. and certain of its wholly-owned subsidiaries, API, GHAI and GHC, (collectively, the Company). The Resource Group, Inc. and K.W. Properties, Inc., both wholly-owned subsidiaries of RGI U.S. Holdings, Inc., have been excluded from these consolidated financial statements as these entities are not included as part of the merger with Banyan Mortgage Investment Fund [note 10(b)]. These two subsidiaries were dividended to RGI Holdings, Inc. in April 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, demand deposits with banks and highly liquid investments with maturity dates of three months or less at the date of acquisition. There were no cash equivalents at December 31, 1995 and there were $245,082 at December 31, 1994.

  (e) Rental Property and Improvements

     Rental property and improvements are stated at cost. Significant additions and improvements are capitalized while repairs and maintenance are expensed as incurred. The carrying amount of rental property and improvements is evaluated for impairment based on the discounted cash flows estimated to be generated by the property in future periods.

     Depreciation and amortization are provided using the straight-line method over the assets' estimated useful lives as follows:

    Buildings and improvements..............................................   15-31 years
    Furniture and fixtures..................................................    4-10 years

     Tenant improvements are amortized over the shorter of the assets' estimated useful lives or the related lease term, generally 3 to 30 years.

  (f) Investments

     The Company's investments in the partnerships and corporations of GHAA and OHA are recorded using the equity method of accounting as the Company has more than 20%, but less than majority ownership in the partnerships and corporations and exercises significant influence.

  (g) Deferred Loan Costs

     Deferred loan costs are amortized over the term of the related debt using the straight-line method.

  (h) Deferred Lease Costs

     Deferred lease costs include leasing commissions and incentives which are amortized using the straight-line method over the terms of the related leases. Amortization of lease incentives is considered to be a reduction of rental revenue.

  (i) Revenue Recognition

     The Company leases building space to tenants under operating leases with terms ranging from 1 to 30 years. Rental revenue is recognized over the lease terms using the straight-line method. Deferred rentals

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

represent rental revenue recognized on the straight-line method in excess of amounts presently due under the payment terms of the leases.

  (j) Income Taxes

     For portions of the periods presented, certain entities comprising the Company were not taxable entities. Accordingly, the income tax effects of all earnings or losses were passed directly to the partners and owners of these entities, and the entities did not record any provision or benefit for income taxes, nor any related assets or liabilities.

     Commencing with the change in tax status of certain entities comprising the Company, deferred income taxes are provided for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax liabilities are recognized for taxable temporary differences, and deferred income tax assets are recognized for deductible temporary differences. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

  (k) Concentration of Assets

     The majority of the Company's assets are real estate holdings which are subject to possible fluctuating economic conditions. Such fluctuations can have a significant impact on the market values, which could limit the potential recovery of the properties' carrying values.

  (l) New Accounting Standard

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121) which establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used. This standard also applies to long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company must adopt SFAS 121 in 1996. Management believes adoption of SFAS 121 will not significantly impact the Company's consolidated financial position or results of operations.

(2) UNAUDITED PRO FORMA TAX INFORMATION

     For portions of the periods presented, certain entities comprising the Company were not taxable entities. Accordingly, the income tax effects of all earnings or losses were passed directly to the partners and owners of these entities, and the entities did not record any provision or benefit for income taxes, nor any related assets or liabilities. Had the entities operated in the taxable corporate form since inception, for the years ended December 31, 1995, 1994 and 1993, there would have been no benefit or expense for income taxes. A 100% valuation allowance would have been recorded based on the entities' insufficient levels of taxable income available to recognize benefits of the net operating loss carryforwards.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

(3) OTHER RELATED PARTY TRANSACTIONS

     The following is a summary of other significant transactions and accounts with related parties during 1995, 1994 and 1993 and as of December 31, 1995 and 1994:

  (a) Management Fees

     The Lynnwood Shopping Center was managed by The Resource Group (TRG), which is related through common ownership, under a management agreement with API through July 31, 1995. API was required under the agreement to pay TRG 4% of rental income for the management services. Effective August 1, 1995, a third party management company was hired to manage the Lynnwood Shopping Center under a one-year contract. API is required under the new agreement to make payments in the amount of 3.5% of gross rental revenue or $4,000 per month, whichever is greater. After one year, the management agreement converts to a month-to-month basis. Total management fees paid by API to TRG for 1995, 1994 and 1993 were $59,651, $73,501 and $77,517, respectively.

     GHAI was managed by TRG during 1995. Management fees were based on GHAI's cash flow and amounted to $150,000 in 1995.

  (b) Consulting and Other Fees

     The Company received $215,855, $262,922 and $88,278 in 1995, 1994 and 1993,
respectively, from Proctor Construction Company, the general contractor of GHAA, for consulting and other services. The owner of Proctor Construction Company indirectly owns 10% of GHAA. The Company also received $100,000 in 1994 from TRG for consulting services.

     The Company paid $100,000 in 1995 and 1994 to K.L. Associates, an entity owned by an officer of the Company, for consulting services. The Company also paid approximately $44,000 to K.L. Associates for maintenance work performed at the Lynnwood Shopping Center.

  (c) Receivables

     Receivables from related parties consist of the following at December 31:

                                                                     1995          1994
                                                                  -----------   -----------
    Unsecured note receivable from parent, interest only due
      quarterly at LIBOR plus 1%, (6.7% at December 31, 1995)
      principal due December 1997...............................  $ 4,000,000   $        --
    Note receivable from investee, interest only due monthly at
      LIBOR plus 2.75% (8.45% at December 31, 1995), principal
      due in annual installments ranging from $550,000 to
      $1,950,000 from 1997 to 1999, remaining principal balance
      of $6,500,000 due January 2000............................   10,674,773    10,982,500
    Note receivable, principal and interest at 10% to be paid
      solely out of borrower's interest in the Grand Harbor/Oak
      Harbor projects (Projects), outstanding principal due
      December 2005, secured by the borrower's interest in the
      Projects..................................................    1,462,770            --
    Unsecured notes receivable from investee, interest at rates
      ranging from 8% to 10%, principal due from 1996 to 1998...           --     1,090,600

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

                                                                     1995          1994
                                                                  -----------   -----------
    Unsecured notes receivable from investee, interest due
      quarterly at 10.875%, principal due June 2001.............  $        --   $ 3,022,262
    Unsecured notes receivable from investee, interest due
      quarterly at 8% and 10%, principal due upon demand........           --     1,182,875
    Unsecured notes receivable from investee, interest at
      15.875%, principal and interest due upon demand...........           --       519,218
    Interest receivable.........................................       34,376     1,003,333
    Other receivables...........................................       67,500        83,020
                                                                  -----------   -----------
              Total receivables from related parties............  $16,239,419   $17,883,808
                                                                   ==========    ==========

     - Interest income from related parties was $2,000,064, $1,172,560 and $305,913 for 1995, 1994 and 1993, respectively.

     - During 1994, the Company charged a $1,300,000 brokers fee to GHAA relating to a loan. The Company has deferred a portion of the amount and is amortizing the balance into income using the straight-line method over the term of the loan. The deferred balance was $628,334 and $785,417 as of December 31, 1995 and 1994, respectively.

     - During 1995, the Company contributed $8,548,064 of notes receivable and related accrued interest due from GHAA and OHA to such entities.

     - During December 1995, and in conjunction with the January 1996 acquisitions discussed in note 10, the Company's parent paid $4,000,000 as collateral to a bank on behalf of the Company in order to replace and release the seller's collateral on a loan to GHAA. The Company recorded both a receivable from and a payable to parent at December 31, 1995. During 1996, the Company's parent assigned the collateral to the Company as repayment of the receivable.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

  (d) Payables

     Payables to related parties consist of the following at December 31:

                                                                     1995          1994
                                                                  -----------   -----------
    Unsecured note payable to parent, interest at LIBOR plus 2%
      (7.7% at December 31, 1995), principal and interest due
      October 1999..............................................  $ 7,237,749   $        --
    Unsecured notes payable to parent, interest at LIBOR plus 1%
      (6.7% at December 31, 1995), principal and interest due
      June 1998 to July 1999....................................   12,895,921     9,895,921
    Unsecured note payable to parent, interest only payable
      quarterly at LIBOR plus 1% (6.7% at December 31, 1995),
      principal due December 1997...............................    4,000,000            --
    Unsecured notes payable to parent, interest only payable
      quarterly at LIBOR plus 1% (6.7% at December 31, 1995),
      principal due July to October 1999........................           --     6,087,749
    Unsecured note payable to an affiliate majority owned by the
      Company's ultimate parent, interest at 8%, principal and
      interest due January 1996.................................           --     1,000,000
    Accrued interest............................................    1,503,992       282,256
    Other.......................................................       91,020       255,303
                                                                  -----------   -----------
                                                                  $25,728,682   $17,521,229
                                                                   ==========    ==========

     Subsequent to December 31, 1995, the foregoing payables, excluding the $4,000,000 unsecured note payable to parent and related accrued interest, were contributed to equity.

  (e) Guarantees

     The principal shareholder of the ultimate parent of the Company has guaranteed up to approximately $13,500,000 of specific obligations of GHAA and OHA as of December 31, 1995. The balance of these obligations as of December 31, 1995 was approximately $12,450,000.

(4) RENTAL PROPERTY AND IMPROVEMENTS

     Rental property and improvements (Lynnwood Shopping Center) are stated at cost and consist of the following at December 31:

                                                                     1995          1994
                                                                  -----------   -----------
    Buildings and improvements..................................  $ 9,054,334   $ 8,507,307
    Furniture, fixtures and equipment...........................       26,558        33,285
    Tenant improvements.........................................      215,767     1,124,140
                                                                  -----------   -----------
                                                                    9,296,659     9,664,732
    Less accumulated depreciation and amortization..............    1,989,915     1,917,947
                                                                  -----------   -----------
                                                                    7,306,744     7,746,785
    Land........................................................   11,281,440     8,523,650
                                                                  -----------   -----------
                                                                  $18,588,184   $16,270,435
                                                                   ==========    ==========

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

     The Lynnwood Shopping Center was constructed in 1948. The Company acquired the land, building and improvements in late 1987 for approximately $7,646,000, of which land comprised approximately $4,308,000 and buildings and improvements comprised $3,338,000. During 1990, the Company capitalized approximately $700,000 of interest costs. No interest was capitalized in 1995, 1994 or 1993.

(5) INVESTMENTS

     Investments at December 31, 1995 and 1994 represent 45% interests in GHAA and OHA.

     In January 1994, GHAA realized an extraordinary gain of $5,500,796 on an early extinguishment of debt.

     Summary combined financial information for GHAA and OHA follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Total assets................................................  $71,552,809   $72,781,414
                                                                   ==========    ==========
    Total liabilities...........................................  $64,006,177   $77,485,346
                                                                   ==========    ==========
    Total owners' equity (deficit)..............................  $ 7,546,632   $(4,703,932)
                                                                   ==========    ==========

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1995          1994          1993
                                                      -----------   -----------   -----------
    Operating revenues..............................  $23,563,975   $31,932,355   $13,867,282
                                                       ==========    ==========    ==========
    Operating loss..................................   (2,788,209)   (1,010,166)   (1,384,405)
    Other expenses, principally interest, net.......   (4,010,026)   (3,257,831)   (2,767,989)
                                                      -----------   -----------   -----------
    Loss before extraordinary gain..................   (6,798,235)   (4,267,997)   (4,152,394)
    Extraordinary gain on extinguishment of debt....           --     5,500,796            --
                                                      -----------   -----------   -----------
              Net income (loss).....................  $(6,798,235)  $ 1,232,799   $(4,152,394)
                                                       ==========    ==========    ==========

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

(6) NOTES PAYABLE TO BANKS AND TENANT

     Notes payable to banks and tenant consists of the following at December 31:

                                                                     1995          1994
                                                                  -----------   -----------
    Mortgage note payable to bank, interest only payable monthly at the prime rate plus .75% (9.25% at December 31, 1995),
      monthly principal and interest installments of
      approximately $97,000 beginning July 1996 with the balance due June 1997. If the Company is not in default, as
      defined in the loan agreement, the due date may be
      extended to June 30, 1998. As of December 31, 1995, the
      Company was not in default................................  $12,600,792   $        --
    Mortgage note payable to bank, interest only payable monthly at LIBOR plus 2.75% (8.45% at December 31, 1995),
      principal due in annual installments ranging from $550,000 to $1,950,000 from 1997 to 1999, remaining principal
      balance of $6,550,000 due January 2000....................   10,687,273    10,982,500
    Mortgage note payable to bank, interest only payable monthly at the prime rate plus .75%, principal due June 30,
      1995......................................................           --    10,453,274
                                                                  -----------   -----------
              Total notes payable to banks......................   23,288,065    21,435,774
    Unsecured note payable to tenant, interest only payable
      monthly at 9.7%, principal due upon demand................           --       650,000
                                                                  -----------   -----------
                                                                  $23,288,065   $22,085,774
                                                                   ==========    ==========

     The $10,687,273 mortgage note payable to bank at December 31, 1995 is secured by certain real estate of GHAA's and a percentage of the membership equity payments received by GHAA. The $12,600,792 mortgage note payable to bank at December 31, 1995 is secured by substantially all rental property and tenant improvements and an assignment of leases and rent.

     Scheduled principal maturities of notes payable to banks at December 31, 1995 are as follows:

        1996............................................................  $    79,800
        1997............................................................   14,358,265
        1998............................................................      800,000
        1999............................................................    1,500,000
        2000............................................................    6,550,000
                                                                          -----------
                                                                          $23,288,065
                                                                           ==========

(7) LEASES

     The Company leases space to tenants under noncancelable operating leases with terms ranging from 1 to 30 years. Generally, the tenants are charged a minimum rental and contingent rentals based on tenant

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

revenues and are also obligated to reimburse the Company for certain operating expenses. Approximate future minimum rentals under noncancelable leases in effect at December 31, 1995 are as follows:

        1996............................................................  $ 1,808,000
        1997............................................................    1,840,000
        1998............................................................    1,805,000
        1999............................................................    1,726,000
        2000............................................................    1,724,000
        Thereafter......................................................   26,109,000
                                                                          -----------
                                                                          $35,012,000
                                                                           ==========

     Two tenants comprised approximately 59%, 54% and 48% of rental income in 1995, 1994 and 1993, respectively. Contingent rentals were insignificant in 1995, 1994 and 1993.

(8) INCOME TAXES

     The approximate tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities as of December 31 are as follows:

                                                                        1995        1994
                                                                     ----------   --------
    Deferred tax assets:
      Rental property and improvements.............................  $  725,000   $     --
      Deferred income..............................................     220,000    275,000
      Investments..................................................     810,000         --
      Net operating loss carryforwards.............................     500,000    380,000
                                                                     ----------   --------
              Total gross deferred tax assets......................   2,255,000    655,000
    Less valuation allowance.......................................   2,100,000    530,000
                                                                     ----------   --------
              Net deferred tax assets..............................     155,000    125,000
                                                                     ----------   --------
    Deferred tax liabilities:
      Deferred rent................................................     150,000         --
      Other........................................................       5,000         --
    Investments....................................................          --    125,000
                                                                     ----------   --------
              Total gross deferred tax liabilities.................     155,000    125,000
                                                                     ----------   --------
              Net deferred tax liability...........................  $       --   $     --
                                                                      =========   ========

     The valuation allowance increased by $1,570,000 and $155,000 in 1995 and 1994, respectively.

     At December 31, 1995, the Company has a net operating loss carryforward of $1,430,000 which expires in 2010.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash, receivables, accounts payable, and short- and long-term borrowings. In general, the Company believes that the fair value of these financial instruments approximates their carrying amounts based upon their short-term nature or upon current market indicators, such as prevailing interest rates.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

(10) SUBSEQUENT EVENTS

  (a) Acquisition

     On January 2, 1996, GHAI, a 45% general partner in GHAA and OHA, purchased Southmortgage Finance Co., a holding company for certain bank debt, the proceeds of which were loaned to GHAA, and an additional 45% interest in GHAA, OHA and Harbor Title and Escrow Co. Ltd. (collectively, the Acquired Companies). Harbor Title and Escrow Co. Ltd. is a title and escrow company for GHAA and OHA. The Acquired Companies were purchased from Andlinger Properties Capital L.P. for cash consideration in the amount of $52,237 and a promissory note in the amount of $996,220.

     This business combination will be accounted for under the purchase method of accounting. Accordingly, the purchase price will be allocated to the underlying net assets acquired based upon their fair values. Results of operations of acquired companies will be consolidated with those of the Company from the date of acquisition.

     The following Unaudited Pro Forma Consolidated Balance Sheet gives effect to the transaction as if it had occurred on December 31, 1995. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to the transaction as if it occurred on January 1, 1995.

     The Unaudited Pro Forma Consolidated Financial Statements are presented for informational purposes only and do not purport to represent what the Company's consolidated financial position as of December 31, 1995 or results of operations for the year then ended would actually have been had the acquisition, in fact, occurred on December 31, 1995 or January 1, 1995, or the Company's consolidated financial position or results of operations for any future period.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1995

                                                        ACQUIRED      PRO FORMA         PRO FORMA
                                          COMPANY       COMPANIES    ADJUSTMENTS         BALANCES
                                        ------------   -----------   ------------      ------------
                                              ASSETS
Real estate inventory.................  $         --   $47,653,553   $    348,642(c)   $ 48,002,195
Rental property and improvements,
  net.................................    18,588,184            --             --        18,588,184
Cash and cash equivalents.............       578,906       156,777        (52,237)(a)       683,446
Restricted cash and investments.......            --    11,167,563     (2,118,650)(d)     9,048,913
Receivables from related parties......    16,239,419    12,607,426    (22,735,005)(b)     6,111,840
Investments...........................     3,395,985            --      1,048,457(a)             --
                                                                       (4,444,442)(c)
Intangibles, net......................                   4,566,236     (2,054,806)(c)     2,511,430
Other assets, net.....................     1,752,924     3,192,823       (974,681)(c)     3,991,821
                                                                           20,755(c)
Property and equipment, net...........            --     5,014,645        354,493(c)      5,369,138
                                        ------------   -----------   ------------      ------------
                                        $ 40,555,418   $84,359,023   $(30,607,474)     $ 94,306,967
                                         ===========    ==========    ===========       ===========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Notes payable.........................  $         --   $30,286,282   $    996,220(a)   $ 31,222,502
                                                                          (60,000)(b)
Notes payable to banks................    23,288,065    10,674,773             --        33,962,838
Payables to related parties...........    25,728,682     1,303,750     (1,303,750)(b)    25,728,682
Notes payable to owners...............            --    21,349,546    (21,349,546)(b)            --
Contract payable......................     1,500,000            --             --         1,500,000
Other notes and liabilities...........       734,230    13,244,629     (2,118,650)(d)    11,838,500
Minority interests....................            --            --        750,004(c)        750,004
Common stock..........................         7,750            --             --             7,750
Accumulated deficit...................   (10,703,309)    7,500,043     (7,500,043)(c)   (10,703,309)
                                        ------------   -----------   ------------      ------------
                                        $ 40,555,418   $84,359,023   $(28,488,824)     $ 94,306,967
                                         ===========    ==========    ===========       ===========

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                         ACQUIRED       PRO FORMA          PRO FORMA
                                           COMPANY       COMPANIES     ADJUSTMENTS         BALANCES
                                         -----------    -----------    -----------        -----------
Revenues:
  Real estate sales....................  $        --    $16,334,806    $        --        $16,334,806
  Club operations......................           --      4,623,735        (22,575)(d)      4,601,160
  Patient service......................           --      2,380,767             --          2,380,767
  Rent.................................    1,872,392             --             --          1,872,392
  Other................................      215,855        311,240       (100,000)(d)        427,095
                                         -----------    -----------    -----------        -----------
          Gross revenues...............    2,088,247     23,650,548       (122,575)        25,616,220
                                         -----------    -----------    -----------        -----------
Cost of sales:
  Real estate..........................           --     10,937,011             --         10,937,011
  Club operations......................           --      5,004,028             --          5,004,028
  Patient service direct costs.........           --      1,260,640             --          1,260,640
  Rental operations....................      817,433             --             --            817,433
  Other................................      100,000         76,947             --            176,947
                                         -----------    -----------    -----------        -----------
          Total cost of sales..........      917,433     17,278,626             --         18,196,059
                                         -----------    -----------    -----------        -----------
          Gross margin.................    1,170,814      6,371,922       (122,575)         7,420,161
Selling, general and administrative....      209,193      9,207,177       (437,575)(d)      8,528,795
                                                                          (450,000)(e)
                                         -----------    -----------    -----------        -----------
          Operating income (loss)......      961,621     (2,835,255)       765,000         (1,108,634)
                                         -----------    -----------    -----------        -----------
Other income (expense):
  Equity in losses of investees........   (3,059,205)            --      3,059,205(c)              --
  Brokerage fee........................      157,083             --             --            157,083
  Interest income......................    2,032,182      1,329,804     (1,939,872)(d)      1,422,114
  Interest expense.....................   (4,139,315)    (5,927,363)     1,939,872(d)      (8,126,806)
  Other, net...........................      (21,398)       594,655       (315,000)(d)        258,257
                                         -----------    -----------    -----------        -----------
          Net other expense............   (5,030,653)    (4,002,904)     2,744,205         (6,289,352)
                                         -----------    -----------    -----------        -----------
          Loss before minority
            interests..................   (4,069,032)    (6,838,159)     3,509,205         (7,397,986)
Minority interests in losses of
  consolidated subsidiaries............           --             --        683,815(c)         683,815
                                         -----------    -----------    -----------        -----------
          Net loss.....................  $(4,069,032)   $(6,838,159)   $ 4,193,020        $(6,714,171)
                                          ==========     ==========      =========         ==========

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the business combination with the Acquired Companies on January 2, 1996 as if the business combination had occurred on December 31, 1995. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to the business combination with the Acquired Companies as if it had occurred on January 1, 1995.

     The pro forma adjustments are based on the consideration exchanged and the estimated fair value of the assets acquired and liabilities assumed.

(2) PRO FORMA ADJUSTMENTS

     Pro forma adjustments were made to reflect the following:

          (a) To record the additional investment in the Acquired Companies.

          (b) To eliminate receivables and payables between the consolidated entities.

          (c) To eliminate the investment in and equity in losses of the Acquired Companies and allocate the purchase price of the additional 45% equity interest under the purchase method of accounting.

          (d) To eliminate intercompany transactions between the consolidated entities.

          (e) To reduce amortization of intangibles and increase depreciation of property and equipment resulting from the purchase price allocation.

  (b) Agreement and Plan of Merger

     Effective April 12, 1996 and as amended and restated effective May 20, 1996, an Agreement and Plan of Merger (the "Merger Agreement") was executed among RGI U.S. Holdings, Inc., RGI Holdings, Inc. and Banyan Mortgage Investment Fund (Banyan).

     Subject to the approval of Banyan's stockholders and the satisfaction of other conditions precedent, RGI U.S. Holdings, Inc. will be merged with and into Banyan with all of the outstanding shares of RGI U.S. Holdings, Inc. being converted into 109,674,667 shares of Banyan's common stock. The merger will result in Banyan owning all of the Company. The merger is expected to be consummated before the end of 1996.

     For accounting purposes, if the merger is consummated, it will be treated as a recapitalization of RGI U.S. Holdings, Inc., with RGI U.S. Holdings, Inc. as the acquiror of Banyan. From and after the date that the Merger Agreement is filed, the historical financial statements of Banyan will be those of RGI U.S. Holdings, Inc.

     On May 21, 1996, RGI Holdings, Inc. acquired 7,466,666 shares, or approximately 16% of Banyan's common stock for $3,500,000 from Banyan.

     On May 21, 1996, RGI Holdings, Inc. purchased from certain lenders loans ("Morgens Loan" and "SoGen Loan") previously made to Banyan in the amount of approximately $30,800,000. The outstanding principal balances of these loans, including interest converted to principal, at December 31, 1995 were approximately $24,400,000 and $6,400,000, respectively. Banyan had not made the January 1, 1996 or April 1, 1996 interest payments as required under the credit agreement with Morgens, which constituted an event of default under the agreement. In addition, Banyan was in default with respect to the SoGen Loan.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (PURSUANT TO PROPOSED MERGER) -- (CONTINUED)

     Subsequent to the purchase by RGI Holdings, Inc., the Morgens Loan and the SoGen Loan have been modified. Modifications to the terms of the Morgens Loan include (i) a provision to capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) a provision that 50% and 100% of the net sale proceeds from the sale of development properties and nondevelopment properties, respectively, will be paid to reduce the loan; (iii) a provision that the pre-default interest rate will be adjusted from 17.5% to the prime rate plus 2% if the merger closes prior to December 31, 1996; (iv) a provision that allows the proceeds received from the sale of the 120 South Spaulding and Oakridge properties, totaling $9,250,000 to be retained rather than paid to reduce the loan; and RGI Holdings, Inc. has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to any defaults occurring prior to May 21, 1996 and any nonmonetary defaults occurring through the date of the merger.

     Modifications to the terms of the SoGen Loan include (i) a provision to capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) a provision that deletes the requirement that Banyan make a mandatory prepayment of the loan unless the merger does not close prior to December 31, 1996; (iii) a provision that funds held in escrow from the sale of properties at Wayside Village will be released and used to reduce the principal balance of the loan; and RGI Holdings, Inc. has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to any defaults occurring prior to May 20, 1996 and nonmonetary defaults occurring through the date of the merger.

                             RGI U.S.HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         (PURSUANT TO PROPOSED MERGER)
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                   ASSETS
- -----------------------------------------------------------------------------
Real estate inventory........................................................    $49,610,103
Rental property and improvements, net........................................     18,446,237
Cash and cash equivalents....................................................      1,366,548
Restricted cash and investments..............................................     22,040,276
Receivables from related parties.............................................      1,875,345
Investments..................................................................        431,105
Intangibles, net.............................................................      2,552,004
Other assets, net............................................................      5,180,128
Property and equipment, net..................................................      9,016,241
                                                                                 -----------
                                                                                 $110,517,987
                                                                                 ===========

                    LIABILITIES AND STOCKHOLDER'S EQUITY
- -----------------------------------------------------------------------------
Notes payable................................................................    $71,080,753
Payables to related parties..................................................     14,882,853
Other liabilities............................................................     13,059,884
Minority interests...........................................................        710,781
Stockholder's Equity:
  Common stock, no par value. Authorized, issued and outstanding 1,000
     shares..................................................................          7,750
  Additional paid in capital.................................................     21,663,015
  Accumulated deficit........................................................    (10,887,049)
                                                                                 -----------
          Total stockholder's equity.........................................     10,783,716
                                                                                 ===========
                                                                                 $110,517,987
                                                                                 ===========

     SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                             RGI U.S.HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (PURSUANT TO PROPOSED MERGER)

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                       1996            1995
                                                                    -----------     -----------
Revenues:
  Real estate sales.............................................    $13,178,354     $   --
  Club operations...............................................      3,174,461         --
  Patient service...............................................      1,288,125         --
  Rent..........................................................      1,244,675       1,000,143
  Other.........................................................        404,151         170,854
                                                                    -----------     -----------
          Total revenues........................................     19,289,766       1,170,997
                                                                    -----------     -----------
Cost of sales:
  Real estate...................................................      9,249,477         --
  Club operations...............................................      2,527,596         --
  Patient service...............................................        664,742         --
  Rent..........................................................        393,808         486,032
  Other.........................................................         44,896          50,000
                                                                    -----------     -----------
          Total cost of sales...................................     12,880,519         536,032
                                                                    -----------     -----------
          Gross margin..........................................      6,409,247         634,965
Selling, general and administrative expenses....................      4,496,658          83,394
                                                                    -----------     -----------
          Operating income......................................      1,912,589         551,571
                                                                    -----------     -----------
Other income (expense):
  Equity in losses of investees.................................        --             (622,817)
  Brokerage fee.................................................         78,542          78,542
  Interest income...............................................        382,985         276,903
  Interest expense..............................................     (2,558,579)     (1,191,705)
  Other, net....................................................        (38,500)        (54,917)
                                                                    -----------     -----------
          Net other expense.....................................     (2,135,552)     (1,513,994)
                                                                    -----------     -----------
          Loss before minority interests........................       (222,963)       (962,423)
Minority interests..............................................         39,223         --
                                                                    -----------     -----------
          Net loss..............................................    $  (183,740)    $  (962,423)
                                                                    ===========     ===========

     SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                             RGI U.S.HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                         (PURSUANT TO PROPOSED MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                      NO PAR VALUE
                                      COMMON STOCK                                            TOTAL
                                    -----------------      PAID IN       ACCUMULATED      STOCKHOLDER'S
                                    SHARES     AMOUNT      CAPITAL         DEFICIT       EQUITY(DEFICIT)
                                    ------     ------     ----------     -----------     ---------------
Balances at December 31, 1995.....   1,000     $7,750         --         (10,703,309)        (10,695,559)
Stockholder contribution..........    --         --       21,663,015         --               21,663,015
Net loss..........................    --         --           --            (183,740)           (183,740)
                                    ------     ------     ----------     -----------         -----------
Balances at June 30, 1996.........   1,000     $7,750     21,663,015     (10,887,049)         10,783,716
                                    ======     ======     ==========     ===========         ===========

     SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                             RGI U.S.HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         (PURSUANT TO PROPOSED MERGER)

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                      1996             1995
                                                                  ------------     ------------
Cash flows from operating activities:
  Net loss....................................................    $   (183,740)    $   (962,423)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization............................         831,612          215,150
     Decrease in deferred income..............................         (78,542)         (78,542)
     Related party interest expense not paid..................         326,805          666,752
     Related party interest income not collected..............        (301,606)        (116,400)
     Equity in losses of investees............................         --               622,817
     Minority interests in losses.............................         (39,223)         --
     Changes in certain assets and liabilities, net of effects
       of acquisition:
       Increase in real estate inventory......................      (1,607,908)         --
       Increase in other assets...............................        (472,342)         (51,602)
       Increase in other liabilities..........................       1,299,926          189,360
                                                                  ------------     ------------
          Net cash provided by (used in) operating
            activities........................................        (225,018)         485,112
                                                                  ------------     ------------
Cash flows from investing activities:
  Increase in restricted cash and investments.................      (8,978,696)         --
  Purchase of property and equipment..........................      (3,997,291)        (181,484)
  Loans to related parties....................................         (74,400)     (10,850,042)
  Collection of loans to related parties......................         546,834          684,477
  Investments and acquisitions, net of cash acquired..........        (326,565)         --
                                                                  ------------     ------------
          Net cash used in investing activities...............     (12,830,118)     (10,347,049)

                                                                      1996             1995
                                                                  ------------     ------------
Cash flows from financing activities:
  Proceeds from notes payable.................................      27,796,481       21,308,290
  Repayment of notes payable..................................     (21,901,068)     (10,615,319)
  Repayment of note payable to tenant.........................         --              (650,000)
  Proceeds from loans from related parties....................      10,543,381           56,427
  Repayment of contract payable...............................      (1,500,000)         --
  Payment of loan fees........................................      (1,096,016)        (219,443)
                                                                  ------------     ------------
          Net cash provided by financing activities...........      13,842,778        9,879,955
                                                                  ------------     ------------
          Net increase in cash and cash equivalents...........         787,642           18,018
Cash and cash equivalents at beginning of period..............         578,906          430,819
Cash and cash equivalents at end of period....................    $  1,366,548     $    448,837
                                                                  ============     ============
Supplemental disclosure of cash flow information--
  Cash paid during the period for interest....................    $  2,615,841     $  1,015,774
                                                                  ============     ============
Supplemental schedule of non-cash transactions:
  Contribution to equity of notes and interest payable from
     parent, net of receivable................................    $ 21,663,015     $    --
  Increase in restricted cash and investments and decrease in
     receivables from related parties.........................       4,012,667          --

     SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                            RGI U.S. HOLDINGS, INC.
               (A WHOLLY-OWNED SUBSIDIARY OF RGI HOLDINGS, INC.)
                            AND CERTAIN SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         (PURSUANT TO PROPOSED MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

1.   BASIS OF PRESENTATION

     The consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company, and notes thereto, for its fiscal year ended December 31, 1995.

     The consolidated financial statements include the operations of RGI U.S. Holdings, Inc. and certain of its wholly-owned subsidiaries, API, GHAI and GHC (collectively, RGI/US) for all periods presented and the operations of GHAA, OHA, Southmortgage Finance Co. and Harbor Title and Escrow Co. Ltd. since their acquisition date of January 2, 1996. Resource Group, Inc. and K.W. Properties, Inc., both wholly-owned subsidiaries of RGI/US, have been excluded from these consolidated financial statements as those companies are not included as part of the merger with Banyan Mortgage Investment Fund. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

2.   ACQUISITION

     On January 2, 1996, GHAI, a 45% general partner in GHAA and OHA, purchased Southmortgage Finance Co., a holding company for certain bank debt, the proceeds of which were loaned to GHAA, and an additional 45% interest in GHAA, OHA and Harbor Title and Escrow Co. Ltd. (collectively, the Acquired Companies). Harbor Title and Escrow Co. Ltd. is a title and escrow company for GHAA and OHA. The Acquired Companies were purchased from Andlinger Properties Capital L.P. for cash consideration in the amount of $52,237 and a promissory note in the amount of $996,220.

     The business combination was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the underlying net assets acquired based upon their fair values. Results of operations of acquired companies have been consolidated with those of RGI/US from the date of acquisition.

     The purchase price related to the acquisition was allocated as follows:

                                                                                 (IN THOUSANDS)
    Fair value of assets acquired..............................................     $ 35,635
                                                                                 --------------
    Liabilities................................................................     $ 34,587
    Fair value of note payable and cash........................................        1,048
                                                                                 --------------
                                                                                    $ 35,635
                                                                                 ===========

     The unaudited pro forma consolidated statement of operations which follows assumes the acquisition described above had been consummated on January 1, 1995. The calculations include adjustments to reduce amortization of intangibles and other assets and increase depreciation of property and equipment resulting from the purchase price allocation. All significant intercompany transactions between the consolidated entities have been eliminated. The unaudited pro forma consolidated statement of operations may not be indicative of results that would have occurred if the acquisition had been consummated as of that date or of the results that may be obtained in the future.

                                                                                   SIX MONTHS
                                                                                 ENDED JUNE 30,
                                                                                      1995
                                                                                 --------------
                                                                                 (IN THOUSANDS)
    Total revenue..............................................................     $ 16,088
    Cost of sales..............................................................       10,391
                                                                                 --------------
      Gross margin.............................................................        5,697
    Selling, general and administrative expenses...............................        4,326
                                                                                 --------------
      Operating income.........................................................        1,371
    Other expense, net.........................................................       (3,094)
                                                                                 --------------
      Loss before minority interests...........................................       (1,723)
    Minority interests.........................................................          138
                                                                                 --------------
    Net loss...................................................................     $ (1,585)
                                                                                 ===========

3.   STOCKHOLDER CONTRIBUTION

     During the six month period ended June 30, 1996, notes and interest payable to parent of approximately $21,700,000 were contributed to equity.

4.   SIGNIFICANT EVENT

     Effective April 12, 1996 and as amended and restated effective May 20, 1996, an Agreement and Plan of Merger (the "Merger Agreement") was executed among RGI/US, RGI Holdings, Inc. and Banyan Mortgage Investment Fund (Banyan).

     Subject to the approval of Banyan's stockholders and the satisfaction of other conditions precedent, RGI/US will be merged with and into Banyan with all of the outstanding shares of RGI/US being converted into 109,674,667 shares of Banyan's common stock. The merger will result in Banyan owning all of RGI/US. The merger is expected to be consummated before the end of 1996.

     For financial reporting purposes, if the merger is consummated, it will be treated as a recapitalization of RGI/US, with RGI/US as the acquirer of Banyan. From and after the date that the Merger Agreement is filed, the historical financial statements of Banyan will be those of RGI/US

     On May 21, 1996, RGI Holdings, Inc. acquired 7,466,666 shares, or approximately 16% of Banyan's common stock for $3,500,000 from Banyan.

     On May 21, 1996, RGI Holdings, Inc. purchased from certain lenders loans ("Morgens Loan" and "SoGen Loan") previously made to Banyan in the amount of approximately $30,600,000. The outstanding principal balances of these loans, including interest converted to principal, at December 31, 1995 were approximately $23,230,000 and $6,360,000, respectively. Banyan had not made the January 1, 1996 or April 1, 1996 interest payments as required under the credit agreement with Morgens, which constituted an event of default under the agreement. In addition, Banyan was in default with respect to the SoGen Loan.

     Subsequent to the purchase by RGI Holdings, Inc., the Morgens Loan and the SoGen Loan have been modified. Modifications to the terms of the Morgens Loan include (i) a provision to capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) a provision that 50% and 100% of the net sale proceeds from the sale of development properties and nondevelopment properties, respectively, will be paid to reduce the loan;
     (iii) a provision that the pre-default interest rate will be adjusted from 17.5% to the prime rate plus 2% if the merger closes prior to December 31, 1996; (iv) a provision that allows the proceeds received from the sale of the 120 South Spaulding and Oakridge properties, totaling $9,250,000 to be retained rather than paid to reduce the loan; and RGI Holdings, Inc. has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to any defaults occurring prior to May 21, 1996 and any nonmonetary defaults occurring through the date of the merger.

     Modifications to the terms of the SoGen Loan include (i) a provision to capitalize all interest which had accrued and was due on or before December 31, 1995; (ii) a provision that deletes the requirement that Banyan make a mandatory prepayment of the loan unless the merger does not close prior to December 31, 1996; (iii) a provision that funds held in escrow from the sale of properties at Wayside Village will be released and used to reduce the principal balance of the loan; and RGI Holdings, Inc. has agreed that it will not accelerate or commence any foreclosure proceeding on the loan with respect to any defaults occurring prior to May 20, 1996 and nonmonetary defaults occurring through the date of the merger.

                            GRAND HARBOR ASSOCIATES
                                 AND AFFILIATES

                         Combined Financial Statements

                        December 31, 1995, 1994 and 1993

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Partners and Owners
Grand Harbor Associates and Affiliates:

     We have audited the accompanying combined balance sheets of Grand Harbor Associates and Affiliates as of December 31, 1995 and 1994, and the related combined statements of operations, changes in owners' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the management of the Partnership and its affiliates. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Grand Harbor Associates and Affiliates as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP

February 16, 1996

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
Real estate inventory (notes 2, 4, 6 and 9).........................  $45,937,447   $44,888,694
Cash and cash equivalents...........................................       91,556     1,485,938
Restricted cash (note 4)............................................    2,026,391     3,217,131
Notes receivable from owners........................................           --       104,696
Notes receivable....................................................       99,887       118,679
Due from affiliates, net............................................    1,872,653     1,814,052
Member and other accounts receivable................................      424,930       452,568
Property and equipment, net (notes 3 and 4).........................    3,111,626     3,922,051
Other assets, net of accumulated amortization of $1,691,412 and
  $1,046,421 at December 31, 1995 and 1994, respectively............    2,092,537     2,632,526
                                                                      -----------   -----------
     Total assets...................................................  $55,657,027   $58,636,335
                                                                       ==========    ==========
                                LIABILITIES AND OWNERS' EQUITY
Liabilities:
  Notes payable (note 4)............................................   21,370,835    21,164,580
  Notes payable to owners (note 5)..................................   21,349,546    30,842,032
  Accounts payable (note 9).........................................    2,159,217     2,919,145
  Accrued interest payable..........................................        2,795     1,775,092
  Accrued property taxes............................................      685,798            --
  Other liabilities.................................................    3,082,291     3,531,171
  Membership dues paid in advance...................................    1,468,853     1,247,135
  Associate membership deposits.....................................    1,261,351     1,593,000
                                                                      -----------   -----------
     Total liabilities..............................................   51,380,686    63,072,155
                                                                      -----------   -----------
Owners' equity (deficit) (note 5):
  Grand Harbor Associates, Inc. ....................................    1,924,354    (1,996,119)
  Andlinger Properties Capital L.P. ................................    1,924,354    (1,996,119)
  Grand Harbor Development Company..................................      427,633      (443,582)
                                                                      -----------   -----------
     Total owners' equity (deficit).................................    4,276,341    (4,435,820)
                                                                      -----------   -----------
Commitments (notes 7, 9, 10 and 11)
                                                                      $55,657,027   $58,636,335
                                                                       ==========    ==========

            See accompanying notes to combined financial statements.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Revenues:
  Real estate sales.....................................  $16,334,806   $26,905,840   $13,867,282
  Club operations and property maintenance and
     management.........................................    1,946,222     1,531,147            --
  Membership dues.......................................    1,793,787     1,431,207            --
  Club food and beverage sales..........................      883,726       905,571            --
                                                          -----------   -----------   -----------
          Total revenues................................   20,958,541    30,773,765    13,867,282
                                                          -----------   -----------   -----------
Cost of sales:
  Real estate...........................................   10,937,011    19,478,324    10,231,237
  Club operations.......................................    4,645,787     3,440,800            --
  Club food and beverage................................      358,241       327,662            --
  Other.................................................       76,947       104,301            --
                                                          -----------   -----------   -----------
          Total cost of sales...........................   16,017,986    23,351,087    10,231,237
                                                          -----------   -----------   -----------
          Gross margin..................................    4,940,555     7,422,678     3,636,045
  Selling, general and administrative expenses..........    6,862,685     7,207,682     5,020,450
                                                          -----------   -----------   -----------
          Operating profit (loss).......................   (1,922,130)      214,996    (1,384,405)
Other income (expense):
  Interest expense, net of capitalized interest of
     $620,747, $575,092 and $474,356 for the years ended
     December 31, 1995, 1994 and 1993, respectively.....   (4,082,713)   (3,487,211)   (3,002,136)
  Other, net............................................      592,809       506,099       234,147
                                                          -----------   -----------   -----------
          Other expense, net............................   (3,489,904)   (2,981,112)   (2,767,989)
                                                          -----------   -----------   -----------
          Net loss before extraordinary gain............   (5,412,034)   (2,766,116)   (4,152,394)
Extraordinary gain on extinguishment of debt (note 4)...           --     5,500,796            --
                                                          -----------   -----------   -----------
          Net profit (loss).............................  $(5,412,034)  $ 2,734,680   $(4,152,394)
                                                           ==========    ==========    ==========

            See accompanying notes to combined financial statements.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

           COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIT)
                    FOR EACH OF THE YEARS IN THE THREE-YEAR
                         PERIOD ENDED DECEMBER 31, 1995

                                              GRAND HARBOR    ANDLINGER     GRAND HARBOR   TOTAL OWNERS'
                                              ASSOCIATES,     PROPERTIES    DEVELOPMENT       EQUITY
                                                  INC.       CAPITAL L.P.     COMPANY        (DEFICIT)
                                              ------------   ------------   ------------   -------------
Balances at December 31, 1992...............   $(1,381,773)   $(1,381,773)   $ (307,060)    $ (3,070,606)
Net loss....................................    (1,868,577)    (1,868,577)     (415,240)      (4,152,394)
Contributed capital.........................        11,250         11,250         2,500           25,000
                                              ------------   ------------   ------------   -------------
Balances at December 31, 1993...............    (3,239,100)    (3,239,100)     (719,800)      (7,198,000)
Net profit..................................     1,230,606      1,230,606       273,468        2,734,680
Contributed capital.........................        12,375         12,375         2,750           27,500
                                              ------------   ------------   ------------   -------------
Balances at December 31, 1994...............    (1,996,119)    (1,996,119)     (443,582)      (4,435,820)
Net loss....................................    (2,435,415)    (2,435,415)     (541,204)      (5,412,034)
Contributed capital:
  Cash......................................        23,895         23,895     1,184,747        1,232,537
  Conversion of notes payable and imputed
     interest thereon to owners' equity
     (note 5)...............................     6,331,993      6,331,993       227,672       12,891,658
                                              ------------   ------------   ------------   -------------
Balances at December 31, 1995...............   $ 1,924,354    $ 1,924,354    $  427,633     $  4,276,341
                                                ==========     ==========    ==========       ==========

            See accompanying notes to combined financial statements.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995           1994           1993
                                                                 ------------   ------------   ------------
Cash flows from operating activities:
  Cash received from sales.....................................  $ 22,417,307   $ 33,423,265   $ 17,099,762
  Cash paid for real estate development and general
    operations.................................................   (23,547,194)   (30,727,116)   (27,173,182)
  Interest received............................................        69,197        173,807         61,291
  Interest paid................................................    (4,199,031)    (3,519,793)    (2,982,415)
                                                                 ------------   ------------   ------------
      Net cash used for operating activities...................    (5,259,721)      (649,837)   (12,994,544)
                                                                 ------------   ------------   ------------
Cash flows from investing activities:
  (Increase) decrease in restricted cash.......................     1,190,740     (2,362,127)       932,290
  (Increase) decrease in notes receivable from owners..........        22,938         (6,541)        (6,540)
  (Increase) decrease in notes receivable......................       (39,809)    (1,696,731)       186,000
  Purchase of property and equipment...........................            --             --       (146,089)
  Sale of property and equipment...............................        48,476        145,887             --
  Decrease in membership equity deposits.......................            --     (1,043,353)            --
                                                                 ------------   ------------   ------------
      Net cash provided by (used for) investing activities.....     1,222,345     (4,962,865)       965,661
                                                                 ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from borrowings under long-term debt................     8,127,330     15,881,124     14,267,375
  Repayment of notes payable...................................    (7,921,075)   (32,885,794)    (4,612,120)
  Proceeds from borrowings from owners.........................     1,704,657     24,000,000      4,800,000
  Repayment of notes payable to owners.........................      (500,455)    (2,506,630)    (1,550,120)
  Capital contributed by owners................................     1,232,537             --         25,000
                                                                 ------------   ------------   ------------
      Net cash provided by financing activities................     2,642,994      4,488,700     12,930,135
                                                                 ------------   ------------   ------------
      Net increase (decrease) in cash and cash equivalents.....    (1,394,382)    (1,124,002)       901,252
Cash and cash equivalents at beginning of year.................     1,485,938      2,609,940      1,708,688
                                                                 ------------   ------------   ------------
Cash and cash equivalents at end of year.......................  $     91,556   $  1,485,938   $  2,609,940
                                                                 ------------   ------------   ------------
Reconciliation of net profit (loss) to net cash used for
  operating activities:
  Net profit (loss)............................................  $ (5,412,034)  $  2,734,680   $ (4,152,394)
  Depreciation and amortization................................     1,222,193      1,183,849        786,870
  Extraordinary gain on extinguishment of debt.................            --     (5,500,796)            --
  Cancellation of accrued interest.............................       558,006             --             --
  Loss on disposal of property and equipment...................        10,740             --             --
  Changes in operating assets and liabilities:
    (Increase) decrease in real estate inventory...............      (874,744)       560,894     11,635,250)
    Increase in other assets and accounts receivable...........       (77,364)    (2,011,108)      (282,554)
    Increase (decrease) in accounts payable....................      (759,928)       542,016       (657,750)
    Increase (decrease) in accrued interest payable to
      owners...................................................       (53,577)       542,510        494,077
    Increase (decrease) in accrued property taxes..............       685,798       (413,449)       (33,753)
    Increase (decrease) in other liabilities...................      (448,880)     1,040,505      1,157,274
    Increase in membership dues paid in advance................       221,718        298,894        108,103
    Increase (decrease) in associate membership deposits.......      (331,649)       372,168      1,220,833
                                                                 ------------   ------------   ------------
      Net cash used for operating activities...................  $ (5,259,721)  $   (649,837)  $(12,994,544)
                                                                 =============  =============  =============

     Supplemental schedule of noncash financing and investing activities:

     During 1995, the partners converted notes payable of $10,614,932 and imputed interest thereon of $2,276,726 to owners' equity (see note 5).

     During 1995, $81,758 of notes payable to partners was reduced to $-0-through a reduction in notes receivable from partners for the same amount.

            See accompanying notes to combined financial statements.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Grand Harbor Associates (the Partnership) was formed in 1991 under the Florida Uniform Partnership Act to acquire and develop approximately 900 acres of real estate in Indian River County, Florida. Grand Harbor (the Development) is planned for approximately 850 mid to high-end residential products. The Development has numerous amenities and facilities including golf and beach clubs, two 18-hole championship golf courses, tennis courts and a marina.

     The Partnership is a general partnership with Grand Harbor Associates, Inc., Andlinger Properties Capital L.P., and Grand Harbor Development Company as partners with respective partnership interests of 45%, 45%, and 10%. Net profits or losses from operations are allocated to partners in a like manner based on ownership interests.

     The combined financial statements include the Partnership and its affiliates. The affiliates include thirteen limited partnerships and sixteen corporations. The Partnership owns a 99% limited partnership interest in eleven of the limited partnerships. The entities that own the Partnership have a 99% direct and indirect ownership of the two remaining limited partnerships, and 100% ownership of the sixteen corporations. All significant intercompany accounts and transactions have been eliminated in combination.

     These combined financial statements do not include the companies collectively identified as Oak Harbor. The Oak Harbor entities have the same ownership as the entities combined in these financial statements. The Oak Harbor entities were not combined in these financial statements as the Oak Harbor entities operate in a separate and distinct line of business.

  (b) Real Estate Inventory

     Real estate inventory is recorded at the lower of cost or estimated net realizable value. Cost includes costs of land, common improvements, amenities, completed residential units, construction in progress, and acquisition costs related to legal, engineering, and other. Interest, real estate taxes and other carrying costs are capitalized only for discrete parcels or units undergoing active development. The costs of common improvements are allocated to discrete parcels or units based on relative sales values or specific identification.

  (c) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents, exclusive of its restricted cash.

  (d) Property and Equipment

     Property and equipment are recorded at cost, including an allocated amount from the total purchase price of the development. Interest charges incurred on the cost of assets developed or constructed for use in operations are capitalized during the construction period. Depreciation is provided under accelerated methods over the estimated useful lives, varying from 5 to 31.5 years, depending upon the type of depreciable asset.

  (e) Other Assets

     Other assets include organization costs which are amortized by the straight line method over 60 months and deferred loan costs which are amortized over the life of the related debt.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

  (f) Equity Membership Sales

     The Partnership has the right to sell all equity memberships in the Grand Harbor Golf and Beach Club and has complete discretion as to the use of the cash generated from these sales. Income for equity membership sales is recognized as sales are made and is included as real estate sales in the combined statements of operations. Additionally, the Club assets are treated as an amenity and are charged to cost of real estate sales as full equity memberships are sold.

  (g) Membership Dues

     Membership dues are billed on an annual basis and recognized ratably as revenue over the year as earned.

  (h) Associate Membership Deposits

     Associate membership deposits will be refunded to the associate member at the end of the associate membership term or cancellation of membership by the member.

  (i) Income Taxes

     The Partnership is not subject to income taxes as the resulting income or loss generated and their tax effects are passed through to the partners. Affiliates of the Partnership that are partnerships will be treated similarly. Affiliates of the Partnership that are "S" corporations will be treated as partnerships. Affiliates of the Partnership that are "C" corporations are subject to taxes and will report the effects of taxes within the combined financial statements as operations occur. There were no significant tax effects for the three years in the period ended December 31, 1995 and no significant deferred tax assets or liabilities as of December 31, 1995 and 1994.

  (j) Ownership Reporting

     Due to the differences in entity organization (partnerships and corporations), net assets of the combined entities are shown as owners' equity with the respective interest of each owner. Results of operations are allocated to each owner's account balance, based on the percentage of ownership interest.

  (k) Disclosures About Fair Value of Financial Statements

     The carrying amount reported in the balance sheet for cash and cash equivalents, restricted cash, notes receivable, member and other accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these instruments.

     As of December 31, 1995 and 1994 the fair value of indebtedness approximates its carrying value and was determined using market interest rates for debt with similar maturities.

  (l) Advertising Costs

     Costs of advertising, promotion and marketing are charged to operations in the year incurred.

  (m) Reclassifications

     Certain 1994 and 1993 combined balance sheet, statement of operations and cash flow amounts have been reclassified to conform to the 1995 presentation.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

  (n) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) REAL ESTATE INVENTORY

     A summary of real estate inventory as of December 31, 1995 and 1994 follows:

                                                                     1995          1994
                                                                  -----------   -----------
    Land and improvements.......................................  $14,109,200   $15,139,816
    Completed residential units.................................   11,435,595     7,285,249
    Construction in progress....................................   13,382,830    15,017,173
    Amenities-golf and beach club facilities, etc...............    7,009,822     7,446,456
                                                                  -----------   -----------
                                                                  $45,937,447   $44,888,694
                                                                   ==========    ==========

     Land and improvements include undeveloped land, lots held for resale, completed roads, sewers, and landscaping.

     Real estate inventory includes land with a cost of $7,758,000 that underlies the development by the Oak Harbor Affiliated Companies (Oak Harbor). This real estate will be conveyed to Oak Harbor in 1996. See also note 1(a).

     The aggregate amounts of general and administrative costs charged to inventory during 1995 and 1994 was approximately $414,000 and $531,000, respectively. The amounts of general and administrative costs remaining in inventory at December 31, 1995 and 1994 are estimated at $469,000 and $363,000, respectively. Such estimates assume that costs have been removed from inventories on a basis proportioned to the amounts of each cost element expected to be charged to cost of sales.

(3) PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31, 1995 and 1994 follows:

                                                                     1995          1994
                                                                  -----------   -----------
    Sales and administrative center:
      Land......................................................  $    75,565   $    75,565
      Building..................................................      376,000       376,000
                                                                  -----------   -----------
                                                                      451,565       451,565
                                                                  -----------   -----------
    Harbor marina...............................................    2,701,444     2,678,563
    Furniture and equipment.....................................    2,010,227     2,079,268
    Autos and trucks............................................       56,727        68,354
    Construction in progress and other..........................        2,617       251,883
                                                                  -----------   -----------
              Total property and equipment......................    5,222,580     5,529,633
    Less accumulated depreciation and amortization..............    2,110,954     1,607,582
                                                                  -----------   -----------
              Net property and equipment........................  $ 3,111,626   $ 3,922,051
                                                                   ==========    ==========

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

     Total depreciation expense for the above property and equipment amounted to approximately $577,000 for 1995, $597,000 for 1994 and $620,000 for 1993.

(4) NOTES PAYABLE

     Notes payable as of December 31, 1995 and 1994 consists of the following:

                                                                     1995          1994
                                                                  -----------   -----------
    Development note payable to bank, with total advances not to
      exceed $5,000,000. .......................................  $ 3,020,000   $ 3,580,000
    Construction note payable to bank, with total advances not
      to exceed $7,500,000. ....................................    3,500,000     4,000,000
    Construction note payable to bank, with total advances not
      to exceed $12,500,000. ...................................    7,500,000     7,000,000
    Construction revolving line of credit payable to bank,
      interest payable monthly at prime plus .75% (9.25% at
      December 31, 1995); secured by a first mortgage on certain property and guarantees of the Partnership's owners. Total
      advances are not to exceed $3,000,000. ...................    1,717,553       582,074
    Note payable to bank, $600,000 to be repaid in 1996 and
      $619,596 in 1997, with interest payable monthly at prime
      plus .75% (9.25% at December 31, 1995); secured by a first mortgage on certain property and guarantees of the
      Partnership's owners. Total advances are not to exceed
      $1,500,000. ..............................................    1,219,596     1,014,234
    Note payable to bank, $600,000 to be repaid in 1996 and
      $353,000 in 1997 with interest payable monthly at prime
      plus .75% (9.5% at December 31, 1995); secured by a first
      mortgage on certain property and guarantees of the
      Partnership's owners. Total advances are not to exceed
      $2,996,000. ..............................................      953,000     2,248,000
    Note payable to bank, due on May 31, 1996, with interest
      payable monthly at prime plus 1% (9.5% at December 31,
      1995);
      secured by a first mortgage on certain property and
      guarantees
      of the Partnership's owners. Total advances are not to
      exceed $2,000,000. .......................................      241,197        41,431
    Note payable to bank, due on August 31, 1996, with interest payable monthly at prime plus 1% (9.5% at December 31,
      1995); secured by a first mortgage on certain property and guarantees of the Partnership's owners. Total advances are
      not to exceed $2,400,000. ................................      469,830       338,724
    Note payable to bank, due on July 28, 1996, with interest
      payable monthly at prime plus .75% (9.25% at December 31,
      1995); secured by a first mortgage on certain property and guarantees of the Partnership's owners. Total advances are
      not to exceed $1,500,000..................................      785,947       826,267
    Note payable to bank, due on July 28, 1996, with interest
      payable monthly at prime plus .75% (9.25% at December 31,
      1995); secured by a first mortgage on certain property and guarantees of the Partnership's owners. Total advances are
      not to exceed $3,000,000..................................    1,755,712     1,473,850

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

                                                                     1995          1994
                                                                  -----------   -----------
    Unsecured note payable to Quality Life Services, Inc., an
      affiliated entity through ownership by Oak Harbor, due on
      demand, with interest payable quarterly at prime plus .50%
      (9% at December 31, 1995). ...............................       60,000        60,000
    Note payable, secured by a first mortgage on Harbor Fronts
      Unit #102-H, due upon the earlier of September 12, 1996 or the sale of the mortgaged property, with interest payable
      monthly at 8%. ...........................................       98,500            --
    Note payable, secured by a first mortgage on Harmony Island
      Unit #G-22, due upon the earlier of October 13, 1996 or
      the sale of the mortgaged property, with 8% interest
      payable at maturity. .....................................       45,500            --
    Note payable, $1,000 due in 1996, 1997, 1998 and 1999.......        4,000            --
                                                                  -----------   -----------
         Total notes payable....................................  $21,370,835   $21,164,580
                                                                   ==========    ==========

     The $5,000,000 development note payable calls for the principal balance over $2,000,000 to be repaid on June 12, 1996 and remaining unpaid principal to be repaid on June 12, 1997. The $7,500,000 construction note calls for all principal over $3,000,000 to be repaid on June 12, 1996 and the remaining unpaid principal to be repaid on June 12, 1997. The $12,500,000 construction note calls for all principal to be repaid on June 12, 2000. The total amount outstanding under all three loans is not to exceed $18,500,000 in the aggregate. Interest is paid monthly and is computed at the bank's cost of funds rate (not to exceed the LIBOR rate plus .25%) plus 2.5%. The notes are secured by mortgages on real estate inventory and property and equipment of the marina and club facilities with a book value of approximately $18,393,000. In addition, 50 percent of the membership equity payments are pledged as security and designated for retirement of construction indebtedness.

     The weighted average interest rate on short-term notes payable at December 31, 1995 and 1994 was 9.25% and 9.26%, respectively.

     Aggregate maturities of long-term debt as of December 31, 1995 are as follows:

YEARS ENDING DECEMBER 31,
- -------------------------
         1996.........................................................   $7,895,239
         1997.........................................................    5,973,596
         1998.........................................................        1,000
         1999.........................................................        1,000
         2000 and thereafter..........................................    7,500,000
                                                                         ----------
           Total......................................................   $21,370,835
                                                                         ==========

     The Partnership acquired the Grand Harbor Development in Indian River County, Florida through issuance of a mortgage note payable to the Resolution Trust Corporation. In January of 1994, the Company extinguished all debt due to the Resolution Trust Corporation at a gain determined as follows:

        Net carrying amount of debt extinguished........................  $24,404,907
        Reacquisition price.............................................   18,904,111
                                                                          -----------
        Extraordinary gain on extinguishment of debt....................  $ 5,500,796
                                                                           ==========

     The extinguished debt was repaid with borrowings under a mortgage note payable to owners.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

(5) NOTES PAYABLE TO OWNERS

     Notes payable to owners as of December 31, 1995 and 1994 consists of the following:

                                                                     1995          1994
                                                                  -----------   -----------
    Notes payable to Grand Harbor Associates, Inc.:
      Note payable to Grand Harbor Corporation..................  $10,674,773   $10,925,000
      Various notes payable contributed to capital in 1995......           --     4,455,137
    Notes payable to Andlinger Properties Capital L.P. and
      Corp.:
      Note payable to Southmortgage Finance Corporation.........   10,674,773    10,925,000
      Various notes payable contributed to capital in 1995......           --     4,536,895
                                                                  -----------   -----------
         Total notes payable to owners..........................  $21,349,546   $30,842,032
                                                                   ==========    ==========

     The notes payable to Southmortgage Finance Corporation (SFC) and Grand Harbor Corporation (GHC) represent borrowings by owners, under mortgage notes payable, from Industri & Skipsbanken A/S and Sparebanken Moere, Norwegian financial institutions. The borrowings were used to extinguish all debt due the Resolution Trust Corporation. Each of the $10,674,773 notes payable call for the principal balance over $10,800,000 to be repaid on January 14, 1996, all principal over $8,850,000 to be repaid on January 14, 1997, all principal over $8,050,000 to be repaid on January 14, 1998, all principal over $6,550,000 to be repaid on January 14, 1999 and remaining unpaid principal to be repaid on January 14, 2000. Interest is payable monthly at the bank's cost of funds rate (not to exceed the LIBOR rate plus .5%) plus 2.75% and 2.25% for the SFC and GHC notes, respectively. The mortgage notes payable are collateralized by certain real estate inventory of the Partnership with a book value of approximately $12,435,000. In addition, 50 percent of the membership equity payments are pledged as security. The indebtedness is also secured by a second mortgage on certain real estate inventory with a book value of approximately $14,306,000.

     Under an agreement for the recapitalization of the Partnership dated November 30, 1995, Grand Harbor Associates, Inc. and Andlinger Properties Capital L.P., each owning a 45% partnership interest, agreed to convert notes payable with principal balances totaling $10,614,932 to Partnership capital. As part of the recapitalization, the notes payable were amended to reduce the stated interest to zero percent effective from the date of the last interest payment. Accordingly, interest has been imputed on these below market rate loans in the amount of $2,276,726, which has also been treated as a contribution to owners' equity.

     Aggregate maturities of notes payable to owners as of December 31, 1995 are as follows:

YEARS ENDING DECEMBER 31,
- -------------------------
         1996.........................................................   $       --
         1997.........................................................    3,649,546
         1998.........................................................    1,600,000
         1999.........................................................    3,000,000
         2000 and thereafter..........................................   13,100,000
                                                                         ----------
           Total......................................................   $21,349,546
                                                                         ==========

(6) OPERATIONS OF GRAND HARBOR GOLF AND BEACH CLUB

     The Partnership is required to operate the Grand Harbor Golf and Beach Club (the Club) for the benefit of the members and to fund any operating deficits until these operations are turned over to the equity members. The club operations resulted in net operating losses of approximately $2,300,000 from inception, July, 1991 to December 31, 1993, and such amounts have been capitalized to real estate inventory as additional amenity costs. All planned amenities, including the Club, were substantially complete as of

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

December 31, 1993. Results of operations of the Club from January 1, 1994, until these activities are turned over to the equity members, will be included in current operating results. See also note 11.

(7) LEASES

     The Partnership has entered into various leases for equipment which have been accounted for as operating leases. A summary of lease commitments as of December 31, 1995 is as follows:

YEARS ENDING DECEMBER 31,
- -------------------------
         1996..........................................................    $306,330
         1997..........................................................     207,639
         1998..........................................................     126,094
         1999..........................................................      35,483
         2000 and thereafter...........................................          --
                                                                           --------
           Total minimum lease payments................................    $675,546
                                                                           ========

     Total lease expense under the above leases amounted to approximately $351,000, $278,000 and $183,000 for 1995, 1994 and 1993, respectively.

     The Partnership has entered into various sales-leaseback transactions on certain real estate units for the purpose of using such units as models. The leaseback periods range from six months to three years. Accordingly, rental payments have been classified as lease expense and amounted to approximately $228,000, $278,000 and $183,000 for 1995, 1994 and 1993, respectively. A summary of lease commitments under these leases as of December 31, 1995 is as follows:

YEARS ENDING DECEMBER 31,
- -------------------------
         1996..........................................................    $136,931
         1997..........................................................      67,000
         1998..........................................................      17,875
                                                                           --------
           Total minimum lease payments................................    $221,806
                                                                           ========

(8) ADVERTISING

     Advertising costs amounted to approximately $689,000, $615,000 and $688,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and were included in selling, general and administrative expenses in the accompanying statement of operations.

(9) RELATED PARTY TRANSACTIONS

     One of the Partnership's owners serves as the general contractor in conjunction with the construction contracts. Construction contract payments made during 1995, 1994 and 1993, to the general contractor amounted to approximately $9,158,000, $16,768,000 and $13,666,000, respectively. Included in accounts payable as of December 31, 1995 and 1994 are construction contract payables under these contracts approximating $1,059,000 and $1,666,000, respectively. Remaining commitments on these contracts as of December 31, 1995 approximated $1,231,000.

     During 1995, 1994 and 1993, the Partnership paid consulting fees amounting to $180,000, $280,000 and $180,000 each, respectively, to Andlinger Properties Capital Corp. and Grand Harbor Associates, Inc. and affiliates. In addition, a fee of $1,300,000 was paid to Grand Harbor Associates, Inc. in 1994, for assistance with the new financing which the owners received from IS Banken and Sparebanken Moere.

                     GRAND HARBOR ASSOCIATES AND AFFILIATES

(10) EMPLOYEE BENEFIT PLAN

     Employees are eligible to participate in a 401(k) savings plan which became effective January 1, 1994. Under the plan, a percentage of each employee's pay may be contributed to various savings alternatives. The plan provides for the Partnership to match 25% of the first 8% contributed by each participant. At the discretion of the Board of Directors, the Partnership may make an additional contribution at plan year end. The Partnership made matching contributions totaling $20,300 during the year ended December 31, 1995. The Partnership also provides certain administrative services at no charge and paid approximately $2,400 for expenses related to the administration of the Plan during the year ended December 31, 1995.

(11) COMMITMENTS

     Construction commitments as of December 31, 1995 remaining on contracts in progress approximated $1,249,000, including amounts disclosed in note 9. Subsequent to December 31, 1995, the Partnership entered into new construction contracts approximating $335,000.

     The Partnership is contractually obligated to fund any operating losses of the Grand Harbor Golf and Beach Club until these operations are turned over to the equity members. The turnover of the Club to the equity members will be required upon the sale of all equity memberships or, earlier, at the Partnership's discretion, provided the Club has generated profitable operations for the preceding 12 month period. The Partnership also has an obligation to the community homeowner associations to fund a prorata portion of the annual operating budgets and to subsidize any remaining operating deficits.

(12) WARRANTIES

     The Partnership provides certain warranties with respect to the quality of the construction of the homes built at Grand Harbor. In addition, Florida law provides for certain warranties that cannot be disclaimed by a homebuilder. The cost of settling, or the failure to settle, future claims could have a material adverse effect on the Partnership's results of operations and financial condition.

     The Partnership is currently in the process of entering into settlement agreements with a number of homeowners at Grand Harbor regarding alleged defects in homes constructed by a third party before the properties were purchased by the Partnership. The Partnership is seeking to reach a settlement agreement, whereby the homeowners will pay for any needed repair work. Once the repairs are completed the Partnership will reimburse these homeowners for all costs incurred over a predetermined period. The Partnership will seek to have these costs reimbursed by the construction company who originally built these homes. The Partnership believes they will successfully recoup all expenses incurred in meeting these anticipated settlement agreements.

(13) SUBSEQUENT EVENTS

     On January 2, 1996, Grand Harbor Associates, Inc. acquired the 45% partner interest of Andlinger Properties Capital L.P. and, therefore, became owner of a 90% interest in the Partnership.

                      THE OAK HARBOR AFFILIATED COMPANIES

                         Combined Financial Statements

                           December 31, 1995 and 1994

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Partners and Owners
The Oak Harbor Affiliated Companies:

     We have audited the accompanying combined balance sheets of The Oak Harbor Affiliated Companies as of December 31, 1995 and 1994, and the related combined statements of operations, changes in owners' equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the management of the Company and its affiliates. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Oak Harbor Affiliated Companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ KPMG Peat Marwick LLP

February 16, 1996

                      THE OAK HARBOR AFFILIATED COMPANIES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
Real estate inventory (notes 3 and 5)...............................  $ 1,716,106   $   470,067
Cash and cash equivalents...........................................       60,967       746,891
Restricted cash.....................................................    1,567,000       439,000
Restricted investments (note 5).....................................    5,448,520     5,675,522
Patient accounts receivable.........................................      220,240       197,833
Notes receivable from affiliate (note 8)............................       60,000        61,426
Property and equipment, net (notes 4 and 5).........................    1,903,019     1,344,076
Goodwill, net of accumulated amortization of $300,690 and $100,230
  at December 31, 1995 and 1994, respectively, (note 2).............    2,706,227     2,906,687
Covenant not to compete, net of accumulated amortization of $206,658 and $68,886 at December 31, 1995 and 1994, respectively, (note
  2)................................................................    1,860,009     1,997,781
Other assets, net of accumulated amortization of $95,781 and $27,258
  at December 31, 1995 and 1994, respectively.......................      353,694       305,796
                                                                      -----------   -----------
                                                                      $15,895,782   $14,145,079
                                                                       ==========    ==========
                                LIABILITIES AND OWNERS' EQUITY
Liabilities:
  Notes payable (note 5)............................................    8,911,424     9,349,998
  Notes payable to affiliate (note 5)...............................    1,253,079     1,800,417
  Notes payable to owners (note 6)..................................           --     1,868,000
  Accounts payable..................................................      434,760       509,411
  Accrued interest payable..........................................      177,158       224,610
  Other liabilities.................................................    1,849,070       660,755
                                                                      -----------   -----------
     Total liabilities..............................................   12,625,491    14,413,191
Owners' equity (deficit) (note 6):
  Grand Harbor Associates, Inc. ....................................    1,471,631      (120,650)
  Andlinger Properties Capital L.P. ................................    1,471,631      (120,650)
  Grand Harbor Development Company..................................      327,029       (26,812)
                                                                      -----------   -----------
     Total owners' equity (deficit).................................    3,270,291      (268,112)
                                                                      -----------   -----------
                                                                      $15,895,782   $14,145,079
                                                                       ==========    ==========

            See accompanying notes to combined financial statements.

                      THE OAK HARBOR AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                         1995          1994
                                                                      -----------   -----------
Revenues:
  Patient service revenue...........................................  $ 2,380,767   $ 1,045,528
  Other revenue.....................................................      224,667       113,062
                                                                      -----------   -----------
          Total revenues............................................    2,605,434     1,158,590
                                                                      -----------   -----------
Expenses:
  Patient service direct costs......................................    1,260,640       604,812
  General and administrative........................................    2,210,873     1,200,578
  Write-off of intangible assets (note 1(g))........................           --       578,362
                                                                      -----------   -----------
          Total expenses............................................    3,471,513     2,383,752
                                                                      -----------   -----------
          Operating loss............................................     (866,079)   (1,225,162)
Other income (expense):
  Interest income...................................................      393,537       197,909
  Interest expense, net of capitalized interest of $128,847 and $-0-
     for the years ended December 31, 1995 and 1994, respectively...     (913,659)     (474,628)
                                                                      -----------   -----------
          Other expense, net........................................     (520,122)     (276,719)
                                                                      -----------   -----------
          Net loss..................................................  $(1,386,201)  $(1,501,881)
                                                                       ==========    ==========

            See accompanying notes to combined financial statements.

                      THE OAK HARBOR AFFILIATED COMPANIES

           COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                 GRAND
                                                GRAND HARBOR    ANDLINGER       HARBOR         TOTAL
                                                ASSOCIATES,     PROPERTIES    DEVELOPMENT     OWNERS'
                                                    INC.       CAPITAL L.P.     COMPANY       EQUITY
                                                ------------   ------------   -----------   -----------
                                                                                             (DEFICIT)
Balances at December 31, 1993.................   $      345     $       345    $      77    $       767
Net loss......................................     (675,846)       (675,846)    (150,189)    (1,501,881)
Contributed capital...........................      554,851         554,851      123,300      1,233,002
                                                ------------   ------------   -----------   -----------
Balances at December 31, 1994.................     (120,650)       (120,650)     (26,812)      (268,112)
Net loss......................................     (623,790)       (623,790)    (138,621)    (1,386,201)
Contributed capital:
  Cash........................................           --              --      283,333        283,333
  Conversion of notes payable and imputed
     interest thereon to owners' equity (note
     6).......................................    2,216,071       2,216,071      209,129      4,641,271
                                                ------------   ------------   -----------   -----------
Balances at December 31, 1995.................   $1,471,631     $ 1,471,631    $ 327,029    $ 3,270,291
                                                 ==========       =========    =========     ==========

            See accompanying notes to combined financial statements.

                      THE OAK HARBOR AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                   1995          1994
                                                                                -----------   -----------
Cash flows from operating activities:
  Cash received from patient services.........................................  $ 3,793,749   $   960,757
  Cash paid to suppliers and employees........................................   (4,351,319)   (1,920,025)
  Interest received...........................................................      393,537         7,610
  Interest paid...............................................................     (866,687)     (203,682)
                                                                                -----------   -----------
         Net cash used by operating activities................................   (1,030,720)   (1,155,340)
Cash flows from investing activities:
  (Increase) decrease in notes receivable from affiliate......................        1,426       (61,426)
  Increase in restricted cash.................................................   (1,128,000)     (439,000)
  Acquisition of assets of Royal Palm Convalescent Center (note 2)............           --      (500,000)
  Purchase of property and equipment..........................................     (629,565)     (112,305)
  Sale of property and equipment..............................................       26,512            --
  Purchase of annuity investments.............................................           --    (5,485,223)
  Payments from annuity investments...........................................      227,002            --
                                                                                -----------   -----------
         Net cash used by investing activities................................   (1,502,625)   (6,597,954)
                                                                                -----------   -----------
Cash flows from financing activities:
  Proceeds from borrowings under long-term debt...............................      629,343     5,498,185
  Repayment of notes payable..................................................   (1,615,255)     (100,002)
  Proceeds from borrowings from owners........................................    2,550,000     1,868,000
  Capital contributed by owners...............................................      283,333     1,233,002
                                                                                -----------   -----------
         Net cash provided by financing activities............................    1,847,421     8,499,185
                                                                                -----------   -----------
         Net increase (decrease) in cash and cash equivalents.................     (685,924)      745,891
Cash and cash equivalents at beginning of year................................      746,891         1,000
                                                                                -----------   -----------
Cash and cash equivalents at end of year......................................  $    60,967   $   746,891
                                                                                ============  ============
Reconciliation of net loss to net cash used by operating activities:
  Net loss....................................................................  $(1,386,201)  $(1,501,881)
  Depreciation................................................................       40,840        22,706
  Amortization................................................................      406,755       196,374
  Loss on disposal of property and equipment..................................        3,270            --
  Cancellation of interest....................................................      192,964            --
  Changes in operating assets and liabilities:
    Increase in real estate inventory.........................................   (1,246,039)     (589,029)
    Increase in accounts receivable and other assets..........................     (138,828)     (520,887)
    Increase in annuity investments (interest receivable).....................           --      (190,299)
    Increase (decrease) in accounts payable...................................      (74,651)      495,975
    Increase (decrease) in accrued interest payable...........................      (17,145)      270,946
    Increase in other liabilities.............................................    1,188,315       660,755
                                                                                -----------   -----------
         Net cash used by operating activities................................  $(1,030,720)  $(1,155,340)
                                                                                ============  ============

     Supplemental schedule of noncash financing and investing activities:

     During 1995, the partners converted notes payable of $4,418,000 and imputed interest thereon of $223,271 to Partnership capital. (See note 6).

     During 1994, the Company acquired certain assets of Royal Palm Convalescent Center consisting of property and equipment of $1,116,416, goodwill of $3,006,917, a covenant not to compete amounting to $2,066,667 and other assets of $10,000 in exchange for cash of $500,000 and a note payable to the seller for $5,700,000.

            See accompanying notes to combined financial statements.

                      THE OAK HARBOR AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     The Oak Harbor Affiliated Companies (the Company) was formed in 1993 to develop a senior citizen country club community with an on-site assisted living center and health clinic. In 1994, the Company acquired Royal Palm Convalescent Center, an existing 72 bed skilled nursing facility, in Vero Beach, Florida, to provide convalescent and extended nursing care services to the residents of Oak Harbor (see note 2).

     The combined financial statements include affiliated companies under common control consisting of six limited partnerships and seven corporations owned by the same entities and in the same proportionate interest. The owning entities are Grand Harbor Associates, Inc., Andlinger Properties Capital L.P., and Grand Harbor Development Company and their respective ownership interests are 45%, 45%, and 10%. Net profits or losses from operations are allocated to owners in a like manner based on ownership interests. All significant intercompany accounts and transactions have been eliminated in combination.

     These combined financial statements do not include the companies collectively identified as Grand Harbor Associates and Affiliates (Grand Harbor). Grand Harbor has the same ownership as the entities combined in these financial statements as of December 31, 1995. Grand Harbor was not combined in these financial statements as Grand Harbor operates in a separate and distinct line of business.

  (b) Real Estate Inventory

     Real estate inventory is recorded at the lower of cost or estimated net realizable value. Cost includes costs of common improvements, construction in progress, and acquisition costs related to legal, engineering, and other. Interest, real estate taxes and other carrying costs are capitalized only for discrete parcels or units undergoing active development. Development activities commenced during 1995. The costs of common improvements are allocated to discrete parcels or units based on relative sales values or specific identification.

  (c) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents, exclusive of its restricted cash.

  (d) Restricted Cash

     Restricted cash includes customer deposits received on the sale of real estate and club memberships.

  (e) Restricted Investments

     Restricted investments include an irrevocable trust consisting of three annuities, the sole intent of which is to provide security for payment on a note payable. The annuity contracts will fully satisfy the note through annual principal and interest payments.

  (f) Property and Equipment

     Property and equipment are recorded at cost. Interest charges incurred on the cost of assets developed or constructed for use in operations are capitalized during the construction period. Depreciation is provided using accelerated methods over the estimated useful lives varying from 5 to 39 years depending on the type of depreciable asset.

                      THE OAK HARBOR AFFILIATED COMPANIES

  (g) Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

  (h) Covenant Not to Compete

     A non-compete agreement between Royal Palm Convalescent Center, Inc., Henry
L. Block and Quality Life Services, Ltd., a combining entity, was included with the purchase of the Royal Palm Convalescent Center and is being amortized over 15 years.

  (i) Other Assets

     Other assets include organization costs which are amortized over 60 months and deferred loan costs which are amortized over the life of the related debt.

     During 1994, the Company charged to operations other intangible assets consisting of legal and consulting costs relating to certain licensing applications totaling $578,362 which it paid during the year.

  (j) Customer Deposits

     Customer deposits received on the sale of real estate and club memberships are reflected as restricted cash and other liabilities and amounted to $1,567,000 and $439,000 at December 31, 1995 and 1994, respectively.

  (k) Income Taxes

     The Company is not directly subject to income taxes as the resulting income or loss generated and their tax effects are passed through to the owners. Affiliates of the Company that are partnerships will be treated similarly. Affiliates of the Company that are "S" corporations will be treated as partnerships. Accordingly, the accompanying combined financial statements do not contain provision for, or assets or liabilities related to income taxes.

  (l) Ownership Reporting

     Due to the differences in entity organization (partnerships and corporations), net assets of the combined entities are shown as owners' equity with the respective interest of each owner. Results of operations are allocated to each owner's account balance based on the percentage of ownership interest.

  (m) Disclosures About Fair Value of Financial Instruments

     The carrying amount reported in the balance sheet for cash and cash equivalents, restricted cash, patient accounts receivable, notes payable to affiliate and accounts payable approximates fair value because of the immediate or short-term maturity of these instruments.

     As of December 31, 1995 and 1994, the fair value of indebtedness, except the note payable to Henry L. Block (see note 5), approximates the carrying value reported in the balance sheet and was determined using market interest rates for debt with similar maturities.

                      THE OAK HARBOR AFFILIATED COMPANIES

     Restricted investments consist of an irrevocable trust fund containing three annuities, established to provide the annual payments required on the note payable to Henry L. Block. The annual distributions from the annuities fully satisfy the interest and principle payments of the note payable. These annuities cannot be surrendered, and therefore, have no cash value. Because the restricted investments and the note payable are inextricably linked, the fair value of each is considered to be the carrying amounts reported in the balance sheet.

  (n) Advertising

     Costs of advertising, promotion and marketing are charged to operations in the year incurred.

  (o) Reclassifications

     Certain 1994 combined balance sheet amounts have been reclassified to conform to the 1995 presentation.

  (p) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITION OF THE ROYAL PALM CONVALESCENT CENTER

     On June 30, 1994, the Company acquired certain assets of Royal Palm Convalescent Center, Inc., including the facility, land, furniture and equipment and inventory totaling $1,126,416. Goodwill and a covenant not to compete were included in the purchase price allocation at $3,006,917 and $2,066,667, respectively. The Partnership paid $500,000 cash, and financed $5,700,000 through a note payable to the seller. (See note 6). The acquisition was accounted for under the purchase method of accounting. Results of operations since the date of acquisition have been included in the accompanying combined financial statements.

(3) REAL ESTATE INVENTORY

     Real estate inventory consists of construction in progress, which includes architectural and other planning costs and initial grounds preparations for the land and infrastructures to be developed. The underlying land of the Oak Harbor development is owned by an uncombined affiliate, Grand Harbor Associates.

     The aggregate amount of general and administrative costs charged to inventory during 1995 and 1994 was $86,000 and $-0-, respectively. The amounts of general and administrative costs remaining in inventory at December 31, 1995 and 1994 are estimated at $86,000 and $-0-, respectively. Such estimates assume that costs have been removed from inventories on a basis proportional to the amounts of each cost element expected to be charged to cost of sales.

                      THE OAK HARBOR AFFILIATED COMPANIES

(4) PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31, 1995 and 1994 follows:

                                                                       1995         1994
                                                                    ----------   ----------
    Convalescent center:
      Land........................................................  $  259,930   $  259,930
      Building....................................................     804,300      804,300
      Furniture and equipment.....................................      59,884       59,884
    Furniture and equipment.......................................       7,239        7,239
    Autos and trucks..............................................          --       15,499
    Construction in progress -- project improvements..............     829,744      219,930
                                                                    ----------   ----------
         Total property and equipment.............................   1,961,097    1,366,782
    Less accumulated depreciation and amortization................      58,078       22,706
                                                                    ----------   ----------
         Net property and equipment...............................  $1,903,019   $1,344,076
                                                                     =========    =========

     Total depreciation expense for the above property and equipment amounted to approximately $41,000 and $23,000 for 1995 and 1994, respectively.

(5) NOTES PAYABLE

     Notes payable as of December 31, 1995 and 1994 consists of the following:

                                                                     1995          1994
                                                                  -----------   -----------
    Note payable to bank, due in monthly principal installments of $16,667 through June 1998 and a final payment of
      $2,966,651 in July 1998, with interest payable monthly at
      prime plus .5% (9% at December 31, 1995); secured by a
      first mortgage on certain property and guarantees by the
      Company's owners..........................................  $ 3,449,994   $ 3,649,998
    Note payable to Henry L. Block, with interest at 6.34%, due in annual installments of $600,000, including interest
      through July 1, 2009......................................    5,461,430     5,700,000
                                                                  -----------   -----------
              Subtotal..........................................    8,911,424     9,349,998
    Unsecured note payable to affiliate, due on demand, with
      interest payable monthly at the applicable federal rate
      (5.51% at December 31, 1995)..............................      800,000     1,567,479
    Unsecured note payable to affiliate, due on demand, with
      interest payable quarterly at 8%..........................      200,000       200,000
    Unsecured note payable to affiliate, due on demand, with
      interest payable monthly at the applicable federal rate
      (5.51% at December 31, 1995)..............................       69,577        31,257
    Note payable to affiliate, due on demand....................      183,502         1,681
                                                                  -----------   -----------
              Total notes payable to affiliates.................    1,253,079     1,800,417
                                                                  -----------   -----------
              Total notes payable...............................  $10,164,503   $11,150,415
                                                                   ==========    ==========

     The note payable to Henry L. Block financed $5,700,000 of the $6,200,000 purchase price of the Royal Palm Convalescent Center (see note 2). An irrevocable trust consisting of three annuities, was established on July 6, 1994, the sole intent of which is to provide security for payment on the note payable to Henry L. Block. The annuity contracts totaled $5,265,820 at December 31, 1995 plus accrued interest receivable of $182,700,

                      THE OAK HARBOR AFFILIATED COMPANIES
and will fully satisfy the note through annual principal and interest payments of $600,000 beginning July 1, 1995. Interest on the note payable accrues at 6.34% per annum.

     As of December 31, 1995, there were two unused commitments for long-term financing from two banks with the following terms: (1) $4.6 million with interest at prime plus 1.5% and due in May 1998, commitment expires January 5, 1996; (2) $32 million note payable with interest at prime plus 1%, due in May 1999, commitment expires January 5, 1996.

     Each of the above commitments are renewable, and the loans must close by January 31, 1996. As of December 31, 1995, commitment fees paid for the above financing commitments totaled $102,500.

     Aggregate maturities of notes payable as of December 31, 1995 are as follows

YEAR ENDING DECEMBER 31,
- ------------------------
        1996..........................................................  $1,706,828
        1997..........................................................     469,837
        1998..........................................................   3,336,926
        1999..........................................................     305,132
        2000..........................................................     324,478
        Thereafter....................................................   4,021,302
                                                                        ----------
          Total.......................................................  $10,164,503
                                                                        ==========

(6) NOTES PAYABLE TO OWNERS

     Notes payable to owners as of December 31, 1995 and 1994 consists of the following:

                                                                       1995         1994
                                                                    ----------   ----------
    Notes payable to Grand Harbor Associates, Inc.:
      Various notes payable contributed to capital in 1995........  $       --   $  840,600
    Notes payable to Andlinger Properties Capital L.P.:
      Various notes payable contributed in capital in 1995........          --      840,600
    Notes payable to Grand Harbor Development Co.:
      Various notes payable contributed in capital in 1995........          --      186,800
                                                                    ----------   ----------
              Total notes payable to owners.......................  $       --   $1,868,000
                                                                     =========    =========

     Under an agreement for the recapitalization of the Partnership dated November 30, 1995, Grand Harbor Associates, Inc. and Andlinger Properties Capital L.P., each owning a 45% partnership interest and Grand Harbor Development Company, owning a 10% partnership interest, agreed to convert notes payable with principal balances totaling $4,418,000 to Partnership capital. As part of the recapitalization, the notes payable were amended to reduce the stated interest to zero percent effective from the date of the last interest payment. Accordingly, interest has been imputed on these below market rate loans in the amount of $223,271, which has also been treated as a contribution to owners' equity.

(7) ADVERTISING

     Advertising costs amounted to approximately $109,000 and $1,000 for the years ended December 31, 1995 and 1994, respectively, and were included in general and administrative expenses in the accompanying statement of operations.

                      THE OAK HARBOR AFFILIATED COMPANIES

(8) RELATED PARTY TRANSACTIONS

     One of the Company's owners serves as the general contractor in conjunction with the construction contracts. Construction contract payments made during 1995 to the general contractor amounted to approximately $580,000. Included in accounts payable as of December 31, 1995 are construction contract payables under these contracts approximating $155,000. Remaining commitments on these contracts as of December 31, 1995 approximated $8,976,000.

     The Company has $60,000 and $61,426, respectively, of notes receivable from an affiliate and $1,253,079 and $1,800,417, respectively, of notes payable to affiliates as of December 31, 1995 and 1994 (see note 6).

(9) WARRANTIES

     The Company provides certain warranties with respect to the quality of the construction of the homes built at Oak Harbor. In addition, Florida law provides for certain warranties that cannot be disclaimed by a homebuilder. The cost of settling, or the failure to settle, future claims could have a material adverse effect on the Company's results of operations and financial condition.

(10) SUBSEQUENT EVENTS

     On January 2, 1996, Grand Harbor Associates, Inc. acquired the 45% partner interest of Andlinger Properties Capital L.P. and, thus, became owner of a 90% interest in the Partnership.

                        BANYAN MORTGAGE INVESTMENT FUND

                       CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

                  (WITH INDEPENDENT AUDITORS' REPORTS THEREON)

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Banyan Mortgage Investment Fund:

     We have audited the accompanying consolidated balance sheet of Banyan Mortgage Investment Fund as of December 31, 1995, and the related consolidated statements of income and expenses, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As of the date of completion of our audit of the accompanying consolidated financial statements and the initial issuance of our report thereon, dated April 12, 1996, such report contains an explanatory paragraph regarding the Fund's ability to continue as a going concern. Since that date, as discussed in Note 1B, the Fund's loans payable have been acquired by RGI Holdings. Inc. under revised terms with which the Fund is in compliance. Therefore, the conditions that raised substantial doubt about whether the Fund will continue as a going concern no longer exist.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Banyan Mortgage Investment Fund at December 31, 1995, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
April 12, 1996,
except for Note 1B,
as to which the date is May 21, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Banyan Mortgage Investment Fund:

     We have audited the accompanying consolidated balance sheet of Banyan Mortgage Investment Fund and subsidiaries as of December 31, 1994, and the related consolidated statements of income and expenses, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Banyan Mortgage Investment Fund and subsidiaries as of December 31, 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 29, 1995

                        BANYAN MORTGAGE INVESTMENT FUND

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                        1995            1994
                                                                    ------------    ------------
ASSETS
Cash and Cash Equivalents........................................   $    316,012    $  8,040,629
Repair, Improvement and Real Estate Tax Escrows..................        775,754         602,211
Accounts Receivable (Net of Allowance for Doubtful Accounts of
  $65,000 and $34,000 for 1995 and 1994, respectively)...........         76,110          18,509
Interest Receivable on Cash and Cash Equivalents.................             --          84,272
                                                                    ------------    ------------
                                                                       1,167,876       8,745,621
                                                                    ------------    ------------
Investment in Real Estate:
  Land...........................................................     55,379,003      79,400,569
  Buildings and Improvements.....................................             --       1,986,851
                                                                    ------------    ------------
                                                                      55,379,003      81,387,420
  Less: Accumulated Depreciation.................................             --      (1,645,927)
                                                                    ------------    ------------
                                                                      55,379,003      79,741,493
  Developments in Progress.......................................     30,872,769      30,752,252
  Real Estate Held For Sale......................................     17,176,845              --
                                                                    ------------    ------------
Net Investment in Real Estate....................................    103,428,617     110,493,745
                                                                    ------------    ------------
Net Investment in Real Estate Venture............................      1,097,363       1,325,401
Deferred Financing Costs (Net of Accumulated Amortization of
  $399,831 and $68,034 for 1995 and 1994, respectively)..........        909,365       1,241,162
Other Assets.....................................................      2,530,293       2,861,997
                                                                    ------------    ------------
Total Assets.....................................................   $109,133,514    $124,667,926
                                                                    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts Payable and Accrued Expenses............................   $  1,686,511    $  1,255,286
Interest Payable.................................................      1,268,553         810,526
Real Estate Taxes Payable........................................        384,500              --
Mortgage Loans Payable...........................................     33,625,737      31,932,645
                                                                    ------------    ------------
Total Liabilities................................................     36,965,301      33,998,457
                                                                    ------------    ------------
Stockholders' Equity
Shares of Common Stock, $0.01 Par Value, 100,000,000 Shares
  Authorized, 39,842,404 and 39,762,495 Shares Issued,
  respectively...................................................    348,205,447     348,162,496
Accumulated Deficit..............................................   (276,025,918)   (257,481,711)
Treasury Stock, at Cost, 20,100 Shares...........................        (11,316)        (11,316)
                                                                    ------------    ------------
Total Stockholders' Equity.......................................     72,168,213      90,669,469
                                                                    ------------    ------------
Total Liabilities and Stockholders' Equity.......................   $109,133,514    $124,667,926
                                                                    ============    ============
Book Value Per Share of Common Stock (39,822,304 and 39,742,395
  Shares Outstanding for 1995 and 1994 respectively).............   $       1.81    $       2.28
                                                                    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                 CONSOLIDATED STATEMENTS OF INCOME AND EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                           1995            1994           1993
                                                       ------------    ------------    -----------
INCOME
Interest on Cash and Cash Equivalents...............   $    169,890    $    145,647    $    38,912
Operating Property Revenue..........................      1,230,028       3,455,283      4,936,852
                                                       ------------    ------------    -----------
                                                          1,399,918       3,600,930      4,975,764
                                                       ------------    ------------    -----------
TOTAL INCOME
EXPENSES
Expenses From Property Operating Activities:
  Provision for Losses on Investment in Real
     Estate.........................................     12,900,000       9,000,000      4,650,000
  Operating Property Expenses.......................        452,603         971,022      1,344,472
  Development Property Expenses.....................      1,259,616         551,335        279,572
  Repairs and Maintenance...........................        316,143         320,539        479,507
  Real Estate Taxes.................................        298,640         455,600        568,739
  Depreciation......................................        374,075         609,969        782,722
  Bad Debt Expense..................................          6,000          30,915        449,554
                                                       ------------    ------------    -----------
Total Expenses From Property Operating Activities...     15,607,077      11,939,380      8,554,566
                                                       ------------    ------------    -----------
Other Expenses (Recoveries):
  Stockholder Expenses..............................        277,296         335,235        315,758
  Directors' Fees, Expenses and Insurance...........        437,983         534,344        541,296
  Other Professional Fees...........................        435,847         620,356        535,553
  General and Administrative........................      1,349,584       1,599,242      1,335,543
Recovery of Losses on Mortgage Loans, Notes,
  Interest Receivable and Class Action Settlement
  Costs and Expenses................................       (906,629)     (1,095,800)    (7,916,073)
Interest Expense, Amortization of Deferred Loan, and
  Other Costs.......................................      2,533,841       1,837,049        923,181
                                                       ------------    ------------    -----------
Total Other Expenses (Recoveries)...................      4,127,922       3,830,426     (4,264,742)
                                                       ------------    ------------    -----------
Total Expenses......................................     19,734,999      15,769,806      4,289,824
                                                       ------------    ------------    -----------
Operating Income (Loss).............................    (18,335,081)    (12,168,876)       685,940
Net (Loss) Income From Operations of Real Estate
  Venture...........................................       (213,516)        442,091       (560,347)
Arbitration Award...................................             --      (3,250,000)            --
Gain on Disposition of Real Estate..................          4,390       2,880,614      1,014,265
                                                       ------------    ------------    -----------
Income (Loss) Before Extraordinary Item.............    (18,544,207)    (12,096,171)     1,139,858
Gain from Forgiveness of Debt.......................             --       2,813,892             --
                                                       ------------    ------------    -----------
Net Income (Loss)...................................   $(18,544,207)   $ (9,282,279)   $ 1,139,858
                                                       ============    ============    ===========
Net Income (Loss) Per Share of Common Stock (Based
  on Weighted Average Number of Shares Outstanding
  of 39,770,637, 39,724,995 and 39,689,294 during
  1995, 1994, and 1993, respectively) Before
  Extraordinary Item................................   $      (0.47)   $      (0.30)   $      0.03
                                                       ============    ============    ===========
Extraordinary Item..................................             --             .07             --
                                                       ============    ============    ===========
Net Income (Loss)...................................   $      (0.47)   $      (0.23)   $      0.03
                                                       ============    ============    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                       COMMON STOCK
                                --------------------------     ACCUMULATED     TREASURY
                                  SHARES         AMOUNT          DEFICIT        STOCK         TOTAL
                                ----------    ------------    -------------    --------    ------------
Stockholders' Equity,
  December 31, 1992..........   39,709,394    $348,102,829    $(249,339,290)   $(11,316)   $ 98,752,223
Net Income For the Year Ended
  December 31, 1993..........           --              --        1,139,858          --       1,139,858
                                -----------   -------------   --------------   ---------   -------------
Stockholders' Equity,
  December 31, 1993..........   39,709,394     348,102,829     (248,199,432)    (11,316)     99,892,081
Award Shares Issued..........       50,437          58,002               --          --          58,002
Executive Stock Options
  Exercised..................        2,664           1,665               --          --           1,665
Net Loss For the Year Ended
  December 31, 1994..........           --              --       (9,282,279)         --      (9,282,279)
                                -----------   -------------   --------------   ---------   -------------
Stockholders' Equity,
  December 31, 1994..........   39,762,495     348,162,496     (257,481,711)    (11,316)     90,669,469
Award Shares Issued..........       79,909          42,951               --          --          42,951
Net Loss for the Year Ended
  December 31, 1995..........           --              --      (18,544,207)         --     (18,544,207)
                                -----------   -------------   --------------   ---------   -------------
Stockholders' Equity,
  December 31, 1995..........   39,842,404    $348,205,447    $(276,025,918)   $(11,316)   $ 72,168,213
                                ===========   =============   ==============   =========   =============

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                          1995            1994            1993
                                                      ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)..................................   $(18,544,207)   $ (9,282,279)   $  1,139,858
Adjustments to Reconcile Net Income (Loss) to Net
  Cash (Used In) Provided by Operating Activities:
  Provision for Losses on Investment in Real
     Estate........................................     12,900,000       9,000,000       4,650,000
  Gain from Forgiveness of Debt....................             --      (2,813,892)             --
  Depreciation.....................................        374,075         609,969         782,722
  Amortization of Deferred Loan and Other Costs....        331,797         609,760         177,556
  Provision for Bad Debts..........................          6,000          30,915         449,554
  Gain on Disposition of Real Estate...............         (4,390)     (2,880,614)     (1,014,265)
  Net (Income) Loss From Operations of Real Estate
     Venture.......................................        213,516        (442,091)        560,347
  Deferred Interest Payable on Mortgage Loans......      1,996,307              --              --
  Net Change In:
     Interest Receivable on Cash and Cash
       Equivalents.................................         84,272         (84,272)         59,063
     Real Estate Escrow............................        (34,321)        209,661          68,574
     Accounts Receivable...........................        (88,601)        186,536         160,287
     Other Assets..................................        323,555        (154,570)       (244,000)
     Accounts Payable and Accrued Expenses.........        474,176        (558,376)        408,680
     Real Estate Taxes Payable.....................        384,500        (546,865)        492,927
     Interest Payable..............................      1,195,457         200,807         534,850
                                                      ------------    ------------    ------------
Net Cash (Used In) Provided By Operating
  Activities.......................................       (387,864)     (5,915,311)      8,226,153
                                                      ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Real Estate..................      1,028,539      18,658,663       5,460,205
Increase in Developments in Progress...............     (7,144,850)     (8,127,177)    (10,021,877)
(Increase) Decrease in Repair and Improvement
  Escrows..........................................       (139,222)        (49,556)        533,571
Distributions From (Investment in) Real Estate
  Venture..........................................         14,522        (408,516)       (608,882)
Purchases of Land and Property Improvements........        (55,097)             --        (279,075)
                                                      ------------    ------------    ------------
Net Cash (Used In) Provided By Investing
  Activities.......................................     (6,296,108)     10,073,414      (4,916,058)
                                                      ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Mortgage Loans Payable...............             --      20,500,000              --
Issuance of Shares of Common Stock.................             --           1,665              --
Payment of Deferred Financing Costs................             --      (1,309,195)             --
Payment of Mortgage Loans Payable..................     (1,040,645)    (19,060,497)     (2,165,227)
                                                      ------------    ------------    ------------
Net Cash (Used in) Provided By Financing
  Activities.......................................     (1,040,645)        131,973      (2,165,227)
                                                      ------------    ------------    ------------
Net (Decrease) Increase in Cash and Cash
  Equivalents......................................     (7,724,617)      4,290,076       1,144,868
Cash and Cash Equivalents at Beginning of Year.....   8,040,629...       3,750,553       2,605,685
                                                      ------------    ------------    ------------
Cash and Cash Equivalents at End of Year...........   $    316,012    $  8,040,629    $  3,750,553
                                                      ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Banyan Mortgage Investment Fund (the "Fund") was organized as a corporation under the laws of the State of Delaware, pursuant to a Restated Certificate of Incorporation filed March 22, 1988. The accompanying consolidated financial statements include the accounts of the Fund, its wholly-owned subsidiaries and the Chapman's Landing, Southbridge, Wayside and Bishop's Ranch partnerships in which the Fund holds a controlling 50% general partnership interest. Losses from these partnerships are allocated to the minority interest partners to the extent of their respective investments in the partnerships. Since such partners have made no investment in the partnerships and are not obligated to fund losses in excess of their investment, their minority interest currently has no value, therefore the Fund has recorded all of the above partnerships' losses as of December 31, 1995. Profits may be allocated pro rata to the minority interest partners to the extent that net proceeds generated from the projects exceed priority returns payable to the Fund. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements also include the Fund's 50% interest in the VST/VMIF Oakridge Partnership accounted for on the equity method.

B. DEBT DEFAULT AND BASIS OF PRESENTATION

     In 1994 the Fund executed a credit agreement with Morgens, Waterfall Vintiadis & Co., Inc. ("Morgens") that is collateralized by substantially all of the assets of the Fund. As of December 31, 1995, the principal balance outstanding was $23,233,737 (see Note 3). The Fund has not made the January 1, or April 1, 1996 required interest payments of approximately $1,025,000 and approximately $1,014,000, respectively. Morgens has notified the Fund that this non-payment of interest constitutes an "Event of Default" under the Credit Agreement. Morgens has reserved all of its rights and remedies under the Credit Agreement (including demand of immediate payment of the outstanding principal amount) but has taken no additional action as of April 12, 1996. In addition, the Fund is in default with respect to its mortgage loan payable to Societe General ("SoGen") which has a principal balance of $6,360,000 outstanding as of December 31, 1995 (see Note 3).

     Effective as of April 12, 1996, an Agreement and Plan of Merger (the "Merger Agreement") was executed among the Fund and RGI Holdings, Inc. ("RGI Holdings") and its wholly owned subsidiary, RGI U.S. Holdings ("RGI U.S." or collectively "RGI"). The Merger Agreement provides, among other things, for the following:

          (1) At the initial closing, which occurred on May 21, 1996, RGI Holdings acquired 7,466,666 shares of the Fund's common stock for $3,500,000 in cash.

          (2) Also at the May 21, 1996 closing, RGI Holdings purchased the Morgens Loan and SoGen Loan and has agreed that prior to December 31, 1996 it will not accelerate the Morgens Loan or the SoGen Loan or foreclose upon any collateral for the Morgens Loan or the SoGen Loan based upon any events of default occurring on or before May 15, 1996 or as a result of the execution of the Merger Agreement.

          (3) Subsequent to the initial closing, upon approval of the Fund's stockholders and the satisfaction of other conditions precedent, all of the outstanding shares of RGI U.S. will be converted into 109,674,667 shares of the Fund. The Merger will result in the Fund owning all of the real estate assets of RGI U.S. and RGI Holdings will own approximately 80% of the outstanding stock of the Fund. The merger is expected to be consummated before the end of 1996.

     In consideration of the RGI transactions, the accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and the classification of assets that may result from the default under the Morgens Loan or the SoGen Loan. Specifically, the carrying amount of the Fund's development real estate continues to be evaluated for impairment based on recognition and measurement criteria governing assets to be used in operations without regard to the default. If the

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Merger is not consummated, the classification of the Fund's development real estate may be changed to "held for disposal" possibly necessitating a valuation allowance to reflect such assets at current fair market value.

C. INVESTMENT IN REAL ESTATE

     During the development in progress phase of a property, interest, real estate taxes and other development costs are capitalized in Developments in Progress. The costs of land being developed are included in Land.

     As of December 31, 1994, investments in real estate were written down to their estimated net realizable value based upon management's determination that an impairment in value had occurred. In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". Statement No. 121 requires the Fund to recognize impairment losses for its development properties when indicators of impairment are present and a property's expected undiscounted cash flows are not sufficient to recover the property's carrying amount and to record its properties held for disposal at the lower of carrying amount or fair value less cost to sell. The Fund adopted Statement No. 121 in the fourth quarter effective January 1, 1995 with no effect on the accompanying financial statements.

D. DEFERRED FINANCING COST

     Deferred financing costs are being amortized over the terms of the related loans using the level yield method.

E. REVENUE RECOGNITION

     Rental income (included in operating property revenues) is recognized on a straight-line basis over the terms of the respective tenant leases. Revenues on retail land sales are recorded upon closing of escrow and transfer of title to the buyer. Costs associated with retail land sales are allocated on a pro-rata basis.

F. INCOME TAXES

     On January 30, 1995, the Fund notified the Internal Revenue Service of its intent to revoke its election to be treated as a real estate investment trust ("REIT") under section 856(c)(1) of the Internal Revenue Code of 1986, as amended, in order to enable the Fund to develop its large tracts of undeveloped land and to avoid the adverse tax effects of being deemed a dealer of real property. For the years ended December 31, 1994 and 1993 the Fund elected to be treated as a REIT under the Internal Revenue Code Sections 856-860. In order to qualify, the Fund was required to meet distribution, asset and income tests as well as certain other requirements.

     Beginning in 1995, income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

G. CASH AND CASH EQUIVALENTS

     The Fund considers all highly liquid investments which mature within three months or less from the date of purchase to be cash and cash equivalents. At December 31, 1995, the Fund's cash and cash equivalents is comprised of demand and money market deposits only. At December 31, 1994, cash and cash equivalents included demand and money market deposits of $1,145,629 as well as a Federal Farm Credit Bank Bond with a face amount of $6,895,000 bearing interest at 5.0% which matured on January 3, 1995. The cost, which approximates market value, of this obligation at December 31, 1994 was $6,979,272.

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
H. NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed using the weighted average number of shares outstanding during the year of 39,770,637, 39,724,995, and 39,689,294 for the years ended December 31, 1995, 1994, and 1993 respectively. Income
(Loss) per share for the years ended December 31, 1995 and 1994 is computed using the weighted average number of shares outstanding due to the Fund's issuance of a total of 79,909 shares and 53,101 shares of its common stock during 1995 and 1994, respectively. See Notes 7 and 8 for further details. Options issued under the Fund's 1993 Executive and Directors Stock Option Plan have been excluded from the computation of Weighted Average Shares Outstanding because their inclusion is anti-dilutive. In addition, warrants issued pursuant to the Credit Agreement with Morgens, Waterfall, Vintiadis & Co., Inc., (see
Note 3, "Investment in Real Estate and Related Mortgage Loans Payable" for further details) are excluded from the computation of Weighted Average Shares Outstanding as inclusion is also anti-dilutive.

I. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

J. RECLASSIFICATIONS

     Certain reclassifications have been made to the previously reported 1994 and 1993 consolidated financial statements in order to provide comparability with the 1995 consolidated financial statements. These reclassifications have not changed the 1994 or 1993 results.

K. NON-CASH INVESTING AND FINANCING ACTIVITIES

     On August 25, 1995 and April 29, 1994, the Fund issued 79,909 and 50,437 shares, respectively of its common stock to Leonard G. Levine, its President. (See Note 7 "Award Shares" for further information.)

     Pursuant to the Credit Agreement executed October 17, 1994 with Morgens, Waterfall, Vintiadis & Co., Inc., as agent for a group of lenders, the Fund has elected to defer payment of $2,733,737 of accrued interest, which has been added to the principal balance of the loan as of December 31, 1995. Of the $2,733,737 balance of deferred interest, $737,430 was expensed and included as interest payable at December 31, 1994.

2. DISPOSITION OF REAL ESTATE

  WAYSIDE VILLAGE DEVELOPMENT

     For the year ended December 31, 1995, the Fund sold 17 single family lots to home developers at the Fund's Wayside Village development. The sale of these lots generated gross proceeds of $1,029,830. After payment of closing costs of $1,291 the Fund received net proceeds of $1,028,539 of which approximately $477,000 was applied toward principal payments on a mortgage loan collateralized by the Wayside Village development as discussed below. After allocation of overhead, holding costs and development expenses, the sale of the lots resulted in an aggregate net gain on disposition of approximately $4,000. For the year ended December 31, 1994 the Fund sold 22 single family lots and 41 townhome lots to home developers for $1,990,611. After payment of closing costs of $2,403, the Fund received net proceeds of $1,988,208 of which approximately $1,333,000 was applied toward interest and principal payments on the mortgage loan collateralized by the Wayside Village development. After allocation of overhead, holding costs and

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. DISPOSITION OF REAL ESTATE (CONTINUED) development expenses, the sale of the lots resulted in an aggregate net loss on disposition of approximately $401,000. Through December 31, 1993, the Fund sold 36 single family lots and 27 townhome lots to home developers on the Fund's Wayside Development. The sale of these lots generated gross proceeds of $2,411,551.After payment of closing costs of $15,214 the Fund received net proceeds of $2,396,337 of which approximately $1,937,000 was applied toward interest and principal payments on the loan on the Wayside Development as discussed below. After allocation of overhead, holding costs and development expenses, the sale of the lots resulted in an aggregate net loss on disposition of approximately $147,000. See Note 3, "Investment in Real Estate and Related Mortgage Loan Payable" of notes to consolidated financial statements for further information regarding the Wayside Village development and the mortgage loan collateralized by the development.

     9025 WILSHIRE BOULEVARD

     On September 23, 1994, the Fund sold the 9025 Wilshire Blvd. property ("9025 Wilshire") to an unaffiliated third party for $2,200,000. After payment of selling commissions of $78,000, real estate tax prorations of $11,082 and other fees and expenses of $16,551, the Fund received net proceeds from the sale totaling $2,094,367. Per the terms of the sale agreement, the Fund was also entitled to a share in the insurance proceeds received from a claim filed by the Fund for property damage sustained during the January 17, 1994 Los Angeles area earthquake. After prorations for professional fees paid in connection with negotiating the insurance claim and the cost of pending repair work at the property, the Fund received additional settlement proceeds of $205,265 upon sale of the property. The transaction resulted in a gain on disposition to the Fund of $323,333.

     CASCADES

     On May 26, 1994, the Fund sold the Cascades Apartments to an unaffiliated third party for $14,482,100. After payment of selling commissions of $163,669, transfer taxes and title charges of $130,449 and net prorations and credits totalling $264,657 for real estate and personal property taxes, rent, net operating expenses and security deposits the Fund received net proceeds of $13,950,066. During 1992, the Fund borrowed a total of $10,500,000 from Heller Financial, Inc. (the "Heller Loan"), collateralized by first mortgages on the Cascades Apartments and the Fund's 120 S. Spalding property, under a loan commitment dated June 13, 1992. Per the terms of the Heller Loan, the Fund was required to repay $9,926,159, representing the entire outstanding principal balance upon the sale of the Cascades Apartments, net of real estate tax escrow proceeds of $327,996. The Fund also paid 26-days accrued interest and fees of $67,370. The Fund is now fully released from its obligations under the Heller Loan and has obtained the release of Heller's first mortgages on the Cascades Apartments and on the 120 S. Spalding building. As a result of the Cascades Apartments sale, net cash proceeds of $3,956,537 were transferred to the Fund, and the transaction resulted in a gain on disposition to the Fund of $2,885,305.

     ROCKY POINT

     On April 22, 1994, the Fund sold the remaining 1.41 acre parcel of the Rocky Point property to an unaffiliated third party for $180,000. After payment of selling commissions, title charges, real estate tax prorations and other closing costs, the Fund received net proceeds of $156,099. The sale of this property resulted in a gain on disposition to the Fund of $73,290.

     ACTON

     On April 2, 1993, the Fund sold the Acton (Great Hill Village) property to an unaffiliated third party for $952,000. After payment of selling commissions, title charges, and other closing costs, the Fund received net

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. DISPOSITION OF REAL ESTATE (CONTINUED) proceeds of $911,127. The sale of this property resulted in a gain on disposition to the Fund of approximately $719,000.

     WHITWORTH

     On June 15, 1993, the Fund sold the Whitworth property to an unaffiliated third party for $2,216,283. After payment of selling commissions, title charges and other closing costs, the Fund received net proceeds of $2,152,741. The sale of this property resulted in a gain on disposition to the Fund of approximately $442,000.

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN REAL ESTATE AND RELATED MORTGAGE LOANS PAYABLE

     At December 31, 1995, the Fund's investments in real estate consisted of the following:

                                                          INITIAL COST                    COST ADJUSTMENTS
                                                          TO THE FUND                 SUBSEQUENT TO ACQUISITION
                                                   --------------------------   -------------------------------------
                                                                 BUILDINGS &                    CARRYING
            DESCRIPTION:             ENCUMBRANCES     LAND       IMPROVEMENTS   IMPROVEMENTS    COSTS(A)       LAND
- -------------------------------------------------  -----------   ------------   ------------   -----------   --------
Chapman's Landing....................      (c)     $23,000,000   $        --    $ 9,240,109    $ 1,704,357   $139,095
2,230 acres in
Charles County, MD
Southbridge..........................      (c)      34,300,000            --      2,547,494      2,433,919    128,462
2,048 acres in Prince
William County, VA
Wayside..............................      (c)      17,595,446            --      6,510,436      8,481,454         --
506 acres in Prince
William County, VA
Bishop's Ranch.......................      (c)       7,063,498            --      4,154,881      2,085,467         --
565 acres in
Monterey County, CA
OFFICE BUILDING:
120 S. Spalding Dr...................      (c)      10,773,000    14,877,000         48,850             --         --
Beverly Hills, CA (e)(f)
                                                   -----------   -----------    -----------    -----------   --------
                                                   $92,731,944   $14,877,000    $22,501,770    $14,705,197   $267,557
Less: Development in Progress........                       --            --             --             --         --
Real Estate Held for Sale (g)........                       --            --             --             --         --
                                                   -----------   -----------    -----------    -----------   --------
                                                   $92,731,944   $14,877,000    $22,501,770    $14,705,197   $267,557
                                                   ===========   ===========    ===========    ===========   ========

                                         AMOUNTS AT WHICH CARRIED AT DEC. 31, 1995
                               -------------------------------------------------------------
                                                                 VALUATION
                                                                ADJUSTMENT &
                                                BUILDINGS &     ACCUMULATED        TOTAL          DATE OF         DATE
                                   LAND        IMPROVEMENTS     DEPRECIATION        (B)         CONSTRUCTION    ACQUIRED
                               ------------    -------------    ------------    ------------    ------------    --------
DESCRIPTION:
Chapman's Landing............  $ 23,139,095    $  10,944,466    $         --    $ 34,083,561            (d)       03/91
2,230 acres in
Charles County, MD
Southbridge,.................    34,428,462        4,981,413     (10,829,000)     28,580,875            (d)       05/91
2,048 acres in
Prince William County, VA
Wayside,.....................    17,595,446       14,991,890      (9,000,000)     23,587,336            (d)       05/91
506 acres in
Prince William County, VA
Bishop's Ranch,..............     7,063,498        6,240,348      (3,300,000)     10,003,846            (d)       09/91
565 acres in
Monterey County, CA
OFFICE BUILDING:
120 S. Spalding Dr...........    10,773,000       14,925,850     (18,525,851)      7,172,999        1984           8/90
Beverly Hills, CA (e)(f)
                               ------------     ------------    ------------    ------------
                               $ 92,999,501    $  52,083,967    $(41,654,851)   $103,428,617
                               ============     ============    ============    ============
Less: Development in
  Progress...................            --      (30,872,769)             --     (30,872,769)
Real Estate Held for Sale
  (g)........................   (10,936,497)      (6,240,348)             --     (17,176,845)
                               ------------     ------------    ------------    ------------
                               $ 82,063,004    $  14,970,850    $(41,654,851)   $ 55,379,003
                               ============     ============    ============    ============

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN REAL ESTATE AND RELATED MORTGAGE LOANS PAYABLE (CONTINUED)
(a) Consists primarily of capitalized construction period interest and related loan fees, where applicable, and real estate taxes of $11,571,992 and $3,133,205, respectively. During 1995, $1,860,275 of interest was paid and $2,859,437 of interest was capitalized. During 1994, $2,898,813 of interest was paid and $1,872,331 of interest was capitalized.

(b) RECONCILIATION OF REAL ESTATE

                                                          1995            1994            1993
                                                      ------------    ------------    ------------
Balance at Beginning of Year.......................   $112,139,672    $129,667,715    $128,487,820
Net Dispositions Through Sale......................     (1,024,149)    (14,714,346)     (4,471,057)
Net Additions......................................      7,199,945       6,186,303      10,300,952
Valuation Adjustments..............................    (12,900,000)     (9,000,000)     (4,650,000)
                                                      -------------   -------------   -------------
Balance at End of the Year.........................   $105,415,468    $112,139,672    $129,667,715
                                                      =============   =============   =============

RECONCILIATION OF ACCUMULATED DEPRECIATION

                                                              1995          1994           1993
                                                           ----------    -----------    ----------
Balance at Beginning of Year............................   $1,645,927    $ 2,105,286    $1,386,980
Depreciation Expense for the Year.......................      374,075        609,969       782,722
Retirements (Other Assets)..............................      (33,151)    (1,069,328)      (64,416)
                                                           -----------   ------------   -----------
Balance at End of the Year..............................   $1,986,851    $ 1,645,927    $2,105,286
                                                           ===========   ============   ===========

(c) The properties of the Fund as described above are subject to mortgage loans at December 31, 1995 as follows:

                         MORTGAGE LOANS PAYABLE
                        -------------------------           ANNUAL                FINAL
       PROPERTY          12/31/95      12/31/94          INTEREST RATE        MATURITY DATE           PAYMENTS
- ----------------------  -----------   -----------   -----------------------   -------------   ------------------------
All Properties of
  Fund(i).............  $23,233,737   $20,500,000       17.5% (Default           09/30/98     Quarterly, interest only
                                                          Rate 19.5%)
Southbridge...........    3,700,000     4,200,000             12%                01/20/99     Monthly, interest only
Prince William County,
  VA(ii)..............      202,000       232,000     Prime + 2%; Max 10%        09/30/97     Monthly, interest only
                            130,000       163,420     Prime + 2%; Max 10%        09/30/96     Monthly, interest only
Wayside...............    6,360,000     6,837,225     Prime + 2% (Default        12/31/97     Monthly, interest only
                                                       Rate Prime + 6%)
Prince William County,
  VA(iii)
                        ------------  ------------
                        $33,625,737   $31,932,645
                        ============  ============

- -------------------------
(i) On October 17, 1994, the Fund executed a Credit Agreement with Morgens, Waterfall, Vintiadis & Co. Inc. (the "Morgens Loan") in the amount of $20,500,000. The Fund has agreed to make quarterly interest payments in arrears at an annual rate of 17.5% and is also obligated to make certain payments, which were applied to repay Morgens Loan interest, based on 50% of the net cash flow generated by its wholly owned subsidiaries. For the year ended December 31, 1995, the Fund made required cash flow payments of $841,548 which were recorded as payments of deferred interest. From October 17, 1994 until September 30, 1995, the Fund elected to defer interest due on the Morgens Loan in accordance with the Credit Agreement, other than the cash flow payments discussed above, which was then added

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN REAL ESTATE AND RELATED MORTGAGE LOANS PAYABLE (CONTINUED) to the outstanding principal balance of the loan. As of December 31, 1995, the principal balance outstanding, including capitalized interest through September 30, 1995, was $23,233,737. The Morgens Loan is collateralized by first mortgages on the Fund's 120 S. Spalding, Chapman's Landing and Bishop Ranch properties and portions of its Southbridge property, as well as pledges of the common stock and partnership interests of the Fund's subsidiaries, its accounts receivable, bank accounts and all other tangible and intangible personal property. The Credit Agreement includes certain financial and other covenants the most restrictive of which limit the Fund's leverage to a maximum of 0.6:1, require a minimum net worth of $70,000,000 and restrict additional indebtedness. Pursuant to the terms of the Credit Agreement, the Lender also received warrants which entitle it to purchase up to 4,380,000 shares of the Fund's common stock at any time until October 1, 1998 at an exercise price of $0.70 per share. As of December 31, 1995, these warrants had not been exercised.

      Pursuant to the Morgens Loan closing, the Fund paid an advisory fee to the Lender's advisors of $615,000, accrued real estate taxes of $183,510, legal fees of $140,000 and other fees and expenses totaling approximately $66,000 related to the transaction. In addition, the Fund utilized Morgens Loan proceeds at closing to retire the balance of outstanding loans collateralized by first mortgages on its Chapman's Landing and Bishop Ranch properties. The holder of the Chapman's Landing note was paid $1,130,853 representing principal repayment of $1,089,204 and accrued interest of $41,649 while the holder of the Bishop Ranch note received $1,959,409 representing principal repayment of $1,900,000 and accrued interest and fees of $59,409. The Fund also paid a total of $3,250,000 pursuant to a final negotiated settlement of its previously disclosed Buckeye arbitration award obligation.

      As a result of insufficient cash available to the Fund, on January 1, and April 1, 1996 it did not make the required interest payments due on the Morgens Loan in the amounts of approximately $1,025,000 and $1,014,000, respectively. On January 11, 1996 the Fund received notification from the Lender that the failure to make this required interest payment constituted an "Event of Default" under the Credit Agreement. The Morgens Loan is also in default as a result of the separate default on the Societe General Loan, which is discussed below. See Note 1B for a discussion of the Merger Agreement as it relates to these loans.

(ii) On December 21, 1994, the Court confirmed an amended plan of reorganization as ratified by the creditors (the "Plan") submitted by the Southbridge Venture (the "Venture"). Per the terms of the Plan, all of the Venture's creditors were to be paid in full. The Plan also provided for certain modifications of the terms of three loans collateralized by first mortgages on various portions of the Project. On December 21, 1994, the Venture paid $506,800 representing accrued interest due to the holder of the mortgage loan in the principal amount of $3,700,000 ("Loan 1"). The maturity date of Loan 1 has been extended from September 20, 1994 until January 20, 1999. Loan 1 requires the Venture to make monthly payments of interest only at a rate of 12%, three $250,000 annual principal paydowns on December 20, 1995, 1996 and 1997, respectively, with the balance of the remaining unpaid principal of $2,950,000 due upon maturity. Subsequently, on December 26, 1995, the lender agreed to defer payment of the $250,000 principal due on December 20, 1995 until June 20, 1996. As consideration for the extension, the Fund agreed to pay an extension fee of $8,000 and certain other legal fees of the lender in the amount of $54,000. The lender also agreed to provide the Fund with the option to further extend the date of the December 20, 1995 principal payment until September 20, 1996, in exchange for an increase in the interest rate of Loan 1 from 12% to 12.5%. In addition, prior to the full repayment of Loan 1, the Venture may obtain releases of liens on portions of the approximately 538 acres of the Project which collateralize Loan 1 upon pro rata payment of 120% of the then outstanding principal balance as specified in the Plan, for the purpose of constructing the VRE/Amtrak Station and service road in accordance with the Prince William County Cherry Hill Sector Plan. Also, on December 21, 1994, the Venture paid $28,855 representing accrued interest due

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN REAL ESTATE AND RELATED MORTGAGE LOANS PAYABLE (CONTINUED) to the holder of the mortgage loan in the principal amount of $202,000 ("Loan 2"). The maturity date of Loan 2 was extended from October 1, 1995 until September 30, 1997. Loan 2 requires the Venture to make monthly payments of interest only at a rate of prime plus 2%, not to exceed 10%, plus a principal paydown of $70,000 on September 30, 1996 with the balance of the remaining unpaid principal of $132,000 due upon maturity. Finally, on December 21, 1994 the Venture paid $16,240 representing accrued interest due to the holder of the mortgage loan in the principal amount of $130,000 ("Loan 3"). The maturity date of Loan 3 was modified from December 1, 2003 to September 30, 1996. Loan 3 requires the Venture to make monthly payments of interest only at a rate of prime plus 2%, not to exceed 10%, with the principal balance of $130,000 due at maturity. All other terms of Loans 1, 2 and 3 are unchanged. The prime rate as of December 31, 1995, as published in the "Wall Street Journal" was 8.5%.

(iii) On October 17, 1994, the Fund paid a total of $4,323,630 from the Morgens, Waterfall, Vintiadis & Co. Inc., loan proceeds to Chase Manhattan Bank ("Chase"), in exchange for Chase's full release of its 50% interest in the $14,069,462 outstanding loan collateralized by a first mortgage on the Fund's Wayside Village property and portions of the Fund's Southbridge property (the "Original Wayside Loan"). The payment to Chase consisted of a partial principal payment of $4,220,839, which represented Chase's $7,034,731 principal portion of the Original Wayside Loan, less a 40% discount, and accrued interest of $102,791. Simultaneously, the Fund and Societe Generale ("SoGen") agreed to modify the terms of SoGen's $7,034,731 principal portion of the Original Wayside Loan (the "Amended Wayside Loan"). The terms of the loan modification agreement (the "Amended Agreement") extended the maturity date of the Amended Wayside Loan to December 31, 1997 and provided for monthly interest payments in arrears at an interest rate of prime + 2%. At the option of the Fund, the maturity date of the Amended Wayside Loan may be further extended for two one-year periods in the event certain conditions defined in the Amended Agreement are met. The Fund and SoGen also agreed upon a $2,000,000 revolving credit line (the "Wayside Revolving Loan") to fund specific development costs associated with lot sales contracts for the Wayside Village property. The terms of the Wayside Revolving Loan provide for monthly interest payments in arrears at an interest rate of prime + 3%. The Amended and Revolving Wayside loans require principal to be repaid as lots are sold, based on specified release prices, and are cross-collateralized and cross-defaulted. Pursuant to the SoGen transactions, the Fund paid $34,731 to reduce the outstanding Amended Wayside Loan principal to $7,000,000. The Fund also paid accrued interest of $102,791, loan fees of $95,000 and other fees and expenses totalling approximately $188,500 from the Loan proceeds, including $126,500 escrowed for future real estate taxes on Wayside Village.

      On November 3, 1995, SoGen declared a default under the Amended Wayside Loan. As a result of the default, SoGen has demanded immediate repayment of all sums due under the loan, amounting to approximately $6,600,000. In addition, SoGen separately cancelled the Wayside Revolving Loan. The Fund had not drawn any monies to date under the Wayside Revolving Loan. The default arose when a principal payment due October 1, 1995 was not made.

      In the Fund's view, a limited number of lots were developed at Wayside Village during the past construction season due, in large part, to a seven-month delay in obtaining a subordination agreement between a home builder and SoGen causing the Fund to seek deferral of the mandatory principal payments due and to become due during the next three calendar quarters. The Fund has also been unsuccessful in its efforts to obtain a draw under the Wayside Revolving Loan described above, despite the submission of what the Fund believes are appropriate draw requests and documentation. The Fund has expended $3,270,000 in infrastructure improvements and other costs during the last year as a condition precedent to such funding. SoGen has refused to fund the draw requests due to a differing

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN REAL ESTATE AND RELATED MORTGAGE LOANS PAYABLE (CONTINUED) interpretation of the conditions contained in the revolving loan agreement. The draws are needed to complete the improvements so that the lots may be delivered. The Fund has been involved in and is continuing its discussions with SoGen with respect to the alleged default on the Amended Wayside Loan and cancellation of the Revolving Loan and has recently made several proposals which SoGen has declined. There can be no assurance, however, that the parties will reach any resolution of the dispute.

      The default and acceleration of the SoGen loan constitutes a default under the Morgens Loan as discussed above. See Note 1B for further discussion of the SoGen and Morgens Loans.

      The principal balances of the mortgage loans are scheduled to be repaid as follows (without respect to any potential payment acceleration of Morgens or SoGens Loans):

            1996...................................................   $ 4,710,000
            1997...................................................    14,965,737
            1998...................................................    11,000,000
            1999...................................................     2,950,000
            Thereafter.............................................            --
                                                                      -----------
                 Total.............................................   $33,625,737
                                                                      ===========

(d) Properties are currently at various stages of development and entitlement. The development of projects is currently expected to continue through 2010.

(e) Depreciation expense is computed using the straight line method with a mid-month convention. Rates used in the determination of depreciation are based upon the following estimated useful lives:

                                                                            YEARS
                                                                            -----
            Buildings, Building Appurtenances and Improvements...........   40.0

(f) Subsequent to December 31, 1995, the Fund entered into a contract with an unaffiliated third party for a sale price of $7,450,000. The carrying amount of this property in the accompanying consolidated financial statements is the sales price less estimated closing costs of approximately $277,000. The Fund has received an earnest money deposit in the amount of $400,000 and the sale is scheduled to occur on April 19, 1996.

(g) Real Estate Held for Sale includes 120 S. Spalding Dr. and Bishop's Ranch which are reflected net of accumulated depreciation and their respective valuation adjustments as of December 31, 1995.

4. INVESTMENT IN REAL ESTATE VENTURE

     On March 6, 1991, in satisfaction of their mortgage loans receivable, the Fund and Banyan Short Term Income Trust ("BST"), each received a 50% interest in the Oakridge joint venture (the "Venture") pursuant to a deed-in-lieu agreement with the borrower. The Fund and BST each holds a 50% general partnership interest in the Oakridge joint venture pursuant to the partnership agreement of the VST/VMIF Oakridge Partnership. The property was originally comprised of 270 acres of vacant land located in Hollywood and Dania, Florida which had been operated as a golf course. On September 30, 1994, the Venture sold a 60-acre residential parcel of the Oakridge site to an unaffiliated third party for $4,100,000. Subsequent to December 31, 1995, on February 5, 1996 and March 1, 1996, the Fund sold a total of 180 acres to an unaffiliated party for approximately $4,600,000. In addition, on March 1, 1996, the Venture sold an additional 25-acre parcel of the Oakridge site to an unaffiliated party for approximately $2,200,000. The February and March, 1996 sales resulted in the Venture's repayment of a first mortgage loan collateralized by the Oakridge property in the amount of $1,916,617. After repayment of the mortgage loan, interest and other closing costs the

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. INVESTMENT IN REAL ESTATE VENTURE (CONTINUED)
Venture received net proceeds from the sales of $4,180,505 of which $2,090,253 was distributed to the Fund representing its 50% interest in the Venture. The Fund will recognize its share of the gain from the February and March property sales of approximately $1,051,000 in the first quarter of 1996. The Venture is currently engaged in negotiations with potential purchasers of the remaining 5-acre retail parcel at the Oakridge site. The Fund has recognized losses of $213,516 and $560,347 for the years ended December 31, 1995 and 1993, respectively. For the year ended December 31, 1994 the Fund recognized income of $442,091 which included a gain of $869,704 from the property sale.

5. TRANSACTIONS WITH AFFILIATES

     Administrative costs, primarily salaries and general and administrative expenses, are reimbursed by the Fund to Banyan Management Corp. ("BMC"). These costs are allocated to the Fund and other entities to which BMC provides administrative services based upon the actual number of hours spent by BMC personnel on matters related to that particular entity. The Fund's allocated share of costs for the years ended December 31, 1995, 1994 and 1993 aggregated $1,092,081, $1,141,675 and $971,321, respectively. As one of its administrative services, BMC serves as the paying agent for general and administrative costs of the Fund. As part of providing this payment service, BMC maintains a bank account on behalf of the Fund. As of December 31, 1995 and 1994, the Fund had a net payable due to BMC of $175,725 and $86,296, respectively. The net payable is included in the accounts payable and accrued expenses in the Fund's consolidated balance sheet.

6. RECOVERY OF LOSSES ON MORTGAGE LOANS, NOTES, INTEREST RECEIVABLE AND CLASS ACTION SETTLEMENT COSTS AND EXPENSES

     The Fund received cash of $981,950, $360,515 and $7,906,520 during 1995,
1994 and 1993, respectively, related to its interest in its liquidating trusts established for the benefit of the unsecured creditors (including the Fund) of VMS Realty Partners and its affiliates ("VMS"), former affiliates of the Fund. The Fund has recorded $906,629, $298,815 and $7,916,073, respectively, as recovery of losses on mortgage loans, notes, interest receivable and class action settlement costs in its consolidated statements of income and expenses. The remainder of $127,468 was recorded as a liability to the Class Action Settlement Fund representing the Fund's share of amounts due under the terms of the previously settled VMS securities litigation. This amount is recorded in Accounts Payable and Accrued Expenses at December 31, 1995.

     On January 25, 1994, the Fund received net proceeds of $796,985 by terminating an escrow established as part of the Class Action Settlement of the VMS securities litigation. The escrow was established to provide the directors and officers of the Fund with monies to fund the cost of any litigation in which they may be named as defendants following settlement of the class action. Subsequently, the directors have released the proceeds from the escrow, and the Fund has purchased an insurance policy to cover the directors and officers.

7. AWARD SHARES

     On August 25, 1995 and April 29, 1994, the Fund issued 79,909 shares and 50,437 shares, respectively of its common stock to Leonard G. Levine, its President. Pursuant to Mr. Levine's amended employment agreement, all incentive amounts earned subsequent to January 1, 1993 are to be paid 80% in cash on or before March 15 of the year following the period for which the incentive is earned and 20% in shares ("Award Shares") of the Fund which are valued based on the average closing price of the Fund's common stock for the last five business days of the year in which the incentive is earned. Mr. Levine's incentive compensation earned during 1995 was $40,013. The 1995 incentive compensation will be paid out 80% in cash, or $32,010 and 20% in Award Shares valued at $0.431 per share or $8,003 in 1996. Pursuant to Board of Director's approval, Mr. Levine was paid $120,000 of his 1994 incentive compensation on December 31, 1994. On

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. AWARD SHARES (CONTINUED)
March 15, 1995, Mr. Levine was paid the balance of his 1994 incentive compensation in the amount of $51,805. The $171,805 of total cash payments represents 80% of Mr. Levine's 1994 incentive. The 79,909 Award Shares issued in respect of the incentive compensation earned during 1994 were valued at a price equal to $0.537 per share or $42,951. On January 28, 1994, Mr. Levine was paid $231,166 representing 80% of his 1993 incentive. The 50,437 Award Shares valued at $1.15 per share or $58,002, represent 20% of Mr. Levine's 1993 incentive. The Award Shares will be held by the Fund, pending satisfaction of the vesting requirements included in Mr. Levine's contract which provides that Mr. Levine will fully vest on the earlier of (i) December 31, 1997; (ii) the termination of Mr. Levine's employment by the Fund without just cause; or (iii) the permanent disability or death of Mr. Levine. Mr. Levine will, however, lose his right to these Award Shares if he is not employed by the Fund on December 31, 1997, unless such failure is due to death or permanent disability or termination without just cause. Mr. Levine is entitled to all dividends paid on shares held by the Fund for his benefit. The Award Shares are included in the total shares outstanding of the Fund effective August 25, 1995 and April 29, 1994 for the purpose of calculating Net Income Per Share of Common Stock based on the Weighted Average Number Shares Outstanding for the years ended December 31, 1995 and 1994, respectively.

8. STOCK OPTION PLAN

     On June 25, 1993, the Shareholders approved and adopted the 1993 Executive and Directors Stock Option Plan (the "Plan"). The Plan provides that the Board of Directors has the authority to issue up to 1,000,000 shares of the Fund's common stock for stock option awards. Under the Plan, options have been granted to Directors and management to purchase shares at fair market value at date of grant.

     A summary of option activity is as follows:

                                                                                 EXERCISE PRICE
                                                                   SHARES          PER SHARE
                                                                   -------      ----------------
Options outstanding at January 1, 1993..........................     --                --
Options granted 1993............................................   170,000      $0.625
Options cancelled 1993..........................................    (8,000)     $0.625
                                                                   -------
Options outstanding at December 31, 1993........................   162,000      $0.625
Options granted 1994............................................   170,000      $0.6875 - $1.125
Options cancelled 1994..........................................   (10,000)     $1.125
Options exercised 1994..........................................    (2,664)     $0.625
                                                                   -------
Options outstanding at December 31, 1994........................   319,336      $0.625 - $1.125
Options granted 1995............................................   171,000      $0.500 - $0.625
Options cancelled 1995..........................................    (1,000)     $0.500
                                                                   -------
Options outstanding at December 31, 1995........................   489,336      $0.500 - $1.125
                                                                   =======

At December 31, 1995, options on 183,670 shares are exercisable at $0.50 to $1.25 per share and options on 508,000 shares were available for future grant.

9. ARBITRATION AWARD PAYABLE

     The Fund and Banyan Mortgage Investors L.P. II ("BMLPII") acting for itself and on behalf of THSP Associates Limited Partnership II ("THSP") (formerly Banyan Mortgage Investors L.P. III) had agreed to resolve, by means of arbitration, the issue of the amount of compensation, if any, owed by the Fund to BMLPII in consideration for BMLPII's agreement to relinquish, and take no action with respect to its interests in certain Beverly Hills, California properties commonly known as the Buckeye properties when the

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. ARBITRATION AWARD PAYABLE (CONTINUED)
Fund took control of certain of these properties in 1990. On July 20, 1994, a majority of two members of a panel of three arbitrators awarded BMLPII approximately $3,768,000 in connection with this arbitration. On July 25, 1994, BMLPII filed suit in the Circuit Court of Cook County, Illinois to confirm the award. Pursuant to the terms of a negotiated settlement, the award was satisfied on October 17, 1994 by the payment of $3,250,000.

10. INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes at December 31, 1995, are as follows:

        Deferred tax assets:
          Investment in real estate....................................   $  19,320,389
          Notes and accounts receivable................................         103,939
          Other........................................................          56,285
          Net operating loss carry forwards............................     107,785,235
                                                                          -------------
        Total deferred tax assets......................................     127,265,848
        Less valuation allowance for deferred tax assets...............    (127,265,848)
                                                                          -------------
        Net deferred tax assets........................................   $          --
                                                                          =============

     As of December 31, 1995, the Fund had net operating loss carry forwards of approximately $268,122,000 which expire as follows: $83,040,000 in 2005; $55,604,000 in 2006; $120,412,000 in 2007; $3,536,000 in 2009; and $5,530,000 in
2010.

11. LITIGATION AND CONTINGENCIES

     On September 1, 1995, an action was filed in the Circuit Court of Cook County, Illinois entitled: Monterey County Partners et al v. BMIF Monterey County Limited Partnership et al (the "Illinois Litigation"). BMIF Monterey County Limited Partnership (the "Ownership Partnership") is controlled by a subsidiary of the Fund and it holds the ownership interest in the Bishop Ranch project. The complaint seeks: (i) the removal of the Fund's wholly-owned subsidiary, BMIF Monterey County Corp. as the general partner of the Ownership Partnership; (ii) declaratory relief that BMIF Monterey County Corp. is not entitled to any "priority return" or "preferred return" on its capital account in the Ownership Partnership; (iii) avoidance of an alleged fraudulent transfer whereby the Ownership Partnership became the owner of the Bishop Ranch project after the default in 1991 on the Fund's former mortgage loan; (iv) an accounting and (v) a constructive trust to be created for the benefit of one of the plaintiffs.

     The Fund filed an Answer, Counterclaim and Third Party Complaint on March 29, 1996. All parties have been served with and have answered initial discovery requests and are presently producing documents.

     The Fund believes the Illinois Litigation is totally without merit and intends to vigorously defend the Illinois Litigation and to prosecute the Counterclaim and the Third Party Complaint. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees of its opponent. The Fund intends to seek reimbursement of all attorneys' fees expended or incurred in defense of the Illinois Litigation.

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. LITIGATION AND CONTINGENCIES (CONTINUED)
     On October 10, 1995, an action was filed in the Superior Court of Monterey County, California entitled: Monterey County Partners, et al. v. BMIF Monterey County Limited Partnership, et al., (the "California Litigation").

     The California Litigation alleges fraudulent transfer and conspiracy and seeks the following as remedies: (i) to set aside the Deed of Trust and the obligations of the Ownership Partnership under a guaranty provided for in the Morgens Loan, (ii) to quiet title to the Bishop Ranch project, declaring null and void the interest of the various defendant lenders which arises under the Deed of Trust and (iii) an award of attorneys' fees and costs.

     The California Court has encouraged the parties to attempt to agree upon a schedule for conducting discovery and a trial in the Illinois Litigation while the California Litigation would remain in suspense. The court gave the parties until April 19, 1996 to report to the court on the progress of such an agreement. The parties appeared before the Illinois Court on April 3, 1996, upon the defendants' motion, to request the Court to impose a discovery and trial schedule. The Illinois Court ordered that if the parties conclude discovery by September 13, 1996, a trial date would be set in September or shortly thereafter.

     None of the defendants has yet answered the California complaint. The Fund believes that the California Litigation is totally without merit and intends to vigorously defend it. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees of its opponent. The Fund intends to seek reimbursement of all attorneys' fees expended or incurred in defense of the California Litigation.

12. SIGNIFICANT ADJUSTMENTS

     After considering appraisals, market studies, financial projections and sales comparisons, management has taken a $3,600,000, $3,300,000 and $6,000,000 valuation adjustment on its 120 S. Spalding building, Bishop Ranch property, and Wayside Village development, respectively, during the fourth quarter of 1995. These adjustments have been reflected in the Consolidated Statements of Income and Expenses.

                        BANYAN MORTGAGE INVESTMENT FUND

                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                                    1996
                                                                                -------------
ASSETS
Cash and Cash Equivalents....................................................   $   6,647,172
Repair, Improvement and Real Estate Tax Escrows..............................         647,110
                                                                                 ------------
                                                                                    7,294,282
                                                                                 ------------
Investment in Real Estate:
  Land.......................................................................      55,322,493
  Developments in Progress...................................................      30,820,485
  Real Estate Held for Sale..................................................      10,003,846
                                                                                 ------------
Net Investment in Real Estate................................................      96,146,824
                                                                                 ------------
Net Investment in Real Estate Venture........................................         251,474
Deferred Financing Costs (Net of Accumulated Amortization of $563,934).......       1,825,144
Other Assets.................................................................       2,536,596
                                                                                 ------------
Total Assets.................................................................   $ 108,054,320
                                                                                 ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts Payable and Accrued Expenses........................................   $   1,838,997
Interest Payable.............................................................       1,291,252
Real Estate Taxes Payable....................................................         195,066
Mortgage Loans Payable.......................................................      34,371,494
                                                                                 ------------
Total Liabilities............................................................      37,696,809
                                                                                 ------------
Stockholders' Equity
Shares of Common Stock, $0.01 Par Value, 100,000,000 Shares Authorized,
  47,327,627 Shares Issued...................................................     351,713,450
Accumulated Deficit..........................................................    (281,344,623)
Treasury Stock, at Cost, 20,100 Shares.......................................         (11,316)
                                                                                 ------------
Total Stockholders' Equity...................................................      70,357,511
                                                                                 ------------
Total Liabilities and Stockholders' Equity...................................   $ 108,054,320
                                                                                 ============
Book Value Per Share of Common Stock (47,307,527 Shares Outstanding).........   $        1.49
                                                                                 ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND
                 CONSOLIDATED STATEMENTS OF INCOME AND EXPENSES
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                         1996           1995
                                                                      -----------    -----------
INCOME
Interest on Cash and Cash Equivalents..............................   $    65,412    $   142,512
Operating Property Income..........................................       232,094        800,033
                                                                      -----------    -----------
Total Income.......................................................       297,506        942,545
                                                                      -----------    -----------
EXPENSES
Expenses From Property Activities:
  Operating Property Expenses......................................       203,857        221,401
  Development Property Expenses....................................     1,073,209        767,133
  Repairs and Maintenance..........................................        71,875         98,503
  Real Estate Taxes................................................       233,804        159,407
  Depreciation.....................................................        10,807        205,952
  Bad Debt (Recovery) Expense......................................        56,000        (11,000)
                                                                      -----------    -----------
Total Expenses From Property Activities............................     1,649,552      1,441,396
                                                                      -----------    -----------
Other Expenses:
  Stockholder Expenses.............................................       110,693        236,679
  Directors' Fees, Expenses and Insurance..........................       161,065        254,470
  Other Professional Fees..........................................       649,967        127,443
  General and Administrative.......................................       992,316        629,961
  Recovery of Losses on Mortgage Loans, Notes and Interest
     Receivable....................................................      (418,972)      (495,591)
  Interest Expense and Amortization of Deferred Loan Costs.........     3,516,011      1,320,298
                                                                      -----------    -----------
Total Other Expenses...............................................     5,011,080      2,073,260
                                                                      -----------    -----------
Total Expenses.....................................................     6,660,632      3,514,656
                                                                      -----------    -----------
Operating Loss.....................................................    (6,363,126)    (2,572,111)
Net Income (Loss) From Operations of Real Estate Venture...........       981,330        (90,716)
Gain on Dispositions of Real Estate................................        63,091          7,558
                                                                      -----------    -----------
Net Loss...........................................................   $(5,318,705)   $(2,655,269)
                                                                      ===========    ===========
Net Loss Per Share of Common Stock (Based on Weighted Average
  Number of Shares Outstanding of 41,507,108 and 39,742,395 during
  1996 and 1995, respectively).....................................   $     (0.13)   $     (0.07)
                                                                      ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                        COMMON STOCK
                                 --------------------------     ACCUMULATED     TREASURY
                                   SHARES         AMOUNT          DEFICIT        STOCK         TOTAL
                                 ----------    ------------    -------------    --------    -----------
Stockholders' Equity, December
  31, 1995....................   39,842,404    $348,205,447    $(276,025,918)   $(11,316)   $72,168,213
Issuance of Stock.............    7,466,666       3,500,000               --          --      3,500,000
Award Shares Issued...........       18,557           8,003               --          --          8,003
Net Loss......................           --              --       (5,318,705)         --     (5,318,705)
                                 -----------   -------------   --------------   ---------   ------------
Stockholders' Equity,
  June 30, 1996...............   47,327,627    $351,713,450    $(281,344,623)   $(11,316)   $70,357,511
                                 ===========   =============   ==============   =========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                         1996           1995
                                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS...........................................................   $(5,318,705)   $(2,655,269)
Adjustments to Reconcile Net Loss to Net Cash
  Used In Operating Activities:
  Depreciation.....................................................        10,807        205,952
  Amortization of Deferred Loan Costs..............................       164,103        164,974
  Provision (Recovery) for Bad Debts...............................        56,000        (11,000)
  Gain on Disposition of Real Estate...............................       (63,091)        (7,558)
  Net (Income) Loss From Operations of Real Estate Venture.........      (981,330)        90,716
  Deferred Interest Payable on Mortgage Loans......................            --        824,764
Net Change In:
  Interest Receivable on Cash and Cash Equivalents.................            --         16,721
  Real Estate Tax Escrow...........................................       (28,681)      (177,100)
  Other Assets.....................................................         3,000        263,492
  Accounts Payable and Accrued Expenses............................       152,486         56,710
  Real Estate Taxes Payable........................................      (189,434)       196,564
  Interest Payable.................................................     1,047,750        140,594
                                                                      -----------    -----------
Net Cash Used In Operating Activities..............................    (5,147,095)      (890,440)
                                                                      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds From Sale of Real Estate..................................     7,501,728        707,414
Increase in Developments in Progress...............................      (156,845)    (4,101,398)
Decrease (Increase) in Repair and Improvement Escrow...............       157,325       (256,137)
Distributions from Real Estate Venture.............................     1,827,220         62,648
Purchases of Land and Property Improvements........................            --       (179,960)
                                                                      -----------    -----------
Net Cash Provided by (Used In) Investing Activities................     9,329,428     (3,767,433)
                                                                      -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Mortgage Loans Payable..................................      (279,294)      (977,225)
Payment of Deferred Financing Costs................................    (1,079,882)            --
Issuance of Common Stock...........................................     3,508,003             --
                                                                      -----------    -----------
Net Cash Provided by (Used In) Financing Activities................     2,148,827       (977,225)
                                                                      -----------    -----------
Net Increase (Decrease) in Cash and Cash Equivalents...............     6,331,160     (5,635,098)
Cash and Cash Equivalents at Beginning of Period...................       316,012      8,040,629
                                                                      -----------    -----------
Cash and Cash Equivalents at End of Period.........................   $ 6,647,172    $ 2,405,531
                                                                      ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        BANYAN MORTGAGE INVESTMENT FUND

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Readers of these June 31, 1996 unaudited financial statements should refer to Banyan Mortgage Investment Fund's (the "Fund") audited consolidated financial statements for the year ended December 31, 1995, which are included elsewhere herein, as certain footnote disclosures which substantially duplicate those contained in such audited statements have been omitted from the notes to these financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been made to the accompanying consolidated financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995. These adjustments made to the financial statements, as presented, are all of a normal recurring nature to the Fund, unless otherwise indicated.

1. PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements, as of June 30, 1996, include the accounts of the Fund, its wholly-owned subsidiaries and Chapman's Landing, Southbridge, Wayside Village and Laguna Seca Ranch partnerships in which the Fund owns, indirectly through wholly-owned subsidiaries, controlling 50% general partnership interests. Losses from these partnerships are allocated to the minority interest partners to the extent of their respective investments in the partnerships. Since the minority partners have made no investment in the partnerships and are not obligated to fund losses in excess of their investment, their minority interest in each instance currently has no value. Therefore, all of the above partnerships' losses as of June 30, 1996 have been allocated to the Fund. Profits may be allocated pro rata to the minority interest partners to the extent that net proceeds generated from the projects exceed priority returns payable to the Fund. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements also include the Fund's 50% interest in the VST/VMIF Oakridge Partnership accounted for on the equity method.

2. PLAN OF MERGER, MORTGAGE LOANS PAYABLE, AND BASIS OF PRESENTATION

     On May 20, 1996, the Fund entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement") with RGI Holdings, Inc. ("RGI Holdings") and its wholly owned subsidiary, RGI U.S. Holdings,Inc. ("RGI U.S." or collectively "RGI"). Closing of the merger is subject to certain conditions including, approval by the Fund's Stockholders. On May 21, 1996, RGI Holdings (i) paid $3,500,000 to acquire 7,466,666 shares ($0.46875 per share) or approximately 16% of the Fund's outstanding common stock (ii) purchased the loan made to the Fund in October, 1994 by a group of lenders for which Morgens, Waterfall, Vintiadis & Co., Inc. served as agent (the "Morgens Loan") and (iii) purchased the loan made to a subsidiary of the Fund by Societe Generale ("SoGen Loan") and collateralized by a first mortgage on the Fund's Wayside property and a portion of the Southbridge property which is subject to approval by the Fund's Stockholders. In addition, Mr. Kenneth Uptain, President of RGI Holdings and RGI U.S. was named to fill a vacant seat on the Fund's Board of Directors.

     Both the Morgens Loan and the SoGen Loan were in default, and concurrent with the purchase by RGI Holdings the Fund and RGI Holdings entered into agreements modifying each loan. Under these modification agreements, RGI Holdings has agreed that, among other things, prior to December 31, 1996 it will not accelerate either the Morgens Loan or the SoGen Loan nor foreclose on any collateral securing such loans based upon (i) any events of default occurring before May 15, 1996; or (ii) any non-monetary defaults occurring after May 15, 1996 but before the merger is completed or the Amended Merger Agreement is terminated; or (iii) as a result of the execution of the Merger Agreement as described above.

     RGI Holdings also agreed to capitalize and add to the outstanding principal balance of the Morgens Loan the interest payment due on January 1, 1996 in the approximate amount of $1,025,000. The outstanding principal balance of the Morgens Loans as of June 30, 1996 was $24,258,788. Additionally, if the Merger is approved, the terms of the Morgens Loan will be further modified to reduce the interest rate on the Morgens Loan from 17.5% per annum to Prime plus 2% per annum and the real estate assets owned by RGI U.S. will be merged into the Fund and the sales proceeds of which can be used to repay the Morgens Loan. Finally, the

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. PLAN OF MERGER, MORTGAGE LOANS PAYABLE, AND BASIS OF PRESENTATION (CONTINUED) original Morgens Loan provisions that required the outstanding principal balance to be reduced to $11,000,000 by September 30, 1997 and prohibited prepayment of the entire loan prior to September 30, 1996 will be eliminated and the entire loan will become due and payable on September 30, 1998. A portion of the proceeds from the sale of stock were used to pay interest for the period January 1, 1996 through March 31, 1996, which was due April 1, 1996, in the amount of approximately $1,179,000 and a $500,000 loan restructuring fee was also paid to RGI Holdings. In the event that the Merger closing does not occur on or before December 31, 1996 (as the same may be extended by mutual agreement) or if RGI is unable to obtain the consent of its lender to a subordination of the lien created in favor of RGI for the purpose of placing construction financing on any of the Fund's development projects, then the loan restructuring fee will be applied against future interest payments due. As of June 30, 1996 the Fund had treated the $500,000 fee paid to RGI Holdings as a deferred financing cost but it is not being amortized pending the vote on the merger and completion of construction financing for the Fund's various development projects. As part of RGI Holding's acquisition of the Morgens Loan, outstanding warrants to purchase 4,380,000 shares of common stock of the Fund which were issued to the lenders were cancelled. Also, RGI allowed the Fund to utilize, without requiring applications against debt, the net proceeds from the sale of the Oakridge and 120 S. Spalding properties, in the aggregate amount of approximately $8,683,000. RGI Holdings will, however, require the Fund to utilize future cash proceeds exclusively for the repayment of debt from either the sale or joint venture development of the Laguna Seca Ranch and 50% of the net cash proceeds generated by developed lot or raw land sales at the Southbridge, Wayside Village and Chapman's Landing properties.

     Upon acquisition of the SoGen Loan by RGI Holdings, the $287,702 of interest due as of December 31, 1995 was capitalized and added to the outstanding loan balance of $6,360,000. The principal balance of the loan after adding interest was reduced by approximately $317,000 which primarily represents the net proceeds released from escrow by SoGen in respect to the sale of four lots at the Wayside property which occurred on April 9, 1996. The outstanding principal balance subsequent to the modification is $6,330,706. Using a portion of the proceeds from the stock sale, the Fund paid interest for the period January 1, 1996 through April 30, 1996 in the amount of $319,782 and late fees and legal fees in the amount of $302,708. No additional payments of principal or interest will be required until the earlier of fifteen days after the merger closing, termination of the merger agreement or the merger closing deadline of December 31, 1996. The maturity date of the SoGen Loan is December 31, 1997. The $2,000,000 revolving loan agreement, executed by SoGen and the Fund in 1994, under which no funds were ever disbursed, was cancelled and released. The Fund and SoGen exchanged mutual releases.

     Subject to the approval of the Fund's Stockholders, RGI U.S. will be merged with and into the Fund with all of the outstanding shares of RGI U.S. being converted into 109,674,667 shares of the Fund's common stock. As a result, the percentage of the Fund's common stock that RGI Holdings will own if the merger is approved will be approximately 75%. The Fund anticipates seeking a vote on the merger at the annual meeting which will likely be held in the fall of 1996 after the Fund completes all necessary regulatory filings associated with the proposed merger.

     The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and the classification of assets that would result from the default under the Morgens loan or the SoGen loan due to the completion of the initial closing of the RGI Transaction. Specifically, the carrying amount of the Fund's development real estate continues to be evaluated for impairment based on recognition and measurement criteria governing assets to be used in operations. If the merger is not completed and the defaults under the Morgens Loan or the SoGen Loan are not otherwise cured or waived, the classification of the Fund's development real estate could be required to be changed to "held for disposal" thereby possibly necessitating a valuation allowance to reflect such assets at current fair market value.

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. RECLASSIFICATIONS

     Certain reclassifications have been made to the previously reported 1995 consolidated financial statements in order to provide comparability with the 1996 consolidated financial statements. The reclassifications have not changed the 1995 operating results.

4. TRANSACTIONS WITH AFFILIATES

     Administrative costs, primarily salaries and general and administrative expenses, are reimbursed by the Fund to Banyan Management Corp. ("BMC"). These costs are allocated to the Fund and other entities to which BMC provides administrative services based upon the actual number of hours spent by BMC personnel on matters related to that particular entity in relation to the total number of BMC personnel hours. The Fund's allocable share of costs for the six months ended June 30, 1996 and 1995 aggregated $806,952 and $518,383, respectively. As one of its administrative services, BMC serves as the paying agent for general and administrative costs of the Fund. As part of providing this payment service, BMC maintains a bank account on behalf of the Fund. As of June 30, 1996, the Fund had a net payable due to BMC of $184,857. The net payable is included in the accounts payable and accrued expenses in the Fund's consolidated balance sheet.

5. INVESTMENT IN REAL ESTATE VENTURE

     On February 5, and March 1, 1996, the VST/VMIF Oakridge Partnership (the "Oakridge Venture") of which the Fund owns a 50% interest through a wholly-owned subsidiary, sold a total of 180 acres to an unaffiliated party for approximately $4,600,000. In addition, on March 1, 1996, the Oakridge Venture sold an additional 25-acre parcel of the Oakridge property to an unaffiliated party for approximately $2,200,000. The Oakridge Venture utilized the proceeds to repay a first mortgage loan collateralized by the Oakridge property in the amount of $1,916,617. After repayment of the mortgage loan, interest and other closing costs, the Oakridge Venture received net proceeds from the sales of $4,180,505 (including $467,928 of deposits received during 1995) of which $2,090,253 was distributed to the Fund in respect of its 50% interest in the Oakridge Venture. The Fund recognized a gain equal to approximately $1,051,000. The Oakridge Venture is currently engaged in negotiations to sell the remaining five-acre retail parcel at the Oakridge property.

6. RECOVERY OF LOSSES ON LOANS, NOTES AND INTEREST RECEIVABLE

     For the six months ended June 30, 1996 and 1995 the Fund received cash distributions of $418,972 and $566,783, respectively, in respect of its interests in two liquidating trusts established for the benefit of the unsecured creditors (including the Fund) of VMS Realty Partners and its affiliates ("VMS"). The Fund has treated $418,972 and $495,591, respectively, of these amounts as recovery of losses on mortgage loans, notes and interest receivable in its consolidated statement of income and expenses. As of December 31, 1995 and June 30, 1996, a total of $127,468 of these distributions has been recorded as a liability to the Class Action Settlement Fund representing the Fund's share of amounts due under the terms of the previously settled VMS securities litigation. This amount is recorded in Accounts Payable and Accrued Expenses at June 30, 1996, which was subsequently paid by the Fund on July 28, 1996.

7. LITIGATION AND CONTINGENCIES

     On September 1, 1995, an action was filed in the Circuit Court of Cook County, Illinois entitled: Monterey County Partners et al v. BMIF Monterey County Limited Partnership et al; (the "Illinois Litigation"). BMIF Monterey County Limited Partnership (the "Ownership Partnership") is controlled by a subsidiary of the Fund and it holds the ownership interest in the Laguna Seca project. The original complaint seeks: (i) the removal of the Fund's wholly-owned subsidiary, BMIF Monterey County Corp. as the general partner of the Ownership Partnership; (ii) declaratory relief that BMIF Monterey County Corp. is not entitled to any "priority return" or "preferred return" on its capital account in the Ownership Partnership;

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LITIGATION AND CONTINGENCIES (CONTINUED)
(iii) avoidance of an alleged fraudulent transfer whereby the Ownership Partnership became the owner of the Laguna Seca Ranch project after the default in 1991 on the Fund's former mortgage loan; (iv) an accounting; and (v) a constructive trust to be created for the benefit of one of the plaintiffs.

     The Fund filed an Answer, Counterclaim and Third Party Complaint on March 29, 1996. All parties have been served with and have answered discovery requests and are presently producing documents. Depositions of certain parties and others have been noticed and are presently being taken.

     The Plaintiffs then filed a Third Amendment Complaint which purports to add Mr. Levine and Banyan Management Corp. as parties and also adds the Fund and RGI Holdings Inc. as parties. On August 9, 1996, the Fund and certain other defendants answered certain counts of the Third Amended Complaint and responded to other counts by moving to strike and dismiss and for judgment.

     The Fund believes the Illinois Litigation is totally without merit and intends to vigorously defend the Illinois Litigation and to prosecute the Counterclaim and the Third Party Complaint. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees expended or incurred in defense of the Illinois Litigation.

     On October 10, 1995, an action was filed in the Superior Court of Monterey County, California entitled: Monterey County Partners, et al. v. BMIF Monterey County Limited Partnership, et al; (the "California Litigation").

     The California Litigation alleges fraudulent transfer and conspiracy and seeks the following as remedies: (i) to set aside the Deed of Trust and the obligations of the Ownership Partnership under a guaranty provided for in the Morgens Loan, (ii) to quiet title to the Laguna Seca Ranch project, declaring null and void the interest of the various defendant lenders which arises under the Deed of Trust and (iii) an award of attorneys' fees and costs.

     The California Court has encouraged the parties to attempt to agree upon a schedule for conducting discovery and a trial in the Illinois Litigation while the California Litigation would remain in suspense. On April 19, 1996, the parties reported to the California Court that a schedule had been promulgated in the Illinois Litigation providing that if the parties concluded discovery by September 13, 1996, a trial date would be set in September or shortly thereafter. The California Court then ordered that provided discovery is completed by August 31, 1996, and a trial commences in Illinois during September of 1996, no further action will be taken.

     None of the defendants has yet answered the California complaint. The Fund believes that the California Litigation is totally without merit and intends to vigorously defend it. The partnership agreement which creates the Ownership Partnership requires an unsuccessful litigant or its representative whose claim is based upon or related to the partnership agreement to pay the reasonable attorneys' fees of its opponent. The Fund intends to seek reimbursement of all attorneys' fees expended or incurred in defense of the California Litigation.

8. DISPOSITION OF REAL ESTATE

     On April 22, 1996 the Fund sold the 120 S. Spalding property to an unaffiliated third party for $7,450,000. After payment of selling commissions of $186,250 and transfer taxes and title charges of $23,290 the Fund received net proceeds of $7,240,460. The Fund recorded a net gain on disposition of real estate of $67,460.

                        BANYAN MORTGAGE INVESTMENT FUND
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. DISPOSITION OF REAL ESTATE (CONTINUED)
     During the six months ended June 30, 1996, the Fund sold four single family lots to a home developer at the Fund's Wayside Village Development. The sale of these lots generated gross sales proceeds of $261,556. After payment of closing costs of $288, the Fund received net cash proceeds of $261,268 related to the sales. The sale of these lots resulted in an aggregate net loss on disposition of real estate of $4,369.

     During the six months ended June 30, 1995, the Fund sold twelve single family lots to a home developer at the Fund's Wayside Development. The sale of these lots generated gross sales proceeds of $720,707. After payment of closing costs of $877, real estate taxes of $1,531 and other costs of $10,885 the Fund received net cash proceeds of $707,414 related to the sales. The sale of these lots resulted in an aggregate net gain on disposition of real estate of $7,558.

9. AWARD SHARES

     On June 4, 1996, the Fund issued 18,557 shares of its common stock to Leonard G. Levine, its President, in payment of incentive compensation earned by Mr. Levine for the fiscal year ended December 31, 1995. Pursuant to Mr. Levine's amended employment agreement, all incentive amounts earned subsequent to January 1, 1993 are paid 80% in cash and 20% in shares of the Fund ("Award Shares"), the value of which is based on the average closing price of the Fund's common stock for the last five business days of the year in which the incentive is earned. Mr. Levine's incentive compensation earned during 1995 was $40,013. The cash portion equal to $32,010 will be paid to Mr. Levine in the third quarter of 1996. The 18,557 Award Shares were valued at a price equal to $0.43125 per share or $8,003. The Award Shares are subject to restrictions of transfer and are held in escrow by the Fund, pending satisfaction of the vesting requirements included in Mr. Levine's contract which provides that Mr. Levine will fully vest on the earlier of (i) December 31, 1997; (ii) the termination of Mr. Levine's employment by the Fund without just cause; or (iii) the permanent disability or death of Mr. Levine. Mr. Levine will, however, lose his right to these Award Shares if he is not employed by the Fund on December 31, 1997, unless such failure is due to death or permanent disability or termination without just cause. Mr. Levine is entitled to all dividends paid on shares held by the Fund for his benefit. The Award Shares are included in the total shares outstanding of the Fund effective June 4, 1996 for the purpose of calculating Net Income Per Share of Common Stock based on the Weighted Average Number of Shares Outstanding.

                                                                         ANNEX A
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                          DATED AS OF APRIL 12, 1996,
                   AS AMENDED AND RESTATED AS OF MAY 20, 1996

                                  BY AND AMONG

                            RGI U.S. HOLDINGS, INC.,
                               RGI HOLDINGS, INC.
                                      AND
                        BANYAN MORTGAGE INVESTMENT FUND

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I         PRIVATE PLACEMENT; PURCHASE...........................................   5
  Section 1.01    The Private Placement.................................................   5
  Section 1.02    Purchase of the Morgens Loan..........................................   7
  Section 1.03    Purchase of the SoGen Loan............................................   7
ARTICLE II        THE MERGER............................................................   8
  Section 2.01    Merger Closing........................................................   8
  Section 2.02    The Merger............................................................   8
  Section 2.03    Conversion of Shares; Exchange of Certificates........................   8
  Section 2.04    Certificate of Incorporation..........................................   8
  Section 2.05    Bylaws................................................................   8
  Section 2.06    Directors.............................................................   8
ARTICLE III       REPRESENTATIONS AND WARRANTIES OF BANYAN..............................   8
  Section 3.01    Corporate Existence and Power.........................................   9
  Section 3.02    Corporate Authorization...............................................   9
  Section 3.03    Governmental Authorization............................................   9
  Section 3.04    Non-Contravention.....................................................  10
  Section 3.05    Capitalization........................................................  10
  Section 3.06    Subsidiaries..........................................................  11
  Section 3.07    SEC Filings...........................................................  11
  Section 3.08    Financial Statements..................................................  12
  Section 3.09    Compliance with Law...................................................  12
  Section 3.10    No Defaults...........................................................  12
  Section 3.11    Litigation............................................................  12
  Section 3.12    Absence of Certain Changes............................................  12
  Section 3.13    No Undisclosed Material Liabilities...................................  13
  Section 3.14    Certain Agreements....................................................  14
  Section 3.15    Employee Benefits.....................................................  14
  Section 3.16    Major Contracts.......................................................  15
  Section 3.17    Taxes.................................................................  15
  Section 3.18    Intellectual Property.................................................  16
  Section 3.19    Restrictions on Business Activities...................................  16
  Section 3.20    Title to Properties: Absence of Liens and Encumbrances................  17
  Section 3.21    Environmental Matters.................................................  18
  Section 3.22    Insurance.............................................................  19
  Section 3.23    Labor Matters.........................................................  19
  Section 3.24    Employees.............................................................  20
  Section 3.25    Finders' Fees.........................................................  20
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF RGI/US AND RGI HOLDINGS.............  20
  Section 4.01    Corporate Existence and Power.........................................  20
  Section 4.02    Corporate Authorization...............................................  20
  Section 4.03    Governmental Consents and Approvals...................................  20
  Section 4.04    Non-Contravention.....................................................  21
  Section 4.05    Capitalization of RGI/US..............................................  21
  Section 4.06    Subsidiaries..........................................................  22
  Section 4.07    Financial Statements..................................................  22
  Section 4.08    Compliance with Law...................................................  22
  Section 4.09    No Defaults...........................................................  23
  Section 4.10    Litigation............................................................  23

                                                                                         PAGE
                                                                                         ----
  Section 4.11    Absence of Certain Changes............................................  23
  Section 4.12    No Undisclosed Material Liabilities...................................  24
  Section 4.13    Certain Agreements....................................................  24
  Section 4.14    Employee Benefits.....................................................  24
  Section 4.15    Major Contracts.......................................................  25
  Section 4.16    Taxes.................................................................  26
  Section 4.17    Intellectual Property.................................................  27
  Section 4.18    Restrictions on Business Activities...................................  27
  Section 4.19    Title to Properties: Absence of Liens and Encumbrances................  27
  Section 4.20    Environmental Matters.................................................  28
  Section 4.21    Insurance.............................................................  29
  Section 4.22    Labor Matters.........................................................  29
  Section 4.23    Employees.............................................................  30
  Section 4.24    Finders' Fees.........................................................  30
  Section 4.25    Certain Securities Representations....................................  30
  Section 4.26    Certain Documents.....................................................  30
ARTICLE V         COVENANTS OF BANYAN...................................................  30
  Section 5.01    Conduct of Banyan.....................................................  30
  Section 5.02    Banyan Stockholders' Meeting..........................................  31
  Section 5.03    Access to Properties and Financial, Operational and Technical
                  Information; Monthly Financial Statements.............................  31
  Section 5.04    Other Offers..........................................................  31
  Section 5.05    Compliance with Obligations...........................................  32
  Section 5.06    Notice of Certain Events..............................................  32
  Section 5.07    Confidentiality.......................................................  32
  Section 5.08    Registration Statement................................................  33
  Section 5.09    Listing Application...................................................  33
ARTICLE VI        COVENANTS OF RGI/US...................................................  33
  Section 6.01    Conduct of RGI/US.....................................................  33
  Section 6.02    Confidentiality.......................................................  33
  Section 6.03    Access to Properties and Financial, Operational and Technical
                  Information; Monthly Financial Information............................  33
  Section 6.04    Compliance with Obligations...........................................  34
  Section 6.05    Notice of Certain Events..............................................  34
  Section 6.06    Registration Statement................................................  34
  Section 6.07    Audited Financial Statements..........................................  34
ARTICLE VII       COVENANTS OF ALL PARTIES..............................................  35
  Section 7.01    Advice of Changes.....................................................  35
  Section 7.02    Regulatory Approvals..................................................  35
  Section 7.03    Actions Contrary to Stated Intent.....................................  35
  Section 7.04    Certain Filings.......................................................  35
  Section 7.05    Public Announcements..................................................  35
ARTICLE VIII      CONDITIONS TO THE MERGER..............................................  35
  Section 8.01    Conditions to Obligations of RGI/US and RGI Holdings..................  35
  Section 8.02    Conditions to Obligations of Banyan...................................  36
  Section 8.03    Conditions to Obligations of Each Party...............................  36
ARTICLE IX        TERMINATION OF AGREEMENT..............................................  37
  Section 9.01    Termination Prior to the Initial Closing..............................  37
  Section 9.02    Termination After the Initial Closing.................................  37
  Section 9.03    Effect of Termination.................................................  38

                                                                                         PAGE
                                                                                         ----
ARTICLE X         MISCELLANEOUS.........................................................  38
  Section 10.01   Definitions...........................................................  38
  Section 10.02   Further Assurances....................................................  41
  Section 10.03   Fees and Expenses.....................................................  41
  Section 10.04   Notices...............................................................  41
  Section 10.05   Governing Laws........................................................  42
  Section 10.06   Binding upon Successors and Assigns...................................  42
  Section 10.07   Severability..........................................................  42
  Section 10.08   Entire Agreement......................................................  42
  Section 10.09   Other Remedies........................................................  42
  Section 10.10   Amendment and Waivers.................................................  42
  Section 10.11   No Waiver.............................................................  42
  Section 10.12   Construction of Agreement; Knowledge..................................  42
  Section 10.13   Absence of Third Party Beneficiary Rights.............................  43
  Section 10.14   Mutual Drafting.......................................................  43
  Section 10.15   Counterparts..........................................................  43
SCHEDULES
Banyan Disclosure Schedule
RGI/US Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") was entered into as of the 12th day of April, 1996, and is amended and restated in its entirety as of the 20th day of May, 1996, by and among RGI U.S. HOLDINGS, INC., a Washington corporation ("RGI/US"), RGI HOLDINGS, INC., a Washington corporation ("RGI Holdings") and BANYAN MORTGAGE INVESTMENT FUND, a Delaware corporation ("Banyan" and, together with RGI/US and RGI Holdings, the "Parties").

                                    RECITALS

     A. The Board of Directors of each of RGI/US and Banyan have determined that a business combination between RGI/US and Banyan is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategies and financial benefits, and accordingly, have agreed to effect the transactions contemplated herein including a merger of RGI/US with and into Banyan (the "Merger") upon the terms and subject to the conditions set forth herein.

     B. In connection with the contemplated Merger, RGI/US, RGI Holdings and Banyan have each determined to engage in the transactions contemplated hereby, pursuant to which: (i) RGI Holdings shall purchase in a private placement (the "Private Placement") 7,466,666 shares of Banyan's authorized but unissued common stock, $0.01 par value per share ("Banyan Common Stock") at a purchase price of $.46875 per share, as a result of which RGI Holdings will own approximately 16.5% of the total outstanding capital stock of Banyan; (ii) RGI Holdings or an affiliate will purchase from Morgens, Waterfall, Vintiadis & Co., Inc. ("Morgens") as agent for several institutional lenders, a loan previously made to Banyan in the principal amount of $20,500,000 (the "Morgens Loan"), the terms and conditions of which will be modified by agreement of the Parties to cure or waive certain defaults that have occurred under the Morgens Loan; and (iii) RGI Holdings or an affiliate will purchase from Societe Generale, Southwest Agency ("SoGen"), a loan previously made to Banyan in the principal amount of $7,000,000 (the "SoGen Loan"), the terms and conditions of which will be modified by agreement of the Parties to cure or waive certain defaults that have occurred under the SoGen Loan.

     C. Subject to the terms and conditions of this Agreement, RGI/US shall be merged with and into Banyan in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the Washington Business Corporation Act ("Washington Law"), the separate existence of RGI/US shall cease, and Banyan shall be the surviving corporation (the "Surviving Corporation"). In connection therewith, each of the 1,000 issued and outstanding shares of RGI/US common stock, no par value per share ("RGI/US Common Stock"), shall be converted into 109,674,667 newly-issued shares of Banyan Common Stock, in the manner and upon the terms and subject to the conditions set forth herein.

     D. RGI/US and Banyan intend for the Merger to qualify as a reorganization in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. RGI/US, RGI Holdings and Banyan desire to make certain representations, warranties and agreements in connection with the Private Placement and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                  PRIVATE PLACEMENT; PURCHASE OF MORGENS LOAN

     SECTION 1.01 THE PRIVATE PLACEMENT.

          (a) Subject to the terms and conditions of this Agreement, RGI Holdings shall purchase at the Initial Closing (as defined in Section 1.01(c) below) and Banyan shall sell and issue to RGI Holdings at the Initial Closing, seven million four hundred sixty-six thousand six hundred sixty-six (7,466,666) shares of Banyan Common Stock (the "Initial Shares") for the purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Purchase Price").

        (b) [deleted]

          (c) Initial Closing. The closing of the purchase and sale of the Initial Shares (the "Initial Closing") shall take place on the later of May 15, 1996 or one business day after satisfaction or waiver of the latest to occur of the conditions set forth in Subsection 1.01(e) and 1.01(f) below, at the offices of Davis Wright Tremaine, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington 98101, unless a different date or place is agreed to in writing by the Parties hereto. At the Initial Closing, Banyan shall deliver to RGI Holdings a certificate representing the Initial Shares against delivery to Banyan by RGI Holdings of a federal funds wire transfer in the amount of the Purchase Price.

          (d) Third Party Consents. The Parties shall use their commercially reasonable best efforts to obtain such written consents, authorizations, approvals, waivers and consents as may be required from third parties in connection with the Private Placement and the purchase of the Morgens Loan.

          (e) Conditions to RGI Holdings' Obligations at Initial Closing. The obligations of RGI Holdings to Banyan under Section 1.01(a) of this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

           (i) [deleted]

             (ii) The representations and warranties of Banyan contained in
        Article III shall be true and accurate on and as of the Initial Closing with the same force and effect as if such representations and warranties had been made on and as of the date of such Initial Closing, and the president of Banyan shall have delivered to RGI/US and RGI Holdings at the Initial Closing a certificate dated as of the Initial Closing certifying the same;

             (iii) All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Davis Wright Tremaine, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request;

             (iv) All written consents, authorizations, approvals, waivers and consents of third parties to the Private Placement and the purchase of the Morgens Loan and the SoGen Loan shall have been obtained and RGI Holdings or an affiliate of RGI Holdings shall have purchased the Morgens Loan and the SoGen Loan and the Parties shall have agreed to the Morgens Loan Modification (as defined in Section 1.02 below) and the SoGen Loan Modification (as defined in Section 1.03 below);

             (v) The directors of Banyan shall be Messrs. Walter E. Auch, Robert Ungerleider and Kenneth Uptain, there shall be no vacancies on the Banyan Board of Directors and there shall have been no other changes to the Banyan Board of Directors except as agreed to by the Parties;

             (vi) RGI/US and RGI Holdings shall have received from Shefsky Froelich & Devine, special counsel for Banyan, an opinion, dated as of the Initial Closing, in form and substance agreed to by the Parties; and

             (vii) RGI Holdings shall have received and agreed to a Registration Rights Agreement in form and substance agreed to by the Parties.

          (f) Conditions of Banyan's Obligations at Initial Closing. The obligations of Banyan to RGI Holdings under Section 1.01(a) of this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

           (i) [deleted]

             (ii) The representations and warranties of each of RGI Holdings and RGI/US contained in Article IV shall be true and accurate on and as of the Initial Closing with the same force and effect as if such representations and warranties had been made on and as of the date of such Initial Closing, and the Presidents of RGI/US and RGI Holdings shall have delivered to Banyan a certificate dated as of the Initial Closing certifying the same;

             (iii) RGI Holdings shall have delivered to Banyan the Purchase Price specified in Section 1.01(a);

             (iv) All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Shefsky Froelich & Devine, and they shall have received all such counterpart original or certified or other copies of such documents as they may reasonably request;

             (v) All written consents, authorizations, approvals, waivers and consents of third parties to the Private Placement and the purchase of the Morgens Loan shall have been obtained and RGI Holdings or an affiliate of RGI Holdings shall have purchased the Morgens Loan and the Parties shall have agreed to the Morgens Loan Modification;

             (vi) Banyan shall have received from Davis Wright Tremaine, special counsel to each of RGI Holdings and RGI/US, an opinion, dated as of the Initial Closing, in form and substance agreed to by the Parties;

             (viii) Banyan shall have received an opinion from Josephthal Lyon & Ross Incorporated that the Merger as contemplated herein is fair from a financial point of view to the holders of Banyan Common Stock (the "Fairness Opinion");

             (ix) Banyan shall have received and agreed to a Registration Rights Agreement in form and substance agreed to by the Parties; and

             (x) Those certain promissory notes of RGI/US listed on Schedule 1.01(f)(x) attached hereto shall have been converted into equity of RGI/US by the lenders thereof.

     SECTION 1.02 PURCHASE OF THE MORGENS LOAN.

     At the Initial Closing, RGI Holdings or an affiliate of RGI Holdings, shall purchase the Morgens Loan on such terms and conditions as are acceptable to RGI Holdings. RGI Holdings agrees with Banyan that concurrently with the purchase of the Morgens Loan, RGI Holdings or its affiliate will amend the terms of the Morgens Loan in a manner that is acceptable to RGI Holdings and Banyan (the "Morgens Loan Modification"); provided that RGI Holdings, or such affiliate that purchases the Morgens Loan, hereby agrees that prior to December 31, 1996 it will not accelerate the Morgens Loan or foreclose on any security for the Morgens Loan based upon any events of default occurring on or before May 15, 1996 or occurring as a result of the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Moreover, RGI Holdings agrees that prior to the earlier of (i) the Merger Closing or (ii) the termination of this Agreement for any reason, it will not accelerate the Morgens Loan or foreclose on any security for the Morgens Loan as a result of the occurrence of any non-payment (technical) events of default occurring after May 15, 1996.

     SECTION 1.03 PURCHASE OF THE SOGEN LOAN.

     At the Initial Closing, RGI Holdings or an affiliate of RGI Holdings, shall purchase the SoGen Loan on such terms and conditions as are acceptable to RGI Holdings. RGI Holdings agrees with Banyan that concurrently with the purchase of the SoGen Loan, RGI Holdings or its affiliate will amend the terms of the SoGen Loan in a manner that is acceptable to RGI Holdings and Banyan (the "SoGen Loan Modification"); provided that RGI Holdings, or such affiliate that purchases the SoGen Loan, hereby agrees that prior to December 31, 1996 it will not accelerate the SoGen Loan or foreclose on any security for the SoGen Loan based upon any events of default occurring on or before May 15, 1996 or occurring as a result of the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Moreover, RGI Holdings agrees that prior to the earlier of (i) the Merger Closing or (ii) the termination of this Agreement for any reason, it will not accelerate the SoGen Loan or foreclose on any security for the SoGen Loan as a result of the occurrence of any non-payment (technical) events of default occurring after May 15, 1996.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 MERGER CLOSING. The closing of the Merger (the "Merger Closing") shall take place on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, at the offices of Davis Wright Tremaine, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington 98101, unless a different date or place is agreed to in writing by the Parties hereto (the "Merger Date").

     SECTION 2.02 THE MERGER. If all of the conditions to the Merger set forth in this Agreement shall have been fulfilled or waived in accordance herewith, and this Agreement shall not have been terminated as provided herein, then concurrent with the Merger Closing, RGI/US and Banyan shall file an agreement of merger in the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law and a plan of merger in the Office of the Secretary of State of the State of Washington. The Merger shall become effective at such time as the agreement or plan of merger is duly filed in both the Office of the Secretary of State of the State of Delaware and the Office of the Secretary of State of the State of Washington (the date of such filings being hereinafter referred to as the "Effective Date" and the time of the latest to occur of such filing being hereinafter referred to as the "Effective Time"), and of the separate existence of RGI/US shall cease and Banyan shall be the Surviving Corporation. It is the intention of the parties that this Agreement shall constitute the "agreement of merger" under Section 252 of Delaware Law and the "plan of merger" under RCW 23B.11.050 of Washington Law.

     SECTION 2.03 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES. At the Effective Time each share of RGI/US Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one hundred nine thousand six hundred seventy-four and six hundred sixty-seven thousandths (109,674.667) shares of the Banyan Common Stock (the "Exchange Ratio"); each share of Banyan Common Stock, outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock of the Surviving Corporation. Banyan shall make available for exchange certificates representing the shares of Banyan Common Stock issuable pursuant to this Section 2.03 in exchange for certificates representing the outstanding shares of RGI/US Common Stock.

     SECTION 2.04 CERTIFICATE OF INCORPORATION. The Amended and Restated Certificate of Incorporation of Banyan (the "Existing Certificate") shall be further amended and restated at the Effective Time to adopt the amendments to the Existing Certificate and to restate the Existing Certificate in a manner agreed to by the Parties (the "Restated Certificate").

     SECTION 2.05 BYLAWS. The Bylaws of Banyan (the "Existing Bylaws") shall be amended and restated to adopt the amendments to the Existing Bylaws and to restate the Existing Bylaws in a manner agreed to by the Parties (the "New Bylaws").

     SECTION 2.06 DIRECTORS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Surviving Corporation shall be the New Board (as defined in Section 5.02).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BANYAN

     Except as set forth in a document referring specifically to the relevant Section or subsection of this Agreement which is delivered by Banyan to RGI/US and RGI Holdings prior to the execution of this

Agreement (the "Banyan Disclosure Schedule"), Banyan represents and warrants to RGI/US and RGI Holdings as follows:

     SECTION 3.01 CORPORATE EXISTENCE AND POWER. Banyan is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Banyan is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Banyan. Banyan has delivered to RGI/US true and complete copies of Banyan's Existing Certificate and Existing Bylaws as currently in effect. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations of such person or entity and its subsidiaries; and the term "Material Adverse Change" means a change which would have a Material Adverse Effect; provided, however, that the happening or the occurrence of the events set forth on Schedule 3.01 of the Banyan Disclosure Schedule shall not constitute a Material Adverse Effect or Material Adverse Change for purposes of this Agreement and shall not cause a breach of any representation or warranty of Banyan made herein or cause a failure of a condition to RGI/US' obligations hereunder.

     SECTION 3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Banyan of this Agreement, the Registration Rights Agreement and the Morgens Loan Modification and the consummation by Banyan of the transactions contemplated hereby and thereby are within Banyan's corporate powers and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action, subject to approval by Banyan's stockholders of the Merger. The Registration Rights Agreement and the Morgens Loan Modification and such documents as are executed in connection with the Morgens Loan or RGI/US' purchase of the Morgens Loan are collectively referred to herein as the "Ancillary Agreements." This Agreement and the Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of Banyan, enforceable against Banyan in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Banyan of this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby by Banyan and the Banyan Subsidiaries (as defined in Section 3.06 below) requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

          (a) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

          (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder;

          (c) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder;

          (d) compliance with any applicable requirements of the New York Stock Exchange ("NYSE");

          (e) compliance with any applicable state securities or "blue sky" laws; and

          (f) such other filings or registrations with, or authorizations, consents, or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated hereby.

     SECTION 3.04 NON-CONTRAVENTION. The execution, delivery and performance by Banyan of this Agreement, the Ancillary Agreements and the consummation by Banyan of the transactions contemplated hereby and thereby do not and will not:

          (a) contravene or conflict with the Existing Certificate or Existing Bylaws of Banyan;

          (b) assuming compliance with the matters set forth in Section 3.03 and assuming the requisite approval of Banyan's stockholders of the Merger, to the best of Banyan's knowledge, (i) contravene, conflict with or constitute a violation of any provision of any judgment, injunction, order or decree binding upon Banyan or any Banyan Subsidiary (as defined in Section 3.06 below), or (ii) contravene, conflict with or constitute a violation of any provision of any law or regulation applicable to Banyan or any Banyan subsidiary to the extent such contravention, conflict or violation would have a Material Adverse Effect on Banyan;

          (c) except as set forth on Schedule 3.04(c) of the Banyan Disclosure Schedule, constitute a default under, require the approval of, or give rise to a right of termination, cancellation or acceleration or loss of any material benefit under any agreement, contract or other instrument (including loan documents) binding upon Banyan or any Banyan Subsidiary or under any license, franchise, permit or other similar authorization held by Banyan or any such Banyan Subsidiary; or

          (d) result in the creation or imposition of any Lien (as defined below) on any material asset of Banyan or any Banyan Subsidiary.

For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05 CAPITALIZATION OF BANYAN. The authorized capital stock of Banyan consists of 100,000,000 shares of Banyan Common Stock. As of March 31, 1996, there were outstanding:

          (a) 39,822,304 shares of Banyan Common Stock;

          (b) options to purchase an aggregate of 611,836 shares of Banyan Common Stock;

          (c) warrants to purchase an aggregate of 4,380,000 shares of Banyan Common Stock; and

          (d) 18,831 shares issuable by Banyan pursuant to its existing employment agreement with Leonard G. Levine dated December 31, 1992, as amended (the "Levine Contract").

All outstanding shares of Banyan Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Banyan Common Stock are listed, or approved for listing upon official notice of issuance, on the NYSE and to the best of Banyan's knowledge, there are no proceedings or other actions being taken to delist any such shares. Except as set forth above in this Section 3.05 and except for changes since March 31, 1996 resulting from the exercise of options or warrants to purchase Banyan Common Stock or shares issuable pursuant to the Levine Contract and except as otherwise unanimously agreed to by the Board of Directors of Banyan after the date of the Initial Closing, there are outstanding (i) no shares of capital stock or other voting securities of Banyan, (ii) no securities of Banyan convertible into or exchangeable for shares of capital stock or voting securities of Banyan and
(iii) no options or other rights to acquire from Banyan, and no obligation of Banyan to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Banyan (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Banyan Securities"). There are no outstanding obligations of Banyan or any Banyan Subsidiary to repurchase, redeem or otherwise acquire any Banyan Securities. The shares of Banyan Common Stock which are being purchased at the Initial Closing and which are issuable in connection with the Merger when issued and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 3.06 SUBSIDIARIES.

          (a) Schedule 3.06(a) to the Banyan Disclosure Schedule sets forth a true and accurate list of each "Subsidiary" of Banyan (each a "Banyan Subsidiary" and together, the "Banyan Subsidiaries"). Each Banyan Subsidiary is either a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing (or local law equivalent) under the laws of its jurisdiction of organization, and has all corporate or other organizational powers required to carry on its business as now conducted. Each Banyan Subsidiary is duly qualified to do business as a foreign corporation or partnership (as the case may be), is in good standing or local law equivalent and has all licenses and permits necessary in each jurisdiction where the character of the property owned or leased by, or the nature of its activities, make such qualification, licenses or permits necessary except for those jurisdictions where the failure to be so qualified or have such licenses or permits would not, individually or in the aggregate, have a Material Adverse Effect on Banyan or on the relevant Banyan Subsidiary. For purposes of this Agreement, the term "Subsidiary" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interest. Banyan has delivered to RGI/US true and complete copies of the articles or certificate of incorporation, bylaws, partnership agreement and other similar organizational documents as currently in effect for each Banyan Subsidiary.

          (b) Except as set forth on Schedule 3.06(b) of the Banyan Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Banyan Subsidiary is owned by Banyan, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth on Schedule 3.06(b) of the Banyan Disclosure Schedule, there are no outstanding:

             (i) securities of any Banyan Subsidiary which are convertible into or exchangeable for shares of capital stock or other voting securities of any Banyan Subsidiary; or

             (ii) options or other rights to acquire from Banyan or any Banyan Subsidiary, and no other obligation of Banyan or any Banyan Subsidiary to issue, any capital stock, voting securities of or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or other ownership interests of, any Banyan Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Banyan Subsidiary Securities"). There are no outstanding obligations of Banyan or any Banyan Subsidiary to repurchase, redeem or otherwise acquire any outstanding Banyan Subsidiary Securities.

          (c) Schedule 3.06(c) of the Banyan Disclosure Schedule sets forth a complete list of all material agreements, contracts and other documentation which set forth the terms and conditions of Banyan's ownership interest in each Banyan Subsidiary (the "Banyan Subsidiary Agreements"). Each Banyan Subsidiary Agreement is valid and binding on each party thereto, and is in full force and effect, and, except as set forth on Schedule 3.06(c), neither Banyan nor any of the Banyan Subsidiaries, nor to the knowledge of Banyan any other party thereto, has breached any provision of, or is in default under the terms of, any Banyan Subsidiary Agreement.

     SECTION 3.07 SEC FILINGS.

          (a) Schedule 3.07(a) of the Banyan Disclosure Schedule sets forth a true and complete list of all Banyan Reports (as defined below) that Banyan has delivered to RGI/US, or, to the extent not yet filed, will deliver to RGI/US prior to the Merger Closing.

          (b) As of their respective filing date, no such report or statement filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act (collectively the "Banyan Reports") contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.07(b) of the Banyan Disclosure Schedule, Banyan has timely filed all reports, statements or forms required by it to be filed pursuant to the Exchange Act and the rules and regulations thereunder.

     SECTION 3.08 FINANCIAL STATEMENTS. Each of the consolidated balance sheets of Banyan included in or incorporated by reference into the Banyan Reports (including the related notes and schedules) fairly presents the consolidated financial position of Banyan and its subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cashflows of Banyan included in or incorporated by reference into the Banyan Reports (including any related notes and schedules) fairly presents results of operations, retained earnings or cashflows, as the case may be, of Banyan and its subsidiaries for the period set forth therein (subject, in the case of unaudited statements to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. For purposes of this Agreement, "Banyan Balance Sheet" means the consolidated balance sheet of Banyan as of December 31, 1995, and the notes thereto and "Banyan Balance Sheet Date" means December 31, 1995.

     SECTION 3.09 COMPLIANCE WITH LAW. Banyan and each Banyan Subsidiary is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, licenses, permits, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Authority") applicable to their respective businesses or properties except to the extent that noncompliance would not have a Material Adverse Effect on Banyan or the Banyan Subsidiaries taken as a whole. Except as set forth on Schedule 3.09 of the Banyan Disclosure Schedule, there are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against Banyan or any Banyan Subsidiary or against any of their respective properties or businesses.

     SECTION 3.10 NO DEFAULTS. Except as set forth on Schedule 3.10 of the Banyan Disclosure Schedule, neither Banyan nor any Banyan Subsidiary is, or has received notice that it would be with the passage of time, (i) in violation of any provision of its articles or certificate of incorporation or bylaws or other similar organizational document or (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to Banyan or any Banyan Subsidiary or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Banyan or any Banyan Subsidiary is a party or by which Banyan or any Banyan Subsidiary or their respective properties or assets may be bound.

     SECTION 3.11 LITIGATION. Except as set forth on Schedule 3.11 of the Banyan Disclosure Schedule, there is no action, suit, proceeding, claim or investigation pending or, to the best of Banyan's knowledge, threatened, against Banyan or any Banyan Subsidiary which could, individually or in the aggregate, have a Material Adverse Effect on Banyan and the Banyan Subsidiaries, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or by any of the Ancillary Agreements. Except as set forth on Schedule 3.11, Banyan has delivered to RGI/US complete copies of all audit response letters prepared by its counsel for Banyan's independent public accountants and all management letters prepared in connection with the last three completed audits of Banyan's financial statements, including the audit conducted in connection with the Banyan Balance Sheet, and any such correspondence since the Banyan Balance Sheet Date.

     SECTION 3.12 ABSENCE OF CERTAIN CHANGES. Except as expressly allowed or contemplated by this Agreement or, as set forth on Schedule 3.12 to the Banyan Disclosure Schedule, since the Banyan Balance Sheet Date, there has not occurred:

          (a) A Material Adverse Change with respect to Banyan or the Banyan Subsidiaries, taken as a whole;

          (b) Any amendments or changes in the articles or certificate of incorporation or bylaws or other similar organizational document of Banyan or any Banyan Subsidiary, except for the Restated Certificate and New Bylaws as contemplated by this Agreement;

          (c) Any damage, destruction or loss, not covered by insurance in excess of $250,000 with respect to any of the properties or businesses of Banyan or any Banyan Subsidiary;

          (d) Any redemption, repurchase or other acquisition of shares of capital stock, partnership interests or ownership units of Banyan or any Banyan Subsidiary by Banyan or any Banyan Subsidiary (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Banyan or any Banyan Subsidiary;

          (e) Any increase in the hourly rate of compensation payable or to become payable (by reimbursement or otherwise) by Banyan or any Banyan Subsidiary to any of their respective directors, officers, partners, employees or consultants, whether as employees of Banyan or Banyan Management Corp.;

          (f) Except as set forth on Schedule 3.12(f) of the Banyan Disclosure Schedule, any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of Banyan's directors, officers or employees, whether as employees of Banyan or Banyan Management Corp.;

          (g) Except as contemplated by this Agreement, any acquisition or sale of a material amount of property or assets by or of Banyan or any Banyan Subsidiary;

          (h) Any alteration in any term of any outstanding Banyan securities or any Banyan Subsidiary Securities;

          (i) Except as contemplated by this Agreement, any (i) incurrence, assumption or guarantee by Banyan or any Banyan Subsidiary of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Banyan or any Banyan Subsidiary; or
     (iii) issuance or sale of options or other rights to acquire from Banyan or any Banyan Subsidiary, directly or indirectly, debt securities of Banyan or any Banyan Subsidiary or any securities convertible into or exchangeable for any such debt securities;

          (j) Any creation or assumption by Banyan or any Banyan Subsidiary of any Lien on any material asset, except as permitted or contemplated by this Agreement;

          (k) Any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions to or investments in any Banyan Subsidiary, (ii) travel loans or advances made in the ordinary course of business of Banyan, and (iii) other loans and advances in an aggregate amount which do not exceed $10,000 outstanding at any time;

          (l) Any entry into, amendment of, relinquishment, termination or nonrenewal by Banyan or any Banyan Subsidiary of any material contract, lease, commitment or other right or obligation other than as permitted or contemplated by this Agreement; or

          (m) To the best of Banyan's knowledge, any agreement or arrangement made by Banyan or any Banyan Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.12 untrue or incorrect as of the date when made.

     SECTION 3.13 NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth on
Schedule 3.13 to the Banyan Disclosure Schedule, there are no liabilities of Banyan or any Banyan Subsidiary of any kind whatsoever that are material to the business of Banyan and the Banyan Subsidiaries, taken as a whole, other than:

          (a) liabilities disclosed or provided for in the Banyan Balance Sheet;

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the Banyan Balance Sheet Date; and

          (c) liabilities under this Agreement.

     SECTION 3.14 CERTAIN AGREEMENTS. Except as set forth on Schedule 3.14 of the Banyan Disclosure Schedule, neither the execution and delivery of this Agreement nor the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Banyan or any Banyan Subsidiary from Banyan or any such Banyan Subsidiary, under any Banyan Employee Plan (as defined in Section 3.15(a) below) or otherwise, (ii) materially increase any benefits otherwise payable under any Banyan Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.15 EMPLOYEE BENEFITS.

          (a) Schedule 3.15 of the Banyan Disclosure Schedule sets forth each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each employment agreement, compensation agreement, bonus, commission or similar arrangement, and fringe benefit arrangement which is maintained, administered or contributed to by Banyan or any affiliate thereof (as defined below) and covers any employee or former employee of Banyan or any affiliate or under which Banyan or any affiliate has any liability. Such plans are referred to collectively herein as the "Banyan Employee Plans." For purposes of this Section 3.15 only, an "affiliate" of any person or entity means any other person or entity, which, together with such person or entity, would be treated as a single employer under Section 414 of the Code or Title IV of ERISA. The only Banyan Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such in the list referred to above.

          (b) No Banyan Employee Plan constitutes a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Banyan Employee Plan is maintained in connection with any trust described in
     Section 501(c)(9) of the Code and no Banyan Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. If Banyan or an affiliate thereof ever maintained or was obligated to contribute to a Multiemployer Plan or a plan subject to Title IV of ERISA, any withdrawal or other liability under Title IV of ERISA with respect to such plan has been fully satisfied. To Banyan' knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Banyan Employee Plan has or will make Banyan or any of its Subsidiaries, or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

          (c) To the best knowledge of Banyan, each Banyan Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
     Section 501(a) of the Code. Banyan has furnished to RGI/US copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Banyan Employee Plan. To the best knowledge of Banyan, each Banyan Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Banyan Employee Plan. Except as set forth on Schedule 3.15(c) of the Banyan Disclosure Schedule, there are no pending or threatened disputed claims against any Banyan Employee Plan or against Banyan or any affiliate arising under any such plan. No Banyan Employee Plan is currently under examination by the Internal Revenue Service or Department of Labor and Banyan has received no notice from either agency of its intent to examine any Banyan Employee Plan.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Banyan or any affiliate that would obligate the Surviving Corporation or any affiliate to pay any additional compensation, including severance pay or additional withholding taxes, as a result of the consummation of the transactions contemplated by this Agreement or that, individually or collectively, could give rise to the payment by the Surviving Corporation of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

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          (e) Neither Banyan nor its affiliates have any projected liability in respect of post-retirement health, life and medical benefits for retired employees of Banyan and its affiliates. Other than provisions of applicable law, no condition exists that would prevent Banyan or any of its Subsidiaries from amending or terminating any Banyan Employee Plan.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Banyan or any of its affiliates relating to, or change in employee participation or coverage under, any Banyan Employee Plan which would materially increase the expense of maintaining such Banyan Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

     SECTION 3.16 MAJOR CONTRACTS. Schedule 3.16 of the Banyan Disclosure Schedule sets forth a list of all "material contracts" as defined in Item 601 of Regulation S-K under the Securities Act and to which Banyan or any Banyan Subsidiary is a party or has a beneficial interest in (each a "Banyan Material Contract"). Each Banyan Material Contract is valid and binding on Banyan or a Banyan Subsidiary, as applicable, and except as set forth on Schedule 3.16 of the Banyan Disclosure Schedule, neither Banyan nor any of the Banyan Subsidiaries, nor to the best of their knowledge any other party thereto, has breached any provision of, or is in default under the terms of, any Banyan Material Contract.

     SECTION 3.17 TAXES.

          (a) Except as set forth on Schedule 3.17(a) of the Banyan Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time by or on behalf of Banyan or any of the Banyan Subsidiaries (collectively, the "Banyan Tax Returns"), the non-filing of which would have a Material Adverse Effect on Banyan or would result in criminal penalties against Banyan or any officer or employee thereof, have been or will be filed when due (including any extensions of such due date).

          (b) Banyan and the Banyan Subsidiaries have timely paid, withheld or made provision on their books for all Taxes shown as due and payable on Banyan Tax Returns that have been filed.

          (c) All Banyan Tax Returns relating to income or franchise Taxes filed with respect to Taxable years of Banyan and Banyan Subsidiaries ending on or after December 31, 1990, have been filed or extensions have been duly made.

          (d) Neither Banyan nor any Banyan Subsidiary has been granted any extension or waiver of the limitation period applicable to any Banyan Tax Returns.

          (e) To the best of Banyan's knowledge, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing against or with respect to Banyan or any Banyan Subsidiary in respect of any Tax or assessment.

          (f) There are no requests for rulings in respect of any Tax pending between Banyan or any Banyan Subsidiary and any Taxing Authority.

          (g) None of the property owned or used by Banyan or any of the Banyan Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code.

          (h) None of the property owned by Banyan or any Banyan Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i) Neither Banyan nor any Banyan Subsidiary, nor any other person on behalf of Banyan or any such Banyan Subsidiary, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code.

          (j) Except as set forth on Schedule 3.17(j) of the Banyan Disclosure Schedule, there are no Liens for Taxes upon the assets of Banyan or any of the Banyan Subsidiaries, except Liens for Taxes not yet due.

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          (k) Neither Banyan nor any Banyan Subsidiary will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Effective Time or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of Banyan or any such Banyan Subsidiary for any Tax period (or portion thereof) ending on or before the Effective Time.

          (l) Neither Banyan nor any Banyan Subsidiary has been a member of an affiliated group other than one of which Banyan was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Banyan (or a return for a group consisting solely of Banyan Subsidiaries or predecessors), or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of Banyan or any such Banyan Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than Banyan or any such Banyan Subsidiary or predecessor.

          (m) Neither Banyan nor any Banyan Subsidiary is currently under any contractual obligation to pay the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax.

          (n) Neither Banyan nor any Banyan Subsidiary has signed any letter or entered into any agreement or arrangement consenting to the surrender or sharing of any deductions, credits, or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such item.

          (o) Notwithstanding any of the foregoing, no representation or warranty is made by Banyan with respect to the Tax consequences that may result from the transactions contemplated by this Agreement and the Ancillary Agreements.

          (p) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     SECTION 3.18 INTELLECTUAL PROPERTY.

          (a) Schedule 3.18(a) of the Banyan Disclosure Schedule sets forth all licensing arrangements which Banyan or any Banyan Subsidiary has with third parties and which are material to the business of Banyan and the Banyan Subsidiaries taken as a whole (collectively, the "Banyan Intellectual Property Rights").

          (b) Neither Banyan nor any Banyan Subsidiary, during the three years preceding the date of this Agreement, has been sued or charged in writing with or been a defendant or plaintiff in any claim, suit, action or proceeding relating to its business which has not been finally terminated prior to the date hereof and which involves a claim of infringement of any patents or licenses, and to Banyan's best knowledge (i) there are no other claims by any other person of patent or license infringement by Banyan or a Banyan Subsidiary, and (ii) there are no continuing infringements by any other person or persons of any Banyan Intellectual Property Rights.

     SECTION 3.19 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on
Schedule 3.19 of the Banyan Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon

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Banyan or any Banyan Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by Banyan or any Banyan Subsidiary or the conduct of business by Banyan or any Banyan Subsidiary as currently conducted or as currently proposed to be conducted by Banyan.

     SECTION 3.20 TITLE TO PROPERTIES: ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) Schedule 3.20(a) of the Banyan Disclosure Schedule sets forth a true and complete description of all real property owned or leased (as lessee) by Banyan or any Banyan Subsidiary (the "Banyan Properties"), the aggregate annual rental or other fee payable under any such lease, and, with respect to any such Banyan Properties currently under contract for sale, the parties to such contract or contracts.

          (b) Except as set forth on Schedule 3.20(b) of the Banyan Disclosure Schedule, Banyan or a Banyan Subsidiary has marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Banyan Properties, and, except as set forth on Schedule 3.20(b) of the Banyan Disclosure Schedule and to the best of Banyan's knowledge without conducting a title search of the Banyan Properties, such title or leasehold interests are free and clear of any Liens. Banyan or a Banyan Subsidiary is the sole owner of the Banyan Properties free and clear of any right to or claim of possession by any other party (except tenants under the leases copies of which have been delivered to RGI/US and the rights of various public or private entities for easement purposes). Schedule 3.20(b) of the Banyan Disclosure Schedule sets forth a list of all material management agreements, development agreements or other agreements of any kind with respect to any of the Banyan Properties to which Banyan or any Banyan Subsidiary is a party and such agreements are valid and binding on Banyan or the Banyan Subsidiary (as the case may be) and, to the best of Banyan's knowledge, without default by any party thereto. All approved or proposed site plans, master development plans or similar development plans with respect to any of the Banyan Properties have been provided to RGI/US.

          (c) With respect only to the Banyan Property commonly known as 120 S. Spalding ("120 S. Spalding"), to the best of Banyan's knowledge, there are no material, physical or mechanical defects, including, without limitation, the mechanical, ventilation, plumbing, heating, air conditioning, life safety, and electrical systems and all such items are in operating condition and repair and neither Banyan nor any Banyan Subsidiary has received of any notification of noncompliance with any applicable governmental requirements.

          (d) To the best of Banyan's knowledge, the use and operation of 120 S. Spalding is in material compliance with applicable building codes, and neither Banyan nor any Banyan Subsidiary has received of any notification of noncompliance with the Americans with Disabilities Act ("ADA"), seismic design, zoning and land use laws, other local, state and federal laws and regulations, and restrictive easements or covenants affecting the Banyan Properties.

          (e) Schedule 3.20(e) of the Banyan Disclosure Schedule sets forth a rent roll for the Banyan Properties and such rent roll accurately summarizes the status of the existing leases and any defaults thereunder. There are no leasing or other commissions due and unpaid under any of the leases, and all tenant improvements required under existing leases have been completed and are fully paid and no credit is due to any tenant.

          (f) Except as set forth in Schedule 3.20(f) of the Banyan Disclosure Schedule, to the best of Banyan's knowledge, there are no condemnation proceedings or any land-use or development regulations or proceedings pending or threatened, including but not limited to historical designation or preservation proceedings, that would have a Material Adverse Effect on the development, use and operation of any of the Banyan Properties, nor has Banyan received notice of any special assessment proceedings affecting any of the Banyan Properties.

          (g) All water, sewer, gas, electric, telephone, drainage facilities and any other utilities required for the normal use of those specific Banyan Properties set forth on Schedule 3.20(g) of the Banyan Disclosure Schedule are installed and connected pursuant to valid permits, and are adequate to service

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

     such Banyan Properties, and to the best of Banyan's knowledge comply with all applicable legal requirements.

          (h) Schedule 3.20(h) of the Banyan Disclosure Schedule to be delivered to RGI/US prior to the Initial Closing summarizes the licenses, permits, certificates, approvals, variances, easements and rights of way received, and to the best of Banyan's knowledge required, from all governmental authorities having jurisdiction over each of the Banyan Properties or from private parties for the normal use (both existing and proposed) and operation of the Banyan Properties and to insure vehicular and pedestrian ingress to and egress from each of the Banyan Properties.

          (i) None of the Banyan Properties are located in an area identified by the Secretary of Housing and Urban Development or other governmental agency as an area having special flood hazards, and except as identified on the master development plans or site plans delivered to RGI/US pursuant to
     Section 3.20(b), no separate areas within any of the Banyan Properties are required to be set aside for water retention, "green belt," open space or drainage.

          (j) Except with respect to Banyan Properties for which Banyan is attempting to change existing zoning requirements, Banyan has no knowledge of any plan by any person or entity to change the existing zoning applicable to any of the Banyan Properties.

          (k) Except as set forth on Schedule 3.20(k) of the Banyan Disclosure Schedule, all fees and charges due and payable for thirty (30) days or more for materials and labor (including property management, design, engineering, surveying, and other professional services) delivered or performed in connection with the development of the Banyan Properties as of the date of the Merger Closing will have been paid in full or lien releases for such fees and charges will have been obtained.

          (l) To the best of Banyan's knowledge there is no claim, litigation, or governmental investigation or proceeding, pending or threatened that may affect the Banyan Properties and no unrecorded easements or claims of encroachment or prescriptive easement affecting the Banyan Properties exist.

     SECTION 3.21 ENVIRONMENTAL MATTERS.

          (a) Neither Banyan nor any Banyan Subsidiary, nor to the knowledge of Banyan (without inquiry) any tenant on the Banyan Properties, has received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, Lien or assessment, and to the best of Banyan's knowledge (without inquiry with respect to any tenant on the Banyan Properties), there is no investigation or review pending by any governmental entity, with respect to any (i) alleged violation by Banyan, any Banyan Subsidiary or any tenant on the Banyan Properties of any Environmental Law (as defined in subsection (f) below), (ii) alleged failure by Banyan, any Banyan Subsidiary or any tenant on the Banyan Properties to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity (as defined in subsection (f) below).

          (b) Neither Banyan nor any Banyan Subsidiary, with respect to any of the Banyan Properties, has any knowledge of any Environmental Liabilities (as defined in subsection (f) below), or of any release of Hazardous Substances (as defined in subsection (f) below) into the environment in violation of any Environmental Law or environmental permit. Banyan has disclosed to RGI/US in writing the presence, to the best of Banyan's knowledge, of any asbestos in any of its premises other than fully encapsulated asbestos-containing construction materials.

          (c) Banyan has delivered to RGI/US copies of all environmental audits and other similar reports which have been prepared by or for Banyan or any Banyan Subsidiary, or by or for any tenant on the Banyan Properties to the extent delivered to Banyan by such tenant, with respect to the Banyan Properties.

          (d) Except as set forth on Schedule 3.21(d) of the Banyan Disclosure Schedule, to the best of Banyan's knowledge, (i) no asbestos-containing materials were installed or exposed in the Banyan Properties through demolition, renovation or otherwise, (ii) no electrical transformers or other equipment

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

     containing PCB's are or were located on the Banyan Properties, (iii) no storage tanks for gasoline, heating oil or diesel fuel or any other substances are or were located on or under the Banyan Properties, and (iv) no materials regulated under any federal, state or local law or regulation, as amended from time to time, as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance (including, without limitation, asbestos and radon) are or were located on, in or under the Banyan Properties or have affected the Banyan Properties or waters on or under the Banyan Properties.

          (e) Neither Banyan nor any Banyan Subsidiary, nor to the knowledge of Banyan (without inquiry) any tenant on the Banyan Properties, has received any written notice under the California Health and Safety Code or any other applicable local, state or federal law regarding Hazardous Substances on, under or affecting the Banyan Properties or requiring the removal of any Hazardous Substances from the Banyan Properties.

          (f) For the purposes of this Agreement, the following terms have the following meanings:

             "Environmental Laws" shall mean any and all federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the cleanup or other remediation thereof.

             "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to a violation of Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

             "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

             "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     SECTION 3.22 INSURANCE. Schedule 3.22 of the Banyan Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds insuring the assets, business, equipment, properties, operations, employees, officers and directors of Banyan and the Banyan Subsidiaries. Copies of all such policies have been delivered to RGI/US prior to the date hereof. There is no claim by Banyan or any Banyan Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Banyan and the Banyan Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the best of Banyan's knowledge no termination or material premium increase is pending or threatened with respect to any of such policies.

     SECTION 3.23 LABOR MATTERS. Banyan, each Banyan Subsidiary and, to the best of Banyan's knowledge after inquiry, Banyan Management Corp., is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except to the extent that non-compliance would not have a Material Adverse Effect on Banyan. Neither Banyan nor any Banyan Subsidiary nor, to the best of Banyan's knowledge after inquiry, Banyan Management Corp., has received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Banyan or any Banyan Subsidiary is a party, and to the best of Banyan's knowledge, there is neither pending nor threatened any investigation or hearing concerning or involving Banyan, any Banyan Subsidiary or any

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

officer or employee of Banyan or any Banyan Subsidiary arising out of or based upon any such laws, regulations or practices.

     SECTION 3.24 EMPLOYEES. Schedule 3.24 of the Banyan Disclosure Schedule lists each employee of Banyan and each Banyan Subsidiary, his or her current position, salary, bonus and general compensation arrangement. Except for the employment agreements listed on Schedule 3.24 of the Banyan Disclosure Schedule, complete and accurate copies of which have been delivered to RGI/US, neither Banyan nor any Banyan Subsidiary is a party to any employment agreements. All employees of Banyan and the Banyan Subsidiaries who are employed in a technical, managerial or executive capacity and who are material to the operations of Banyan and the Banyan Subsidiaries, taken as a whole, have the right under applicable immigration laws to work in their present locations for at least two years from the Effective Date.

     SECTION 3.25 FINDERS' FEES. Except for Josephthal Lyon & Ross Incorporated, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Banyan or any Banyan Subsidiary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF RGI/US AND RGI HOLDINGS

     Except as set forth in a document referring specifically to the relevant Section or subsection of this Agreement which is delivered by RGI/US to Banyan prior to execution of this Agreement (the "RGI/US Disclosure Schedule"), RGI/US and RGI Holdings, jointly and severally, represent and warrant to Banyan as follows:

     SECTION 4.01 CORPORATE EXISTENCE AND POWER. Each of RGI/US and RGI Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Each of RGI/US and RGI Holdings has all corporate powers and all material Governmental Authorizations required to carry on its respective business as now conducted. Each of RGI/US and RGI Holdings is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on RGI/US or RGI Holdings (as the case may be). With respect to RGI/US and the RGI/US Subsidiaries taken as a whole, a Material Adverse Change shall be deemed to have occurred for purposes of this Agreement if the fair market value of the RGI/US common stock as reported by Coopers & Lybrand in its report dated as of April 1, 1996, as amended on May 20, 1996, shall have declined by ten percent (10%) or more prior to the Merger Date in the report to be delivered by Coopers & Lybrand on the Merger Date (such a decline to be a "RGI/US Decline in Value" for purposes of this Agreement). RGI/US has delivered to Banyan true and complete copies of RGI/US' and RGI Holdings' Articles of Incorporation and Bylaws, each as currently in effect.

     SECTION 4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by RGI/US and RGI Holdings of this Agreement and the Ancillary Agreements (to the extent either RGI/US or RGI Holdings is a party thereto) and the consummation by RGI/US and RGI Holdings of the transactions contemplated hereby and thereby are within such corporations' corporate powers and have been and, to the extent not executed as of the date hereof, will be prior to execution, duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements (to the extent either RGI/US or RGI Holdings is a party thereto) constitute valid and binding agreements of RGI/US and RGI Holdings (as the case may be) enforceable against each of them in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 4.03 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance by RGI/US and RGI Holdings of this Agreement and the Ancillary Agreements (to the extent either RGI/US or RGI Holdings is a party thereto) and the consummation of the transactions contemplated hereby and

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

thereby by RGI/US and RGI Holdings requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

          (a) compliance with any applicable requirements of the HSR Act;

          (b) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder;

          (c) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

          (d) compliance with any applicable requirements of the NYSE;

          (e) compliance with any applicable state securities or "blue sky" laws; and

          (f) such other filings or registrations with, or authorizations, consents, or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated hereby.

     SECTION 4.04 NON-CONTRAVENTION. The execution, delivery and performance by RGI/US and RGI Holdings of this Agreement and the Ancillary Agreements (to the extent either RGI/US or RGI Holdings is a party thereto) and the consummation of the transactions by RGI/US and RGI Holdings contemplated hereby and thereby and do not and will not:

          (a) contravene or conflict with the articles of incorporation or bylaws of RGI/US or RGI Holdings;

          (b) assuming compliance with the matters set forth in Section 4.03, to the best of RGI/US and RGI Holdings' knowledge, (i) contravene, conflict with or constitute a violation of any provision of any judgment, injunction, order or decree binding upon RGI/US, RGI Holdings or any RGI/US Subsidiary (as defined in Section 4.06), or (ii) contravene, conflict with or constitute a violation of any provision of any law or regulation applicable to RGI/US or any RGI/US Subsidiary to the extent that such contravention, conflict or violation would have a Material Adverse Effect on RGI/US;

          (c) except as set forth on Schedule 4.04(c) of the RGI/US Disclosure Schedule, constitute a default under, require the approval of, or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any agreement, contract or other instrument (including loan documents) binding upon RGI/US, RGI Holdings or any RGI/US Subsidiary or under any license, franchise, permit or other similar authorization held by RGI/US, RGI Holdings or any such RGI/US Subsidiary; or

          (d) result in the creation or imposition of any Lien on any material asset of RGI/US, RGI Holdings or any RGI/US Subsidiary.

     SECTION 4.05 CAPITALIZATION OF RGI/US.

          (a) The authorized capital stock of RGI/US consists of 100,000 shares of RGI/US Common Stock, 1,000 of which shares are outstanding and owned by RGI Holdings. All outstanding shares of RGI/US Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the 1,000 shares of RGI/US Common Stock owned by RGI Holdings, there are outstanding (i) no shares of capital stock or other voting securities of RGI/US, (ii) no securities of RGI/US convertible into or exchangeable for shares of capital stock or voting securities of RGI/US and (iii) no options or other rights to acquire from RGI/US, and no obligation of RGI/US to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of RGI/US (the items in clauses (i), (ii) and (iii) being referred to collectively as the "RGI/US Securities"). There are no outstanding obligations of RGI/US or any RGI Subsidiary to repurchase, redeem or otherwise acquire any RGI/US Securities.

     SECTION 4.06 SUBSIDIARIES.

          (a) Schedule 4.06(a) of the RGI/US Disclosure Schedule sets forth a true and accurate list of each "Subsidiary" of RGI/US (each an "RGI/US Subsidiary" and together, the "RGI/US Subsidiaries"). Each RGI/US Subsidiary is either a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing (or local law equivalent) under the laws of its jurisdiction of organization, and has all corporate or other organizational powers required to carry on its business as now conducted. Each RGI/US Subsidiary is duly qualified to do business as a foreign corporation or partnership (as the case may be), is in good standing or local law equivalent and has all licenses and permits necessary in each jurisdiction where the character of the property owned or leased by, or the nature of its activities, make such qualification, licenses or permits necessary except for those jurisdictions where the failure to be so qualified or have such licenses or permits would not, individually or in the aggregate, have a Material Adverse Effect on RGI/US or on the relevant RGI/US Subsidiary. RGI/US has delivered to Banyan true and complete copies of the articles or certificate of incorporation, bylaws, partnership agreement and other similar organizational documents as currently in effect for each such RGI/US Subsidiary.

          (b) Except as set forth on Schedule 4.06(b) of the RGI/US Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each RGI/US Subsidiary is owned by RGI/US, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth on Schedule 4.06(b) of the RGI/US Disclosure Schedule, there are no outstanding:

             (i) securities of RGI/US or any RGI/US Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of any RGI/US Subsidiary; or

             (ii) options or other rights to acquire from RGI/US or any RGI/US Subsidiary, and no other obligation of RGI/US or any RGI/US Subsidiary to issue, any capital stock, voting securities of or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or other ownership interests of, any RGI/US Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "RGI/US Subsidiary Securities"). There are no outstanding obligations of RGI/US or any RGI/US Subsidiary to repurchase, redeem or otherwise acquire any outstanding RGI/US Subsidiary Securities.

          (c) Except as set forth on Schedule 4.06(c) of the RGI/US Disclosure Schedule, there are no material agreements, contracts and other documentation setting forth any terms or conditions with respect to RGI/US' ownership interest in the RGI/US Subsidiaries.

     SECTION 4.07 FINANCIAL STATEMENTS. RGI/US has delivered to Banyan the unaudited consolidated balance sheet of RGI/US as of December 31, 1995 and the related unaudited statements of operations, stockholders equity and cash flows for the year ended December 31, 1995, together with audited balance sheets as of December 31, 1992, 1993, 1994 and 1995 and related audited statements of operations, stockholders equity and cash flows for the years ended December 31, 1992, 1993, 1994 and 1995 for Grand Harbor Associates, Inc. The consolidated financial statements of RGI/US present fairly, in conformity with GAAP applied on a consistent basis (except that the unaudited consolidated financial statements do not contain notes), the consolidated financial position of RGI/US and the RGI/US Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. For purposes of this Agreement, "RGI/US Balance Sheet" means the unaudited consolidated balance sheet of RGI/US as of December 31, 1995, and "RGI/US Balance Sheet Date" means December 31, 1995.

     SECTION 4.08 COMPLIANCE WITH LAW. RGI/US and each RGI/US Subsidiary is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, licenses, permits decrees or orders of any Governmental Authority applicable to their respective businesses or properties except to the extent that noncompliance would not have a Material Adverse Effect on RGI/US or the RGI/US Subsidiaries taken as a whole. Quality Life Services, Ltd., an RGI/US Subsidiary, has all necessary licenses and permits to operate the Royal Palm Convalescent Center. Except as set forth on Schedule 4.08 to the RGI/US Disclosure Schedule, there are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against RGI/US or any RGI/US Subsidiary or against any of their respective properties or businesses.

     SECTION 4.09 NO DEFAULTS. Neither RGI/US nor any RGI/US Subsidiary is, or has received notice that it would be with the passage of time, (i) in violation of any provision of its articles or certificate of incorporation or bylaws or other similar organizational document or (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to RGI/US or any RGI/US Subsidiary or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which RGI/US or any RGI/US Subsidiary is a party or by which RGI/US or any RGI/US Subsidiary or their respective properties or assets may be bound.

     SECTION 4.10 LITIGATION. Except as set forth on Schedule 4.10 of the RGI/US Disclosure Schedule, there is no action, suit, proceeding, claim or investigation pending or, to the best of RGI/US' and RGI Holdings' knowledge, threatened, against RGI/US or any RGI/US Subsidiary which could, individually or in the aggregate, have a Material Adverse Effect on RGI/US and the RGI/US Subsidiaries, taken on as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or by any of the Ancillary Agreements. Except as set forth on Schedule 4.10, RGI/US has delivered to Banyan complete copies of all audit response letters prepared by RGI/US' counsel for RGI/US' independent public accountants and all management letters prepared in connection with the last three completed audits (if such audits took place) of the financial statements of RGI/US' and any of the RGI/US Subsidiaries, including the audit conducted in connection with the RGI/US Balance Sheet, and any such correspondence since the RGI/US Balance Sheet Date.

     SECTION 4.11 ABSENCE OF CERTAIN CHANGES. Except as expressly allowed or contemplated by this Agreement or as set forth on Schedule 4.11 of the RGI/US Disclosure Schedule, since the RGI/US Balance Sheet Date, there has not occurred:

          (a) Material Adverse Change with respect to RGI/US or the RGI/US Subsidiaries, taken as a whole;

          (b) Any amendments or changes in the articles or certificate of incorporation or bylaws or other similar organizational document of RGI/US or any RGI/US Subsidiary;

          (c) Any damage, destruction or loss, not covered by insurance in excess of $250,000 with respect to any of the properties or businesses of RGI/US or any RGI/US Subsidiary;

          (d) Any redemption, repurchase or other acquisition of shares of capital stock, partnership units or ownership units of RGI/US or any RGI/US Subsidiary by RGI/US or any RGI/US Subsidiary (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of RGI/US or any RGI/US Subsidiary;

          (e) Any increase in or modification of the compensation or benefits payable or to become payable by RGI/US or any RGI/US Subsidiary to any of their respective directors, officers, partners, employees or consultants;

          (f) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or employees;

          (g) Except as contemplated by this Agreement, any acquisition or sale of a material amount of property or assets by or of RGI/US or any RGI/US Subsidiary;

          (h) Any alteration in any term of any outstanding securities of RGI/US or any RGI/US Subsidiaries;

          (i) Except as contemplated by this Agreement, any (i) incurrence, assumption or guarantee by RGI/US or any RGI/US Subsidiary of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of RGI/US or any RGI/US Subsidiary; or
     (iii) issuance or sale of options or other rights to acquire from RGI/US or any RGI/US Subsidiary, directly or indirectly, debt securities of RGI/US or any of RGI/US Subsidiary or any securities convertible into or exchangeable for any such debt securities;

          (j) Any creation or assumption by RGI/US or any RGI/US Subsidiary of any Lien on any material asset;

          (k) Any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions to or investments in RGI/US Subsidiaries, (ii) travel loans or advances made in the ordinary course of business of RGI/US, and (iii) other loans and advances in an aggregate amount which do not exceed $10,000 outstanding at any time;

          (l) Any entry into, amendment of, relinquishment, termination or nonrenewal by RGI/US or any RGI/US Subsidiary of any material contract, lease, commitment or other right or obligation other than in the ordinary course of business; or

          (m) To the best of RGI/US and RGI Holdings' knowledge, any agreement or arrangement made by RGI/US or any RGI/US Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.11 untrue or incorrect as of the date when made; or

          (n) Any labor dispute, other than routine individual grievances, or any actions or proceedings by a labor union or representative thereof to organize any employee of RGI/US or any RGI/US Subsidiary.

     SECTION 4.12 NO UNDISCLOSED MATERIAL LIABILITIES.  Except as set forth on
Schedule 4.12 of the RGI/US Disclosure Schedule, there are no liabilities of RGI/US or any RGI/US Subsidiary of any kind whatsoever that are material to the business of RGI/US and the RGI/US Subsidiaries, taken as a whole, other than:

          (a) liabilities disclosed or provided for in the RGI/US Balance Sheet;

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the RGI/US Balance Sheet Date; and

          (c) liabilities under this Agreement.

     SECTION 4.13 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of RGI/US or any RGI/US Subsidiary from RGI/US or any such RGI/US Subsidiary, under any RGI/US Employee Plan (as defined in Section 4.14(a) below) or otherwise, (ii) materially increase any benefits otherwise payable under any RGI/US Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 4.14 EMPLOYEE BENEFITS.

          (a) Schedule 4.14(a) of the RGI/US Disclosure Schedule sets forth each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each employment agreement, compensation agreement, bonus, commission or similar arrangement, and fringe benefit arrangement which is maintained, administered or contributed to by RGI/US or any affiliate thereof (as defined below) and covers any employee or former employee of RGI/US or any affiliate or under which RGI/US or any affiliate has any liability. Such plans are referred to collectively herein as the "RGI/US Employee Plans." For purposes of this Section 4.14 only, an "affiliate" of RGI/US means (i) RGI Holdings and RGI Real Estate, Inc. and any domestic corporation owned 80% or more by either of them, and (ii) Resource Group International, Inc. The only RGI/US Employee

     Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such in the list referred to above.

          (b) No RGI/US Employee Plan constitutes a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no RGI/US Employee Plan is maintained in connection with any trust described in
     Section 501(c)(9) of the Code and no RGI/US Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. If RGI/US or an affiliate thereof ever maintained or was obligated to contribute to a Multiemployer Plan or a plan subject to Title IV of ERISA, any withdrawal or other liability under Title IV of ERISA with respect to such plan has been fully satisfied. To RGI/US's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any RGI/US Employee Plan has or will make RGI/US or any of its Subsidiaries, or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

          (c) To the best knowledge of RGI/US, each RGI/US Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
     Section 501(a) of the Code. RGI/US has furnished to Banyan copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such RGI/US Employee Plan. To the best of knowledge of RGI/US, each RGI/US Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such RGI/US Employee Plan. Except as set forth on Schedule 4.14(c) of the RGI/US Disclosure Schedule, there are no pending or threatened disputed claims against any RGI/US Employee Plan or against RGI/US or any affiliate of RGI/US arising under any such Plan. No RGI/US Employee Plan is currently under examination by the Internal Revenue Service or Department of Labor and RGI/US has received no notice from either agency of its intent to examine by RGI/US Employee Plan.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of RGI/US or any affiliate that would obligate the Surviving Corporation to pay any additional compensation, including severance pay or additional withholding taxes, as a result of the consummation of the transactions contemplated by this Agreement or that, individually or collectively, could give rise to the payment by the Surviving Corporation of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

          (e) Neither RGI/US nor its affiliates have any projected liability in respect of post-retirement health, life and medical benefits for retired employees of RGI/US and its affiliates. Other than provisions of applicable law, no condition exists that would prevent RGI/US or any of the RGI/US Subsidiaries from amending or terminating any RGI/US Employee Plan.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by RGI/US or any of its affiliates relating to, or change in employee participation or coverage under, any RGI/US Employee Plan which would materially increase the expense of maintaining such RGI/US Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

     SECTION 4.15 MAJOR CONTRACTS. Schedule 4.15 of the RGI/US Disclosure Schedule sets forth a list of all "material contracts" as defined in Item 601 of Regulation S-K under the Securities Act and to which RGI/US or any RGI/US Subsidiary is a party or has a beneficial interest in (each a "RGI/US Material Contract"). Each RGI/US Material Contract is valid and binding on RGI/US or the RGI/US Subsidiary, as applicable, and neither RGI/US nor any RGI/US Subsidiary, nor to the best of their knowledge any other party thereto, has breached any provision of, or is in default under the terms of, any RGI/US Material Contract.

     SECTION 4.16 TAXES.

          (a) Except as set forth on Schedule 4.16(a) of the RGI/US Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time by or on behalf of RGI/US or any of the RGI/US Subsidiaries (collectively, the "RGI/US Tax Returns"), the non-filing of which would have a Material Adverse Effect on RGI/US or would result in criminal penalties against RGI/US or any officer or employee thereof, have been or will be filed when due (including any extensions of such due date).

          (b) RGI/US and the RGI/US Subsidiaries have timely paid, withheld or made provision on their books for all Taxes shown as due and payable on RGI/US Tax Returns that have been filed.

          (c) All RGI/US Tax Returns relating to income or Franchise Taxes filed with respect to Taxable Years of RGI/US and RGI/US Subsidiaries ending on or after December 31, 1990 have been filed or extensions have been duly made.

          (d) Neither RGI/US nor any RGI/US Subsidiary has been granted any extension or waiver of the limitation period applicable to any RGI/US Tax Returns.

          (e) To the best of RGI/US and each of the RGI/US Subsidiaries' knowledge, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing against or with respect to RGI/US or any RGI/US Subsidiary in respect of any Tax or assessment.

          (f) There are no requests for rulings in respect of any Tax pending between RGI/US or any RGI/US Subsidiary and any Taxing Authority.

          (g) None of the property owned or used by RGI/US or any of the RGI/US Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code.

          (h) Except as set forth on Schedule 4.16(h) of the RGI/US Disclosure Schedule, none of the property owned by RGI/US or any RGI/US Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i) Neither RGI/US nor any RGI/US Subsidiary, nor any other person on behalf of RGI/US or any such RGI/US Subsidiary, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code.

          (j) Except as set forth on Schedule 4.16(j) of the RGI/US Disclosure Schedule, there are no liens for Taxes upon the assets of RGI/US or any RGI/US Subsidiary except liens for current Taxes not yet due.

          (k) Except as set forth on Schedule 4.16(k) of the RGI/US Disclosure Schedule, neither RGI/US nor any RGI/US Subsidiary will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Effective Time or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of RGI/US or any such RGI/US Subsidiary for any Tax period (or portion thereof) ending on or before the Effective Time.

          (l) Neither RGI/US nor any RGI/US Subsidiaries is currently under any contractual obligation to pay the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax.

          (m) Except as set forth on Schedule 4.16(m) of the RGI/US Disclosure Schedule, neither RGI/US nor any RGI/US Subsidiary has signed any letter or entered into any agreement or arrangement consenting to the surrender or sharing of any deductions, credits, or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such item.

          (n) Notwithstanding any of the foregoing, no representation or warranty is made by RGI/US with respect to the Tax consequences that may result from the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.17 INTELLECTUAL PROPERTY.

          (a) Schedule 4.17 of the RGI/US Disclosure Schedule sets forth a schedule of all licensing arrangements which RGI/US or any RGI/US Subsidiary has with third parties and which are material to the business of RGI/US and the RGI/US Subsidiaries taken as a whole (collectively, the "RGI/US Intellectual Property Rights").

          (b) Neither RGI/US nor any RGI/US Subsidiary, during the three years preceding the date of this Agreement, has been sued or charged in writing with or been a defendant or plaintiff in any claim, suit, action or proceeding relating to its business which has not been finally terminated prior to the date hereof and which involves a claim of infringement of any patents or licenses, and to the best of the knowledge of RGI/US (i) there are no other claims by any other person of patent or license infringement by RGI/US or a RGI/US Subsidiary, and (ii) there are no continuing infringements by any other person or persons of any RGI/US Intellectual Property Rights with respect to patents.

     SECTION 4.18 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on
Schedule 4.18 of the RGI/US Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon RGI/US or any RGI/US Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by RGI/US or any RGI/US Subsidiary or the conduct of business by RGI/US or any RGI/US Subsidiary as currently conducted or as currently proposed to be conducted by the Surviving Corporation.

     SECTION 4.19 TITLE TO PROPERTIES: ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) Schedule 4.19(a) of the RGI/US Disclosure Schedule sets forth a true and complete list of all real property owned or leased (as lessee) by RGI/US or any RGI/US Subsidiary (the "RGI/US Properties"), the aggregate annual rental or other fee payable under any such lease, and, with respect to any such RGI/US Properties currently under contract for sale, the parties to such contract or contracts and the principal terms thereof.

          (b) Except as set forth on Schedule 4.19(b) of the RGI/US Disclosure Schedule, RGI/US or an RGI/US Subsidiary has marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the RGI/US Properties, and, except as set forth on Schedule 4.19(b) of the RGI/US Disclosure Schedule and to the best of RGI/US' knowledge without conducting a title search of the RGI/US Properties, such title or leasehold interests are free and clear of any Liens. Except as set forth on Schedule 4.19(b) of the RGI/US Disclosure Schedule, RGI/US and its Subsidiaries are the sole owners of the RGI/US Properties free and clear of any right to or claim of possession by any other party (except tenants under the leases copies of which have been delivered to Banyan and the rights of various public or private entities for easement purposes). Schedule 4.19(b) of the RGI/US Disclosure Schedule sets forth a list of all material management agreements, development agreements or other agreements of any kind with respect to any of the RGI/US Properties to which RGI/US or any RGI/US Subsidiary is a party and such agreements are valid and binding on RGI/US or the RGI/US Subsidiary (as the case may be) and, to the best of RGI/US's knowledge, without default by any party thereto. All approved or proposed site plans, master development plans or similar development plans with respect to any of the RGI/US Properties have been provided to Banyan.

          (c) With respect to any buildings or other structures on the RGI/US Properties, to the best of RGI/US's knowledge, except as set forth on
     Schedule 4.19(c) of the RGI/US Disclosure Schedule, there are no material, physical or mechanical defects, including, without limitation, the mechanical, ventilation, plumbing, heating, air conditioning, life safety, and electrical systems and all such items are in operating condition and repair and neither RGI/US nor any RGI/US Subsidiary has received any notification of noncompliance with any applicable governmental requirements.

          (d) To the best of RGI/US' knowledge, the use and operation of each of the RGI/US Properties is in material compliance with applicable building codes, and neither RGI/US nor any RGI/US Subsidiary has received any notification of noncompliance with the Americans with Disabilities Act ("ADA"), seismic design, zoning and land use laws, other local, state and federal laws and regulations, and restrictive easements or covenants affecting the RGI/US Properties.

          (e) Schedule 4.19(e) of the RGI/US Disclosure Schedule sets forth a rent roll for the RGI/US Properties and such rent roll accurately summarizes the status of the existing leases and any defaults thereunder. There are no leasing or other commissions due and unpaid under any of the leases, and all tenant improvements required under existing leases have been completed and are fully paid and no credit is due to any tenant.

          (f) Except as set forth in Schedule 4.19(f) of the RGI/US Disclosure Schedule, to the best of RGI/US' knowledge, there are no condemnation proceedings or any land-use or development regulations or proceedings pending or threatened, including but not limited to historical designation or preservation proceedings, that would have a Material Adverse Effect on the development, use and operation of any of the RGI/US Properties, nor has RGI/US received notice of any special assessment proceedings affecting any of the RGI/US Properties.

          (g) All water, sewer, gas, electric, telephone, drainage facilities and any other utilities required for the normal use of those specific RGI/US Properties set forth on Schedule 4.19(g) of the RGI/US Disclosure Schedule are installed and connected pursuant to valid permits, and are adequate to service such RGI/US Properties, and to the best of RGI/US' knowledge comply with all applicable legal requirements.

          (h) Except as set forth in Schedule 4.19(h) of the RGI/US Disclosure Schedule, RGI/US has obtained all licenses, permits, certificates, approvals, variances, easements and rights of way required from all governmental authorities having jurisdiction over each of the RGI/US Properties or from private parties for the normal use (both existing and proposed) and operation of the RGI/US Properties and to insure vehicular and pedestrian ingress to and egress from each of the RGI/US Properties.

          (i) Except as set forth on Schedule 4.19(i) of the RGI/US Disclosure Schedule, none of the RGI/US Properties are located in an area identified by the Secretary of Housing and Urban Development or other governmental agency as an area having special flood hazards, and except as indicated on the master development plans or site plans delivered to Banyan pursuant to
     Section 4.19(b), no separate areas within any of the RGI/US Properties are required to be set aside for water retention, "green belt," open space or drainage.

          (j) Except with respect to RGI/US Properties for which RGI/US is attempting to change existing zoning requests, RGI/US has no knowledge of any plan by any person or entity to change the existing zoning applicable to any of the RGI/US Properties.

          (k) Except as set forth on Schedule 4.19(k) of the RGI/US Disclosure Schedule, all fees and charges due and payable for thirty (30) days or more for materials and labor (including property management, design, engineering, surveying, and other professional services) delivered or performed in connection with the development of the RGI/US Properties as of the date of the Merger Closing will have been paid in full or lien releases for such fees and charges will have been obtained.

          (l) Except as set forth on Schedule 4.19(b) of the RGI/US Disclosure Schedule, to the best of RGI/US's knowledge there is no claim, litigation, or governmental investigation or proceeding, pending or threatened, that may affect the RGI/US Properties and no unrecorded easements or claims of encroachment or prescriptive easement affecting the RGI/US Properties exist.

     SECTION 4.20 ENVIRONMENTAL MATTERS.

          (a) Neither RGI Holdings, RGI/US nor any RGI/US Subsidiary, nor to the knowledge of RGI Holdings or RGI/US (without inquiry) any tenant on the RGI/US Properties, has received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, Lien or assessment, and to the best of RGI Holdings' and RGI/US' knowledge (without inquiry with respect to any tenant on the RGI/US Properties), there is no investigation or review pending by any governmental entity, with respect to any (i) alleged violation by RGI/US, any RGI/US Subsidiary or any tenant on the RGI/US Properties of any Environmental Law, (ii) alleged failure by RGI/US, any RGI/US Subsidiary or any tenant on the RGI/US Properties to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or
     (iii) Regulated Activity.

          (b) Neither RGI Holdings, RGI/US nor any RGI/US Subsidiary, with respect to any of the RGI/US Properties, has any knowledge of any Environmental Liabilities, or of any release of Hazardous Substances into the environment in violation of any Environmental Law or environmental permit. RGI/US has disclosed to Banyan in writing the presence, to the best of RGI/US' knowledge, of any asbestos in any of its premises other than fully encapsulated asbestos-containing construction materials.

          (c) RGI/US has delivered to Banyan copies of all environmental audits and other similar reports which have been prepared by or for RGI/US or any RGI/US Subsidiary, or by or for any tenant on the RGI/US Properties to the extent delivered to RGI/US by such tenant, with respect to the RGI/US Properties.

          (d) Except as set forth on Schedule 4.20(d) of RGI/US Disclosure Schedule, to the best of RGI Holdings' and RGI/US' knowledge, (i) no asbestos-containing materials were installed or exposed in the RGI/US Properties through demolition, renovation or otherwise, at any time, (ii) no electrical transformers or other equipment containing PCB's are or were located on the RGI/US Properties, (iii) no storage tanks for gasoline, heating oil or diesel fuel or any other substances are or were located on or under the RGI/US Properties, and (iv) no materials regulated under any federal, state or local law or regulation, as amended from time to time, as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance (including, without limitation, asbestos and radon) are or were located on, in or under the RGI/US Properties or have affected the RGI/US Properties or waters on or under the RGI/US Properties.

          (e) Neither RGI Holdings, RGI/US nor any RGI/US Subsidiary, nor to the knowledge of RGI Holdings or RGI/US (without inquiry) any tenant on the RGI/US Properties, has received any written notice under any applicable local, state or federal law regarding Hazardous Substances on, under or affecting the RGI/US Properties or requiring the removal of any Hazardous Substances from the RGI/US Properties.

     SECTION 4.21 INSURANCE. Schedule 4.21 of the RGI/US Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds insuring the assets, business, equipment, properties, operations, employees, officers and directors of RGI/US and the RGI/US Subsidiaries. Copies of all such policies have been delivered to Banyan prior to the date hereof. There is no claim by RGI/US or any RGI/US Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and RGI/US and the RGI/US Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the best of RGI/US' knowledge, no termination or material premium increase is pending or threatened with respect to any of such policies.

     SECTION 4.22 LABOR MATTERS. RGI/US and each RGI/US Subsidiary is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except to the extent that non-compliance would not have a Material Adverse Effect on RGI/US. Neither RGI/US nor any RGI/US Subsidiary has received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which RGI/US or any RGI/US Subsidiary is a party and, to the best of RGI/US' knowledge, there is neither pending nor threatened any investigation or hearing concerning RGI/US or any RGI/US Subsidiary arising out of or based upon any such laws, regulations or practices.

     SECTION 4.23 EMPLOYEES. Schedule 4.23 of the RGI/US Disclosure Schedule lists each employee or consultant (if under a current contract) of RGI/US and each RGI/US Subsidiary, his or her current position, salary, bonus and general compensation arrangement. Except for the employment agreements listed on
Schedule 4.23 to the RGI/US Disclosure Schedule, complete and accurate copies of which have been delivered to Banyan, neither RGI/US nor any RGI/US Subsidiary is a party to any employment agreements. All employees of RGI/US and the RGI/US Subsidiaries who are employed in a technical, managerial or executive capacity and who are material to the operations of RGI/US and the RGI/US Subsidiaries, taken as a whole, have the right under applicable immigration laws to work in their present locations for at least two years from the Effective Date.

     SECTION 4.24 FINDERS' FEES. Except for Goodman Financial Services, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of RGI/US or RGI Holdings or any affiliate thereof who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.25 CERTAIN SECURITIES REPRESENTATIONS. RGI Holdings understands and hereby acknowledges that the Initial Shares have not been registered under the Securities Act of 1933, as amended, and may not be resold except pursuant to a registration statement which has been declared effective under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act as confirmed in an opinion of counsel, acceptable in form and substance to Banyan, and in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction. RGI Holdings acknowledges that the Initial Shares will be acquired for its own account and are not being acquired with a view to, or for offer or sale in connection with any distribution in violation of the Securities Act. RGI Holdings has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Initial Shares and is able to bear the economic risk of the investment. RGI Holdings and RGI/US acknowledge that they have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of Banyan and the Banyan Subsidiaries and receive answers thereto, as they each deem necessary in connection with RGI Holdings' decision to purchase the Initial Shares. RGI Holdings was not induced to invest by any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the television or radio; or (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

     SECTION 4.26 CERTAIN DOCUMENTS. The information provided to Coopers & Lybrand by RGI/US for purposes of its preparation of the C&L Report was to the best knowledge of RGI/US and RGI Holdings true, accurate and complete as of the dates given to Coopers & Lybrand.

                                   ARTICLE V

                              COVENANTS OF BANYAN

     SECTION 5.01 CONDUCT OF BANYAN. From the date of this Agreement until the Merger Closing, and except as set forth on Schedule 5.01 of the Banyan Disclosure Schedule, or with the express written consent of RGI/US, Banyan and each Banyan Subsidiary shall conduct their businesses in all material respects in the ordinary course and neither Banyan nor any Banyan Subsidiary will:

          (a) adopt or propose any change in the Existing Certificate or Existing Bylaws, except as contemplated by the Restated Certificate or New Bylaws;

          (b) enter into or amend any contract, agreement, plan or arrangement covering any director, officer or employee of Banyan or any Banyan Subsidiary that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon
     (i) the Merger or

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

     (ii) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency;

          (c) except for issuances pursuant to outstanding Banyan Options and Warrants, and the issuance of the Initial Shares, issue any securities;

          (d) terminate or amend any of its existing insurance policies or modify or reduce the coverage thereunder;

          (e) sell, transfer, license, sublicense or otherwise dispose of any of its material assets, or pay any dividend or make any other distribution to holders of its capital stock;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; or

          (g) agree or commit to do any of the foregoing.

     SECTION 5.02 BANYAN STOCKHOLDERS' MEETING. Banyan shall call a meeting of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable following the date of this Agreement (the date on which such meeting is scheduled in the proxy statement (the "Proxy Statement") to be prepared by Banyan in connection with such meeting when first mailed to Banyan' stockholders being hereinafter referred to as the "Stockholders' Meeting Date") for the purpose of obtaining the stockholder approval required in connection with the transactions contemplated hereby including (i) the approval of the Merger, (ii) the approval and adoption of the Restated Certificate, (iii) the approval and adoption of the New Bylaws, and (iv) the election of those individuals listed on
Schedule 5.02 hereto (or otherwise agreed to by the Parties) to the Board of Directors of the Surviving Corporation (the "New Board"). The Board of Directors of Banyan shall recommend in the Proxy Statement the approval of the Merger, the New Certificate, and New Bylaws and the election of the New Board by the stockholders of Banyan; provided, however, that nothing contained in this
Section 5.02 shall prohibit the Board of Directors of Banyan from failing to recommend approval of this Agreement and the transactions contemplated hereby or using its commercially reasonable best efforts to obtain approval if the board of directors of Banyan determines in good faith, after consultation with and based upon the advice of Shefsky Froelich & Devine Ltd. or such other counsel selected by the Board of Directors of Banyan, that such action is necessary for the board of directors to comply with its fiduciary duties to its stockholders under Delaware Law. Without the prior unanimous consent of the Banyan Board of Directors, Banyan shall not change the Stockholders' Meeting Date or adjourn the Stockholders' Meeting unless such adjournment is due to the lack of a quorum, in which case the chairman of the Stockholders' Meeting shall announce at such meeting the time and place of the adjourned meeting.

     SECTION 5.03 ACCESS TO PROPERTIES AND FINANCIAL, OPERATIONAL AND TECHNICAL INFORMATION; MONTHLY FINANCIAL STATEMENTS.

          (a) From the date hereof until the Merger Closing, Banyan will give RGI/US and RGI Holdings, their counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the Banyan Properties, and the offices, books and records of Banyan and any of the Banyan Subsidiaries, will furnish to RGI/US and RGI Holdings, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other technical information as such persons may reasonably request and will instruct Banyan's employees, counsel and financial advisors to cooperate with RGI/US and RGI Holdings in their investigation of the business of Banyan and the Banyan Subsidiaries and in the planning for the combination of the businesses of Banyan and RGI/US following the consummation of the Merger.

          (b) From May 1, 1996 until the Merger Closing, within 15 days following the end of each month (the first such report being due June 15, 1996), Banyan will deliver to RGI/US a consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for such month.

     SECTION 5.04 OTHER OFFERS. From the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, Banyan and the Banyan Subsidiaries and the officers, directors, employees or other agents of Banyan and such Banyan Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as defined below) or (ii) engage in negotiations with any person or entity that has made an Acquisition Proposal, or (iii) except as required by applicable law, disclose any nonpublic information relating to Banyan or any of the Banyan Subsidiaries or, afford access to the properties, books or records of Banyan or any of the Banyan Subsidiaries. Banyan will promptly notify RGI/US after receipt by it of any Acquisition Proposal or any request for nonpublic information relating to Banyan or any Banyan Subsidiary or for access to the properties, books or records of Banyan or any Banyan Subsidiary by any person or entity. The term "Acquisition Proposal" as used in this Agreement means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Banyan or any Banyan Subsidiary or the acquisition of a ten percent (10%) or greater equity interest in, or a ten percent (10%) or greater portion of the assets of, Banyan or any Banyan Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 5.04 shall prohibit the Board of Directors of Banyan from: (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that (a) the board of directors of Banyan, after consultation with and based upon the advice of Shefsky Froelich & Devine Ltd. or such other counsel selected by the Banyan Board of Directors, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders under applicable law and (b) prior to furnishing the information to, or entering into discussions or negotiations with, the person or entity, Banyan provides written notice to RGI/US to the effect that it is furnishing to, or entering into discussions or negotiation with, the person or entity; and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     SECTION 5.05 COMPLIANCE WITH OBLIGATIONS. Except to the extent that non-compliance would not have a Material Adverse Effect on Banyan and the Banyan Subsidiaries taken as a whole, prior to the Effective Date, Banyan and each of the Banyan Subsidiaries shall comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective certificate of incorporation and bylaws and other similar organizational documents, by which it, its properties or its assets may be bound, and (iii) all final and unappealable decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it and its respective properties or assets.

     SECTION 5.06 NOTICE OF CERTAIN EVENTS. Banyan shall promptly notify RGI/US of:

          (a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements;

          (b) any employment by Banyan Management Corp. of any new non-hourly employee to work for, and whose compensation shall be reimbursed by, Banyan or any Banyan Subsidiary for an annual salary (including benefits) in excess of $50,000;

          (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee who works for, or is compensated by, Banyan or any Banyan Subsidiary;

          (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

          (e) any notice or other communication from the SEC or NYSE;

          (f) any notice or other communication from any lender; and

          (g) any actions, suits, claims, investigations or proceedings commenced or, to the best of Banyan's knowledge threatened against, Banyan or any Banyan Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.07 CONFIDENTIALITY. Banyan agrees that the confidentiality agreement dated February 5, 1996, between RGI/US and Banyan (the "Confidentiality Agreement") shall remain valid and binding in accordance with its terms at all times prior to the Merger Closing or after any termination of this Agreement, and provided further, that Banyan agrees to maintain in confidence in accordance with the Confidentiality Agreement any information which it receives regarding other entities to which either RGI/US or RGI Holdings is affiliated.

     SECTION 5.08 REGISTRATION STATEMENT. Banyan shall promptly prepare, and Banyan shall file with the SEC as soon as practicable, a combined Registration Statement and Proxy Statement on Form S-4 under the Securities Act, with respect to the shares of Banyan Common Stock issuable in the Merger (the "Form S-4"). Banyan will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Banyan shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable. Banyan shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Banyan agrees that the Form S-4 and each amendment or supplement thereto at the time it is mailed to the Banyan stockholders and at the time of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Banyan in reliance upon and in conformity with information concerning RGI/US, RGI Holdings or any RGI/US Subsidiary furnished to Banyan by RGI/US, RGI Holdings, any RGI/US Subsidiary or any of their agents specifically for use in the Form S-4.

     SECTION 5.09 LISTING APPLICATION. Banyan shall promptly prepare and submit to the NYSE a listing application covering the shares of Banyan Common Stock issuable in the Merger and the Private Placement, and shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Banyan Common Stock, subject to official notice of issuance.

                                   ARTICLE VI

                              COVENANTS OF RGI/US

     SECTION 6.01 CONDUCT OF RGI/US. From the date of this Agreement until the Merger Closing, and except as set forth on Schedule 6.01 of the RGI/US Disclosure Schedule, or with the express written consent of Banyan, RGI/US and each RGI/US Subsidiary shall conduct their business in all material respects in the ordinary course, and neither RGI/US nor any RGI/US Subsidiary will (i) make any changes to or modify any indebtedness, or any guaranty of any indebtedness, of RGI/US or any RGI/US Subsidiary the effect of which benefits any affiliate (other than RGI/US or an RGI/US Subsidiary) of RGI Holdings and detrimentally affects RGI/US or any RGI/US Subsidiary, or (ii) pay any dividend or make any other distribution to the holders of its capital stock.

     SECTION 6.02 CONFIDENTIALITY. RGI/US agrees that the Confidentiality Agreement shall remain valid and binding in accordance with its terms at all times prior to the Merger Closing or after any termination of this Agreement, and provided further, that RGI/US and RGI Holdings agree to maintain in confidence in accordance with the Confidentiality Agreement any information which it or they receive regarding other entities to which Banyan Management Corp. provides administrative services.

     SECTION 6.03 ACCESS TO PROPERTIES AND FINANCIAL, OPERATIONAL AND TECHNICAL INFORMATION; MONTHLY FINANCIAL INFORMATION.

          (a) From the date hereof until the Merger Closing, RGI/US will give Banyan, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the RGI/US Properties, and the offices, books and records of RGI/US and any of the RGI/US Subsidiaries, will furnish to Banyan, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other technical information as such persons may reasonably request and will instruct RGI/US' employees, counsel and financial advisors to cooperate with Banyan in its investigation of the business of RGI/US and the RGI/US Subsidiaries and in the planning for the combination of the businesses of Banyan and RGI/US following the consummation of the Merger provided that no investigation pursuant to this Section shall affect any representation or warranty given by RGI/US and RGI Holdings to Banyan hereunder.

          (b) From May 1, 1996 until the Merger Closing, within 15 days following the end of each month (the first such report being due June 15, 1996), RGI/US will deliver to Banyan a consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for such month.

     SECTION 6.04 COMPLIANCE WITH OBLIGATIONS. Except to the extent that non-compliance would not have a Material Adverse Effect on RGI/US and the RGI/US Subsidiaries taken as a whole, prior to the Effective Date, RGI/US and each of the RGI/US Subsidiaries shall comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective certificate of incorporation and bylaws and other similar organizational documents, by which it, its properties or its assets may be bound, and (iii) all final and unappealable decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it and its respective properties or assets.

     SECTION 6.05 NOTICE OF CERTAIN EVENTS. RGI/US shall promptly notify Banyan of:

          (a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements;

          (b) any employment of any new non-hourly employee by RGI/US or any RGI/US Subsidiary for an annual salary (including benefits) in excess of $50,000;

          (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of RGI/US or any RGI/US Subsidiary;

          (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

          (e) any notice or other communication from the SEC or NYSE;

          (f) any notice or other communication from any lender; and

          (g) any actions, suits, claims, investigations or proceedings commenced or, to the best of RGI/US' knowledge threatened against, relating to or involving or otherwise affecting RGI/US or any RGI/US Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.06 REGISTRATION STATEMENT. RGI/US and RGI Holdings shall cooperate with Banyan in the preparation of the Form S-4 and the information supplied by RGI/US, RGI Holdings and any RGI/US Subsidiary for inclusion in the Form S-4 and each amendment or supplement thereto, at the time the Form S-4 is mailed to Banyan stockholders and at the time of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. RGI/US shall deliver to Banyan no later than May 15, 1996 the information required to be disclosed by RGI/US in the Form S-4 pursuant to Item 404 of Regulation S-K.

     SECTION 6.07 AUDITED FINANCIAL STATEMENTS. RGI/US shall deliver to Banyan no later than May 15, 1996 an audited consolidated balance sheet at December 31, 1995 and related consolidated audited statements of operations, stockholders equity and cash flows as of December 31, 1995 for RGI/US.

                                  ARTICLE VII

                            COVENANTS OF ALL PARTIES

     RGI/US, RGI Holdings and Banyan agree that:

     SECTION 7.01 ADVICE OF CHANGES. Each Party will promptly advise the other in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such Party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and (ii) of any Material Adverse Change in the business condition of the party and its subsidiaries, taken as a whole.

     SECTION 7.02 REGULATORY APPROVALS. Prior to the Merger Closing, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its commercially reasonable best efforts to obtain all such authorizations, approvals and consents.

     SECTION 7.03 ACTIONS CONTRARY TO STATED INTENT. No party hereto will, either before or after the Merger Closing, take any action that would prevent the Merger from qualifying as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     SECTION 7.04 CERTAIN FILINGS. The parties hereto shall cooperate with one another:

          (a) in connection with the preparation of the Form S-4;

          (b) in connection with the preparation of any filing required by the HSR Act; and

          (c) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement.

     SECTION 7.05 PUBLIC ANNOUNCEMENTS. The parties hereto will use all reasonable efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or the NYSE, will use all reasonable efforts not to issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01 CONDITIONS TO OBLIGATIONS OF RGI/US AND RGI HOLDINGS. The obligations of RGI/US and RGI Holdings hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by RGI/US and RGI Holdings, but only in a writing signed by RGI/US and RGI Holdings):

          (a) The representations and warranties of Banyan contained in Article III shall be true and accurate in all material respects (and without regard to any knowledge limitation contained therein) on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date, except for changes therein specifically permitted or contemplated by this Agreement or resulting from any transaction expressly consented to in writing by RGI/US. Banyan shall have provided RGI/US with a certificate executed by the President and the Chief Financial Officer of Banyan, dated as of the Effective Date, certifying compliance with this subsection (a).

          (b) Banyan shall have performed and complied with all of its covenants contained in Articles V and VII in all material respects on or before the Effective Date, and RGI/US shall have received a certificate to such effect signed by Banyan's President and Chief Financial Officer.

          (c) RGI/US shall have received an opinion dated the Effective Date of Shefsky Froelich & Devine, counsel to Banyan, in form and substance to be agreed to by the Parties.

          (d) All written consents, assignments, waivers or authorizations ("Consents"), other than Governmental Authorizations and other than those permits and authorizations referred to in Sections 8.03(f) and (g), that are required as a result of the Merger shall have been obtained.

          (e) The boards of directors of RGI/US and RGI Holdings shall have received from Banyan's independent public accountants letters dated the date the proxy statement contained in the Form S-4 is mailed to the Banyan stockholders and the date of the Merger Closing which shall be in a form customary for accountants "comfort letters" in transactions such as the Merger and acceptable to RGI/US and RGI Holdings.

     SECTION 8.02 CONDITIONS TO OBLIGATIONS OF BANYAN. The obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Banyan, but only in a writing signed by Banyan):

          (a) The representations and warranties of RGI/US and RGI Holdings set forth in Article IV shall be true and accurate in all material respects (and without regard to any knowledge limitation contained therein) on and as of the Effective Date with the same force and effect as if they had been made on and as of the Effective Date, except for changes therein specifically permitted or contemplated by this Agreement or resulting from any transaction expressly consented to in writing by Banyan; provided that an RGI Decline in Value shall not cause a failure of a condition to Banyan's obligations hereunder if, at RGI/US' option, the Merger shall occur at the Exchange Ratio set forth in Exhibit 9.02 hereto. RGI/US shall have provided Banyan with a certificate executed by the President and the Chief Financial Officer of RGI/US and RGI Holdings, dated as of the Effective Date, certifying compliance with this subsection (a).

          (b) RGI/US and RGI Holdings shall have performed and complied with all of its covenants contained in Articles VI and VII in all material respects on or before the Effective Date, and Banyan shall have received a certificate to such effect signed by RGI/US and RGI Holdings' President and Chief Financial Officer.

          (c) Banyan shall have received an opinion dated the Effective Date of Davis Wright Tremaine, counsel to RGI/US and RGI Holdings, in form and substance to be agreed to by the Parties.

          (d) All Consents other than Governmental Authorizations and other than those permits and authorizations referred to in Sections 8.03(f) and (g), that are required as a result of the Merger shall have been obtained.

          (e) The board of directors of Banyan shall have received from RGI/US' independent public accountants letters dated the date the proxy statement contained in the Form S-4 is mailed to the Banyan stockholders and the date of the Merger Closing which shall be in a form customary for accountants "comfort letters" in transactions such as the Merger and acceptable to Banyan.

          (f) Banyan shall have received an opinion from Josephthal Lyon & Ross that the Merger and the transactions contemplated by this Agreement are fair from a financial point of view to the holders of Banyan Common Stock (the "Fairness Opinion").

     SECTION 8.03 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of RGI/US, RGI Holdings, and Banyan hereunder are subject to the fulfillment, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

          (a) Banyan's stockholders shall have duly approved this Merger and the New Board all in accordance with applicable laws.

          (b) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

          (c) Each of Banyan and RGI/US shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, which opinions shall be substantially identical in form and substance and which shall not have been withdrawn or modified in any material respect. In preparing the Banyan and the RGI/US tax opinions, counsel may rely on reasonable representations related thereto.

          (d) The shares to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance thereof.

          (e) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and each Party shall use its commercially reasonable best efforts to have any such order, decree or injunction lifted.

          (f) There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws.

          (g) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or a been terminated.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

     SECTION 9.01 TERMINATION PRIOR TO THE INITIAL CLOSING. This Agreement may be terminated at any time prior to the Initial Closing:

          (a) by mutual consent of the Boards of Directors of RGI/US, RGI Holdings and Banyan; or

          (b) by RGI/US or RGI Holdings if the conditions set forth in Section 1.01(e) are not satisfied, or by Banyan if the conditions set forth in
     Section 1.01(f) are not satisfied.

     SECTION 9.02 TERMINATION AFTER THE INITIAL CLOSING. This Agreement may be terminated at any time after the Initial Closing and prior to the Effective Time whether before or after the approval and adoption of the Merger by the stockholders of Banyan:

          (a) by mutual consent of the Boards of Directors of RGI/US, RGI Holdings and Banyan;

          (b) by Banyan, if the Fairness Opinion has not been received by Banyan or has been withdrawn prior to the Stockholders' Meeting;

          (c) by either RGI/US, RGI Holdings or Banyan if the stockholders of Banyan do not approve the Merger and the transaction contemplated hereby upon the holding of a duly convened stockholders meeting;

          (d) by Banyan, if Banyan shall have received an Acquisition Proposal that Banyan's Board of Directors determines to recommend to the stockholders of Banyan for approval and acceptance;

          (e) by RGI/US or RGI Holdings, if it is not in breach of this Agreement and if the Board of Directors of Banyan shall have (i) withdrawn its recommendation of the Merger (except if such withdrawal is caused by any disclosures made or required to be made by RGI/US in the Form S-4 pursuant to Item 404 of Regulation S-K that in the opinion of the disinterested members of the Board of Directors of Banyan materially and adversely affects the Merger such that Banyan could have terminated this Agreement pursuant to Section 9.02(h) hereto), or (ii) recommended or approved acceptance by Banyan's stockholders of any Acquisition Proposal;

          (f) by RGI/US or RGI Holdings, if (i) there has been a breach by Banyan of any of its representations and warranties hereunder such that
     Section 8.01(a) will not be satisfied, or (ii) there has been the breach on the part of Banyan of any of its covenants or agreements contained in this Agreement such that Section 8.01(b) will not be satisfied, and, in both case (i) and case (ii), such breach has not been promptly cured after notice (in reasonable detail) to Banyan;

          (g) by Banyan, if (i) there has been a breach by RGI/US or RGI Holdings of any of their respective representations and warranties hereunder such that Section 8.02(a) will not be satisfied, or (ii) there has been a breach on the part of RGI/US or RGI Holdings of any of their respective covenants or agreements contained in this Agreement such that
     Section 8.02(b) will not be satisfied, and, in both case (i) and case (ii), such breach has not been promptly cured after notice (in reasonable detail) to RGI/US or RGI Holdings; provided, that at Banyan's option a breach of
     Section 6.06 of this Agreement may not be cured by RGI/US; and provided further that if Banyan seeks to terminate this Agreement because of an RGI/US Decline in Value (as defined in Section 4.01), then at RGI/US' option, in lieu of such termination the Exchange Ratio set forth in Section
     2.03 shall be recomputed in accordance with the formula set forth in
     Exhibit 9.02 hereto;

          (h) By Banyan if there shall be any disclosures made or required to be made by RGI/US in the Form S-4 pursuant to Item 404 of Regulation S-K that in the opinion of the disinterested members of the Board of Directors of Banyan materially and adversely affects the Merger; or

          (i) by any Party if the Effective Date has not occurred by December 31, 1996.

     SECTION 9.03 EFFECT OF TERMINATION; SURVIVAL OF REPRESENTATION AND WARRANTIES. In the event of termination of this Agreement as provided above, all further obligation of the Parties under this Agreement shall terminate without further liability of any Party to the other except that the agreements contained or referred to in Article I (provided that termination occurs after the Initial Closing) and Sections 4.25, 5.07, 6.02, 6.06 and 10.03 (provided that termination occurs after the Initial Closing) shall survive the termination hereof. Except for Sections 4.25, 5.07, 6.02 and 6.06, all representations, warranties and covenants made herein, and in any instrument delivered pursuant to Articles III and IV of this Agreement, shall be deemed to be conditions to the Merger Closing and shall not survive the Effective Time.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01 DEFINITIONS. The following terms are defined in the section of this Agreement referenced below:

                                DEFINED TERM                                      REFERENCE
- ----------------------------------------------------------------------------   ----------------
Acquisition Proposal........................................................   Section 5.04
Agreement...................................................................   Preamble
Ancillary Agreements........................................................   Section 3.02
Banyan......................................................................   Preamble
Banyan Balance Sheet........................................................   Section 3.08
Banyan Balance Sheet Date...................................................   Section 3.087

                                DEFINED TERM                                      REFERENCE
- ----------------------------------------------------------------------------   ----------------
Banyan Common Stock.........................................................   Recital B
Banyan Disclosure Schedule..................................................   Article III
Banyan Employee Plans.......................................................   Section 3.16(a)
Banyan Intellectual Property Rights.........................................   Section 3.18(b)
Banyan Material Contract....................................................   Section 3.16
Banyan Options..............................................................   Section 1.07(a)
Banyan Properties...........................................................   Section 3.20
Banyan Reports..............................................................   Section 3.07(b)
Banyan Securities...........................................................   Section 3.05
Banyan Stockholders' Meeting Date...........................................   Section 5.02
Banyan Subsidiary...........................................................   Section 3.06(a)
Banyan Subsidiary Agreements................................................   Section 3.06(c)
Banyan Subsidiaries.........................................................   Section 3.06(a)
Banyan Subsidiary Securities................................................   Section 3.06(b)
Banyan Tax Returns..........................................................   Section 3.18(a)
Business Plan...............................................................   Section 1.01(d)
Certificate of Incorporation................................................   Section 3.01
C&L Report..................................................................   Section 4.01
Code........................................................................   Recital D
Completion Notice...........................................................   Section 1.01(b)
Commitment..................................................................   Section 1.02(a)
Consents....................................................................   Section 8.01(f)
Delaware Law................................................................   Recital C
Effective Date..............................................................   Section 2.02
Effective Time..............................................................   Section 2.02
Environmental Laws..........................................................   Section 3.21(f)
Environmental Liabilities...................................................   Section 3.21(f)
ERISA.......................................................................   Section 3.15(a)
Exchange Act................................................................   Section 3.03(a)
Exchange Ratio..............................................................   Section 2.03
Fairness Opinion............................................................   Section 1.01(g)
Form S-4....................................................................   Section 5.08
GAAP........................................................................   Section 1.03(a)
Governmental Authority......................................................   Section 3.09
Governmental Authorizations.................................................   Section 3.23
Hazardous Substances........................................................   Section 3.21(f)
HSR Act.....................................................................   Section 3.03(a)
Initial Closing.............................................................   Section 1.01(c)
Initial Shares..............................................................   Section 1.01(a)
Knowledge...................................................................   Section 10.13
Levine Contract.............................................................   Section 3.05

                                DEFINED TERM                                      REFERENCE
- ----------------------------------------------------------------------------   ----------------
Lien........................................................................   Section 3.04
Material Adverse Change.....................................................   Section 3.01
Material Adverse Effect.....................................................   Section 3.01
Merger......................................................................   Recital A
Merger Closing..............................................................   Section 2.01
Merger Date.................................................................   Section 2.01
Morgens.....................................................................   Recital B
Morgens Loan................................................................   Recital B
Morgens Loan Modifications..................................................   Section 1.02
Multiemployer Plan..........................................................   Section 3.15(b)
New Bylaws..................................................................   Section 2.05
New Board...................................................................   Section 5.02
NYSE........................................................................   Section 3.03(d)
Parties.....................................................................   Preamble
Private Placement...........................................................   Recital B
Purchase Price..............................................................   Section 1.01(a)
Proxy Statement.............................................................   Section 5.02
Registration Statement......................................................   Section 3.31
Regulated Activity..........................................................   Section 3.21(f)
Restored Certificate........................................................   Section 2.04
RGI Holdings................................................................   Preamble
RGI/US......................................................................   Preamble
RGI/US Balance Sheet........................................................   Section 4.07
RGI/US Balance Sheet Date...................................................   Section 4.07
RGI/US Common Stock.........................................................   Recital C
RGI/US Decline in Value.....................................................   Section 4.01
RGI/US Disclosure Schedule..................................................   Article IV
RGI/US Employee Plans.......................................................   Section 4.14(a)
RGI/US Intellectual Property Rights.........................................   Section 4.18
RGI/US Material Contract....................................................   Section 4.15
RGI/US Subsidiary...........................................................   Section 4.06(a)
RGI/US Subsidiary Securities................................................   Section 4.06(b)
RGI/US Subsidiaries.........................................................   Section 4.06(a)
SEC.........................................................................   Section 3.03(c)
Securities Act..............................................................   Section 1.08
SoGen.......................................................................   Recital B
SoGen Loan..................................................................   Recital B
SoGen Loan Modification.....................................................   Section 1.03
Stockholders' Meeting.......................................................   Section 5.02
Stockholders' Meeting Date..................................................   Section 5.02
Subsidiary..................................................................   Section 3.06(a)

                                DEFINED TERM                                      REFERENCE
- ----------------------------------------------------------------------------   ----------------
Surviving Corporation.......................................................   Recital C
Tax.........................................................................   Section 3.17(p)
Taxing Authority............................................................   Section 3.17(p)
Termination Date............................................................   Section 1.02(a)
Washington Law..............................................................   Recital C

     SECTION 10.02 FURTHER ASSURANCES. Each Party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 10.03 FEES AND EXPENSES.

          (a) Except as set forth below, each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transactions contemplated hereby.

          (b) If the Merger is not consummated because (i) RGI/US or RGI Holdings terminates this Agreement pursuant to Section 9.02(e) or (f), or
     (ii) Banyan has terminated this Agreement in accordance with Section 9.02(d), or (iii) Banyan terminates this Agreement pursuant to Section 9.02(b) and there shall not have occurred an RGI/US Decline in Value in RGI/US, then, in each case, Banyan shall pay to RGI/US a termination fee of $1,000,000 and shall repurchase the Initial Shares from RGI Holdings at a repurchase price of $1.00 per share. The termination fee and repurchase of the Initial Shares shall be liquidated damages to RGI/US for loss of its bargain hereunder and the above termination fee and repurchase agreement shall be RGI/US's sole and exclusive remedy in such event.

          (c) If this Agreement is terminated pursuant to Section 9.02(c), then Banyan shall reimburse RGI/US and RGI Holdings for its expenses (including, without limitation, attorney fees, accountant fees and appraisal fees).

          (d) If the Merger is not consummated because Banyan terminates this Agreement pursuant to Section 9.02(g) (and it is not continued by RGI/US) or Section 9.02(h), then RGI/US shall reimburse Banyan for its expenses (including, without limitation, attorney fees, accountant fees, and appraisal fees).

     SECTION 10.04 NOTICES. Whenever any Party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

     If to RGI/US:

       RGI Holdings, Inc.
        U.S. Bank Centre
        1420 Fifth Avenue, 42nd Floor
        Seattle, WA 98101-2333
        Attention: Kenneth Uptain

     With a copy in each case to:

       Davis Wright Tremaine
        2600 Century Square
        1501 Fourth Avenue
        Seattle, WA 98101-1688
        Attention: Richard M. Rawson, Esq.

     If to Banyan:

       Banyan Mortgage Investment Fund
        150 S. Wacker Drive, Suite 2900
        Chicago, IL 60606
        Attention: Leonard G. Levine, President

     With a copy in each case to:

        Shefsky Froelich & Devine, Ltd.
        444 N. Michigan Avenue, Suite 2500
        Chicago, IL 60611
        Attention: Michael J. Choate, Esq.

     Such communications shall be effective when they are received by the addressee thereof. Any Party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     SECTION 10.05 GOVERNING LAWS. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     SECTION 10.06 BINDING UPON SUCCESSORS AND ASSIGNS. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties.

     SECTION 10.07 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated, except to the extent that the intent of the Parties in entering into the Agreement shall be substantially and materially impaired.

     SECTION 10.08 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

     SECTION 10.09 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     SECTION 10.10 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by all parties, and provided further that following approval by the stockholders of Banyan of the Merger there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio (except as expressly provided in this Agreement) without further approval by the stockholders of Banyan, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

     SECTION 10.11 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     SECTION 10.12 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. A reference to an Article, Section, Schedule or Exhibit shall mean an Article of, a Section in, or Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include,"

"includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made any such inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made any such inquiry that is customary and appropriate under the circumstances to which reference is made.

     SECTION 10.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity and all provisions hereof will be personal solely between the parties to this Agreement.

     SECTION 10.14 MUTUAL DRAFTING. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

     SECTION 10.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the paries reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                                          RGI U.S. HOLDINGS, INC.

                                          By        /s/ KENNETH L. UPTAIN

                                            ------------------------------------
                                              Kenneth L. Uptain
                                              Its President

                                          RGI HOLDINGS, INC.

                                          By        /s/ KENNETH L. UPTAIN

                                            ------------------------------------
                                              Kenneth L. Uptain
                                              Its President

                                          BANYAN MORTGAGE INVESTMENT FUND

                                          By        /s/ ROBERT G. HIGGINS

                                            ------------------------------------
                                              Robert G. Higgins
                                              Its Vice President

                                   AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT (this "Amendment") is dated as of this 17th day of September, 1996 and amends the AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of the 12th day of April, 1996, and as amended and restated in its entirety as of the 20th day of May, 1996, by and among RGI U.S. HOLDINGS, INC., a Washington corporation ("RGI/US"), RGI HOLDINGS, INC., a Washington corporation ("RGI Holdings") and BANYAN MORTGAGE INVESTMENT FUND, a Delaware corporation ("Banyan" and, together with RGI/US and RGI Holdings, the "Parties"). All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

                                    RECITALS

     A. The Board of Directors of each of RGI/US and Banyan have determined that a business combination between RGI/US and Banyan is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategies and financial benefits, and accordingly, have agreed to effect the transactions contemplated herein including a merger of RGI/US with and into Banyan (the "Merger") upon the terms and subject to the conditions set forth in the Agreement and in this Amendment.

     B. The Parties believe that the NYSE will likely treat the Merger as a "reverse acquisition" of Banyan by RGI/US and, therefore, the Surviving Corporation will be required to file an original listing application with the NYSE in order to list the Surviving Corporation's shares of common stock on the NYSE.

     C. The Parties do not believe the Surviving Corporation will satisfy certain of the quantitative criteria established by the NYSE for qualifying original listing applications.

     D. The Parties are desirous of insuring the existence of a trading market for the Surviving Corporation's shares of common stock following the merger.

     E. The Parties have filed an application and been approved, to have the Surviving Corporation's shares of common stock included for quotation on The NASDAQ SmallCap Market.

     F. As a condition to approving the Surviving Corporation's shares of common stock for inclusion on The NASDAQ SmallCap Market, the Surviving Corporation must have a minimum bid price of $3.00 per share and, therefore, the Parties are desirous of proposing a plan for stockholder approval to effect a one for twenty-five reverse split of Banyan's common stock (the "Reverse Split").

     G. In connection with the contemplated Merger, RGI/US, RGI Holdings and Banyan have each determined to proceed with the Merger as set forth in the Agreement subject to the amendments and modifications to the Agreement set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

     SECTION 1. Section 2.03 of the Agreement is amended and restated to read as follows:

     Section 2.03 Conversion of Shares; Exchange of Certificates. At the Effective Time each share of RGI/US Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into four thousand three hundred eighty-six and nine hundred eighty-six thousandths (4,386.986) shares of Banyan Common Stock (the "Exchange Ratio"); each share of Banyan Common Stock, outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock of the Surviving Corporation. Banyan shall make available for exchange certificates representing the shares of Banyan Common Stock issuable pursuant to this Section 2.03 in exchange for certificates representing the outstanding shares of RGI/US Common Stock.

     SECTION 2. Section 3.03(d) of the Agreement is amended and restated to read as follows:

          (d) compliance with any applicable requirements of the New York Stock Exchange ("NYSE") and The NASDAQ SmallCap Market ("NASDAQ SmallCap");

     SECTION 3. Section 3.05 of the Agreement is amended and restated to read as follows:

     Section 3.05 Capitalization of Banyan. The authorized capital stock of Banyan consists of, and immediately prior to the Reverse Split will consist of, 100,000,000 shares of Banyan Common Stock. As of March 31, 1996, there were outstanding:

          (a) 39,822,304 shares of Banyan Common Stock;

          (b) options to purchase an aggregate of 611,836 shares of Banyan Common Stock;

          (c) warrants to purchase an aggregate of 4,380,000 shares of Banyan Common Stock; and

          (d) 18,831 shares issuable by Banyan pursuant to its existing employment agreement with Leonard G. Levine dated December 31, 1992, as amended (the "Levine Contract").

     All outstanding shares of Banyan Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Banyan Common Stock are listed, or approved for listing upon official notice of issuance, on the NYSE, or are approved for quotation on the NASDAQ SmallCap. Except as set forth above in this Section 3.05 and except for changes since March 31, 1996 resulting from the exercise of options or warrants to purchase Banyan Common Stock or shares issuable pursuant to the Levine Contract and except as otherwise unanimously agreed to by the Board of Directors of Banyan after the date of the Initial Closing, there are outstanding (i) no shares of capital stock or other voting securities of Banyan, (ii) no securities of Banyan convertible into or exchangeable for shares of capital stock or voting securities of Banyan and (iii) no options or other rights to acquire from Banyan, and no obligation of Banyan to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Banyan (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Banyan Securities"). There are no outstanding obligations of Banyan or any Banyan Subsidiary to repurchase, redeem or otherwise acquire any Banyan Securities. The shares of Banyan Common Stock which are being purchased at the Initial Closing and which are issuable in connection with the Merger when issued and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 4. Sections 3.12(b) and (h) of the Agreement are amended and restated to read as follows:

          (b) any amendments or changes in the articles or certificate of incorporation or bylaws or other similar organizational document of Banyan or any Banyan Subsidiary, except for the amendment to effect the Reverse Split, the Restated Certificate and New Bylaws, all as contemplated by this Agreement;

          (h) Any alteration in any term of any outstanding Banyan securities or any Banyan Subsidiary Securities, other than the Reverse Split;

     SECTION 5. Section 5.01(a) of the Agreement is amended and restated to read as follows:

          (a) adopt or propose any change in the Existing Certificate or Existing Bylaws, except as contemplated by the Reverse Split, the Restated Certificate or New Bylaws;

     SECTION 6. Section 5.02 of the Agreement is amended and restated to read as follows:

     Section 5.02 Banyan Stockholders' Meeting. Banyan shall call a meeting of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable following the date of this Agreement (the date on which such meeting is scheduled in the proxy statement (the "Proxy Statement") to be prepared by Banyan in connection with such meeting when first mailed to Banyan' stockholders being hereinafter referred to as the "Stockholders' Meeting Date") for the purpose of obtaining the stockholder approval required in connection with the transactions contemplated hereby including (i) the approval of the Merger, (ii) the approval and adoption of the Restated Certificate, (iii) the election of those individuals listed on

Schedule 5.02 hereto (or otherwise agreed to by the Parties) to the Board of Directors of the Surviving Corporation (the "New Board"), and (iv) the approval of the Reverse Split. The Board of Directors of Banyan shall recommend in the Proxy Statement the approval of the Merger, the New Certificate, and New Bylaws, the election of the New Board, and the Reverse Split by the stockholders of Banyan; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of Banyan from failing to recommend approval of this Agreement and the transactions contemplated hereby or using its commercially reasonable best efforts to obtain approval if the board of directors of Banyan determines in good faith, after consultation with and based upon the advice of Shefsky Froelich & Devine Ltd. or such other counsel selected by the Board of Directors of Banyan, that such action is necessary for the board of directors to comply with its fiduciary duties to its stockholders under Delaware Law. Without the prior unanimous consent of the Banyan Board of Directors, Banyan shall not change the Stockholders' Meeting Date or adjourn the Stockholders' Meeting unless such adjournment is due to the lack of a quorum, in which case the chairman of the Stockholders' Meeting shall announce at such meeting the time and place of the adjourned meeting.

     SECTION 7. Section 5.09 of the Agreement is amended and restated to read as follows:

     Section 5.09 Listing Application. Banyan shall promptly prepare and submit to the NYSE a listing application covering the shares of Banyan Common Stock issuable in the Private Placement, and, prior to the Effective Time, shall obtain approval for quotation of the Surviving Corporation's shares of common stock on the NASDAQ SmallCap.

     SECTION 8. Section 7.05 of the Agreement is amended and restated to read as follows:

     Section 7.05 Public Announcements. The parties hereto will use all reasonable efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, the NYSE or the NASDAQ Stock Market, will use all reasonable efforts not to issue any such press release or make any such public statement prior to such consultation.

     SECTION 9. Sections 8.03 (a) and (d) of the Agreement are amended and restated to read as follows:

          (a) Banyan's stockholders shall have duly approved the Reverse Split, this Merger and the New Board all in accordance with applicable laws.

          (d) The shares of the Surviving Corporation's common stock shall have been approved for quotation on the NASDAQ SmallCap.

     SECTION 10. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          RGI U.S. HOLDINGS, INC.

                                          By:
                                          --------------------------------------
                                                      Kenneth L. Uptain
                                                        Its President

                                          RGI HOLDINGS, INC.

                                          By:
                                          --------------------------------------
                                                      Kenneth L. Uptain
                                                        Its President

                                          BANYAN MORTGAGE INVESTMENT FUND

                                          By:
                                          --------------------------------------

                                                     Its Vice President

                                                                         ANNEX B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        BANYAN MORTGAGE INVESTMENT FUND

                                   ARTICLE I

     The name of the corporation is Legend Properties, Inc.

                                   ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware. The name of its registered agent at such address is Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the corporation is to acquire, directly or indirectly, interests in real estate and in general to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     A. CLASS OF STOCK. The total number of shares of capital stock which the corporation shall have authority to issue is 105,000,000 shares, of which 5,000,000 shares shall be preferred stock, $.01 par value, and 100,000,000 shares shall be common stock, $.01 par value. Upon the filing of this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), every twenty-five shares of outstanding common stock shall be automatically reclassified, changed and converted into one share of common stock. No fractional shares of common stock shall be issued upon such conversion, but in lieu thereof, the corporation shall pay a cash adjustment in respect of any such fractional interest in an amount equal to the fractional interest multiplied by the average trading price of a share of common stock for the five days preceding the corporation's 1995 Annual Meeting. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of the Restated Certificate shall represent such shares as reclassified, changed and converted following the filing of the Restated Certificate.

     The class of capital stock of the corporation designated common stock shall have: (i) full voting rights, with one vote represented by each share of stock;
(ii) rights to payment of dividends without preference if, as, and when declared by the Board of Directors of the corporation; and (iii) rights to liquidation distributions of the corporation's assets without preference after payment of preferential liquidation distributions, if any.

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

     (A) The number of directors constituting the entire Board shall be fixed from time to time as provided in the Bylaws or amendments thereof duly authorized by the Board of Directors or by the stockholders.

     (B) Election of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VI

     The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

                                  ARTICLE VII

     A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a Director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholder or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this
Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                                                         ANNEX C

May 20, 1996

Board of Directors
BANYAN MORTGAGE INVESTMENT FUND
150 S. Wacker Drive, Suite 200
Chicago, IL 60606

     Gentlemen:

     Banyan Mortgage Investment Fund ("Banyan" or the "Company") and RGI U.S. Holdings, Inc. ("RGI/US") have entered into an agreement effective as of April 12, 1996, as amended and restated as of May 20, 1996 (the "Merger Agreement"), pursuant to which RGI/US will be merged with and into the Company (the "Merger"). Pursuant to the Merger Agreement, each of the 1,000 issued and outstanding shares of RGI/US common stock shall be converted into 109,674.667 newly-issued shares of Banyan Common Stock.

     You have asked us whether or not, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company and its stockholders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1)  reviewed the terms and conditions of the Merger Agreement;

          (2) reviewed Banyan's Form 10-K for the fiscal years ended December 31, 1993 and 1994, and the April 1, 1996 draft Form 10-K for the fiscal year ended December 31, 1995, Banyan's audited financial information for the fiscal years ended December 31, 1993 and 1994 and draft audited financial information for the fiscal year ended December 31, 1995 and selected financial information as of February 28, 1996;

          (3) reviewed certain historical financial statements and certain other financial information, provided to us by Banyan management;

          (4) reviewed a valuation report and accompanying financial analyses of the stock of RGI/US as of April 1, 1996 prepared by Coopers & Lybrand L.L.P. ("C&L") and supplemented in C&L's letter to RGI/US dated may 20, 1996;

          (5) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Banyan, furnished to us and prepared by Banyan management;

          (6) conducted discussions with certain members of senior management of Banyan concerning the financial condition, business, operation, strategic objectives and prospects of RGI/US and Banyan, respectively;

          (7) reviewed the historical prices and trading volumes of Banyan Common Stock;

          (8) analyzed certain financial, stock market and other publicly available data relating to the business of other public companies which we deemed to be reasonably comparable to Banyan and RGI/US;

          (9) reviewed, to the extent publicly available, the financial terms of certain other recent business combinations which we deemed to be reasonably comparable to the Merger;

          (10) considered the pro forma effect of the Merger on certain of Banyan's cash flow statement items; and

          (11) conducted such other analyses, inquiries and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and assumed that financial forecasts provided to us by Banyan have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Banyan as to the expected future financial performance of Banyan. In addition, we have relied exclusively upon the accuracy and completeness of the valuation report prepared by C&L as to the value of RGI/US' stock. The valuation report prepared by C&L related only to the valuation of the stock of RGI/US. C&L did not perform any analyses with respect to any of the assets of Banyan and is unable to comment upon the fairness of the Merger. The valuation analysis performed by C&L, in connection with the valuation report, does not constitute an audit, examination, review or compilation of historical or prospective financial information conducted in accordance with Generally Accepted Auditing Standards or with standards established by the American Institute of Certified Public Accountants. Accordingly C&L was unable to, and did not, express any opinion or any other form of assurance with respect to the financial information contained in the valuation report.

     We have assumed, based in part on discussions with management of Banyan and on recent updates of selected financial information, that there has been no material change in Banyan's or RGI/US's assets, financial condition, results of operations, business or prospects since the date of the last financial statements (December 31, 1995) made available to us, except in the case of Banyan, as set forth in the draft Form 10-K for the fiscal year ended December 31, 1995 and the Merger Agreement. We have not independently verified such information or assumptions, including financial forecasts, or undertaken an independent appraisal of the assets of RGI/US or the Company. Our opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof. This opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger, nor does this opinion address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the stockholders of RGI/US may trade at any time.

     We have been engaged to deliver an opinion in connection with the Merger and will receive a fee upon delivery of the opinion.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of this date, the consideration to be paid by the Company pursuant to the Merger is fair to the Company and its stockholders from a financial point of view.

Very truly yours,

/s/ JOSEPHTHAL LYON & ROSS INCORPORATED
JOSEPHTHAL LYON & ROSS INCORPORATED

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS AND SUPPLEMENTAL LITERATURE AUTHORIZED BY THE COMPANY AND REFERRED TO IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AT WHICH INFORMATION IS GIVEN HEREIN, OR THE DATE HEREOF. HOWEVER, IF ANY MATERIAL CHANGE IN THE AFFAIRS OF THE COMPANY SHALL OCCUR DURING THE TIME WHEN A COPY OF THIS PROSPECTUS IS REQUIRED TO BE DELIVERED, THE COMPANY WILL AMEND OR SUPPLEMENT THIS PROSPECTUS TO REFLECT SUCH CHANGE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   13
Matters to be Considered by
  Stockholders........................   20
Banyan................................   40
RGI/US................................   51
Management of the Company.............   61
Description of Securities.............   61
Material Agreements...................   63
Other Matters.........................   64
Legal Matters.........................   64
Experts...............................   64
Stockholder Proposals.................   64
Glossary..............................   65
Index to Financial Statements.........  F-1
Annexes...............................  A-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                4,386,986 SHARES

                                     BANYAN
                                    MORTGAGE
                                   INVESTMENT
                                      FUND

                                  COMMON STOCK

                        -------------------------------

                                PROXY STATEMENT
                                      AND
                                   PROSPECTUS
                        -------------------------------

                                               , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eight of the Company's Amended and Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides for indemnification of the Company's directors and officers from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the Company but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the Company if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the Company, the director or officer is adjudged liable for negligence or misconduct in the performance of his duty, he will only be entitled to this indemnity as the court finds proper. Persons who are successful in defense of any claim against them are entitled to indemnification proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expenses actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors of the Company, acting by a majority vote of a quorum of disinterested directors, independent legal counsel has been met.
Section 145 also provides this indemnity for directors and officers of the Company who, at the request of the Company, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

     Section 102(b)(7) of the DGCL provides that personal monetary liabilities of a director for breaches of his fiduciary duties as a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtaining an improper personal benefit. Such a provision has no effect on the availability of equitable remedies, such as an injunction or recision for breach of fiduciary duty.

     The Company maintains directors and officers liability insurance which is intended to insure against liabilities that directors and officers of the Company may incur in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

EXHIBIT NO.
- -----------
     2.1      --   Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated as of May 20, 1996, by and among RGI/US, RGI Holdings, Inc. and the
                   Registrant, together with Amendment to Agreement and Plan of Merger dated as of
                   September 17, 1996. (see Annex A to Proxy Statement/Prospectus)
     3.1      --   Second Amended and Restated Certificate of Incorporation of the Registrant.*
     3.2      --   Bylaws of Registrant, as amended and restated as of July 1, 1996.
     5.1      --   Opinion of Shefsky Froelich & Devine Ltd. regarding legality.
     8.1      --   Opinion of Shefsky Froelich & Devine Ltd. regarding tax consequences of the
                   Merger.
    10.1      --   Loan Modification Agreement, dated as of May 20, 1996, by and between
                   Registrant and RGI Holdings, Inc. (SoGen Loan)**
    10.2      --   Loan Modification Agreement, dated as of May 21, 1996, by and between
                   Registrant and RGI Holdings, Inc. (Morgens Loan)**
    10.3      --   Registration Rights Agreement, dated as of May 21, 1996, by and between
                   Registrant and RGI Holdings, Inc.**
    10.4      --   Master Construction Contract dated as of June 28, 1991 by and among GHA Harbor
                   Associates, GHA Grand Harbor, Ltd., GHA St. David's, Ltd., GHA Wood Duck, Ltd.,
                   GHA Harbor, Ltd., GHA Newport, Ltd., GHA River Club, Ltd., GHA Coventry, Ltd.
                   and Proctor Construction Company
    10.5      --   Profit Sharing Agreement dated as of June 28, 1991 by and among Proctor
                   Construction Company, Andlinger Properties Capital L.P. and Grand Harbor
                   Associates, Inc.
    10.6      --   Second Amended and Restated Employment Agreement between Leonard G. Levine and the Registrant dated as of December 31, 1992.***
    10.7      --   Form of Director Stock Option Agreements dated July 1, 1993, July 24, 1994 and
                   July 7, 1995.***
    10.8      --   Form of Executive Stock Option Agreements dated July 1, 1993, January 12, 1994 and February 8, 1995.***
    13.1      --   Annual Report to stockholders of the Registrant for the year ended December 31,
                   1995.
    16.1      --   Letter from Coopers & Lybrand L.L.P. regarding change in Registrant's certifying accountant.****
    21.1      --   Subsidiaries of the Registrant.***
    23.1      --   Consent of Shefsky Froelich & Devine Ltd. (see Exhibit 5.1)
    23.2      --   Consent of Ernst & Young LLP
    23.3      --   Consent of KPMG Peat Marwick LLP
    23.4      --   Consent of Coopers & Lybrand L.L.P.
    24.1      --   Power of Attorney. (see Signature page)
    99.1      --   Consent of Josephthal Lyon & Ross, Incorporated
    99.2      --   Form of Proxy for Annual Meeting of Registrant.

- -------------------------
   * Incorporated by reference to the Registrant's Registration Statement on Form S-11 (file number 33-17597).

  ** Incorporated by reference to the Registrant's current Report on Form 8-K, dated May 20, 1996.

 *** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

**** Incorporated by reference to the Registrant's current Report on Form 8-K, dated December 18, 1995.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 19, 1996.
                                          Banyan Mortgage Investment Fund

                                          By:  /S/ LEONARD G. LEVINE

                                             -----------------------------------

                                          Name:  Leonard G. Levine

                                          Title:  President

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Leonard
G. Levine his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

                  NAME                                 POSITION                      DATE
- ----------------------------------------   --------------------------------   -------------------
     /S/ WALTER E. AUCH, SR.               Director                           September 19, 1996
- ----------------------------------------
     Walter E. Auch, Sr.
     /S/ ROBERT M. UNGERLEIDER             Director                           September 19, 1996
- ----------------------------------------
     Robert M. Ungerleider
     /S/ KENNETH L. UPTAIN                 Director                           September 19, 1996
- ----------------------------------------
     Kenneth L. Uptain
     /S/ LEONARD G. LEVINE                 President                          September 19, 1996
- ----------------------------------------
     Leonard G. Levine
     /S/ JOEL L. TEGLIA                    Vice President and                 September 19, 1996
- ----------------------------------------   Chief Financial Officer
     Joel L. Teglia